  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 29, 1998

                                                     REGISTRATION NO. 333-43553
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                ---------------

                                AMENDMENT NO. 3
                                      TO
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------

                       NATIONAL EQUIPMENT SERVICES, INC.
                          ALBANY LADDER COMPANY, INC.
                             BAT ACQUISITION CORP.

              CARL'S MID SOUTH RENT-ALL CENTER INCORPORATED

                         FALCONITE AVIATION, INC.

                        FALCONITE EQUIPMENT, INC,

                             FALCONITE, INC.

                      FALCONITE REBUILD CENTER, INC.

                 MCCURRY & FALCONITE EQUIPMENT CO., INC.

                           M&M PROPERTIES, INC.
                             NES ACQUISITION CORP.
                          NES EAST ACQUISITION CORP.
                        NES MICHIGAN ACQUISITION CORP.
          (EXACT NAME OF REGISTRANTS AS SPECIFIED IN THEIR CHARTERS)

         DELAWARE                    7359                    36-4087016
         NEW YORK                    7359                    14-1295523
         DELAWARE                    7359                    86-0857699

         TENNESSEE                   7359                    62-1230136
         DELAWARE                    7359                    61-1312696
         ILLINOIS                    7359                    37-0987459
         ILLINOIS                    7359                    31-1490949
         KENTUCKY                    7359                    31-1501864
         ALABAMA                     7359                    63-1140920
         ALABAMA                     7359                    63-0895405
         DELAWARE                    7359                    76-0522698
         DELAWARE                    7359                    36-4209300
         DELAWARE                    7359                    38-3388768
     (State or other          (Primary Standard           (I.R.S. Employer
     jurisdiction of              Industrial            Identification No.)
     incorporation or        Classification Code
      organization)                Number)

                                ---------------

         1800 SHERMAN AVENUE                       PAUL R. INGERSOLL
       EVANSTON, ILLINOIS 60201                   1800 SHERMAN AVENUE
      TELEPHONE: (847) 733-1000                 EVANSTON, ILLINOIS 60201
  (Address, including zip code, and            TELEPHONE: (847) 733-1000
     telephone number, including          (Name, address, including zip code,
 area code, of registrants' principal            and telephone number,
          executive offices)               including area code, of agent for
                                                        service)

                                ---------------

                                   Copy to:
                              H. KURT VON MOLTKE
                               KIRKLAND & ELLIS
                            200 EAST RANDOLPH DRIVE
                            CHICAGO, ILLINOIS 60601
                           TELEPHONE: (312) 861-2295

                                ---------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after this Registration Statement becomes effective.
  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                                ---------------

  THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                SUBJECT TO COMPLETION, DATED JULY 29, 1998

PRELIMINARY PROSPECTUS
           , 1998

                       NATIONAL EQUIPMENT SERVICES, INC.

     OFFER TO EXCHANGE ITS 10% SENIOR SUBORDINATED NOTES DUE 2004, SERIES B FOR ANY AND ALL OF ITS OUTSTANDING 10% SENIOR SUBORDINATED NOTES DUE 2004

  THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON       ,
                             1998, UNLESS EXTENDED.

                                    -------

  National Equipment Services, Inc., a Delaware corporation ("NES" or the "Company") hereby offers (the "Exchange Offer"), upon the terms and conditions set forth in this Prospectus (the "Prospectus") and the accompanying Letter of Transmittal (the "Letter of Transmittal"), to exchange $1,000 principal amount of its 10% Senior Subordinated Notes due 2004, Series B (the "Exchange Notes"), registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement of which this prospectus is a part, for each $1,000 principal amount of its outstanding 10% Senior Subordinated Notes due 2004 (the "Old Notes"), of which $100,000,000 principal amount is outstanding. The form and terms of the Exchange Notes are the same as the form and term of the Old Notes except that (i) the Exchange Notes will bear a Series B designation and a different CUSIP number from the Old Notes, (ii) the Exchange Notes will have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof and (iii) holders of the Exchange Notes will not be entitled to certain rights of holders of Old Notes under the Registration Rights Agreement (as defined). The Old Notes and the Exchange Notes are sometimes referred to herein collectively as the "Notes." The Exchange Notes will evidence the same debt as the Old Notes (which they replace) and will be issued under and be entitled to the benefits of the Indenture dated as of November 25, 1997 (the "Indenture") by and among the Company, the Subsidiary Guarantors (as defined) and Harris Trust and Savings Bank, as trustee, governing the Notes. See "The Exchange Offer" and "Description of Exchange Notes."

  The Company will accept for exchange any and all Old Notes validly tendered
and not withdrawn prior to 5:00 p.m., New York City time on         , 1998,
unless extended by the Company in its sole discretion (the "Expiration Date"). Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m. on the Expiration Date. The Exchange Offer is subject to certain customary conditions. See "The Exchange Offer."

  The Old Notes were sold by the Company on November 25, 1997 to Smith Barney Inc., First Union Capital Markets Corp. and Salomon Brothers Inc (the "Initial Purchasers") in a transaction not registered under the Securities Act in reliance upon an exemption under the Securities Act (the "Initial Offering"). The Initial Purchasers subsequently placed the Old Notes with qualified institutional buyers in reliance upon Rule 144A under the Securities Act. Accordingly, the Old Notes may not be reoffered, resold or otherwise transferred in the United States unless registered under the Securities Act or unless an applicable exemption from the registration requirements of the Securities Act is available. The Exchange Notes are being offered hereunder in order to satisfy the obligations of the Company and the Subsidiary Guarantors under the Registration Rights Agreement entered into by the Company, the Subsidiary Guarantors and the Initial Purchasers in connection with the Initial Offering (the "Registration Rights Agreement"). See "The Exchange Offer."

  Interest on the Exchange Notes will accrue from their date of original issuance and will be payable semi-annually in arrears on May 30 and November 30 of each year, commencing November 30, 1998, at the rate of 10% per annum. The Notes will be redeemable, in whole or in part, at the option of the Company on or after November 30, 2001 in cash at the redemption prices set forth herein plus accrued and unpaid interest and Liquidated Damages (as defined), if any, thereon to the date of redemption. In addition, at any time prior to November 30, 2000, the Company may, at its option, on any one or more occasions redeem up to 33% of the initially outstanding aggregate principal amount of the Notes at a redemption price equal to 110% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of redemption; provided, that, in each case, at least 67% of the aggregate principal amount of the Notes remains outstanding immediately after the occurrence of any such redemption. Upon the occurrence of a Change in Control (as defined), (i) the Company will have the option, at any time prior to November 30, 2001, to redeem the Notes in whole, but not in part, at a redemption price equal to 100% of the aggregate principal amount of the Notes, plus the Applicable Premium (as defined), plus accrued and unpaid interest and Liquidated Damages, if any, to the date of redemption and (ii) if the Company does not so redeem the Notes, or if a Change of Control occurs after November 30, 2001, each holder of Notes will have the right to require the Company to repurchase all or any part of such holder's Notes at an offer price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of purchase. In the event of a Change of Control, there can be no assurance that the Company will have or be able to acquire sufficient funds to pay to purchase price for all of the Notes that the Company might be required to purchase. In addition, the Company will be obligated to offer to repurchase the Notes at 100% of the principal amount thereof plus accrued and unpaid interest and Liquidated Damages thereon, if any, to date of repurchase in the event of certain Asset Sales (as defined). See "Description of Exchange Notes -- Repurchase at the Option of Holders."

  The Notes will be general unsecured obligations of the Company and will rank subordinate in right of payment to all existing and future Senior Debt (as defined) of the Company and will rank senior or pari passu in right of payment to all existing and future subordinated Indebtedness (as defined) of the Company. The Notes will be fully and unconditionally guaranteed (the "Subsidiary Guarantees") by all Restricted Subsidiaries (as defined) of the Company, (together, the "Subsidiary Guarantors"). The Subsidiary Guarantees will be general unsecured obligations of the Subsidiary Guarantors, will rank subordinate in right of payment to all existing and future Senior Debt of the Subsidiary Guarantors and will rank senior or pari passu in right of payment to all existing and future subordinated Indebtedness of the Subsidiary Guarantors. As of June 30, 1998, on a pro forma basis, there would have been $337.3 million of Senior Debt of the Company and the Subsidiary Guarantors outstanding and $238.4 million of Indebtedness of the Company that ranked pari passu in right of payment to the Subsidiary Guarantees outstanding. See "Risk Factors -- Subordination; Holding Company Structure."

  SEE "RISK FACTORS" BEGINNING ON PAGE 9 FOR A DESCRIPTION OF CERTAIN RISKS TO BE CONSIDERED BY HOLDERS WHO TENDER THEIR OLD NOTES IN THE EXCHANGE OFFER.

                                    -------

THESE SECURITIES  HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
  CRIMINAL OFFENSE.

  Based upon an interpretation by the staff of the Securities and Exchange Commission (the "SEC" or the "Commission") set forth in certain no-action letters issued to third parties, the Company believes that the Exchange Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any holder thereof (other than any such holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business and such holder has no arrangement or understanding with any person to participate in the distribution of such Exchange Notes. See "The Exchange Offer--Resale of the Exchange Notes." Holders of Old Notes wishing to accept the Exchange Offer must represent to the Company, as required by the Registration Rights Agreement, that such conditions have been met. Each broker-dealer (a "Participating Broker-Dealer") that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired by such Participating Broker-Dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus available to any Participating Broker-Dealer for use in connection with any such resale. See "Plan of Distribution."

  The Company will not receive any proceeds from the Exchange Offer. The Company has agreed to bear the expenses of the Exchange Offer. No underwriter is being used in connection with the Exchange Offer.

  Holders of Old Notes not tendered and accepted in the Exchange Offer will continue to hold such Old Notes and will be entitled to all the rights and benefits and will be subject to the limitations applicable thereto under the Indenture and with respect to transfer under the Securities Act. The Company will pay all the expenses incurred by it incident to the Exchange Offer. See "The Exchange Offer."

  There has not previously been any public market for the Old Notes or the Exchange Notes. The Company does not intend to list the Exchange Notes on any securities exchange or to seek approval for quotation through any automated quotation system. There can be no assurance that an active market for the Exchange Notes will develop. See "Risk Factors--Absence of a Public Market Could Adversely Affect the Value of Exchange Notes." Moreover, to the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Old Notes could be adversely affected.

  THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL THE COMPANY ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF OLD NOTES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.

  NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS OR THE ACCOMPANYING LETTER OF TRANSMITTAL, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SUBSIDIARY GUARANTORS. NEITHER THE DELIVERY OF THIS PROSPECTUS OR THE ACCOMPANYING LETTER OF TRANSMITTAL, NOR ANY EXCHANGE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

  UNTIL         , 1998 (90 DAYS AFTER COMMENCEMENT OF THE EXCHANGE OFFER), ALL
DEALERS EFFECTING TRANSACTIONS IN THE EXCHANGE NOTES, WHETHER OR NOT PARTICIPATING IN THE EXCHANGE OFFER, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

  THE EXCHANGE NOTES WILL BE AVAILABLE INITIALLY ONLY IN BOOK-ENTRY FORM. EXCEPT AS DESCRIBED UNDER "DESCRIPTION OF EXCHANGE NOTES--BOOK-ENTRY; DELIVERY AND FORM", THE COMPANY EXPECTS THAT THE EXCHANGE NOTES ISSUED PURSUANT TO THE EXCHANGE OFFER WILL BE REPRESENTED BY A GLOBAL NOTE (AS DEFINED), WHICH WILL BE DEPOSITED WITH, OR ON BEHALF OF, THE DEPOSITORY TRUST COMPANY ("DTC") AND REGISTERED IN ITS NAME OR IN THE NAME OF CEDE & CO., ITS NOMINEE. BENEFICIAL INTERESTS IN THE GLOBAL NOTE REPRESENTING THE EXCHANGE NOTES WILL BE SHOWN ON, AND TRANSFERS THEREOF WILL BE EFFECTED THROUGH, RECORDS MAINTAINED BY DTC AND ITS PARTICIPANTS. AFTER THE INITIAL ISSUANCE OF THE GLOBAL NOTE, NOTES IN CERTIFICATED FORM WILL BE ISSUED IN EXCHANGE FOR THE GLOBAL NOTE ONLY UNDER LIMITED CIRCUMSTANCES AS SET FORTH IN THE INDENTURE. SEE "DESCRIPTION OF EXCHANGE NOTES--BOOK-ENTRY; DELIVERY AND FORM."

  THE CONTENTS OF THIS PROSPECTUS ARE NOT TO BE CONSTRUED AS LEGAL, BUSINESS OR TAX ADVICE. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN ATTORNEY, BUSINESS ADVISOR AND TAX ADVISOR AS TO LEGAL, BUSINESS AND TAX ADVICE. NEITHER THE COMPANY NOR ANY OF THE SUBSIDIARY GUARANTORS IS MAKING ANY REPRESENTATION TO ANY PROSPECTIVE INVESTOR IN THE EXCHANGE NOTES REGARDING THE LEGALITY OF AN INVESTMENT THEREIN BY SUCH PERSON UNDER APPROPRIATE LEGAL INVESTMENT OR SIMILAR LAWS.

  MARKET DATA USED THROUGHOUT THE PROSPECTUS WERE OBTAINED FROM INTERNAL COMPANY SURVEYS AND INDUSTRY PUBLICATIONS, WHICH THE COMPANY BELIEVES TO BE RELIABLE. THE COMPANY HAS NOT INDEPENDENTLY VERIFIED THIS MARKET DATA. SIMILARLY, INTERNAL COMPANY SURVEYS, WHILE BELIEVED BY THE COMPANY TO BE RELIABLE, HAVE NOT BEEN VERIFIED BY ANY INDEPENDENT SOURCES.

  THE PROSPECTUS INCLUDES CERTAIN FORWARD-LOOKING STATEMENTS CONCERNING THE COMPANY. ALL STATEMENTS OTHER THAN STATEMENTS OF HISTORICAL FACTS INCLUDED IN THE PROSPECTUS, INCLUDING, WITHOUT LIMITATION, STATEMENTS REGARDING THE COMPANY'S FUTURE FINANCIAL POSITION, BUSINESS STRATEGY, BUDGETS, PROJECTED COSTS AND PLANS AND OBJECTIVES OF MANAGEMENT FOR FUTURE OPERATIONS, ARE FORWARD-LOOKING STATEMENTS. ALTHOUGH THE COMPANY BELIEVES THAT THE EXPECTATIONS REFLECTED IN SUCH FORWARD-LOOKING STATEMENTS ARE REASONABLE, IT CAN GIVE NO ASSURANCE THAT SUCH EXPECTATIONS WILL PROVE TO HAVE BEEN CORRECT. IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE COMPANY'S EXPECTATIONS ("CAUTIONARY STATEMENTS") ARE DISCLOSED UNDER "RISK FACTORS" AND ELSEWHERE IN THE PROSPECTUS, INCLUDING, WITHOUT LIMITATION, IN CONJUNCTION WITH THE FORWARD-LOOKING STATEMENTS INCLUDED IN THE PROSPECTUS. ALL SUBSEQUENT WRITTEN AND ORAL FORWARD-LOOKING STATEMENTS ATTRIBUTABLE TO THE COMPANY OR PERSONS ACTING ON ITS BEHALF, ARE EXPRESSLY QUALIFIED IN THEIR ENTIRETY BY THE CAUTIONARY STATEMENTS.

                             AVAILABLE INFORMATION

  The Company has filed with the Commission a Registration Statement on Form S-4 (the "Exchange Offer Registration Statement," which term shall encompass all amendments, exhibits, annexes and schedules thereto) pursuant to the Securities Act, and the rules and regulations promulgated thereunder, covering the Exchange Notes being offered hereby. The Prospectus does not contain all the information set forth in the Exchange Offer Registration Statement. For further information with respect to the Company and the Exchange Offer, reference is made to the Exchange Offer Registration Statement. Statements made in the Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Exchange Offer Registration Statement, reference is made to the exhibit for a more complete description of the document or matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files periodic reports and other information with the Commission. The Subsidiary Guarantors will not file separate periodic reports and other information with the Commission. The Exchange Offer Registration Statement, including the exhibits thereto, and periodic reports and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, or at its regional offices located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such site is http://www.sec.gov.

  In addition, the Company has agreed that, whether or not it is required to do so by the rules and regulations of the Commission, for so long as any Notes remain outstanding, it will furnish to the holders of the Notes and, to the extent permitted by applicable law or regulation, file with the Commission (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company was required to file such Forms, including for each a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereof by the Company's independent certified public accountants and (ii) all reports that would be required to be filed on Form 8-K if it were required to file such reports. In addition, for so long as any of the Notes remain outstanding, the Company has agreed to make available to any prospective purchaser of the Notes or beneficial owner of the Notes, in connection with any sale thereof, the information required by Rule 144A(d)(4) under the Securities Act.

  The Company, a corporation organized under the laws of Delaware, has its principal executive offices located at 1800 Sherman Avenue, Evanston, Illinois 60201; its telephone number is (847) 733-1000.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial data, including the Financial Statements and notes thereto, included elsewhere in the Prospectus. Unless otherwise stated in the Prospectus or unless the context otherwise requires, "NES" or the "Company" shall mean National Equipment Services, Inc., including all of its 15 acquired businesses (collectively, the "Acquired Businesses"). References herein to various financial information on a "pro forma basis" (i) give effect to acquisitions of the Acquired Businesses as if such transactions had been completed as of the first day of the related period, (ii) give effect to the Initial Stock Offering (as defined), (iii) give effect to certain borrowings outstanding under the New Credit Facility (as defined) and payment of related fees as if such borrowings had been outstanding as of the first day of the related period and (iv) reflect certain adjustments described in "Selected Pro Forma Financial Data."

                                  THE COMPANY

GENERAL

  National Equipment Services, Inc. is a leading participant in the growing and highly fragmented $18 billion equipment rental industry. Through its 15 businesses acquired since January 1997, NES specializes in the rental of specialty and general heavy equipment to industrial and construction end-users. The Company rents over 750 different types of machinery and equipment and distributes new equipment for nationally recognized original equipment manufacturers. The Company also sells used equipment as well as complementary parts, supplies and merchandise, and provides repair and maintenance services to its customers. NES is geographically diversified, with 82 locations in across 19 states, and is a leading competitor in each of the geographic markets it serves. For the year ended December 31, 1997, on a pro forma basis, the Company generated revenues of $228.7 million, an increase of 29.2% compared to 1996 combined revenues of $177.0 million.

  Management believes the Company offers one of the most modern and well maintained fleets of speciality or general equipment in each of its markets. The average age of the Company's equipment fleet is approximately three years. Speciality equipment includes electric and pneumatic hoists, hydraulic and truck-mounted cranes, liquid storage tanks, pumps and highway safety equipment. General industrial and construction equipment includes aerial work platforms, air compressors, cranes, earth-moving equipment and rough terrain forklifts. The Company rents and sells this equipment to industrial and construction end-users, which represented approximately 54% and 43%, respectively, of the Company's revenues for the year ended December 31, 1997, on a pro forma basis.

  NES is led by a senior management team with significant industry experience and an impressive track record of acquiring and integrating companies in the equipment rental industry. Prior to founding the Company, the NES senior management team was responsible for building Brambles Equipment Services ("Brambles"), the U.S. equipment rental business of an Australian public company, into a leading participant in the industry. At Brambles, this team executed a growth strategy that combined a disciplined acquisition program with significant organic growth. Management believes that the team's extensive industry experience allows to more easily identify quality acquisition targets and successfully integrate these businesses through effective financial and operating controls and the proper deployment of capital. The Company's local operations are managed by experienced professionals who have an average of over 15 years of experience in the industry and have extensive knowledge of and relationships in their local markets. These managers are typically former owners of the businesses acquired by the Company. The Company also benefits from the financial expertise of Golder, Thoma, Cressey, Rauner, Inc., an established investment firm specializing in the consolidation of fragmented industries. Golder, Thoma, Cressey, Rauner Fund V, L.P., an affiliate of Golder, Thoma, Cressey, Rauner, Inc., is the Company's principal equity investor.

                              RECENT DEVELOPMENTS

  In the first quarter of 1998, the Company completed seven acquisitions to add to the six businesses acquired in 1997. These first quarter 1998 acquisitions generated 1997 pro forma revenues of $89.3 million and added 32 locations. For additional information on these first quarter 1998 acquisitions, see Note 13 to the Company's Consolidated Financial Statements included elsewhere herein.

  In the third quarter of 1998, the Company acquired all of the outstanding stock of Falconite, Inc. ("Falconite") for an aggregate purchase price of $175.0 million concurrent with the Initial Stock Offering. Falconite is a leading aerial rental equipment company serving a diverse range of more than 5,500 active commercial customers from 29 locations in nine southern and mid-western states. Falconite's rental fleet consists primarily of large equipment, such as aerial work platforms, cranes and forklifts. Falconite's customers operate in a wide range of industries, including automotive, chemical, commercial construction, pulp and paper, and utilities. Falconite generated 1997 pro forma revenues of $74.2 million.

  In the third quarter of 1998, the Company also acquired substantially all of the assets of R&R Rentals, Inc. ("R&R Rentals") for an aggregate purchase price of approximately $27.6 million. R&R Rentals is a Houston-based hydraulic crane and aerial lift equipment specialist serving industrial customers along the Texas and Louisiana gulf coast. R&R Rentals generated 1997 pro forma revenues of $8.4 million.

                              THE INITIAL OFFERING

Notes..................  The Old Notes were sold by the Company on November
                         25, 1997 to the Initial Purchasers pursuant to a Purchase Agreement dated November 20, 1997 (the "Purchase Agreement"). The Initial Purchasers subsequently resold the Old Notes to qualified institutional buyers pursuant to Rule 144A under the Securities Act.

Registration Rights      Pursuant to the Purchase Agreement, the Company, the
Agreement..............  Subsidiary Guarantors and the Initial Purchasers
                         entered into a Registration Rights Agreement dated as of November 25, 1997 (the "Registration Rights
                         Agreement"), which grants the holders of the Old
                         Notes certain exchange and registration rights. The
                         Exchange Offer is intended to satisfy such exchange rights which terminate upon the consummation of the Exchange Offer. Upon consummation of the Exchange
                         Offer, the Company and the Subsidiary Guarantors will have no further obligation under the Registration
                         Rights Agreement to register Old Notes except in limited circumstances in which the Company has agreed to file a Shelf Registration Statement (as defined).

                               THE EXCHANGE OFFER

Securities Offered.....  $100,000,000 aggregate principal amount of 10% Senior
                         Subordinated Notes due 2004, Series B, of the
                         Company.

The Exchange Offer.....  $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of Old Notes. As of the date hereof, $100,000,000 aggregate principal amount of Old Notes are outstanding. The Company will issue the Exchange Notes to holders on or promptly after the Expiration Date.

                         Based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that Exchange Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any holder thereof (other than any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business and that such holder does not intend to participate and has no arrangement or understanding with any person to participate in the distribution of such Exchange Notes.

                         Any Participating Broker-Dealer that acquired Old Notes for its own account as a result of market-making activities or other trading activities may be a statutory underwriter. Each Participating Broker-Dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired by such Participating Broker-Dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date, they will make this Prospectus available to any Participating Broker-Dealer for use in connection with any such resale. See "Plan of Distribution."

                         Any holder who tenders in the Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of the Exchange Notes could not rely on the position of the staff of the Commission enunciated in no-action letters and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Failure to comply with such requirements in such instance may result in such holder incurring liability under the Securities Act for which the holder is not indemnified by the Company.

Expiration Date........  5:00 p.m., New York City time, on         , 1998
                         unless the Exchange Offer is extended, in which case the term "Expiration Date" means the latest date and time to which the Exchange Offer is extended.

Accrued Interest on
 the New Notes and the
 Old Notes.............  Each New Note will bear interest from its issuance date. Holders of Old Notes that are accepted for exchange will receive, in cash, accrued interest thereon to, but not including, the issuance date of the Exchange Notes. Such interest will be paid with the first interest payment on the Exchange Notes. Interest on the Old Notes accepted for exchange will cease to accrue upon issuance of the Exchange Notes.

Conditions to the        The Exchange Offer is subject to certain customary
Exchange Offer.........  conditions, which may be waived by the Company. See
                         "The Exchange Offer--Conditions."

Procedures for
 Tendering Old Notes...
                         Each holder of Old Notes wishing to accept the Exchange Offer must complete, sign and date the accompanying Letter of Transmittal, or a facsimile thereof (or, in the case of a book-entry transfer, delivering an Agent's Message (as defined) in lieu thereof) in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile (or, in the case of a book-entry transfer, deliver an Agent's Message (as defined) in lieu thereof), together with the Old Notes and any other required documentation to the Exchange Agent (as defined) at the address set forth herein. By executing the Letter of Transmittal (or, in the case of a book-entry transfer, delivering an Agent's Message in lieu thereof), each holder will represent to the Company that, among other things, the Exchange Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such Exchange Notes, whether or not such person is the holder, that neither the holder nor any such other person has any arrangement or understanding with any person to participate in the distribution of such Exchange Notes and that neither the holder nor any such other person is an "affiliate," as defined under Rule 405 of the Securities Act, of the Company. See "The Exchange Offer--Purpose and Effect of the Exchange Offer" and "--Procedures for Tendering."

Untendered Old Notes...  Following the consummation of the Exchange Offer, holders of Old Notes eligible to participate but who do not tender their Old Notes will not have any further exchange rights and such Old Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for such Old Notes could be adversely affected.

Consequences of
 Failure to Exchange...
                         The Old Notes that are not exchanged pursuant to the Exchange Offer will remain restricted securities. Accordingly, such Old Notes may be resold only (i) to the Company, (ii) pursuant to Rule 144A or Rule 144 under the Securities Act or pursuant to some other exemption under the Securities Act, (iii) outside the United States to a foreign person pursuant to the requirements of Rule 904 under the Securities Act, or
                         (iv) pursuant to an effective registration statement under the Securities Act. See "The Exchange Offer-- Consequences of Failure to Exchange."

Shelf Registration       If (i) the Exchange Offer is prohibited by applicable
 Statement.............  law or (ii) any holder of the Old Notes (other than any such holder which is an "affiliate" of the Company or a Subsidiary Guarantor within the meaning of Rule 405 under the Securities Act) notifies the Company that (A) it is prohibited by law or policy from participating in the Exchange Offer, (B) that it may not resell the Exchange Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales or (C) that it is a broker-dealer and holds Notes acquired directly from the Company or an affiliate of the Company, the Company has agreed to register the Old
                         Notes on a shelf registration statement (the "Shelf
                         Registration Statement"). If the Company fails to satisfy these registration obligations, it will be required to pay liquidated damages ("Liquidated
                         Damages") to holders of Notes under certain circumstances.

Special Procedures for
 Beneficial Owners.....
                         Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal (or in the case of a book-entry transfer, delivering an Agent's Message in lieu thereof) and delivering its Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time. The Company will keep the Exchange Offer open for not less than twenty business days in order to provide for the transfer of registered ownership.

Guaranteed Delivery      Holders of Old Notes who wish to tender their Old
 Procedures............  Notes and whose Old Notes are not immediately available or who cannot deliver their Old Notes, the Letter of Transmittal (or, in the case of a book-entry transfer, delivering an Agent's Message in lieu thereof) or any other documents required by the Letter of Transmittal to the Exchange Agent (or comply with the procedures for book-entry transfer) prior to the Expiration Date must tender their Old
                         Notes according to the guaranteed delivery procedures set forth in "The Exchange Offer--Guaranteed Delivery
                         Procedures."

Withdrawal Rights......  Tenders may be withdrawn at any time prior to 5:00
                         p.m., New York City time, on the Expiration Date.

Acceptance of Old
 Notes and Delivery of
 Exchange Notes........  The Company will accept for exchange any and all Old
                         Notes which are properly tendered in the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date. The Exchange Notes issued pursuant to the Exchange Offer will be delivered promptly following the Expiration Date. See "The Exchange Offer--Terms of the Exchange Offer."

Use of Proceeds........  There will be no cash proceeds to the Company from the exchange pursuant to the Exchange Offer.

Exchange Agent.........  Harris Trust and Savings Bank.

                               THE EXCHANGE NOTES

General................  The form and terms of the Exchange Notes are the same as the form and terms of the Old Notes (which they replace) except that (i) the Exchange Notes bear a Series B designation and a different CUSIP number from the Old Notes, (ii) the Exchange Notes have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof, and (iii) the holders of Exchange Notes will not be entitled to certain rights under the Registration Rights Agreement, including the provisions providing for Liquidated Damages on the Old Notes in certain circumstances relating to the timing of the Exchange Offer, which rights will terminate when the Exchange Offer is consummated. See "The Exchange Offer -- Purpose and Effect of the Exchange Offer." The Exchange Notes will evidence the same debt as the Old Notes and will be entitled to the benefits of the Indenture. See "Description of Exchange Notes."

Securities Offered.....  $100,000,000 aggregate principal amount of the
                         Company's 10% Senior Subordinated Notes due 2004, Series B.

Interest Rate..........  The Exchange Notes will bear interest at the rate of
                         10% per annum, payable semi-annually on May 30 and November 30 of each year, commencing November 30, 1998.

Subsidiary Guarantees..  The Exchange Notes will be fully and unconditionally guaranteed by all Restricted Subsidiaries (as defined) of the Company (together, the "Subsidiary Guarantors").

Subordination..........
                         The Exchange Notes will be general unsecured obligations of the Company, will rank subordinate in right of payment to all existing and future Senior Debt of the Company and will rank senior or pari passu in right of payment to all existing and future subordinated Indebtedness of the Company. The Subsidiary Guarantees will be general unsecured obligations of the Subsidiary Guarantors, will rank subordinate in right of payment to all existing and future Senior Debt of the Subsidiary Guarantors and will rank senior or pari passu in right of payment to all existing and future subordinated Indebtedness of the Subsidiary Guarantors. As of June 30, 1998, on a pro forma basis, there would have been $337.3 million of Senior Debt of the Company and the Subsidiary Guarantors outstanding and $238.4 million of Indebtedness of the Company that ranked pari passu in right of payment to the Subsidiary Guarantees outstanding. See "Risk Factors--Subordination; Holding Company Structure."

Optional Redemption....  The Notes will be redeemable at the option of the
                         Company, in whole or in part, at any time on or after November 30, 2001 in cash at the redemption prices set forth herein, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of redemption. In addition, at any time prior to November 30, 2000, the Company may on any one or more occasions redeem up to 33% of the initially outstanding aggregate principal amount of Notes at a redemption price equal to 110% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the redemption date, with the net proceeds of a public offering of Common Stock of the Company; provided that, in each case, at least 67% of the aggregate principal amount of Notes remains outstanding immediately after the occurrence of any such redemption. See "Description of Exchange Notes--Optional Redemption."

Change of Control......  Upon the occurrence of a Change of Control, (i) the
                         Company will have the option, at any time prior to November 30, 2001, to redeem the Notes in whole, but not in part, at a redemption price equal to 100% of the aggregate principal amount of the Notes, plus the Applicable Premium, plus accrued and unpaid interest and Liquidated Damages, if any, to the date of redemption and (ii) if the Company does not so redeem the Notes, or if a Change of Control occurs after November 30, 2001, each holder of Notes will have the right to require the Company to repurchase all or any part of such holder's Notes at an offer price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of purchase. See "Description of Exchange Notes-- Optional Redemption" and
                         "--Repurchase at the Option of Holders--Change of Control." There can be no assurance that, in the event of a Change of Control, the Company would have sufficient funds to purchase all Notes tendered. See "Risk Factors--Limitations on Change of Control."

Certain Covenants......  The Indenture contains certain covenants that limit, among other things, the ability of the Company and its Subsidiaries (as defined) to: (i) pay dividends, redeem capital stock or make certain other restricted payments or investments; (ii) incur additional indebtedness or issue preferred equity interests;
                         (iii) merge, consolidate or sell all or substantially all of its assets; (iv) create liens on assets; and
                         (v) enter into certain transactions with affiliates or related persons. See "Description of Exchange Notes--Certain Covenants."

Use of Proceeds........
                         There will be no proceeds to the Company from the exchange pursuant to the Exchange Offer. The net proceeds from the sale of the Old Notes in the Initial Offering were used to repay all indebtedness outstanding under the Company's former credit facility (the "Old Credit Facility") and certain seller notes and for acquisitions. See "Use of Proceeds."

                                  RISK FACTORS

  See "Risk Factors" for a discussion of certain factors that should be considered before tendering Old Notes in exchange for Exchange Notes. These risk factors are generally applicable to the Old Notes as well as the Exchange Notes.

             SUMMARY HISTORICAL AND PRO FORMA FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

  The Company was founded in June 1996 to acquire and integrate equipment rental companies. In 1997, the Company acquired six businesses in separate transactions. In 1998, the Company acquired nine businesses in separate transactions and consummated the Initial Stock Offering. While the Acquired Businesses were acquired at various dates during 1997 and 1998, the following pro forma operating, per share and other data are presented as if all such acquisitions, the Initial Stock Offering, and certain borrowings under the New Credit Facility had occurred on January 1, 1997. The following pro forma balance sheet data give effect to the aforementioned transactions as if they had occurred on March 31, 1998. See "Capitalization." The summary historical and pro forma financial information should be read in conjunction with the information contained in "Selected Pro Forma Financial Data," "Selected Historical Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements and notes thereto included elsewhere herein.

                              YEAR ENDED       THREE MONTHS ENDED    THREE MONTHS ENDED
                          DECEMBER 31, 1997      MARCH 31, 1997        MARCH 31, 1998
                         -------------------- --------------------- --------------------
                         ACTUAL  PRO FORMA(A) ACTUAL   PRO FORMA(A) ACTUAL  PRO FORMA(A)
                         ------- ------------ -------  ------------ ------- ------------
OPERATING DATA:
 Total revenues......... $41,288   $228,688   $ 2,319    $47,416    $22,151   $55,949
 Gross profit...........  15,573    134,207       843     17,942      8,651    22,179
 Operating income
  (loss)................   6,187     40,608       (28)     5,787      3,313     7,787
 Interest expense, net..   4,336     28,024       262      7,006      3,100     7,006
 Income (loss) before
  income taxes..........   1,923     13,022      (290)    (1,075)       290       806
 Income tax expense
  (benefit).............     818      5,464      (135)      (452)       151       326
 Net income (loss)......   1,105      7,558      (155)      (623)       139       480
PER SHARE DATA:
 Basic earnings (loss)
  per share............. $  0.09   $   0.34   $ (0.02)   $ (0.03)   $  0.01   $  0.02
 Basic shares
  outstanding...........  12,793     22,091     9,699     21,919     14,823    22,149
 Diluted earnings (loss)
  per share............. $  0.08   $   0.32   $ (0.01)   $ (0.03)   $  0.01   $  0.02
 Diluted shares
  outstanding...........  14,150     23,448    11,228     23,448     16,122    23,448
OTHER DATA:
 Rental fleet purchases. $15,336   $ 93,239   $   853    $28,678    $12,385   $17,073
 EBITDA(b)..............  12,744     82,667       395     16,264      6,924    18,476

                   AT MARCH 31, 1998
                 ---------------------
                  ACTUAL  PRO FORMA(A)
                 -------- ------------
BALANCE SHEET
 DATA:
 Cash..........  $  3,773   $  2,158
 Rental
  equipment,
  net..........   104,937    220,892
 Total assets..   242,303    462,742
 Total debt....   193,954    310,144
 Total
  stockholders'
  equity.......    26,860    116,495

--------
(a) For an explanation of the calculation of the pro forma adjustments, see "Selected Pro Forma Financial Data."
(b) Reflects operating income plus other income (expense), net, before interest expense, net, income taxes, rental equipment depreciation and non-rental depreciation and amortization. EBITDA is not intended to represent cash flow from operations or net income as defined by generally accepted accounting principles and should not be considered as a measure of liquidity or an alternative to, or more meaningful than, cash flow from operations or net income as an indication of the Company's operating performance. EBITDA is included herein because management believes that EBITDA, as presented, represents a useful measure of assessing the performance of the Company's ongoing operating activities as it reflects the earnings trends of the Company without the impact of interest, income taxes and certain non-cash charges.

                                 RISK FACTORS

  Prospective investors should carefully consider the following factors in addition to the other information set forth in the Prospectus before tendering Old Notes in exchange for Exchange Notes. The risk factors set forth below are generally applicable to the Old Notes as well as to the Exchange Notes.

LEVERAGED FINANCIAL POSITION; RESTRICTIONS IMPOSED BY TERMS OF INDEBTEDNESS

  The Company has incurred significant indebtedness. As of June 30, 1998, on a pro forma basis, the Company would have had $337.3 million of indebtedness outstanding (which amount includes the Old Notes), its stockholders' equity would have been approximately $124.7 million and there would have been $86.6 million available for future borrowings under the New Credit Facility subject to availability based on certain financial tests including a borrowing base.

  The level of the Company's indebtedness could have important consequences to holders of Exchange Notes, including: (i) a substantial portion of the Company's cash flow from operations must be dedicated to debt service and will not be available for other purposes; (ii) the Company's ability to obtain additional debt financing in the future for working capital, capital expenditures or acquisitions may be limited; and (iii) the Company's level of indebtedness could limit its flexibility in reacting to changes in the industry and economic conditions generally. The Company's ability to pay interest on the Exchange Notes, to repay portions of its long-term indebtedness (including the Exchange Notes and borrowings under the New Credit Facility) and to satisfy its other debt obligations will depend upon the future operating performance and the availability of refinancing indebtedness, which will be affected by prevailing economic conditions and financial, business and other factors, certain of which are beyond its control.

  The Indenture and the New Credit Facility contain certain covenants that restrict, among other things, the Company's ability to incur additional indebtedness, incur liens, pay dividends or make certain other restricted payments, consummate certain asset sales, enter into certain transactions with affiliates, impose restrictions on the ability of a subsidiary to pay dividends or make certain payments to the Company, merge or consolidate with any other person or sell, assign, transfer, lease, convey, or otherwise dispose of all or substantially all of the assets of the Company. In addition, the New Credit Facility contains certain other and more restrictive covenants and also requires the Company to maintain specified financial ratios and to satisfy certain financial condition tests. The Company's ability to meet these financial ratio and financial condition tests can be affected by events beyond its control and there can be no assurance that the Company will meet those tests. A breach of any of these covenants could result in a default under the New Credit Facility or the Indenture. In the event of an event of default under the New Credit Facility or the Indenture, the lenders thereunder could elect to declare all amounts outstanding thereunder, together with accrued and unpaid interest, to be immediately due and payable. If the indebtedness under the New Credit Facility were to be accelerated, there can be no assurance that the assets of the Company would be sufficient to repay in full that indebtedness and the other indebtedness of the Company, including the Exchange Notes. See "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Description of New Credit Facility," "Description of Exchange Notes--Subordination" and "--Certain Covenants."

SUBORDINATION

  The payment of principal, premium, if any, and interest on, and any other amounts owing in respect of, the Notes and the Subsidiary Guarantees will be subordinated to the prior payment in full of all existing and future Senior Debt of the Company and the Subsidiary Guarantors (including, without limitation, indebtedness incurred under the New Credit Facility). In the event of the bankruptcy, liquidation, dissolution, reorganization or other winding-up of the Company or a Subsidiary Guarantor, the assets of the Company or such Subsidiary Guarantor will be available to pay obligations on the Exchange Notes or the Subsidiary Guarantees only after all Senior Debt (including amounts incurred under the New Credit Facility) has been so paid in full; accordingly, there may not be sufficient assets remaining to pay amounts due on any or all of the Exchange Notes or the Subsidiary Guarantees then outstanding. In addition, under certain circumstances, the Company and the Subsidiary

Guarantors may not pay principal of, premium, if any, or interest on, or any other amounts owing in respect of the Exchange Notes or the Subsidiary Guarantees, or purchase, redeem or otherwise retire the Exchange Notes, in the event of certain defaults with respect to certain classes of Senior Debt, including Senior Debt incurred under the New Credit Facility. As of June 30, 1998, on a pro forma basis, there would have been $238.4 million of Senior Debt outstanding and the Company and the Subsidiary Guarantees would have been able to incur additional Senior Debt from time to time, subject to certain restrictions. See "Description of New Credit Facility" and "Description of Exchange Notes--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock."

  The Exchange Notes and the Subsidiary Guarantees will be general unsecured obligations of the Company and the Subsidiary Guarantors and will be subordinated in right of payment to all existing and future secured indebtedness of the Company and the Subsidiary Guarantors, to the extent of the value of the assets securing such indebtedness. The New Credit Facility is currently secured by substantially all of the assets of the Company and the Subsidiary Guarantors.

HOLDING COMPANY STRUCTURE

  The Company is a holding company with no significant assets other than its investments in its subsidiaries. Accordingly, the Company must rely entirely upon distributions from its subsidiaries to generate the funds necessary to meet its obligations, including the payment of principal and interest on the Exchange Notes. The ability of the subsidiaries of the Company to pay dividends or make other payments or advances to the Company will depend upon their operating results and will be subject to applicable laws and contractual restrictions contained in the instruments governing any indebtedness of such subsidiaries (including the New Credit Facility). Although the Indenture limits the ability of such subsidiaries to enter into consensual restrictions on their ability to pay dividends and make other payments to the Company, such limitations are subject to a number of significant qualifications. See "Description of Exchange Notes--Certain Covenants--Dividend and Other Payment Restrictions Affecting Subsidiaries."

LIMITATIONS ON CHANGE OF CONTROL

  Upon the occurrence of a Change of Control, the Company will be required under certain circumstances to make an offer for cash to repurchase the Exchange Notes at a price equal to 101% of the principal amount thereof, together with accrued and unpaid interest and Liquidated Damages, if any, to the date of repurchase. If a Change of Control were to occur, there can be no assurance that the Company would have, or would be able to acquire, sufficient funds to pay the purchase price for all of the Exchange Notes that the Company might be required to purchase. Certain events involving a Change of Control may result in an event of default under the New Credit Facility or other indebtedness of the Company that may be incurred in the future. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing the Exchange Notes, the Company could seek the consent of its lenders to purchase the Exchange Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company would remain prohibited from purchasing the Exchange Notes. In such case, the Company's failure to purchase tendered Exchange Notes would constitute an Event of Default under the Indenture. If, as a result thereof, a default occurs with respect to any Senior Debt, the subordination provisions of the Exchange Notes would require payment in full of the New Credit Facility and any other such Senior Debt before repurchase of the Exchange Notes. See "Description of New Credit Facility," "Description of Exchange Notes--Subordination" and "--Repurchase at the Option of the Holders--Change of Control."

FRAUDULENT CONVEYANCE

  A substantial portion of the proceeds of the Initial Offering was used to refinance existing indebtedness. Accordingly, the obligations of the Company under the Exchange Notes may be subject to review under relevant federal and state fraudulent conveyance statutes ("fraudulent conveyance statutes") in a bankruptcy, reorganization or rehabilitation case or similar proceeding or a lawsuit by or on behalf of unpaid creditors of the Company. If a court were to find under relevant fraudulent conveyance statutes that, at the time the Exchange Notes were issued, (a) the Company issued the Exchange Notes with the intent of hindering, delaying or defrauding current or future creditors or (b)(i) the Company received less than reasonably equivalent value or fair consideration for issuing the Exchange Notes (including, to the extent the proceeds from the Initial Offering were used to refinance any indebtedness of the Company or any of its subsidiaries, by virtue of an invalidation as a fraudulent conveyance of the incurrence of such indebtedness) and (ii)(A) was insolvent, (B) was rendered insolvent by reason of such issuance and/or such related transactions, (C) was engaged, or about to engage, in a business or transaction for which its remaining assets constituted unreasonably small capital, (D) intended to incur, or believed that it would incur, obligations beyond its ability to pay as such obligations matured (as all of the foregoing terms are defined in or interpreted under such fraudulent conveyance statutes) or (E) was a defendant in an action for money damages, or had a judgment for money damages docketed against it (if, in either case, after final judgment, the judgment was unsatisfied), such court could further subordinate the Exchange Notes to presently existing and future indebtedness of the Company and take other action detrimental to the holders of the Exchange Notes, including, under certain circumstances, invalidating the Exchange Notes.

  The fraudulent conveyance statutes may apply to the Subsidiary Guarantors' issuance of the Subsidiary Guarantees. To the extent that a court were to find that (a) a Subsidiary Guarantee was incurred by a Subsidiary Guarantor with the intent to hinder, delay or defraud any present or future creditor or (b) such Subsidiary Guarantor did not receive fair consideration or reasonably equivalent value for issuing its Subsidiary Guarantee and such Subsidiary Guarantor (i) was insolvent, (ii) was rendered insolvent by reason of the issuance of such Subsidiary Guarantee, (iii) was engaged or about to engage in a business or transaction for which the remaining assets of such Subsidiary Guarantor constituted unreasonably small capital to carry on its business,
(iv) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured or (v) was a defendant in an action for money damages, or had a judgment for money damages docketed against it (if, in either case, after final judgment, the judgment was unsatisfied), the court could avoid or further subordinate such Subsidiary Guarantee in favor of the Subsidiary Guarantor's creditors. Among other things, a legal challenge of a Subsidiary Guarantee on fraudulent conveyance grounds may focus on the benefits, if any, realized by the Subsidiary Guarantor as a result of the issuance by the Company of the Exchange Notes. To the extent any Subsidiary Guarantees were avoided as a fraudulent conveyance or held unenforceable for any other reason, the claims of holders of the Exchange Notes in respect of such Subsidiary Guarantor would be adversely affected and such holders would, to such extent, be creditors solely of the Company and any Subsidiary Guarantor whose Subsidiary Guarantee was not avoided or held unenforceable. To the extent the claims of the holders of the Exchange Notes against the issuer of an invalid Subsidiary Guarantee were further subordinated, they could be subject to the prior payment of all liabilities of such Subsidiary Guarantor. There can be no assurance that, after providing for all prior claims, there would be sufficient assets to satisfy the claims of the holders of the Exchange Notes relating to any voided portions of any of the Subsidiary Guarantees.

  The measure of insolvency for purposes of the foregoing considerations will vary depending upon the law applied in any such proceeding. Generally however, the Company or a Subsidiary Guarantor may be considered insolvent if the sum of its debts, taking contingent liabilities into account, is greater than the fair marketable value of all of its assets at a fair valuation or if the present fair marketable value of its assets is less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature.

COMPETITION

  The equipment rental industry is highly fragmented and competitive. The Company's competitors include: large national companies; regional competitors which operate in one or two states; small, independent businesses with one or two rental locations; and equipment vendors and dealers who both sell and rent equipment to customers. Some of the Company's competitors have greater financial resources, are more geographically diverse and have greater name recognition than the Company. There can be no assurance that the Company will not encounter increased competition from existing competitors or new market entrants that may be significantly larger and have greater financial and marketing resources. In addition, to the extent existing or future competitors seek to gain or retain market share by reducing prices, the Company may be required to lower its prices and rates, thereby adversely affecting operating results. Existing or future competitors also may seek to compete with the Company for acquisitions, which could have the effect of increasing the price for acquisitions or reducing the number of suitable acquisitions. See "Business--Competition."

ABILITY TO COMPLETE AND INTEGRATE ACQUISITIONS; RISKS RELATING TO GROWTH
STRATEGY

  A significant portion of the Company's strategy is to pursue and complete acquisitions that meet its acquisition criteria. The Company has acquired and seeks to acquire other companies that can benefit from the Company's operations, management and access to capital. The Company's ability to grow by acquisition is dependent upon, and may be limited by, the availability of suitable acquisition candidates and capital, and the restrictions contained in the New Credit Facility and the Indenture and the Company's other financing arrangements. See "Description of New Credit Facility" and "Description of Exchange Notes." To the extent that cash generated internally and cash available under the New Credit Facility are not sufficient to provide the capital required for acquisitions, the Company will require additional debt and/or equity financing in order to provide for such capital. Future debt financings, if available, will result in increased interest and amortization expense, increased leverage and decreased income available to fund acquisitions and expansion, and may limit the Company's ability to withstand competitive pressures and render the Company more vulnerable to economic downturns. Growth by acquisition also involves risks that could adversely affect the Company's operating results, including difficulties in integrating the operations and personnel of acquired companies, eliminating duplicative costs and reducing overhead and the potential loss of key employees of acquired companies. In addition, although the Company performs a due diligence investigation of each business that it acquires, there may nevertheless be liabilities of the Acquired Businesses or future acquired companies that the Company fails or is unable to discover during its due diligence investigation and for which the Company, as a successor owner, may be responsible.

  There can be no assurance that the Company will be able to obtain the capital necessary to pursue its growth strategy, consummate acquisitions on satisfactory terms or, if any such acquisitions are consummated, successfully integrate such acquired businesses into the Company and remedy any undiscovered liabilities of any acquired companies. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources," "Description of New Credit Facility" and "Description of Exchange Notes."

DEPENDENCE ON KEY PERSONNEL

  Certain of the executive officers of the Company are of significant importance to the direction and management of the Company. The loss of the services of such persons could have a material adverse effect on the Company's business and future operations, and there can be no assurance that the Company would be able to find replacements for such persons with comparable business experience. The Company does not maintain key man life insurance with respect to such executive officers. See "Management--Directors and Executive Officers."

GENERAL ECONOMIC CONDITIONS

  A majority of the Company's revenues are derived from customers which are in industries and businesses that are cyclical in nature and subject to changes in general economic conditions, such as the construction industry. In addition, because the Company conducts its operations in a variety of geographic markets, it is subject to the economic conditions in each such geographic market. General economic downturns or localized downturns in markets where the Company has operations, including any downturns in the construction industry, could have a material adverse effect on the Company and its business, results of operations and financial condition.

GOLDER, THOMA, CRESSEY, RAUNER FUND V, L.P. HAS SIGNIFICANT CONTROL OVER THE COMPANY

  Golder, Thoma, Cressey, Rauner Fund V, L.P. owns and controls a majority of the Common Stock of the Company. As a result, Golder, Thoma, Cressey, Rauner Fund V, L.P. has significant control over the election of the Company's Board of Directors (the "Board of Directors" or the "Board") and significant control over the affairs and management of the Company, including corporate transactions such as mergers, acquisitions, divestitures and asset sales. Circumstances may occur in which the interests of Golder, Thoma, Cressey, Rauner Fund V, L.P., as a stockholder of the Company, could be in conflict with the interests of the holders of the Exchange Notes. In addition, Golder, Thoma, Cressey, Rauner Fund V, L.P., as a stockholder of the Company, may have an interest in pursuing acquisitions, divestitures or other transactions that, in its judgment, could enhance its equity investment, even though such transactions might involve risks to the holders of the Exchange Notes. See "Certain Relationships and Related Transactions--Stockholders Agreement" and "--Registration Agreement."

ENVIRONMENTAL LIABILITIES

  The Company's facilities are subject to federal, state and local environmental requirements, including those relating to discharges to air, water and land, the handling and disposal of solid and hazardous waste and the cleanup of properties affected by hazardous substances. Certain environmental laws impose substantial penalties for noncompliance, and others impose strict, retroactive, joint and several liability upon persons responsible for releases of hazardous substances.

  The Company does not currently anticipate any material adverse effect on its operations or financial condition as a result of its efforts to comply with, or its liabilities under, such requirements. Some risk of environmental liability is inherent in the Company's business, however, and there can be no assurance that material environmental costs will not arise in the future. See "Business--Governmental and Environmental Regulation."

LIABILITY AND INSURANCE

  The Company's business exposes it to claims for personal injury or death resulting from the use of equipment rented or sold by the Company, from injuries caused in motor vehicle accidents in which Company delivery and service personnel are involved, as well as workers' compensation claims and other employment-related claims by the Company's employees. The Company carries insurance coverage for product liability, general and automobile liability and employment related claims from various national insurance carriers. There can be no assurance, however, that existing or future claims will not exceed the level of the Company's insurance, that the Company will have sufficient capital available to pay any uninsured claims or that its insurance will continue to be available on economically reasonable terms, if at all. See "Business--Legal Proceedings."

INTANGIBLE ASSETS

  The Company's balance sheet immediately following the Exchange Offer and after giving effect to all completed acquisitions of the Acquired Businesses will include an amount designated as "goodwill" that represents 32% of total assets and 129% of stockholders' equity. Goodwill arises when an acquirer pays more for a business than the fair value of the tangible and separately measurable intangible net assets. Generally accepted accounting principles require that this and all other intangible assets be amortized over the period benefitted. Management has determined that period to be no less than 40 years.

  If management were not to give effect to shorter benefit periods of factors giving rise to a material portion of the goodwill, earnings reported in periods immediately following the acquisition would be overstated. In later years, the Company would be burdened by a continuing charge against earnings without the associated benefit to income valued by management in arriving at the consideration paid for the business. Earnings in later years could also be significantly affected if management determined then that the remaining balance of goodwill was impaired.

  Management has reviewed with its independent accountants all of the factors and related future cash flows which it considered in arriving at the amount incurred to acquire each of the Acquired Businesses. Management concluded that the anticipated future cash flows associated with intangible assets recognized in the acquisitions will continue indefinitely, and there is no persuasive evidence that any material portion will dissipate over a period shorter than 40 years.

ABSENCE OF A PUBLIC MARKET COULD ADVERSELY AFFECT THE VALUE OF EXCHANGE NOTES

  The Old Notes were issued to, and the Company believes are currently owned by, a relatively small number of beneficial owners. Prior to the Exchange Offer, there has not been any public market for the Old Notes. The Old Notes have not been registered under the Securities Act and will be subject to restrictions on transferability to the extent that they are not exchanged for Exchange Notes by holders who are entitled to participate in this Exchange Offer. After consummation of the Exchange Offer, the market for Old Notes not tendered or exchanged (or tendered but not accepted for exchange) in the Exchange Offer will be even more limited than their existing market. The holders of Old Notes (other than any such holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) who are not eligible to participate in the Exchange Offer are entitled to certain registration rights, and the Company is required to file a Shelf Registration Statement with respect to such Old Notes. The Exchange Notes will constitute a new issue of securities with no established trading market. The Company does not intend to list the Exchange Notes on any national securities exchange or seek the admission thereof to trading in the National Association of Securities Dealers Automated Quotation System. The Initial Purchasers have advised the Company that they currently intend to make a market in the Exchange Notes, but they are not obligated to do so and may discontinue such market making at any time. In addition, such market making activity will be subject to the limits imposed by the Securities Act and the Exchange Act and may be limited during the Exchange Offer and the pendency of the Shelf Registration Statement. Accordingly, no assurance can be given that an active public or other market will develop for the Exchange Notes or as to the liquidity of the trading market for the Exchange Notes. If a trading market does not develop or is not maintained, holders of the Exchange Notes may experience difficulty in reselling the Exchange Notes or may be unable to sell them at all. If a market for the Exchange Notes develops, any such market may be discontinued at any time.

  If a public trading market develops for the Exchange Notes, future trading prices of such securities will depend on many factors including, among other things, prevailing interest rates, the Company's results of operations and market for similar securities. Depending on prevailing interest rates, the market for similar securities and other factors, including the financial condition of the Company, the Exchange Notes may trade at a discount from their principal amount.

FAILURE TO FOLLOW EXCHANGE OFFER PROCEDURES COULD ADVERSELY AFFECT HOLDERS

  Issuance of the Exchange Notes in exchange for the Old Notes pursuant to the Exchange Offer will be made only after a timely receipt by the Company of such Old Notes, a properly completed and duly executed Letter of Transmittal (or, in the case of a book-entry transfer, an Agent's Message in lieu thereof) and all other required documents. Therefore, holders of the Old Notes desiring to tender such Old Notes in exchange for Exchange Notes should allow sufficient time to ensure timely delivery. The Company is under no duty to give notification of defects or irregularities with respect to the tenders of Old Notes for exchange. Old Notes that are not tendered or are tendered but not accepted will, following the consummation of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof, and, upon consummation of the Exchange Offer, certain registration rights under the Registration Rights Agreement will terminate. In addition, any holder of Old Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes may be deemed to have received restricted securities, and if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives Exchange Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution." To the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Old Notes could be adversely affected. See "The Exchange Offer."

                                USE OF PROCEEDS

  The Exchange Offer is intended to satisfy certain of the Company's obligations under the Purchase Agreement and the Registration Rights Agreement. The Company will not receive any cash proceeds from the issuance of the Exchange Notes offered hereby. In consideration for issuing the Exchange Notes contemplated in the Prospectus, the Company will receive Old Notes in like principal amount, the form and terms of which are the same as the forms and terms of the Exchange Notes (which replace the Old Notes), except as otherwise described herein. The Old Notes surrendered in exchange for Exchange Notes will be retired and cancelled and cannot be reissued. Accordingly, the issuance of the Exchange Notes will not result in any increase or decrease in the indebtedness of the Company. As such, no effect has been given to the Exchange Offer in the pro forma financial data or capitalization tables.

  The net proceeds to the Company from the sale of the Old Notes in the Initial Offering (after deducting discounts, fees and expenses) were utilized by the Company for the following:

                                                                  (IN THOUSANDS)
   Net Proceeds from the Initial Offering (1)....................    $95,652
                                                                     =======
   Uses of Funds:
     Repayment of Old Credit Facility............................    $59,513
                                                                     -------
     Repayment of Sellers Notes..................................    $ 1,015
                                                                     -------
     Acquisitions (2)............................................    $35,124
                                                                     -------
       Total.....................................................    $95,652
                                                                     =======

--------
(1) Reflects $100,000 aggregate principal amount of Old Notes net of a $1,233 discount at issuance and net of $3,115 of underwriting, legal, accounting and other fees and expenses.

(2) The Company used the remainder of the net proceeds from the Initial Offering after the repayment of the Old Credit Facility to acquire the seven businesses it acquired in the first quarter of 1998.

                                CAPITALIZATION

  The following table sets forth the consolidated capitalization of the Company at June 30, 1998, on an actual basis and on a pro forma basis. The information in this table should be read in conjunction with "Selected Pro Forma Financial Data," "Selected Historical Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements and notes thereto appearing elsewhere herein.

                                                                  AT JUNE 30,
                                                                     1998
                                                                ---------------
                                                                          PRO
                                                                ACTUAL   FORMA
                                                                ------- -------
                                                                (IN THOUSANDS)
Cash........................................................... $ 1,007 $ 1,007
                                                                ======= =======
Debt:
 Notes......................................................... $  98.9 $  98.9
 New Credit Facility...........................................   125.3   238.4
                                                                ------- -------
    Total debt.................................................   224.2   337.3
    Total stockholders' equity.................................    28.8   124.7
                                                                ------- -------
    Total capitalization....................................... $ 253.0 $ 462.0
                                                                ======= =======

                       SELECTED PRO FORMA FINANCIAL DATA

  The Company was founded in June 1996 to acquire and integrate equipment rental companies. In 1997, the Company acquired six businesses in separate transactions. In 1998, the Company acquired nine businesses in separate transactions and consummated the Initial Stock Offering. While the Acquired Businesses were acquired at various dates during 1997 and 1998, the following pro forma statements of operations are presented as if all such acquisitions, the Initial Stock Offering and certain borrowings under the New Credit Facility had occurred on January 1, 1997. The following pro forma balance sheet gives effect to the aforementioned transactions as if they had occurred on March 31, 1998.

  The following selected pro forma financial data have been derived from Company (the Company herein defined to include the Acquired Businesses) prepared financial information (and, when applicable, includes adjustments to conform fiscal periods to calendar periods), the audited and unaudited Financial Statements and notes thereto of certain of the Acquired Businesses for certain periods and the audited and unaudited Financial Statements and notes thereto of the Company since inception, which Financial Statements appear elsewhere in this Prospectus.

  The selected pro forma financial data have been prepared for comparative purposes only and do not purport to be indicative of the results which would have been achieved had the Acquired Businesses been purchased, the Initial Stock Offering been consummated and certain borrowings under the New Credit Facility been made as of the assumed dates, nor are the results indicative of the Company's future results. The selected pro forma financial data should be read in conjunction with "Selected Historical Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements and notes thereto of the Company since inception and certain of the Acquired Businesses for certain periods and the Unaudited Pro Forma Financial Statements and notes thereto included elsewhere herein.

                       PRO FORMA STATEMENT OF OPERATIONS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                       YEAR ENDED DECEMBER 31, 1997
                             --------------------------------------------------
                                THE       ACQUIRED
                             COMPANY(A) BUSINESSES(B) ADJUSTMENTS(C)  PRO FORMA
                             ---------- ------------- --------------  ---------
REVENUES:
  Rental revenues..........   $26,398     $122,566       $ 5,144      $154,108
  Rental equipment sales...     4,186       15,638         2,910        22,734
  New equipment sales and
   other...................    10,704       38,749         2,393        51,846
                              -------     --------       -------      --------
Total revenues.............    41,288      176,953        10,447       228,688
COST OF REVENUES:
  Rental equipment
   depreciation............     5,009       25,474           591 (d)    31,074
  Cost of rental equipment
   sales...................     2,935       10,579         2,561        16,075
  Cost of new equipment
   sales...................     4,872       17,479         1,579        23,930
  Other operating expenses.    12,899       50,556          (327)(e)    63,128
                              -------     --------       -------      --------
Total cost of revenues.....    25,715      104,088         4,404       134,207
                              -------     --------       -------      --------
Gross profit...............    15,573       72,865         6,043        94,481
Selling, general and
 administrative expenses...     7,910       39,932        (4,516)(f)    43,326
Non-rental depreciation and
 amortization..............     1,476        3,903         5,168 (g)    10,547
                              -------     --------       -------      --------
Operating income...........     6,187       29,030         5,391        40,608
Other income (expense),
 net.......................        72       (1,006)        1,372 (h)       438
Interest expense, net......     4,336       11,701        11,987 (i)    28,024
                              -------     --------       -------      --------
Income before income taxes.     1,923       16,323        (5,224)       13,022
Income tax expense.........       818        3,172         1,474 (j)     5,464
                              -------     --------       -------      --------
Net income.................   $ 1,105     $ 13,151       $(6,698)     $  7,558(k)
                              =======     ========       =======      ========
Basic earnings per share...                                           $   0.34(k)
Diluted earnings per share.                                           $   0.32(k)



                (See Notes to Selected Pro Forma Financial Data)

                       PRO FORMA STATEMENT OF OPERATIONS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                   THREE MONTHS ENDED MARCH 31, 1997
                           --------------------------------------------------
                              THE       ACQUIRED
                           COMPANY(A) BUSINESSES(B) ADJUSTMENTS(C)  PRO FORMA
                           ---------- ------------- --------------  ---------
REVENUES:
  Rental revenues.........   $1,276      $27,507       $ 1,228       $30,011
  Rental equipment sales..       93        5,564           727         6,384
  New equipment sales and
   other..................      950        9,515           556        11,021
                             ------      -------       -------       -------
Total revenues............    2,319       42,586         2,511        47,416
COST OF REVENUES:
  Rental equipment
   depreciation...........      335        6,763           661 (d)     7,759
  Cost of rental equipment
   sales..................       75        3,495           640         4,210
  Cost of new equipment
   sales..................      306        4,252           395         4,953
  Other operating
   expenses...............      760       11,817           (25)(e)    12,552
                             ------      -------       -------       -------
Total cost of revenues....    1,476       26,327         1,671        29,474
                             ------      -------       -------       -------
Gross profit..............      843       16,259           840        17,942
Selling, general and
 administrative expenses..      783        9,795          (997)(f)     9,581
Non-rental depreciation
 and amortization.........       88        1,025         1,461 (g)     2,574
                             ------      -------       -------       -------
Operating income (loss)...      (28)       5,439           376         5,787
Other income, net.........      --           161           (17)(h)       144
Interest expense, net.....      262        2,646         4,098 (i)     7,006
                             ------      -------       -------       -------
Income (loss) before
 income taxes.............     (290)       2,954        (3,739)       (1,075)
Income tax expense
 (benefit)................     (135)         935        (1,252)(j)      (452)
                             ------      -------       -------       -------
Net income (loss).........   $ (155)     $ 2,019       $(2,487)      $  (623)(k)
                             ======      =======       =======       =======
Basic earnings per share..                                           $ (0.03)(k)
Diluted earnings per
 share....................                                           $ (0.03)(k)



                (See Notes to Selected Pro Forma Financial Data)

                       PRO FORMA STATEMENT OF OPERATIONS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                    THREE MONTHS ENDED MARCH 31, 1998
                              ------------------------------------------------
                                 THE       ACQUIRED
                              COMPANY(A) BUSINESSES(B) ADJUSTMENTS   PRO FORMA
                              ---------- ------------- -----------   ---------
REVENUES:
  Rental revenues...........   $15,815      $22,800      $   261      $38,876
  Rental equipment sales....     1,742        2,100          --         3,842
  New equipment sales and
   other....................     4,594        8,393          244       13,231
                               -------      -------      -------      -------
Total revenues..............    22,151       33,293          505       55,949
COST OF REVENUES:
  Rental equipment
   depreciation.............     2,727        5,420         (174)(d)    7,973
  Cost of rental equipment
   sales....................     1,037        1,316          --         2,353
  Cost of new equipment
   sales....................     2,187        4,173          --         6,360
  Other operating expenses..     7,549        9,697         (162)(e)   17,084
                               -------      -------      -------      -------
Total cost of revenues......    13,500       20,606         (336)      33,770
                               -------      -------      -------      -------
Gross profit................     8,651       12,687          841       22,179
Selling, general and
 administrative expenses....     4,531        8,466       (1,296)(f)   11,701
Non-rental depreciation and
 amortization...............       807          957          927 (g)    2,691
                               -------      -------      -------      -------
Operating income............     3,313        3,264        1,210        7,787
Other income (expense), net.        77          (62)          10           25
Interest expense, net.......     3,100        3,014          892 (i)    7,006
                               -------      -------      -------      -------
Income before income taxes..       290          188          328          806
Income tax expense..........       151          --           175 (j)      326
                               -------      -------      -------      -------
Net income..................   $   139      $   188      $   153      $   480(k)
                               =======      =======      =======      =======
Basic earnings per share....                                          $  0.02(k)
Diluted earnings per share..                                          $  0.02(k)



                (See Notes to Selected Pro Forma Financial Data)

                            PRO FORMA BALANCE SHEET
                             (DOLLARS IN THOUSANDS)

                                             AT MARCH 31, 1998
                            ----------------------------------------------------
                               THE       ACQUIRED                         PRO
                            COMPANY(L) BUSINESSES(L) ADJUSTMENTS(M)(N)   FORMA
                            ---------- ------------- -----------------  --------
ASSETS
Cash and cash equivalents.   $  3,773    $  3,239         $(4,854)(i)   $  2,158
Accounts receivable, net..     24,095      10,859          (1,775)        33,179
Inventory, net............      7,158       2,658              23          9,839
Rental equipment, net.....    104,937     122,750          (6,795)(ii)   220,892
Property and equipment,
 net......................      6,968      12,027           2,230 (iii)   21,225
Intangible assets, net....     86,888      17,069          62,397 (iv)   166,354
Loan origination costs,
 net......................      6,139         --           (1,133)(v)      5,006
Prepaid and other assets,
 net......................      2,345       5,104          (3,360)         4,089
                             --------    --------         -------       --------
    Total assets..........   $242,303    $173,706         $46,733       $462,742
                             ========    ========         =======       ========
LIABILITIES
Accounts payable..........   $  9,647    $  1,916         $  (160)      $ 11,403
Accrued interest..........      3,904       1,075            (360)         4,619
Accrued expenses and other
 liabilities..............      7,938      12,318            (175)        20,081
Debt......................    193,954     124,279          (8,089)(vi)   310,144
                             --------    --------         -------       --------
    Total liabilities.....    215,443     139,588          (8,784)       346,247
Stockholders' equity......     26,860      34,118          55,517 (vii)  116,495
                             --------    --------         -------       --------
    Total liabilities and
     stockholders' equity.   $242,303    $173,706         $46,733       $462,742
                             ========    ========         =======       ========


                (See Notes to Selected Pro Forma Financial Data)

                  NOTES TO SELECTED PRO FORMA FINANCIAL DATA
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

(a) Results for the year ended December 31, 1997 and for the three months ended March 31, 1997 represent actual historical 1997 results for the Company, including results for the Acquired Businesses purchased in the related 1997 period from the date of acquisition. Results for the three months ended March 31, 1998 represent actual historical results for the Company, including results for the Acquired Businesses purchased in the first quarter of 1998 from the date of acquisition.

(b) Results for the year ended December 31, 1997 and for the three months ended March 31, 1997 represent combined historical 1997 results for (i) the Acquired Businesses purchased in the related 1997 period prior to the date of acquisition and (ii) the Acquired Businesses purchased in 1998. Results for the three months ended March 31, 1998 represent combined historical results for the Acquired Businesses purchased in 1998 prior to the date of acquisition.

(c) In each of the following items, reflects the elimination of a location not purchased from Cormier Equipment as follows:

                                              THREE MONTHS
                                  YEAR ENDED     ENDED
                                 DECEMBER 31,  MARCH 31,
                                     1997         1997
                                 ------------ ------------
        Rental revenues.........    $ 130         $100
        New equipment sales and
         other..................       21           17
                                    -----         ----
        Total revenues..........      151          117
        Rental equipment
         depreciation...........       81           60
        Other operating
         expenses...............      102           50
                                    -----         ----
        Total cost of revenues..      183          110
                                    -----         ----
        Gross profit (loss).....      (32)           7
        Selling, general and
         administrative
         expenses...............       72           41
        Non-rental depreciation
         and amortization.......        1            1
                                    -----         ----
        Operating loss..........    $(105)        $(35)
                                    =====         ====

  In addition, reflects the acquisition of GenEquip, Inc., a business acquired by Falconite, Inc. in January 1998, and Aerial Equipment Rental, Inc., a business acquired by Falconite in May 1998, as follows:

                                                      THREE MONTHS THREE MONTHS
                                          YEAR ENDED     ENDED        ENDED
                                         DECEMBER 31,  MARCH 31,    MARCH 31,
                                             1997         1997         1998
                                         ------------ ------------ ------------
      Rental revenues...................   $ 5,274       $1,327        $142
      Rental equipment sales............     2,910          728         --
      New equipment sales and other.....     2,415          571         121
                                           -------       ------        ----
      Total revenues....................    10,599        2,626         263
      Rental equipment depreciation.....     1,808          464          24
      Cost of rental equipment sales....     2,561          640         --
      Cost of new equipment sales.......     1,578          395         --
      Other operating costs.............     2,503          629         140
                                           -------       ------        ----
      Total cost of revenues............     8,450        2,128         164
                                           -------       ------        ----
      Gross profit......................     2,149          498          99
      Selling, general and
       administrative expenses..........     1,789          400          54
      Non-rental depreciation and
       amortization.....................       121           31           2
                                           -------       ------        ----
      Operating income..................       239           67          43
      Other income, net.................       179           16          23
      Interest income (expense), net....       (25)          (7)         (5)
                                           -------       ------        ----
      Income before income taxes........   $   393       $   76        $ 61
                                           =======       ======        ====

(d) Pursuant to SEC reporting requirements, rental equipment depreciation has been derived utilizing the rental equipment asset values of each of the Acquired Businesses at the time of their acquisition rather than utilizing values of rental equipment assets actually held by each of the Acquired Businesses in the period presented. Reflects the impact on rental equipment depreciation resulting from the application of the Company's depreciation policy rather than those of the former owners of the Acquired Businesses. In addition, reflects the change in rental equipment depreciation resulting from the write-up or write-down of rental equipment assets to fair value arising from purchase accounting. In addition, reflects the increase in rental equipment depreciation resulting from the purchase of equipment referred to in note (e) below.
(e) Reflects the elimination of lease expense resulting from the termination of certain rental equipment leases which occurred with the purchase of the underlying equipment. Also reflects the rent expense resulting from the Company's current lease terms as compared to lease terms entered into by former owners. In addition, reflects the increase in rent expense and corresponding decrease in depreciation expense and real estate tax expense resulting from the Company leasing rather than owning certain related facilities and, conversely, the decrease in rent expense and corresponding increase in depreciation expense and real estate tax expense resulting from the termination of certain facility leases which occurred with the purchase of the underlying facility by the Company. Also, reflects the decrease in rent expense resulting from the termination of certain facility leases.

(f) Reflects the decrease resulting from differentials between the compensation levels of former owners of the Acquired Businesses and the terms of the employment agreements entered into between certain of the former owners and the Company. The employment agreements provide for bonuses to be paid based on increased future earnings. Compensation amounts presented reflect bonuses due based on current operating results. Additional bonuses would be due if increased earnings levels are achieved.

(g) Pursuant to SEC reporting requirements, non-rental depreciation has been derived utilizing the property, plant and equipment values of each of the Acquired Businesses at the time of their acquisition, rather than utilizing values of property, plant and equipment actually held by each of the Acquired Businesses in the period presented. Reflects the decrease in non-rental depreciation resulting from the application of the Company's depreciation policy rather than those of the former owners of the Acquired Businesses. In addition, reflects the increase in non-rental depreciation resulting from the write-up of property, plant and equipment to fair value arising from purchase accounting. Also reflects amortization of goodwill calculated on a goodwill life of 40 years and amortization of non-compete agreements calculated on their contract terms of two to five years, in each case specifically related to the purchases of the Acquired Businesses. The pro forma adjustments consist of the following:

                                                                       THREE
                                                                      MONTHS
                                                                       ENDED
                                                        YEAR ENDED   MARCH 31,
                                                       DECEMBER 31, -----------
                                                           1997      1997  1998
                                                       ------------ ------ ----
      Non-rental depreciation.........................    $1,321    $  352 $260
      Amortization of goodwill........................     3,223       890  607
      Amortization of non-compete agreements..........       624       219   60
                                                          ------    ------ ----
                                                          $5,168    $1,461 $927
                                                          ======    ====== ====

(h) Reflects discontinuation and elimination of unrelated businesses previously operated and related charges incurred by the former owners of certain of the Acquired Businesses.

(i) Reflects increased interest expense at the Company's borrowing rate under the New Credit Facility of 7.75% on the indebtedness resulting from (i) the purchase of the Acquired Businesses for $113,172 after giving effect to the partial repayment of the New Credit Facility with $3,434 of cash on hand at the Acquired Businesses purchased or to be purchased on or after March 31, 1998 and (ii) the borrowing of $3,085 under the New Credit Facility to fund certain potential purchase price adjustments in connection with the Acquired Businesses purchased in 1998.
(j) Reflects the income tax rate that would have been in effect if the Acquired Businesses had been combined and subject to a federal statutory rate of 34% and the applicable state statutory rate for each of the Acquired Businesses throughout the period presented.

(k) Unaudited pro forma earnings per share has been computed based on the weighted average number of common shares outstanding during the period, after giving effect to the Reclassification, the Stock Split, the Initial Stock Offering and the mandatory conversion of the 8% convertible subordinated promissory notes to be issued in connection with the acquisition of Falconite, but without giving effect to shares issuable upon exercise of outstanding options because they are not dilutive. Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," ("SFAS 123") allows entities to choose between a new fair value based method of accounting for employee stock options or similar equity instruments and the current intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25 ("APB No. 25"). Entities electing to account for employee stock options or similar equity instruments under APB No. 25 must make pro forma disclosures of net income and earnings per share as if the fair value method of accounting has been applied. The Company has elected APB No. 25, and will provide such pro forma disclosure of net income and earnings per share, as applicable, in the notes to future consolidated financial statements. Had pro forma compensation cost for NES's stock based compensation plans been determined based on the pro forma fair value at the assumed grant date for awards under those plans consistent with the method of SFAS 123, the Company's pro forma net income and net income per share would have been as follows for the year ended December 31, 1997 and the three month periods ended March 31, 1997 and 1998:

                                                                  THREE MONTHS
                                                                     ENDED
                                                      YEAR ENDED   MARCH 31,
                                                     DECEMBER 31, -------------
                                                         1997      1997   1998
                                                     ------------ ------  -----
      Net income....................................    $6,986    $ (768) $ 333
      Basic earnings per share......................    $ 0.32    $(0.04) $0.02
      Diluted earnings per share....................    $ 0.30    $(0.03) $0.01

  The pro forma fair value of the options was estimated on the assumed date of grant using the Black-Scholes option pricing model with the following weighted average assumptions: dividend yield of 0%, expected volatility of 30%, risk free interest rates of 5.67% and expected lives of 5 years.

(l) Represents actual historical balance sheets of the Company, Falconite and R&R Rentals as of March 31, 1998.
(m) The following are adjustments to the aforementioned balance sheets:

  (i) Reflects the use of the cash on hand at the Acquired Businesses purchased on or after March 31, 1998 of $3,434 and the elimination of cash not purchased in the R&R Rentals acquisition.
  (ii) Reflects the write-down of rental equipment as part of purchase accounting related to the residual value in excess of fair value.
  (iii) Reflects the write-up of property and equipment to fair value as part of purchase accounting.

  (iv) Reflects $61,797 of goodwill representing the excess of the purchase price over the fair value of net assets acquired. In addition, reflects $600 of noncompete agreements entered into by the Company and certain selling shareholders.

  (v) Reflects the incremental loan origination costs related to the New Credit Facility.

  (vi) Reflects the use of cash on hand at the Acquired Businesses purchased or to be purchased on or after March 31, 1998 of $3,434 and the elimination of the Acquired Businesses' indebtedness of $124,279, offset by additional borrowings under the New Credit Facility of $116,190, and the borrowing of $3,085 under the New Credit Facility to fund potential purchase price adjustments in connection with the Acquired Businesses purchased in 1998.

  (vii) Reflects the cash proceeds from the Initial Stock Offering of $94,500 and the mandatory conversion at the initial public offering price of $3,750 of 8% subordinated promissory notes issued in connection with the Falconite acquisition, net of estimated Initial Stock Offering costs of $8,615 and the elimination of equity of Falconite of $33,232 and R&R Rentals of $886.

(n) In addition, reflects the acquisition of Aerial Rental Equipment, Inc., a business acquired by Falconite in May 1998, as follows:

                                                                  MARCH 31, 1998
                                                                  --------------
      Cash and cash equivalents..................................     $  177
      Accounts receivable, net...................................        222
      Inventory, net.............................................         23
      Rental equipment, net......................................        506
      Property and equipment, net................................         80
      Prepaids and other assets, net.............................          2
                                                                      ------
          Total assets...........................................     $1,010
                                                                      ======
      Accounts payable...........................................     $   41
      Accrued expenses and other liabilities.....................          9
      Debt.......................................................        488
                                                                      ------
          Total liabilities......................................        538
      Stockholders' equity.......................................        472
                                                                      ------
      Total liabilities and stockholders' equity.................     $1,010
                                                                      ======

                      SELECTED HISTORICAL FINANCIAL DATA
                                (IN THOUSANDS)

  The Company was founded in June 1996 to acquire and integrate equipment rental companies. In 1997, the Company acquired Aerial Platforms, BAT Rentals, Equipco Rentals & Sales, Industrial Hoist Services, Lone Star Rentals and Sprintank in separate transactions. For historical financial data presentation purposes, Aerial Platforms, BAT Rentals, Equipco Rentals & Sales, Lone Star Rentals and Sprintank have been identified as the predecessor companies and are collectively referred to herein as the "Predecessor Companies." The following selected historical financial data of the Predecessor Companies as of and for the years ended December 31, 1996 and 1997 (or the corresponding fiscal year) have been derived from audited Financial Statements and notes thereto included elsewhere in this Prospectus. The following selected historical financial data of BAT Rentals, Equipco Rentals & Sales, Lone Star Rentals and Sprintank as of and for the year ended December 31, 1995 (or the corresponding fiscal year) have been derived from audited Financial Statements and notes thereto included elsewhere in this Prospectus. The following selected historical financial data of Aerial Platforms as of and for the year ended December 31, 1995 (or the corresponding fiscal year) have been derived from unaudited financial statements which have been prepared on the same basis as the audited Financial Statements and, in the opinion of management, reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of such data. The following selected historical financial data of the Predecessor Companies as of and for the years ended December 31, 1993 and 1994 (or the corresponding fiscal year) have been derived from unaudited financial statements, which have been prepared on the same basis as the audited Financial Statements and, in the opinion of management, reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of such data.

  In 1998, the Company acquired Falconite concurrent with the Initial Stock Offering. Due to the materiality of Falconite to the Company on a pro forma basis, the following selected historical financial data includes results of Falconite, which year end information has been derived from audited Financial Statements and notes thereto included elsewhere herein.

  The selected historical financial data of the Company as of and for the period from inception (June 4, 1996) through December 31, 1996 and as of and for the year ended December 31, 1997 have been derived from audited Financial Statements and notes thereto appearing elsewhere in this Prospectus.

  The selected historical financial data of Falconite and the Company as of and for the three months ended March 31, 1997 and 1998 have been derived from unaudited Financial Statements included elsewhere in this Prospectus, which have been prepared on the same basis as the audited Financial Statements and, in the opinion of management, reflect all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of such data.

  The selected historical financial data should be read in conjunction with the information contained in "Selected Pro Forma Financial Data,"
"Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements and notes thereto included elsewhere herein.

                                OPERATING DATA

                                                                     THREE MONTHS
                                 YEAR ENDED DECEMBER 31,            ENDED MARCH 31,
                          ----------------------------------------  ----------------
                           1993   1994    1995     1996    1997(A)   1997     1998
                          ------ ------- -------  -------  -------  -------  -------
PREDECESSOR
 COMPANIES:(B)
 Aerial Platforms
 Total revenues.........  $1,571 $ 2,039 $ 3,269  $ 4,746  $   233
 Operating income
  (loss)................     356     351     887      998       (8)
 Income (loss) before
  income taxes..........     265     266     818      874      (14)
 BAT Rentals
 Total revenues.........  $9,214 $10,932 $12,453  $13,140  $ 3,802
 Operating income.......   1,893   2,099   1,973    2,877      757
 Income before income
  taxes.................   1,956   1,944   1,899    2,801      710
 Equipco Rentals & Sales
 Total revenues.........  $3,080 $ 3,768 $ 5,390  $ 5,832  $ 4,369
 Operating income.......     133     216     305      407      911
 Income before income
  taxes.................      65     124     145      227      837
 Lone Star Rentals
 Total revenues.........  $7,333 $ 8,935 $ 9,703  $ 9,349  $ 1,643
 Operating income
  (loss)................     993   1,263   1,103      640     (229)
 Income (loss) before
  income taxes..........     598     707     726      381     (254)
 Sprintank
 Total revenues.........  $3,810 $ 5,182 $ 7,879  $ 9,598  $ 6,042
 Operating income.......     482     830   1,522    1,503    2,179
 Income before income
  taxes.................      98     407     655      480    1,616
THE COMPANY:
 Total revenues.........                          $   --   $41,288  $ 2,319  $22,151
 Operating income
  (loss)................                             (336)   6,187      (28)   3,313
 Income (loss) before
  income taxes..........                             (332)   1,923     (290)     290
FALCONITE:(B)
 Total revenues.........                 $35,661  $48,086  $63,646  $14,374  $16,633
 Operating income.......                  11,306   12,075   11,959    2,672    1,969
 Income before income
  taxes and minority
  interests.............                   8,094    7,959    3,817    1,343     (219)
R&R RENTALS:(B)
 Total revenues.........                 $ 6,581  $ 6,341  $ 8,444  $ 1,795  $ 2,613
 Operating income.......                    (194)    (397)     368        2      446
 Income before income
  taxes and minority
  interests.............                    (198)  (1,004)    (573)    (165)     113

                              BALANCE SHEET DATA

                                          AT DECEMBER 31,                 AT
                              ---------------------------------------- MARCH 31,
                               1993   1994    1995     1996     1997     1998
                              ------ ------- ------- -------- -------- ---------
PREDECESSOR COMPANIES:
 Aerial Platforms
 Rental equipment, net......  $  326 $   306 $ 1,396 $  1,758
 Total assets...............     921     944   2,455    2,889
 Total debt.................     878     549   1,216    1,243
 BAT Rentals
 Rental equipment, net......  $3,122 $ 3,499 $ 4,434 $  5,779
 Total assets...............   8,603   9,212  10,111   11,504
 Total debt.................   2,734   2,659   3,191    3,302
 Equipco Rentals & Sales
 Rental equipment, net......  $1,112 $ 1,588 $ 2,047 $  2,553
 Total assets...............   2,102   2,750   3,337    4,102
 Total debt.................   1,224   1,470   1,846    2,393
 Lone Star Rentals
 Rental equipment, net......  $4,765 $ 6,954 $ 7,622 $  6,952
 Total assets...............   7,144   9,910  10,094    9,405
 Total debt.................   4,301   6,390   6,121    4,983
 Sprintank
 Rental equipment, net......  $4,664 $ 4,665 $ 8,118 $  9,741
 Total assets...............   6,831   6,807  10,727   12,546
 Total debt.................   4,739   4,702   7,370    8,987
THE COMPANY:
 Rental equipment, net......                         $    --  $ 46,801 $104,937
 Total assets...............                              216  131,137  242,303
 Total debt.................                              --    98,782  193,954
 Total stockholders' equity.                              106   26,473   26,860
FALCONITE:
 Rental equipment, net......                         $ 81,583 $107,721 $112,937
 Total assets...............                          117,458  148,068  156,226
 Total debt.................                           60,619  100,200  108,430
R&R RENTALS:
 Rental equipment, net......                         $  7,613 $ 10,633 $  9,813
 Total assets...............                           14,251   17,793   17,480
 Total debt.................                           12,259   16,339   15,849

--------
(a) With respect to the Predecessor Companies, includes results prior to acquisition by the Company. With respect to Falconite, represents actual 1997 results. With respect to the Company, represents actual 1997 results, including results for the Predecessor Companies and Industrial Hoist Services after acquisition by the Company.
(b) Operating income (loss) and income (loss) before income taxes reflect private company expenses such as certain owners' compensation which would not be included in the Company's results going forward.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS
                                (IN THOUSANDS)

  The following discussion and analysis of the Company's and Falconite's results of operations, and the Company's financial condition and liquidity should be read in conjunction with "Selected Pro Forma Financial Data" and "Selected Historical Financial Data" and the Financial Statements and notes thereto included elsewhere herein.

GENERAL

  NES was founded in June 1996 to acquire and integrate businesses that specialize in the rental of specialty and general equipment to industrial and construction end-users. Since January 1997, the Company has acquired 15 businesses in separate transactions. The following discussion of the Company's pro forma results of operations is presented as if the 15 acquisitions and the Initial Stock Offering had been completed and certain borrowings under the New Credit Facility had been outstanding on the first day of the earliest period discussed. The Company's pro forma results are based upon adjustments described in the notes to "Selected Pro Forma Financial Data." Management believes that the Acquired Businesses and others that the Company will acquire will benefit from increased access to capital, the support of experienced and professional senior management, centrally coordinated purchasing and an increased emphasis on financial management. Therefore, the Company's pro forma results discussed below do not necessarily represent the results of the Company had each of the Acquired Businesses been operated by the Company during those periods.

  The Company derives its revenues from four sources: (i) rental of equipment;
(ii) rental equipment sales; (iii) new equipment sales; and (iv) the sale of complementary parts and services. The Company's primary source of revenue is the rental of equipment to industrial and construction end-users. The growth of rental revenues is dependent on several factors, including demand for rental equipment, the amount and quality of equipment available for rent, rental rates and general economic conditions. Revenues generated from the sale of used rental equipment are impacted by price, general economic conditions and the fleet maintenance programs conducted by the Company. Sales of new equipment are impacted by price and general economic conditions. Revenues from the sale of complementary parts and services are primarily affected by equipment rental and sales volumes.

  Cost of revenues consists primarily of rental equipment depreciation, the cost of new equipment, the net book value of rental equipment sold and other direct operating costs. Given the varied, and in some cases specialized, nature of its rental equipment, the Company utilizes a range of periods over which it depreciates its equipment on a straight line basis. On average, the Company depreciates its equipment over an estimated useful life of seven years with no residual value.

  The Company acquired Falconite concurrent with the Initial Stock Offering. Due to the materiality of Falconite to the Company on a pro forma basis, the following includes a discussion and analysis of Falconite's results of operations.

  The following table sets forth, for the periods indicated, information derived from the combined, historical and pro forma consolidated statements of operations of the Company expressed as a percentage of total revenues.

                                                                       THREE MONTHS       THREE MONTHS
                             YEAR ENDED         YEAR ENDED                ENDED              ENDED
                          DECEMBER 31, 1996 DECEMBER  31, 1997        MARCH 31, 1997     MARCH 31, 1998
                          ----------------- ----------------------   ------------------ -----------------
                              COMBINED      ACTUAL      PRO FORMA    ACTUAL   PRO FORMA ACTUAL  PRO FORMA
                          ----------------- ---------   ----------   ------   --------- ------  ---------
Rental revenues.........         67.7%           63.9%         67.4%  55.0%      63.3%   71.4%     69.5%
Rental equipment sales..          9.7            10.2           9.9    4.0       13.5     7.9       6.9
New equipment sales and
 other..................         22.6            25.9          22.7   41.0       23.2    20.7      23.6
                                -----       ---------     ---------  -----      -----   -----     -----
Total revenues..........        100.0           100.0         100.0  100.0      100.0   100.0     100.0
Cost of revenues........         59.5            62.3          58.7   63.6       62.2    60.9      60.4
                                -----       ---------     ---------  -----      -----   -----     -----
Gross profit............         40.5%           37.7          41.3   36.4       37.8    39.1      39.6
                                =====
Selling, general and
 administrative
 expenses...............                         19.2          18.9   33.8       20.2    20.5      20.9
Non-rental depreciation
 and amortization.......                          3.6           4.6    3.8        5.4     3.6       4.8
                                            ---------     ---------  -----      -----   -----     -----
Operating income (loss).                         14.9          17.8   (1.2)      12.2    15.0      13.9
Other income, net.......                          0.2           0.2    0.0        0.3     0.3       0.0
Interest expense, net...                         10.5          12.3   11.3       14.8    14.0      12.5
                                            ---------     ---------  -----      -----   -----     -----
Income (loss) before
 income taxes...........                          4.6           5.7  (12.5)      (2.3)    1.3       1.4
Income tax expense
 (benefit)..............                          2.0           2.4   (5.8)      (1.0)    0.7       0.6
                                            ---------     ---------  -----      -----   -----     -----
Net income (loss).......                          2.6%          3.3%  (6.7)%     (1.3)%   0.6%      0.8%
                                            =========     =========  =====      =====   =====     =====

PRO FORMA AND COMBINED RESULTS OF OPERATIONS--THE COMPANY

Pro Forma Three Months Ended March 31, 1998 as Compared to Pro Forma Three Months Ended March 31, 1997

  Revenues. Total revenues increased 18.0%, or $8,533, from $47,416 to $55,949 from first quarter 1997 to first quarter 1998. Rental revenue growth accounted for $8,865 or 104% of the increase, partially offset by a decline in rental equipment sales of $2,542. Portions of the rental revenue growth were attributable to increased investment in rental equipment and strong demand for storage tanks at Sprintank and general equipment at Albany Ladder and Falconite. Revenues from new equipment sales and other increased $2,210 or 20.1%.

  Gross Profit. Gross profit increased from $17,942 to $22,179 from first quarter 1997 to first quarter 1998. Gross margin increased from 37.8% to 39.6%. This margin improvement was primarily the result of increased higher margin rental revenues as a percentage of total revenues.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses increased from $9,581 to $11,701 from first quarter 1997 to first quarter 1998, primarily reflecting costs incurred to support the growth in the Company's businesses. As a percentage of total revenues, these costs increased from 20.2% to 20.9%.

  Non-Rental Depreciation and Amortization. Non-rental depreciation and amortization increased from $2,574 to $2,691 from first quarter 1997 to first quarter 1998. As a percentage of total revenues, non-rental depreciation and amortization decreased from 5.4% to 4.8%.

  Operating Income. As a result of the foregoing, operating income increased 34.6% from $5,787 or 12.2% of total revenues in first quarter 1997 to $7,787 or 13.9% of total revenues in first quarter 1998.

  Interest Expense, Net. Interest expense, net was $7,006 for each of first quarter 1997 and first quarter 1998.

  Income Tax Expense. Income tax expense (benefit) was $(452) for first quarter 1997 and $326 for first quarter 1998.

Pro Forma Year Ended December 31, 1997 as Compared to Combined Year Ended December 31, 1996

  Revenues. Total revenues increased 29.2%, or $51,699, from $176,989 to $228,688 from 1996 to 1997. Rental revenue growth accounted for $33,423 or 64.6% of such increase. A portion of the rental revenue growth was attributable to eight locations opened or acquired by Falconite during November and December 1996 and the acquisition of GenEquip, Inc. by Falconite in January 1998 and Aerial Equipment Rental, Inc. by Falconite in May 1998 which contributed approximately $16,600 in 1997. The remaining approximately $16,900 of rental revenue growth resulted primarily from increased capital investment in rental equipment by the Company. Rental equipment sales increased 38.9%, or $6,371, reflecting strong demand for the Company's equipment, the dispositions of certain equipment in order to optimize the average age of the Company's expanding fleet and the acquisition of GenEquip, Inc. by Falconite. New equipment sales and other increased $11,905 or 29.8% due to strong demand for the Company's new hoists and pump equipment as well as strong performances at Albany Ladder and Falconite.

  Gross Profit. Gross profit increased from $70,771 to $94,481 from 1996 to 1997. Gross margin increased from 40.0% to 41.3%.

Pro Forma Year Ended December 31, 1997

  Revenues. Total revenues were $228,688. Rental revenues accounted for 67.4% of total revenues.

  Gross Profit. Gross profit was $94,481, or 41.3% of total revenues.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses were $43,326 or 18.9% of total revenues.

  Non-rental Depreciation and Amortization. Non-rental depreciation and amortization was $10,547, or 4.6% of total revenues.

  Operating Income. Operating income was $40,608, or 17.8% of total revenues.

  Interest Expense, Net. Interest expense, net was $28,024, or 12.3% of total revenues.

  Income Tax Expense. Income tax expense was $5,464, or 2.4% of total revenues.

HISTORICAL RESULTS OF OPERATIONS--THE COMPANY

  The Company's historical Financial Statements included herein cover the period from inception on June 4, 1996 through December 31, 1996, the year ended December 31, 1997 and the three months ended March 31, 1998. The Company believes that comparison of its historical results for such periods are not meaningful given the fact that (i) the Company did not complete its first acquisition until January 1997, (ii) the Company completed five additional acquisitions at different times in 1997 and (iii) the Company completed seven additional acquisitions at different times in the first quarter of 1998.

Three Months Ended March 31, 1998 as Compared to Three Months Ended March 31, 1997.

  Revenues. Total revenues increased from $2,319 to $22,151 from first quarter 1997 to first quarter 1998. Rental revenues increased from $1,276 to $15,815. The increases were primarily the result of the acquisition of 10 additional businesses after the first quarter of 1997 as well as the inclusion in 1998 of a full quarter's results for the businesses acquired during the first quarter of 1997.

  Gross Profit. Gross profit increased from $843 to $8,651 from first quarter 1997 to first quarter 1998. Gross margin increased from 36.4% to 39.1%. This margin improvement was primarily the result of increased higher margin rental revenues as a percentage of total revenues.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses increased from $783 to $4,531 from first quarter 1997 to first quarter 1998. As a percentage of total revenues, selling, general and administrative expenses decreased from 33.8% to 20.5%.

  Non-rental Depreciation and Amortization. Non-rental depreciation and amortization increased from $88 to $807 from first quarter 1997 to first quarter 1998.

  Operating Income (Loss). As a result of the foregoing, operating income increased from ($28) for first quarter 1997 to $3,313 or 15.0% of total revenues for first quarter 1998.

  Interest Expense, Net. Interest expense, net increased from $262 to $3,100 from first quarter 1997 to first quarter 1998. This increase was due to additional debt resulting from the acquisition of 10 additional businesses.

  Income Tax Expense (Benefit). Income tax increased from a benefit of ($135) to an expense of $151 from first quarter 1997 to first quarter 1998.

Year Ended December 31, 1997


  Revenues. Total revenues were $41,288 for 1997. Rental revenues accounted for 63.9% of such revenues.

  Gross Profit. Gross profit was $15,573 for 1997. Gross margin was 37.7% for 1997.

  Selling, General and Administrative Expenses. For 1997, selling, general and administrative expenses were $7,910 or 19.2% of total revenues.

  Non-rental Depreciation and Amortization. Non-rental depreciation and amortization was $1,476 or 3.6% of total revenues for 1997.

  Operating Income. Operating income was $6,187 or 14.9% of total revenues for 1997.

  Interest Expense, Net. Interest expense, net was $4,336 for 1997.

  Income Tax Expense. Income tax expense was $818 for 1997.

HISTORICAL RESULTS OF OPERATIONS--FALCONITE

Three Months Ended March 31, 1998 as Compared to Three Months Ended March 31, 1997.

  Revenues. Total revenues increased 15.7% from $14,374 to $16,633 from first quarter 1997 to first quarter 1998. Rental revenues increased 33.9% from $8,989 to $12,033. These increases resulted primarily from additional locations opened and acquisitions made during and after the first quarter of 1997 and capital invested in new rental equipment during 1997. This increase in rental revenues was partially offset by a decrease in rental equipment sales due to the purchase by Falconite of a large amount of new equipment and the corresponding sale by Falconite in first quarter 1997 of a large amount of its older rental equipment fleet as well as the sale of a large piece of used rental equipment during first quarter 1997.

  Gross Profit. Gross profit increased from $6,186 in the first quarter 1997 to $7,131 in the first quarter 1998. Gross margin was 43.0% in first quarter 1997 as compared to 42.9% in first quarter 1998.

  Selling, General & Administrative Expenses. Selling, general and administrative expenses increased from $2,938 to $4,482 from first quarter 1997 to first quarter 1998, primarily reflecting costs associated with the opening of 5 new locations and the newly acquired GenEquip, Inc. locations, as well as the opening of Falconite's re-manufacturing facility in Paducah, Kentucky. In addition, first quarter 1998 selling, general and administrative expenses reflects certain private company expenses including compensation not recorded in first quarter 1997. As a percentage of total revenues, these expenses increased from 20.4% to 26.9%, reflecting the lag between the incurrence of expense and the related growth in revenues from locations opened.

  Non-Rental Depreciation and Amortization. Non-rental depreciation and amortization increased from $576 or 4.0% of total revenues for first quarter 1997 to $680 or 4.1% of total revenues for first quarter 1998.

  Operating Income. As a result of the foregoing, operating income decreased from $2,672 or 18.6% of total revenues for first quarter 1997 to $1,969 or 11.8% of total revenues for first quarter 1998.

 Year Ended December 31, 1997 as Compared to Year Ended December 31, 1996.

  Revenues. Total revenues increased 32.4% from $48,086 to $63,646 from 1996 to 1997. Rental revenue growth accounted for $12,028 or 77.3% of such increase. The increase in rental revenues resulted primarily from the contribution of the eight locations opened or acquired during November and December 1996, which generated approximately $10,700 in rental revenues in 1997. The balance of the rental revenue growth was attributable to locations open throughout both periods, primarily due to an increase in Falconite's rental fleet. Sales of used rental equipment increased by $1,548 or 20.2% in the recently completed period, reflecting the opening of new locations and dispositions of certain equipment in order to optimize the average age of Falconite's expanding fleet. Revenues from new equipment sales and other increased from $7,529 to $9,513 or 26.4% from 1996 to 1997.

  Gross Profit. Gross profit increased from $22,824 to $29,452 from 1996 to 1997. Gross margin decreased from 47.5% to 46.3%, with rental gross margin decreasing from 57.0% to 52.4% and sales gross margin increasing from 26.9% to 31.7%. The decline in rental gross margin was attributable primarily to an increase in rental equipment depreciation as a percentage of rental revenues from 20.7% to 24.7% due to the substantial additions to Falconite's rental fleet during 1996 and 1997. The increase in sales gross margin is primarily the result of the sale of selected high margin pieces of equipment during 1997.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses increased from $9,985 to $15,065 from 1996 to 1997, primarily reflecting costs incurred to support the growth in Falconite's business as well as an increase in executive compensation of $1,200. As a percentage of revenues, these costs increased from 20.8% to 23.7%, reflecting the lag between incurrence of expenses and the related growth in revenues from locations opened in late 1996. In addition, Falconite recorded certain charges in 1997 aggregating $1,301 resulting from the resolution of certain tax deficiencies and the termination of certain employment agreements.

  Non-Rental Depreciation and Amortization. Non-rental depreciation and amortization increased from $764 to $2,428 from 1996 to 1997. As a percentage of total revenues, non-rental depreciation and amortization increased from 1.6% to 3.8%. This increase was attributable primarily to the locations added in late 1996 and to additional goodwill amortization of approximately $500 in 1997.

  Operating Income. As a result of the foregoing and excluding the aforementioned charges of $1,301, operating income increased from $12,075, or 25.1% of total revenues in 1996, to $13,260, or 20.8% of total revenues in 1997. Including these charges, operating income was $11,959 or 18.8% of total revenues in 1997.

 Year Ended December 31, 1996 as Compared to Year Ended December 31, 1995

  Revenues. Total revenues increased 34.8% from $35,661 to $48,086 from 1995 to 1996. Rental revenue growth accounted for $9,488 or 76.4% of such increase. Rental revenues increased primarily as a result of additional locations. The balance of the rental revenue increases were attributable to locations open throughout both periods, primarily due to an increase in Falconite's rental fleet. Sales of used rental equipment increased by $2,226 or 40.9% to $7,674 in 1996, reflecting the opening of new locations and Falconite's increased emphasis on selling used equipment. Revenues from new equipment sales and other increased from $6,818 to $7,529 or 10.4%.

  Gross Profit. Gross profit increased from $17,576 to $22,824 from 1995 to 1996. Gross margin decreased from 49.3% to 47.5% with rental gross margin decreasing from 61.2% to 57.0%. The decline in rental gross margin was partly attributable to an increase in rental equipment depreciation due to substantial additions to Falconite's rental fleet during 1996 as well as to the substantial underutilization of equipment at one of its divisions.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses increased from $5,858 to $9,985 from 1995 to 1996, primarily reflecting facilities, personnel and administrative infrastructure costs incurred to support the growth in Falconite's business. As a percentage of total revenues, these expenses increased from 16.4% to 20.8%, reflecting the lag between incurrence of expenses and the related growth in revenues from new location openings.

  Non-Rental Depreciation and Amortization. Non-rental depreciation and amortization increased from $412 to $764 from 1995 to 1996. As a percentage of total revenues, non-rental depreciation and amortization increased from 1.2% to 1.6%. This increase resulted primarily from the addition of locations during 1995, in particular, related transportation equipment and furniture, fixtures and equipment.

  Operating Income. As a result of the foregoing, operating income increased from $11,306, or 31.7% of total revenues in 1995, to $12,075, or 25.1% of total revenues in 1996.

HISTORICAL RESULTS OF OPERATIONS--ACQUIRED BUSINESSES

  As a result of the timing of their acquisitions by the Company, the Acquired Businesses' financial results discussed below cover periods of varying lengths. Accordingly, comparison of historical results for such periods may not be meaningful.

 AERIAL PLATFORMS

  Aerial Platforms was purchased by NES in February of 1997. All operating results of Aerial Platforms from the date of acquisition are reflected in the Company's results.

Seventeen Days Ended February 17, 1997 as Compared to Year Ended January 31,
1997

  Revenues. Total revenues were $4,746 for 1997 and $233 for the 17-day period ended February 17, 1997.

  Gross Profit. Gross profit was $2,374 and gross margin was 50.0% for 1997. Gross profit was $64 and gross margin was 27.5% for the 17-day period ended February 17, 1997.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses were $1,302 or 27.4% of total revenues for 1997. Selling, general and administrative expenses were $64 or 27.5% of total revenues for the 17-day period ended February 17, 1997.

 LONE STAR RENTALS

  Lone Star Rentals was purchased by NES in March of 1997. All operating results of Lone Star Rentals from the date of acquisition are reflected in the Company's results.

Period Ended March 16, 1997 as Compared to Year Ended December 31, 1996 as Compared to Year Ended December 31, 1995

  Revenues. Total revenues decreased 3.6% or $354 from $9,703 to $9,349 from 1995 to 1996. Rental revenues decreased $156. For the period ended March 16, 1997, total revenues were $1,643.

  Gross Profit. Gross profit decreased $394 from $3,191 or 32.9% of total revenues in 1995 to $2,797 or 29.9% of total revenues in 1996. For the period ended March 16, 1997, gross profit was $272 or 16.6% of total revenues.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $70 from $1,918 or 19.8% of total revenues in 1995 to $1,988 or 21.3% of total revenues in 1996. For the period ended March 16, 1997, selling, general and administrative expenses were $475 or 28.9% of total revenues.

 BAT RENTALS

  BAT Rentals was purchased by NES in April of 1997. All operating results of BAT Rentals from the date of acquisition are reflected in the Company's results.

Three Months Ended March 31, 1997 as Compared to Year Ended December 31, 1996 as Compared to Year Ended December 31, 1995

  Revenues. Total revenues increased 5.5% or $687 from $12,453 to $13,140 from 1995 to 1996. Rental revenues increased $1,472 or 30.3%. For the three months ended March 31, 1997, total revenues were $3,802.

  Gross Profit. Gross profit increased $744 from 1995 to 1996. Gross margin increased from 29.2% in 1995 to 33.4% in 1996. For the three months ended March 31, 1997, gross profit was $1,271 and gross margin was 33.4%.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses decreased from $1,552 or 12.5% of total revenues in 1995 to $1,399 or 10.6% of total revenues in to 1996. For the three months ended March 31, 1997, selling, general and administrative expenses were $489 or 12.9% of total revenues.

 SPRINTANK

  Sprintank was purchased by NES in July of 1997. All operating results of Sprintank from the date of acquisition are reflected in the Company's results.

Six Months Ended June 30, 1997 as Compared to Year Ended December 31, 1996 as Compared to Year Ended December 31, 1995

  Revenues. Total revenues increased 21.8% or $1,719 from $7,879 to $9,598 from 1995 to 1996. Rental revenue growth accounted for 98.7% or $1,697 of the increase. For the six months ended June 30, 1997, total revenues were $6,042.

  Gross Profit. Gross profit increased from $4,598 or 58.3% of total revenues in 1995 to $5,981 or 62.3% of total revenues in 1996. For the six months ended June 30, 1997, gross profit was $4,290 or 71.0% of total revenues.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses increased from $2,977 or 37.8% of total revenues in 1995 to $4,333 or 45.1% of total revenues in 1996. For the six months ended June 30, 1997, selling, general and administrative expenses were $2,028 or 33.6% of total revenues.

 EQUIPCO RENTALS AND SALES

  Equipco Rentals and Sales was purchased by NES in July of 1997. All operating results of Equipco Rentals and Sales from the date of acquisition are reflected in the Company's results.

Period Ended July 17, 1997 as Compared to Year Ended October 31, 1996 as Compared to Year Ended October 31, 1995

  Revenues. Total revenues increased 8.2% or $442 from $5,390 to $5,832 from 1995 to 1996. Rental revenue growth accounted for 88.7% or $392 of the increase. For the period ended July 17, 1997, total revenues were $4,369.

  Gross Profit. Gross profit increased $321 from 1995 to 1996. Gross profit increased from $1,728 or 32.0% of total revenues in 1995 to $2,049 or 35.1% of total revenues in 1996. For the period ended July 17, 1997, gross profit was $1,810 and gross margin was 41.4%.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses increased from $1,339 or 24.8% of total revenues in 1995 to $1,519 or 26.0% of total revenues in 1996. For the period ended July 17, 1997, selling, general and administrative expenses were $823 or 18.8% of total revenues.

 WORK SAFE SUPPLY

  Work Safe Supply was purchased by NES in February 1998. All operating results of Work Safe Supply from the date of acquisition are reflected in the Company's results.

Year Ended December 31, 1997 as Compared to Year Ended December 31, 1996

  Revenues. Total revenues increased 12.1% or $794 from $6,570 to $7,364 from 1996 to 1997. Rental revenue growth accounted for 141.9% or $1,127 of the increase, partially offset by a decrease in rental equipment sales and other revenues of $333.

  Gross Profit. Gross profit increased from $2,755 or 41.9% of total revenues in 1996 to $3,424 or 46.5% of total revenues in 1997.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses increased from $1,084 or 16.5% of total revenues in 1996 to $1,237 or 16.8% of total revenues in 1997.

Year Ended December 31, 1996 as Compared to Year Ended December 31, 1995

  Revenues. Total revenues increased 5.7% or $354 from $6,216 to $6,570 from 1995 to 1996. Rental revenue growth accounted for $190 or 53.7% of the increase.

  Gross Profit. Gross profit increased from $2,633 or 42.4% of total revenues in 1995 to $2,755 or 41.9% of total revenues in 1996.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses decreased from $2,485 or 40.0% of total revenues in 1995 to $1,084 or 16.5% of total revenues in 1996.

 CORMIER EQUIPMENT

  Cormier Equipment was purchased by NES in March 1998. All operating results of Cormier Equipment from the date of acquisition are reflected in the Company's results.

Year Ended December 31, 1997 as Compared to Year Ended December 31, 1996

  Revenues. Total revenues decreased $381 from $16,008 to $15,627 from 1996 to 1997.

  Gross Profit. Gross profit decreased from $5,423 or 33.9% of total revenues in 1996 to $5,138 or 32.9% of total revenues in 1997.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses decreased from $3,324 or 20.8% of total revenues in 1996 to $3,287 or 21.0% of total revenues in 1997.

Year Ended December 31, 1996 as Compared to Year Ended December 31, 1995

  Revenues. Total revenues increased 2.4% or $369 from $15,639 to $16,008 from 1995 to 1996. Rental revenue growth accounted for $276 or 74.8% of the increase.

  Gross Profit. Gross profit increased $25 from $5,398 or 34.5% of total revenues in 1995 to $5,423 or 33.9% of total revenues in 1996.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses increased from $2,976 or 19.0% of total revenues in 1995 to $3,324 or 20.8% of total revenues in 1996.

 DRAGON RENTALS

  Dragon Rentals was purchased by NES in March 1998. All operating results of Dragon Rentals from the date of acquisition are reflected in the Company's results.

Year Ended December 31, 1997 as Compared to Year Ended December 31, 1996

  Revenues. Total revenues increased 71.0% or $4,385 from $6,179 to $10,564 from 1996 to 1997. Rental revenue growth accounted for $3,929 or 89.6% of the increase.

  Gross Profit. Gross profit increased $3,056 from $1,442 or 23.3% of total revenues in 1996 to $4,498 or 42.6% of total revenues in 1997.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $1,296 from $870 or 14.1% of total revenues in 1996 to $2,166 or 20.5% of total revenues in 1997.

LIQUIDITY AND CAPITAL RESOURCES--THE COMPANY

  The Company's primary capital requirements are for the purchase of new rental equipment fleet and for acquisitions. The Company's other capital expenditures consist of the purchase of vehicles used for delivery and maintenance and property, plant and equipment. The Company purchases rental fleet throughout the year to replace equipment which has been sold as well as to maintain adequate levels of equipment to meet existing and new customer needs. Combined rental fleet purchases for the Company and the Acquired Businesses were $56,981, $69,475, $93,239 and $17,073 in 1995, 1996, 1997 and
the first quarter of 1998, respectively. As the Company's business strategy continues to be implemented, rental fleet purchases are expected to increase. Expenditures for rental fleet are expected to be approximately $82,000 in 1998.

  On an actual basis, for the years ended December 31, 1996 and 1997 and the three months ended March 31, 1997 and 1998, the Company's net cash (used in) provided by operations was $(269) and $7,378, respectively, and $(430) and $7,661, respectively. On an actual basis, for the years ended December 31, 1996 and 1997 and the three months ended March 31, 1997 and 1998, the Company's net cash used in investing activities was $20 and $81,497, respectively, and $23,187 and $120,872, respectively. On an actual basis, for the years ended December 31, 1996 and 1997 and the three months ended March 31, 1997 and 1998, the Company's net cash provided by financing activities was $301 and $109,789, respectively, and $25,869 and $81,302, respectively.

Net cash provided by financing activities consists of equity capital provided by Golder, Thoma, Cressey, Rauner Fund V, L.P. and members of management, net borrowings under the Old Credit Facility and indebtedness under the Indenture.

  In July 1998, the Company entered into a New Credit Facility which provides for a term facility to the Company of $100,000 of term loans and a revolving credit facility to the Company for up to $225,000 of revolving loans to meet acquisition and expansion needs as well as seasonal working capital and general corporate requirements. As of June 30, 1998, on a pro forma basis, $86,600 would have been available for borrowing under the New Credit Facility, subject to availability based on certain financial tests including a borrowing base.

  The Company believes that the New Credit Facility, together with funds generated by operations, will provide the Company with sufficient liquidity and capital resources through the end of 1998 to finance its operations and pursue its business strategy, including acquisitions. Over the long-term, the Company will need additional financing to continue its acquisition strategy.

YEAR 2000 SOFTWARE ISSUE

  The Company uses a number of computer software programs and operating systems in its operations, including applications used in sales and marketing, billing, inventory management and other administrative functions. To the extent that the software applications used in such functions and communications are unable to recognize the year 2000, the Company may incur expenses in connection with the need to remediate such software and also may incur the risk and potential expense of disruptions that may be caused by the software's impaired functioning as the year 2000 approaches. The Company believes that the manufacturers of the software applications it uses most frequently, including its systems software and its word processing and spreadsheet software, are in the process of preparing or have already completed Year 2000 remediations for their products. The Company believes that with the remediations to existing software and conversions to new software, the Year 2000 issue will not pose significant operational problems for its computer systems.

EFFECT OF INFLATION

  Management believes that inflation has not had a material effect on the Company.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

 Earnings Per Share

  In February 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 128 "Earnings per Share." For the Company, SFAS No. 128 will be effective for the year ended December 31, 1997. SFAS No. 128 simplifies the standards required under current accounting rules for computing earnings per share and replaces the presentation of primary earnings per share and fully diluted earnings per share with a presentation of basic earnings per share ("Basic EPS") and diluted earnings per share ("Diluted EPS"). Basic EPS excludes dilution and is determined by dividing income available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted EPS reflects the potential dilution that could occur if securities and other contracts to issue common stock were exercised or converted into common stock. Diluted EPS is computed similarly to fully diluted earnings per share under current accounting rules.

 Reporting Comprehensive Income

  In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general-purpose financial statements. The Statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS No. 130 requires that an enterprise (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. The Statement is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required. The adoption of SFAS No. 130 in the first quarter of 1998 had no impact as the Company had no items of other comprehensive income in any period presented.

                                   BUSINESS

GENERAL

  National Equipment Services, Inc. is a leading participant in the growing and highly fragmented $18 billion equipment rental industry. Through its 15 businesses acquired since January 1997, NES specializes in the rental of specialty and general equipment to industrial and construction end users. The Company rents over 750 different types of machinery and equipment and distributes new equipment for nationally recognized original equipment manufacturers. The Company also sells used equipment as well as complementary parts, supplies and merchandise, and provides repair and maintenance services to its customers. NES is geographically diversified, with 82 locations across 19 states and is a leading competitor in each of the geographic markets it serves. For the year ended December 31, 1997, on a pro forma basis, the Company generated revenues of $228.7 million, an increase of 29.2% compared to 1996 combined revenues of $177.0 million.

  Management believes that the Company offers one of the most modern and well maintained fleets of speciality or general equipment in each of its markets. The average age of the Company's equipment fleet is approximately three years. Specialty equipment includes electric and pneumatic hoists, hydraulic and truck-mounted cranes, liquid storage tanks, pumps and highway safety equipment. General industrial and construction equipment includes aerial work platforms, air compressors, cranes, earth moving equipment and rough terrain forklifts. The Company rents and sells this equipment to industrial and construction end-users, which represented approximately 54% and 43%, respectively, of the Company's revenues for the year ended December 31, 1997, on a pro forma basis.

  NES is led by a senior management team with significant industry experience and an impressive track record of acquiring and integrating companies in the equipment rental industry. Prior to founding the Company, the NES senior management team was responsible for building Brambles, the U.S. equipment rental business of an Australian public company, into a leading participant in the industry. At Brambles, this team executed a growth strategy that combined a disciplined acquisition program with significant organic growth. Management believes that the team's extensive industry experience allows it to more easily identify quality acquisition targets and successfully integrate these businesses through effective financial and operating controls and the proper deployment of capital. The Company's local operations are managed by experienced professionals who have an average of over 15 years of experience in the industry and have extensive knowledge of and relationships in their local markets. These managers are typically former owners of the businesses acquired by the Company. The Company also benefits from the financial expertise of Golder, Thoma, Cressey, Rauner, Inc., an established investment firm specializing in the consolidation of fragmented industries. Golder, Thoma, Cressey, Rauner Fund V, L.P., an affiliate of Golder, Thoma, Cressey, Rauner, Inc., is the Company's principal equity investor.

INDUSTRY OVERVIEW

  Revenues for the $18 billion equipment rental industry have grown at a compound annual rate of approximately 24% from 1984 to 1997 according to surveys conducted by the Associated Equipment Distributors and have grown in 12 of the past 13 years. Management believes that the equipment rental industry growth will continue to be driven by the trend among customers to outsource non-core operations in order to reduce their capital investment and minimize the downtime, maintenance, repair and storage costs associated with equipment ownership. While customers traditionally have rented equipment for specific purposes such as supplementing capacity during peak periods and in connection with special projects, customers are increasingly looking to rental operators to provide an ongoing, comprehensive supply of equipment, enabling such customers to benefit from the economic advantages and convenience of rental. According to a survey published in 1997 by The CIT Group, contractors intended to increase the percentage of equipment they rent without a purchase option to an estimated 15% of their total equipment requirements in 1997 from less than 5% in 1994.

  The highly fragmented equipment rental industry consists of a large number of relatively small independent businesses typically serving discrete local markets within 30 to 50 miles of the store location, and a small number of multi-location regional or national operators. According to Rental Equipment Register, there are more than 12,000 participants in the industry, with the largest 100 rental companies accounting for less than 20% of 1996 industry revenues. Management believes that the rental equipment industry offers substantial consolidation opportunities for large, well-capitalized equipment rental companies such as NES. Relative to smaller companies with only one or two rental locations, multi-regional operators such as NES benefit from a number of competitive advantages, including access to capital, the ability to offer a broader range of modern, high-quality equipment, standardized management information systems, volume purchasing discounts and the ability to service larger, multi-regional accounts. In addition, management believes that multi-regional operators are less affected by changes in local economic conditions.

GROWTH STRATEGY

  Management believes that NES is well positioned to benefit from industry trends of growth and consolidation. The Company's strategic objective is to continue to grow profitably in both existing and new markets by acquiring additional specialty and general equipment rental companies, by increasing revenues from industrial customers by maximizing higher margin rental revenues and by leveraging its new remanufacturing center. The Company intends to attain its objective by continuing to execute the following growth strategy:

  Acquire Specialty and General Equipment Rental Businesses. The Company seeks to acquire strong and successful specialty and general equipment rental businesses. In 1997, NES generated approximately 36% and 64% of its revenues on a pro forma basis from specialty and general equipment businesses, respectively. The Company routinely evaluates attractive markets for expansion where a leading position can be created by acquiring an existing business. The Company generally targets acquisition candidates that (i) are profitable businesses with a proven track record, (ii) generate a high percentage of revenues from rentals with a significant portion derived from industrial customers, (iii) are led by a strong management team that is willing to continue with the business, (iv) have a strong local market share or participate in a high-growth market, and (v) provide opportunities to expand their customer base through better access to and employment of capital. The Company also seeks to acquire smaller businesses in locations already served by the Company that offer product lines or services that are complementary to those at existing locations. Since January 1997, the Company has completed 15 acquisitions. Management believes that with over 12,000 participants, the equipment rental industry will continue to offer a significant number of businesses that fit the Company's acquisition profile.

  Increase Revenues from Industrial Customers. The Company is committed to increasing its revenues derived from industrial customers. Management believes that these revenues are more stable than revenues from construction customers due to the fact that industrial customers typically utilize rental equipment for ongoing and periodic maintenance work on their existing facilities as well as for material handling applications. Industrial customers tend to rent equipment for longer periods and use equipment under less severe conditions than contractors, thereby increasing the Company's equipment utilization and decreasing the Company's equipment maintenance costs. The good condition and quality of rental equipment are essential for industrial customers in order to avoid costly slowdowns or shutdowns of plant facilities. Management believes that larger well-capitalized companies such as NES are better able to provide well-maintained and high quality equipment. The Company intends to continue to expand its industrial customer base by providing additional equipment and services to its existing industrial customers and establishing new relationships through its existing businesses as well as through acquisitions. For the year ended December 31, 1997, on a pro forma basis, revenues derived from industrial end-users represented approximately 54% of the Company's total revenues.

  Maximize High-Margin Rental Revenues Through Efficient Fleet Management. The Company is focused on growing its high-margin rental revenues by expanding fleet inventory, efficiently managing fleet inventory in order to maximize equipment utilization, optimizing fleet maintenance, and systematically evaluating the optimal timing of used equipment sales. The Company's acquisition targets have typically operated under capital constraints, which prevented them from purchasing rental equipment sufficient to meet customer demand and consequently resulted in lost revenue opportunities. In pursuing acquisitions, NES evaluates the target's customer base and fleet inventory and, following its acquisition, typically provides capital to expand the equipment fleet and improve utilization, resulting in significant increases in rental revenues.

  Leverage New Remanufacturing Center. As part of the acquisition of Falconite, the Company will acquire a recently-constructed 45,000 square foot equipment remanufacturing facility in the Paducah, Kentucky area. The Company believes this facility will enhance its ability to perform major repair operations and maintain its rental fleet in top condition. Management anticipates that the center will increase rental gross profit margins by reducing capital expenditure requirements and related rental equipment depreciation. The Company also expects that the center will provide an additional source of revenue by allowing NES to perform repair and rebuild services for third party equipment owners. The center incorporates four production lines to simultaneously refurbish equipment by replacing or rebuilding all major components including engines, transmissions and mechanical, hydraulic and electrical systems.

ACQUIRED BUSINESSES

  NES was founded in June 1996 to acquire and integrate businesses that focus on the rental of specialty and general equipment to industrial and construction end-users. Since January 1997, the Company has acquired 15 businesses. Management believes that with over 12,000 participants, the equipment rental industry will continue to offer a significant number of acquisition opportunities. The Company is led by a senior management team with extensive industry experience. The Company believes this experience allows management to more easily identify quality acquisition targets and successfully integrate and optimize these businesses. The following table summarizes the Company's completed acquisitions to date:

                                                                                       YEARS IN
       DIVISION                        PRODUCTS                   GEOGRAPHIC FOCUS     BUSINESS DATE ACQUIRED
-----------------------  ------------------------------------ ------------------------ -------- -------------
Industrial Hoist
 Services                Pneumatic and electric hoists        National                    15    January 1997
Aerial Platforms         Aerial work platforms                Atlanta, Georgia            14    February 1997
Lone Star Rentals        General equipment                    Gulf Coast                  16    March 1997
BAT Rentals              General equipment                    Las Vegas, Nevada           36    April 1997
Sprintank                Liquid and specialized storage tanks Gulf Coast                   8    July 1997
Equipco Rentals & Sales  General equipment                    Western Virginia            20    July 1997
GenPower                 Pumps                                Gulf Coast                  14    January 1998
Eagle Scaffolding        Scaffolding                          Las Vegas, Nevada            5    January 1998
Grand Hi-Reach           Aerial work platforms                Grand Rapids, Michigan      13    February 1998
Work Safe Supply         Highway safety equipment             Michigan                    19    February 1998
Dragon Rentals           Liquid storage tanks                 Gulf Coast                   6    March 1998
Cormier Equipment        General equipment                    Eastern Coast               14    March 1998
Albany Ladder            Aerial work platforms                Northeast                   66    March 1998
Falconite                Aerial work platforms and cranes     Mid-South and Gulf Coast    43    July 1998
R&R Rentals              Aerial work platforms and cranes     Gulf Coast                  15    July 1998

PRODUCTS AND SERVICES

  The Company's primary business is the rental of equipment to industrial and construction end-users. In addition, to more fully service its customer base and leverage its fixed costs, the Company sells complementary parts, merchandise and rental equipment, acts as a distributor of new equipment on behalf of original equipment manufacturers and services the equipment it sells and rents.

  Equipment Rentals. The Company rents a broad selection of general equipment ranging from large equipment such as aerial manlifts, forklifts, light earth-moving equipment and portable air compressors to small equipment such as hand tools to industrial and commercial construction customers. The Company's specialty equipment available for rent includes pumps and highway safety equipment. The Company is the leading renter of industrial hoists in the United States and the leading renter of portable storage tanks to the chemical and petrochemical industries in the Gulf Coast region. The Company's rental contracts range from a one-day rental contract for a small subcontractor to a multi-year contract for certain industrial customers, with an overall average rental period of 19 days. Four categories of equipment represented approximately 80.4% of the Company's total rental equipment fleet (based on original equipment cost), on a pro forma basis, at December 31, 1997: (i) aerial work platforms (42.9%); (ii) forklifts (12.0%); (iii) mobile storage tanks (10.2%); and (iv) cranes (15.3%). The mix of rental equipment at each of the Company's locations is a function of the demands of the local customer base and the focus of the local business. At December 31, 1997, on a pro forma basis, the original equipment cost of the Company's rental fleet was approximately $284.2 million and the weighted average age of the Company's rental equipment fleet was approximately three years. Approximately 67.4% of the Company's total revenues for the year ended December 31, 1997, on a pro forma basis, were derived from the rental of equipment.

  Sales of Rental Equipment. The Company routinely sells rental equipment to adjust the size and composition of its rental fleet to changing market conditions and as part of its ongoing commitment to maintain a new, top quality fleet. The Company achieves favorable sales prices for its rental equipment due to its strong preventive maintenance program and its practice of selling rental equipment before it becomes irreparable or obsolete. Senior management works with local operating management to optimize the timing of sales of rental equipment by taking into account maintenance costs, rental demand patterns and resale prices. The Company sells rental equipment to its existing rental customers, as well as to domestic and international used equipment buyers. For the year ended December 31, 1997, on a pro forma basis, revenues from the sale of rental equipment accounted for approximately 10.0% of the Company's total revenues.

  Sales of New Equipment. The Company is a distributor for certain original equipment manufacturers, including JLG Industries, Inc., Genie Industries, Condor (a division of TIME Manufacturing Company), Strato-Lift and Terex Corp. (d/b/a Marklift) (aerial work platforms and booms), Manitex Crane and Broderson Crane (cranes), The Gradall Company, Sky Trak, Gehl Equipment and Tovel Mfg. (rough-terrain forklifts), Atlas-Copco Industrial Compressors, Inc. and Mitsui Inc. (d/b/a Airman) (air compressors), Mustang Manufacturing, Inc. (skid steer loaders), Thompson Pump & Manufacturing Co. (pumps), Multiquip Inc. (generators) and Komatsu Forklift USA, Inc. (industrial forklifts). The Company believes that the volume of its equipment purchases creates significant purchasing power with suppliers, which leads to favorable prices and terms on equipment purchased for its rental fleet and for sale as new equipment. The Company's ability to sell new equipment offers flexibility to its customers and enhances the Company's customer relations. Approximately 14.0% of the Company's total revenues for the year ended December 31, 1997, on a pro forma basis, were derived from the sale of new equipment.

  Sales of Parts and Merchandise; Service and Repair. The Company sells a wide range of parts and merchandise, including saw blades, drill bits, shovels, goggles, hard hats and other safety gear, as a complement to its core equipment rental business. These sales enable the Company to attract and retain customers by offering the convenience of "one-stop shopping." The Company also provides repair and maintenance services in connection with the equipment it sells as a compliment to its core business. Revenues from the sales of parts and merchandise and service and repair accounted for approximately 8.6% of the Company's total revenues for the year ended December 31, 1997, on a pro forma basis.

CUSTOMERS

  Management estimates that the Company currently has more than 10,000 customers, ranging from "Fortune 500" companies to small contractors. For the year ended December 31, 1997, on a pro forma basis, zero customers accounted for more than 1.0% of the Company's total revenues, and the Company's top five customers represented less than 3.0% of total revenues. Customers look to the Company as an ongoing, comprehensive source of rental equipment because of the economic advantages and convenience of renting, as well as the high costs associated with equipment ownership. The Company's primary customer base can be classified by the following categories: (i) industrial, including manufacturers, petrochemical facilities, chemical companies, paper mills and public utilities and (ii) commercial and residential construction, repair and renovation, including contractors. In addition to maintaining its historically strong relationship with local customers, the Company is increasing its emphasis on larger national and multi-regional accounts. For the year ended December 31, 1997, on a pro forma basis, industrial, construction and other customers accounted for approximately 54.4%, 42.7% and 2.9% of the Company's total revenues, respectively.

  Industrial. The Company's industrial customers, many of whom operate 24 hours per day, utilize the Company to outsource their equipment requirements to reduce the capital investment and minimize the ongoing maintenance, repair and storage costs associated with equipment ownership. Management believes that the Company is well-positioned to take advantage of the increasing trend among industrial customers to outsource equipment needs. In addition, the Company's specialty products, such as hoists and tanks, are tailored to meet the needs of industrial end-users. Management believes that given its multi-regional presence, NES is well positioned to increase its industrial revenue base. The Company intends to expand its industrial customer base by providing additional equipment and services to its existing industrial customers and establishing new relationships through its existing businesses as well as through acquisitions.

  Construction. The Company's construction customers include "Fortune 500" companies, national and regional contractors and subcontractors involved in construction projects such as (i) chemical plants and other manufacturing facilities, (ii) roads, bridges and highways, (iii) schools, hospitals and airports, and (iv) residential developments and apartment buildings. According to a survey published in 1997 by The CIT Group, contractors intended to increase the percentage of equipment they rent without a purchase option to an estimated 15% of their total equipment requirements in 1997 from an estimated 5% in 1994. Management believes the Company is a leading supplier of rental equipment to contractors in its markets and is well positioned to benefit from any increased rental of equipment by such customers.

MANAGEMENT INFORMATION SYSTEMS

  The Company has made significant investments in its information systems. These information systems integrate customer tracking systems that allow the sales force, through use of lap top computers, to track customer requirements, while coordinating with inside sales and logistics personnel to ensure that customer demands are met on a timely basis. These systems also provides real-time rental management data that allows management to monitor asset utilization, rental rates, repairs and maintenance, and inventory levels by region, location, equipment classification, and individual rental item. These systems are fully integrated into a financial package that tracks profitability by branch and region, enabling the Company to implement a decentralized management structure.

OPERATIONS

  The Company's equipment rental yards typically include: (i) a customer service center and showroom displaying selected rental equipment, new equipment offered for sale and related merchandise; (ii) an equipment service area; and (iii) equipment storage facilities. Each rental center is staffed by an average of approximately 14 employees, including a manager, an assistant manager, sales people, back office clerks, truck drivers, mechanics and yard personnel. The rental center employees' knowledge of the equipment enables them to recommend the best equipment for a customer's particular application. Each rental center manager is responsible for all aspects of the center's operation, including establishing rental rates, selecting equipment and determining employee compensation at such location.

SALES

  The Company offers rental equipment and related services primarily through its sales force, consisting of 41 sales managers who oversee 153 sales people. The sales force at each location is knowledgeable about all of the services and products provided at that location. Sales managers and representatives regularly call on contractors' job sites and industrial facilities in their sales territories, often assisting customers in planning for their equipment requirements. The Company also provides its sales force with extensive training, including frequent in-house training by supplier representatives, regarding the operating features and maintenance requirements of its equipment. Members of the Company's sales force generally earn commissions on all equipment rentals and sales that they generate.

PURCHASING AND SUPPLIERS

  Management believes that, as a result of the Company's size, it is able to purchase equipment directly from manufacturers at favorable prices. The Company has developed strong relationships with many leading original equipment manufacturers, including JLG Industries, Inc., Genie Industries, Condor (a division of TIME Manufacturing Company), Strato-Lift, Terex Corp. (d/b/a Marklift), Manitex Crane, Broderson Crane, The Gradall Company, Sky Trak, Gehl Equipment, Tovel Mfg., Atlas-Copco Industrial Compressors, Inc., Mitsui Inc. (d/b/a Airman), Mustang Manufacturing, Inc., Thompson Pump & Manufacturing Co., Multiquip, Inc. and Komatsu Forklift USA, Inc., and operates as a distributor for certain lines of equipment in several of its markets. The Company intends to acquire businesses that are distributors for other vendors, thus allowing the Company to purchase from additional sources. During the year ended December 31, 1997, on a pro forma basis, the Company purchased approximately $93 million of rental equipment, of which approximately 33.3% was obtained from its top five suppliers. No single supplier accounted for more than 17.0% of the Company's total purchases. The Company believes it could readily replace any of its suppliers if necessary.

LOCATIONS AND PROPERTIES

  The Company operates 82 equipment rental locations in the following 19 states: Alabama (6), Florida (2), Georgia (4), Indiana (4), Kentucky (5), Louisiana (5), Maine (5), Massachusetts (1), Michigan (6), Mississippi (1), Missouri (1), Nevada (2), New Hampshire (1), New York (6), Pennsylvania (1), Tennessee (5), Texas (25), Vermont (1) and Virginia (1). The Company's properties typically include an outside storage yard and a small building containing offices, a maintenance center and, in certain locations, a retail showroom. The Company owns 12 of its equipment rental locations and leases the other 67, as well as its approximately 1,400 square foot headquarters space in Evanston, Illinois. The net book value of owned facilities was approximately $4.4 million at December 31, 1997, on a pro forma basis, and the average annual lease expense on each leased facility was approximately $47,000 in 1997. The Company's leases have terms expiring from 1998 to 2007, with the majority of its leases having renewal options. Management believes that none of the Company's leased facilities, individually, is material to the Company's operations and that all of these leases can be readily replaced at similar terms. The Company's interests in each of these properties secure borrowings under the Credit Facility.

COMPETITION

  The equipment rental industry is highly fragmented and competitive. Many of the markets in which the Company operates are served by numerous competitors, ranging from national and multi-regional companies such as Hertz Equipment Rental Corporation (an affiliate of Ford Motor Company), U.S. Rentals, Inc., Rental Service Corporation and Prime Services, Inc., to small, independent businesses with a limited number of locations. Management believes that participants in the equipment rental industry compete on the basis of availability and quality of equipment, service, delivery, time and price. Geographic territories for competition are usually limited to 50 to 75 miles due to servicing requirements and transportation costs of the equipment. Certain specialized equipment renters, such as Industrial Hoist Services, compete on a larger regional or national basis. In general, management believes that national and multi-regional operators, such as the Company, enjoy substantial competitive advantages over small, independent rental businesses that cannot afford to maintain the comprehensive rental equipment fleet and high level of maintenance and service that the Company offers. See "Risk Factors--Competition."

EMPLOYEES

  At June 30, 1998, the Company had a total of 1,222 employees. Only 86 of the Company's employees are represented by unions, and management believes that its relationship with all of its employees is excellent. The Company is committed to, and has realized significant benefits from, its formal employee training programs.

Management believes that this investment in training and safety awareness programs for employees is a competitive advantage that positions the Company to be responsive to customer needs.

GOVERNMENTAL AND ENVIRONMENTAL REGULATION

  The Company's facilities are subject to various evolving federal, state and local environmental requirements, including those relating to discharges to air, water and land, the handling and disposal of solid and hazardous waste and the cleanup of properties affected by hazardous substances. Certain environmental laws impose substantial penalties for noncompliance, and others, such as the federal Comprehensive Environmental Response, Compensation, and Liability Act, as amended, impose strict, retroactive, joint and several liability upon persons responsible for releases of hazardous substances.

  In connection with its corporate acquisitions, the Company usually obtains environmental assessments from independent environmental consultants. These assessments generally consist of a site visit, historical record review, interviews with key personnel and preparation of a report. The purpose of the consultant's work is to identify potential environmental conditions or compliance issues associated with the subject property and operations. Based on these assessments, the Company believes that its operations have been and are operated in substantial compliance with environmental requirements and that it has no material liabilities arising under environmental requirements. Some risk of environmental liability is inherent in the nature of the Company's business, however, and the Company might in the future incur material costs to meet current or more stringent compliance, cleanup or other obligations pursuant to environmental laws.

  The Company is currently evaluating whether it must take additional steps at some locations to ensure compliance with certain environmental laws, including those relating to the discharge of stormwater and wastewater from the washing of vehicles and other equipment. The Company does not believe any costs associated with these efforts will have a material adverse effect on the Company's operating results or financial position.

  The Company dispenses petroleum products from aboveground and underground storage tanks located at some locations that it operates. The Company maintains an environmental compliance program designed to minimize the potential for leaks and spills, to ensure proper maintenance of records and to keep track of the regular testing and monitoring of tank systems. There can be no assurance, however, that these tank systems have been or will at all times remain free from leaks or that the use of these tanks has not or will not result in spills or other releases. The Company does not believe that the presence or operation of these tanks will have a material adverse effect on the Company's operating results or financial position.

  The Company uses hazardous substances, such as solvents, to clean and maintain its rental equipment fleet and generates wastes, such as used motor oil, radiator fluid and solvents, that are stored on site and disposed of at off-site locations. Under various environmental laws, the Company could be liable for contamination at sites where hazardous substances used in its operations have been disposed of or otherwise released.

  The Company believes that its compliance with environmental laws has not had a material adverse effect on the Company's operating results, financial condition or competitive position to date. See "Risk Factors--Environmental Liabilities."

LEGAL PROCEEDINGS

  From time to time, the Company has been and is involved in various legal proceedings, all of which management believes are routine in nature and incidental to the conduct of its business. The ultimate legal and financial liability of the Company with respect to such proceedings cannot be estimated with certainty, but the Company believes, based on its examination of such matters, that none of such proceedings, if determined adversely to the Company, would have a material adverse effect on the financial condition or results of operations of the Company.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  The following table sets forth certain information as of July 20, 1998 with respect to the directors and executive officers of the Company and each of the Subsidiary Guarantors. Officers of the Company and each of the Subsidiary Guarantors serve at the discretion of the respective board of directors.

          NAME           AGE                           POSITIONS
------------------------ --- -------------------------------------------------------------
Kevin Rodgers........... 48  Director of the Company, Albany Ladder Company Inc.
                             ("Albany"), BAT Acquisition Corp. ("BAT"), Carl's Mid South
                             Rent-All Center Incorporated ("CMSRACI"), Falconite Aviation,
                             Inc. ("FAI"), Falconite Equipment, Inc. ("FEI"), Falconite,
                             Inc. ("Falconite"), Falconite Rebuild Center, Inc. ("FRCI"),
                             McCurry & Falconite Equipment Co., Inc. ("M&FECI"), M&M
                             Properties, Inc. ("M&MPI"), NES Acquisition Corp. ("NES
                             Acquisition"), NES East Acquisition Corp. ("NES East") and
                             NES Michigan Acquisition Corp. ("NES Michigan"); Chief
                             Executive Officer of NES Acquisition; Chief Executive Officer
                             and President of the Company, Albany, BAT, CMSRACI, FAI, FEI,
                             Falconite, FRCI, M&FECI, M&MPI, NES East and NES Michigan
Dennis O'Connor......... 48  Chief Financial Officer of the Company, Albany, BAT, CMSRACI,
                             FAI, FEI, Falconite, FRCI, M&FECI, M&MPI, NES Acquisition,
                             NES East and NES Michigan
Paul Ingersoll.......... 32  Vice President of Corporate Development and Secretary of the
                             Company; Vice President, Secretary and Treasurer of Albany,
                             BAT, CMSRACI, FAI, FEI, Falconite, FRCI, M&FECI, M&MPI, NES
                             Acquisition, NES East and NES Michigan
Carl Thoma.............. 49  Chairman of the Board of the Company; Director of Albany,
                             BAT, CMSRACI, FAI, FEI, Falconite, FRCI, M&FECI, M&MPI, NES
                             Acquisition, NES East and NES Michigan
William Kessinger....... 32  Director of the Company, Albany, BAT, CMSRACI, FAI, FEI,
                             Falconite, FRCI, M&FECI, M&MPI, NES Acquisition, NES East and
                             NES Michigan
John Grove.............. 77  Director of the Company
Ronald St. Clair........ 60  Director of the Company

  The Company's by-laws provide that the size of the Board shall be fixed from time to time by resolution of the Board and that vacancies on the Board may be filled by the remaining directors. The Board of Directors currently consists of five directors, who are divided into three classes, with terms expiring at the Company's annual meetings of stockholders in 1999, 2000 and 2001. Mr. St. Clair's term will expire at the 1999 annual meeting. Mr. Rodgers' and Mr. Kessinger's terms will expire at the 2000 annual meeting. Mr. Thoma's and Mr. Grove's terms will expire at the 2001 annual meeting. Each director is elected to serve for the remaining term of any vacancy filled by the director or until the third succeeding annual meeting of stockholders (if elected at an annual meeting of stockholders) or until a successor is duly elected. The Board has the power to appoint the officers of the Company. Each officer will hold office for such term as may be prescribed by the Board and until such person's successor is chosen and qualified or until such person's death, resignation or removal.

  Kevin Rodgers. Mr. Rodgers has been President, Chief Executive Officer and a director of the Company since he founded the Company with Golder, Thoma, Cressey, Rauner Fund V, L.P. in June 1996. Prior thereto, Mr. Rodgers served as Chief Executive Officer of Brambles Equipment Services, Inc. and Brambles Records Management, Inc. from 1991 to June 1996. From 1991 to 1996, Mr. Rodgers also held the position of Executive Director of Brambles USA, a subsidiary of Brambles Industries Limited, an Australian public company with worldwide revenues of over US $2.5 billion. From 1979 to 1990, Mr. Rodgers held several positions at Morgan Equipment Company, a privately held heavy equipment dealership with worldwide sales of approximately $300 million, including Chief Executive Officer of Morgan Equipment's Australian operations from 1986 to 1990.

  Dennis O'Connor. Mr. O'Connor has been Chief Financial Officer of the Company since August 1996. Prior thereto, Mr. O'Connor served as Chief Financial Officer of Brambles Equipment Services, Inc. from November 1991 to August 1996, where Mr. O'Connor directed the financial and administrative functions for its seven operating divisions and assisted in operations management. From May 1986 to May 1990, Mr. O'Connor held various positions at Morgan Equipment Company, including Chief Financial Officer and General Manager.

  Paul Ingersoll. Mr. Ingersoll has been Vice President of Corporate Development and Secretary of the Company since June 1996. Prior thereto, Mr. Ingersoll served as Assistant to the Executive Director of Brambles USA from March 1992 to May 1996 and as Financial Analyst from November 1989 to March 1992. During his tenure at Brambles, Mr. Ingersoll closed 19 acquisitions related to equipment services and records management.

  Carl Thoma. Mr. Thoma is Chairman of the Board of the Company and has served as a director of the Company since its founding in June 1996. Mr. Thoma is the Managing Partner of Thoma Cressey Equity Partners, a private equity investment company in Chicago, Illinois, Denver, Colorado and San Francisco, California formed in December 1997 as a successor to Golder, Thoma, Cressey, Rauner, Inc. He also co-founded and has been a Managing Director of Golder, Thoma, Cressey, Rauner, Inc., the general partner of Golder, Thoma, Cressey, Rauner Fund V, L.P. and its predecessor funds, in Chicago, Illinois since 1980. Mr. Thoma is also a director of Global Imaging, Inc., Outsource Partners, Inc. and Paging Network, Inc.

  William Kessinger. Mr. Kessinger has served as a director of the Company since its founding in June 1996. Mr. Kessinger is a Principal of GTCR Golder Rauner, LLC, a private equity investment company in Chicago, Illinois formed in January 1998 as a successor to Golder, Thoma, Cressey, Rauner, Inc. Mr. Kessinger joined Golder, Thoma, Cressey, Rauner, Inc. in May 1995 and has been a Principal since September 1997. Prior thereto, Mr. Kessinger was a Principal with The Parthenon Group from July 1994 to May 1995. From August 1992 to June 1994, Mr. Kessinger attended Harvard Business School and received his MBA. Prior to that time, Mr. Kessinger served as an Associate with Prudential Asset Management Asia from August 1988 to June 1992. Mr. Kessinger is also a director of Answerthink Consulting Group, Inc., Excaliber, Inc., Global Imaging, Inc., National Computer Print, Inc. and Users, Inc.

  John Grove. Mr. Grove has served as a director of the Company since May 1998. Mr. Grove co-founded JLG Industries, Inc., a manufacturer of hydraulically-operated machinery specializing in aerial work platforms, in 1969 and served as Chairman and Chief Executive Officer until his retirement in 1993. Prior to 1969, Mr. Grove co-founded Grove Manufacturing Co. and developed the modern hydraulic crane. Mr. Grove is also a director of Falling Spring Corp., Truckcraft Corporation and Sentry Trust, Inc.

  Ronald St. Clair. Mr. St. Clair has served as a director of the Company since October 1997. Mr. St. Clair founded High Reach Equipment, an aerial platform rental company headquartered in Baton Rouge, Louisiana. In 1993, Mr. St. Clair sold High Reach Equipment to Brambles Equipment Services, Inc. In 1994, Mr. St. Clair retired from High Reach Equipment.

COMPENSATION OF DIRECTORS

  Directors of the Company currently do not receive a salary or an annual retainer for their services, except for (i) Mr. St. Clair, who receives an annual fee of $40,000 and (ii) Mr. Grove, who receives an annual fee of $8,000 and fees of $1,500 for each Board meeting (or $500 if such Board meeting is telephonic) and $500 for each Board committee meeting Mr. Grove attends. The Company expects that new non-employee Directors not otherwise affiliated with the Company or its stockholders will be paid an annual cash retainer. All directors are reimbursed for out-of-pocket expenses related to their service as directors, including expenses incurred in connection with attending meetings. Directors may also be issued options pursuant to the Incentive Plan (as defined). See "--Long Term Incentive Plan."

  In connection with the Initial Stock Offering, the Company granted each of Mr. Grove and Mr. St. Clair, under the Incentive Plan, an option to acquire 10,000 shares of Common Stock that will vest in equal annual installments at each of the first five anniversaries of the date of grant. The Company granted such options at an option price equal to the public offering price. In addition, at each anniversary of the Initial Stock Offering, the Company intends to grant each of Mr. Grove and Mr. St. Clair, under the Incentive Plan, an option to acquire 2,000 shares of Common Stock that will vest in equal annual installments at each of the first five anniversaries of the date of grant. The Company intends to grant such options at an option price equal to the fair market value of the Common Stock on the date of grant.

COMPENSATION OF EXECUTIVE OFFICERS

  The compensation of executive officers of the Company will be determined by the Board of Directors of the Company. The following table sets forth information regarding the compensation paid or accrued by the Company to the Chief Executive Officer and each of the Company's other executive officers (the "Named Executive Officers") for services rendered to the Company in all capacities during 1996 and 1997.

                          SUMMARY COMPENSATION TABLE

                                ANNUAL COMPENSATION                LONG-TERM COMPENSATION
                         ------------------------------------- -------------------------------
                                                                       AWARDS          PAYOUTS
                                                               ----------------------- -------
                                                                           SECURITIES
                                                  OTHER ANNUAL RESTRICTED  UNDERLYING   LTIP    ALL OTHER
        NAME AND              SALARY       BONUS  COMPENSATION   STOCK    OPTIONS/SARS PAYOUTS COMPENSATION
   PRINCIPAL POSITION    YEAR   ($)         ($)       ($)      AWARDS ($)     ($)        ($)       ($)
------------------------ ---- -------     ------- ------------ ---------- ------------ ------- ------------
Kevin Rodgers(1)........ 1997 225,000     112,500     --          --          --         --       10,125(2)
 President, Chief        1996 131,250(3)      --      --          --          --         --          --
 Executive Officer and
 Director
Dennis O'Connor(4)...... 1997 125,000      62,500     --          --          --         --        4,545(5)
 Chief Financial Officer 1996  44,015(6)      --      --          --          --         --       30,741(7)
Paul Ingersoll(8)....... 1997  80,000      40,000     --          --          --         --        3,200(9)
 Vice President and      1996  52,464(10)     --      --          --          --         --          --
 Secretary

--------
(1) Mr. Rodgers became an employee of the Company effective June 4, 1996.
(2) The amount shown includes $4,500 of Company 401(k) matching contributions under the Savings Plan and a $5,625 profit sharing contribution under the Savings Plan (as defined).
(3) The amount shown includes $43,750 of accrued salary paid in 1997 pursuant to Mr. Rodgers' employment agreement upon the Company's acquisition of equipment rental businesses meeting certain financial criteria.
(4) Mr. O'Connor became an employee of the Company effective August 19, 1996.
(5) The amount shown includes $2,045 of Company 401(k) matching contributions under the Savings Plan and a $2,500 profit sharing contribution under the Savings Plan.
(6) The amount shown includes $10,909 of accrued salary paid in 1997 pursuant to Mr. O'Connor's employment agreement upon the Company's acquisition of equipment rental businesses meeting certain financial criteria.
(7) The amount shown represents reimbursement for relocation and moving expenses.
(8) Mr. Ingersoll became an employee of the Company effective June 4, 1996.
(9) The amount shown includes $1,600 of Company 401(k) matching contributions under the Savings Plan and a $1,600 profit sharing contribution under the Savings Plan.

(10) The amount shown includes $13,116 of accrued salary paid in 1997 pursuant to Mr. Ingersoll's employment agreement upon the Company's acquisition of equipment rental businesses meeting certain financial criteria. In addition, the amount shown includes $5,797 of salary paid by the Company for work Mr. Ingersoll performed for Golder, Thoma, Cressey, Rauner, Inc. prior to June 4, 1996 to prepare for the organization and formation of the Company.

MANAGEMENT EMPLOYMENT AGREEMENTS

  Kevin Rodgers. Mr. Rodgers is party to a senior management agreement with the Company dated as of June 4, 1996, as amended. Under the agreement, Mr. Rodgers will receive an annual base salary of $250,000, which amount shall be reviewed (but not reduced) annually by the Board in its sole discretion. Mr. Rodgers will be eligible for a bonus of up to 50% of his base salary, which the Board anticipates awarding if Mr. Rodgers meets or exceeds annual operational and financial objectives agreed to by the Board and Mr. Rodgers. If the Company has not met or exceeded its financial or operational objectives, the Board in its discretion may award Mr. Rodgers a bonus of less than 50% of his base salary. Mr. Rodgers will also be entitled to all other benefits as are approved by the Board and made available to the Company's senior management.

  Under the agreement, Mr. Rodgers purchased 96 shares of Class B Common Stock at a price of $10 per share. In addition, under the agreement, Mr. Rodgers agreed to purchase (upon consummation of certain additional investments by Golder, Thoma, Cressey, Rauner Fund V, L.P. in the Company) up to an additional 7,904 shares of Class B Common Stock at a price of $10 per share; provided that Mr. Rodgers was entitled to purchase all or any portion of such shares at a price of $10 per share at such earlier time as Mr. Rodgers determined. Mr. Rodgers purchased all 7,904 of such additional shares in January 1997. All shares of Class B Common Stock owned by Mr. Rodgers will vest over a five-year period beginning March 1997. In connection with and immediately prior to the consummation of the Initial Stock Offering, each share of Class B Common Stock owned by Mr. Rodgers was converted into Common Stock. Upon completion of the Initial Stock Offering, the portions of the agreement which restrict the transfer of the Company's securities were terminated.

  Mr. Rodgers' employment with the Company will continue until terminated by the resignation, death or disability of Mr. Rodgers or by the Board in its good faith judgment that termination of Mr. Rodgers' employment is in the best interests of the Company. In the event Mr. Rodgers' employment is terminated
(i) by the Company without cause, (ii) by Mr. Rodgers with good reason or
(iii) as a result of Mr. Rodgers' death or disability, until the end of the six-month period commencing on the date of his termination, the Company shall pay to Mr. Rodgers (or his estate) his annual base salary and allow Mr. Rodgers to continue to participate in all of the Company's medical, disability and life insurance plans to the extent permitted by the Company's insurance carriers at a cost not materially in excess of the Company's cost for such insurance immediately prior to the date of termination. In addition, the Company shall have the option to extend the severance period to the second anniversary of the date of termination, during which period the Company shall pay to Mr. Rodgers (or his estate) his annual base salary and allow Mr. Rodgers to continue to participate in all of the Company's medical, disability and life insurance plans to the extent permitted by the Company's insurance carriers at a cost not materially in excess of the Company's cost for such insurance immediately prior to the date of termination. Mr. Rodgers has agreed not to compete with the Company during the term of his employment and for six months thereafter and during the extended period (if any) and has agreed not to solicit any employees or customers of the Company during the two years following the date of termination of his employment.

  Dennis O'Connor. Mr. O'Connor is party to a senior management agreement with the Company dated as of December 31, 1996, as amended. Under the agreement, Mr. O'Connor will receive an annual base salary of $165,000, which amount shall be reviewed (but not reduced) annually by the Company's Chief Executive Officer with the approval of the Board in its sole discretion. Mr. O'Connor will also be entitled to all other benefits as are approved by the Board and made available to the Company's senior management.

  Under the agreement, Mr. O'Connor purchased 24 shares of Class B Common Stock at a price of $10 per share. In addition, under the agreement, Mr. O'Connor agreed to purchase (upon consummation of certain additional investments by Golder, Thoma, Cressey, Rauner Fund V, L.P. in the Company) up to an additional 1,976 shares of Class B Common Stock at a price of $10 per share; provided that Mr. O'Connor was entitled to purchase all or any portion of such shares at a price of $10 per share at such earlier time or times as Mr. O'Connor determined. Mr. O'Connor purchased all 1,976 of such additional shares in January 1997. All shares of Class B Common Stock owned by Mr. O'Connor will vest over a five-year period beginning March 1997. In connection with and immediately prior to the consummation of the Initial Stock Offering, each share of Class B Common Stock owned by Mr. O'Connor was converted into Common Stock. Upon completion of the Initial Stock Offering, the portions of the agreement which restrict the transfer of the Company's securities were terminated.

  Mr. O'Connor's employment with the Company will continue until terminated by the resignation, death or disability of Mr. O'Connor or by the Board in its good faith judgment that termination of Mr. O'Connor's employment is in the best interests of the Company. In the event Mr. O'Connor's employment is terminated (i) by the Company without cause, (ii) by Mr. O'Connor with good reason or (iii) as a result of Mr. O'Connor's death or disability, until the end of the six-month period commencing on the date of his termination, the Company shall pay to Mr. O'Connor (or his estate) his annual base salary and allow Mr. O'Connor to continue to participate in all of the Company's medical, disability and life insurance plans to the extent permitted by the Company's insurance carriers at a cost not materially in excess of the Company's cost for such insurance immediately prior to the date of termination. In addition, the Company shall have the option to extend the severance period to the second anniversary of the date of termination, during which period the Company shall pay to Mr. O'Connor (or his estate) his annual base salary and allow Mr. O'Connor to continue to participate in all of the Company's medical, disability and life insurance plans to the extent permitted by the Company's insurance carriers at a cost not materially in excess of the Company's cost for such insurance immediately prior to the date of termination. Mr. O'Connor has agreed not to compete with the Company during the term of his employment and for six months thereafter and during the extended period (if any) and has agreed not to solicit any employees or customers of the Company during the two years following the date of termination of his employment.

  Paul Ingersoll. Mr. Ingersoll is party to a senior management agreement with the Company dated as of June 4, 1996, as amended. Under the agreement, Mr. Ingersoll will receive an annual base salary of $120,000, which amount shall be reviewed (but not reduced) annually by the Company's Chief Executive Officer with the approval of the Board in its sole discretion. Mr. Ingersoll will also be entitled to all other benefits as are approved by the Board and made available to the Company's senior management.

  Under the agreement, Mr. Ingersoll purchased 12 shares of Class B Common Stock at a price of $10 per share. In addition, under the agreement, Mr. Ingersoll agreed to purchase (upon consummation of certain additional investments by Golder, Thoma, Cressey, Rauner Fund V, L.P. in the Company) up to an additional 988 shares of Class B Common Stock at a price of $10 per share; provided that Mr. Ingersoll was entitled to purchase all or any portion of such shares at a price of $10 per share at such earlier time or times as Mr. Ingersoll determined. Mr. Ingersoll purchased all 988 of such additional shares in January 1997. All shares of Class B Common Stock owned by Mr. Ingersoll will vest over a five-year period beginning March 1997. In connection with and immediately prior to the consummation of the Initial Stock Offering, each share of Class B Common Stock owned by Mr. Ingersoll was converted into Common Stock. Upon completion of the Initial Stock Offering, the portions of the agreement which restrict the transfer of the Company's securities were terminated.

  Mr. Ingersoll's employment with the Company will continue until terminated by the resignation, death or disability of Mr. Ingersoll or by the Board in its good faith judgment that termination of Mr. Ingersoll's employment is in the best interests of the Company. In the event Mr. Ingersoll's employment is terminated (i) by the Company without cause, (ii) by Mr. Ingersoll with good reason or (iii) as a result of Mr. Ingersoll's death or disability, until the end of the six-month period commencing on the date of his termination, the Company shall pay to Mr. Ingersoll (or his estate) his annual base salary and allow Mr. Ingersoll to continue to participate in all of the Company's medical, disability and life insurance plans to the extent permitted by the Company's insurance carriers at a cost not materially in excess of the Company's cost for such insurance immediately prior to the date of termination. In addition, the Company shall have the option to extend the severance period to the second anniversary of the date of termination, during which period the Company shall pay to Mr. Ingersoll (or his estate) his annual base salary and allow Mr. Ingersoll to continue to participate in all of the Company's medical, disability and life insurance plans to the extent permitted by the Company's insurance carriers at a cost not materially in excess of the Company's cost for such insurance immediately prior to the date of termination. Mr. Ingersoll has agreed not to compete with the Company during the term of his employment and for six months thereafter and during the extended period (if any) and has agreed not to solicit any employees or customers of the Company during the two years following the date of termination of his employment.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  In 1996 and 1997, the Company had no compensation committee or other committee of the Board performing similar functions. Accordingly, decisions concerning compensation of executive officers were made by the entire Board. Other than Kevin Rodgers, there were no officers or employees of the Company who participated in deliberations concerning such compensation matters.

401(K) PROFIT SHARING PLAN

  The Company maintains a savings plan (the "Savings Plan") qualified under
Section 401(a) and 401(k) of the Internal Revenue Code. Generally, all employees of the Company in the United States who are at least 21 years of age and who have completed six months of service are eligible to participate in the Savings Plan. For each employee who elects to participate in the Savings Plan and makes a contribution thereto, the Company makes a matching contribution of 50% of the first 5% of annual compensation contributed. In addition, the Company may make discretionary profit sharing contributions under the Savings Plan. The maximum contribution for any participant for any year is the maximum amount permitted under Internal Revenue Code.

COMMITTEES OF THE BOARD OF DIRECTORS

  The Company has two standing committees of its Board of Directors: the Compensation Committee (the "Compensation Committee") and the Audit Committee (the "Audit Committee"). The Audit Committee, which currently consists of Messrs. Thoma, Kessinger and Grove, is responsible for making recommendations to the Board of Directors regarding the selection of independent auditors, reviewing the results and scope of the audit and other services provided by the Company's independent accountants and reviewing and evaluating the Company's audit and control functions. The Compensation Committee, which currently consists of Messrs. Thoma, Kessinger and St. Clair, makes recommendations regarding the Incentive Plan and decisions concerning salaries and incentive compensation for executive officers, key employees and consultants of the Company.

  The Board of Directors may also create other committees, including an executive committee and a nominating committee.

LONG TERM INCENTIVE PLAN

  The Company has established the National Equipment Services, Inc. Long Term Incentive Plan (the "Incentive Plan"). A maximum of 2,200,000 shares of Common Stock, subject to adjustment, have been initially authorized for the granting of stock options under the Incentive Plan. Options granted under the Incentive Plan may be either "incentive stock options," which qualify for special tax treatment under the Internal Revenue Code, or nonqualified stock options. The purposes of the Incentive Plan are to advance the interests of the Company and stockholders by providing Company employees with an additional incentive to continue their efforts on behalf of the Company, as well as to attract to the Company people of experience and ability. The Incentive Plan is intended to comply with Rule 16b-3 of the Exchange Act.

  All officers, directors and other key employees and consultants of the Company or its subsidiaries are eligible to participate under the Incentive Plan, as deemed appropriate by the Compensation Committee of the Board of Directors. Eligible employees will not pay any cash consideration to the Company to receive the options. The Incentive Plan is administered by the Compensation Committee of the Board of Directors. The exercise price for incentive stock options must be no less than the fair market value of the common stock on the date of grant. The exercise price of nonqualified stock options is not subject to any limitation based upon the then current market value of the common stock. Options will expire no later than the tenth anniversary of the date of grant. An option holder will be able to exercise options from time to time, subject to vesting. Options will vest immediately upon death or disability of a participant. Upon termination for cause or at will by the Company, the unvested portion of the options will be forfeited. Subject to the above conditions, the exercise price, duration of the options and vesting provisions will be set by the Compensation Committee of the Board of Directors in its discretion.

  In connection with the Initial Stock Offering, the Company granted stock options to purchase 880,000 shares of Common Stock to certain members of management, including Messrs. O'Connor and Ingersoll who each received options to purchase 24,000 shares of Common Stock at the initial public offering price. Such options will vest in five equal installments beginning of the first anniversary of the grant date. The options have a term of ten years.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock as of July 27, 1998 by (i) each stockholder known by the Company to own beneficially five percent or more of the outstanding shares of the Company's Common Stock, (ii) each current director of the Company, (iii) each Named Executive Officer of the Company and
(iv) all directors of the Company and executive officers of the Company as a group. As of July 27, 1998, there were 23,744,716 shares of Common Stock outstanding. To the knowledge of the Company, each stockholder has sole voting and investment power with respect to the shares indicated as beneficially owned, unless otherwise indicated in a footnote. Unless otherwise indicated, the business address of each person is the Company's corporate address.

                                                             NUMBER OF
                                                               SHARES   PERCENT
                                                             ---------- -------
Golder, Thoma, Cressey, Rauner Fund V, L.P.(a).............. 13,861,142   58.4%
Kevin Rodgers(b)............................................  1,112,100    4.7
Dennis O'Connor.............................................    278,000    1.2
Paul Ingersoll..............................................    139,000       *
Carl Thoma(c)............................................... 13,861,142   58.4
William Kessinger(c)........................................ 13,861,142   58.4
John Grove..................................................         --      --
Ronald St. Clair............................................     65,381       *
All Directors and Executive Officers as a Group (7
 persons)(c)................................................ 15,455,623   65.1

--------
*  Less than one percent.

(a) Includes 24,287 shares of Common Stock held by GTCR Associates V, a partnership affiliated with Golder, Thoma, Cressey, Rauner Fund V, L.P. The address of each of Golder, Thoma, Cressey, Rauner Fund V, L.P. and GTCR Associates V is 6100 Sears Tower, Chicago, Illinois 60606.

(b) Includes 1,112,000 shares of Common Stock owned by Mr. Rodgers' family limited partnership, Rodgers Investment Partners, L.P., as to which he disclaims beneficial ownership.

(c) Includes 13,836,855 shares of Common Stock held by Golder, Thoma, Cressey, Rauner Fund V, L.P., of which GTCR V, L.P. is the general partner, and also includes 24,287 shares of Common Stock held by GTCR Associates V. Each of Messrs. Thoma and Kessinger is a principal of Golder, Thoma, Cressey, Rauner, Inc., the general partner of GTCR V, L.P. and the managing general partner of GTCR Associates V, and therefore may be deemed to share investment and voting control over the shares of Common Stock held by Golder, Thoma, Cressey, Rauner Fund V, L.P. and GTCR Associates V. Each of Messrs. Thoma and Kessinger disclaims beneficial ownership of the shares of Common Stock owned by Golder, Thoma, Cressey, Rauner Fund V, L.P. and GTCR Associates V. The address of each of these holders is 6100 Sears Tower, Chicago, Illinois 60606.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

CERTAIN LOANS TO EXECUTIVES

  The Company loaned $64,000 to Mr. Rodgers, $20,000 to Mr. O'Connor and $10,000 to Mr. Ingersoll pursuant to promissory notes (the "Executive Notes") to finance their purchase of the Company's securities. See "Management-- Management Employment Agreements." Each of the Executive Notes is secured by a pledge of the securities purchased with such Executive Note pursuant to an Executive Stock Pledge Agreement between the Company and each of Messrs. Rodgers, O'Connor and Ingersoll. The Executive Notes bear interest at a rate per annum equal to the applicable federal rate as set forth in Section 1274(d) of the Internal Revenue Code of 1986, as amended. The principal amount of the Executive Notes and all interest accrued thereon mature in part on June 4, 2006, with the remainder maturing on January 6, 2007. The Executive Notes may be prepaid in full or in part at any time.

PROFESSIONAL SERVICES AGREEMENT

  In connection with the formation of the Company, the Company entered into a Professional Services Agreement (the "Professional Services Agreement") with Golder, Thoma, Cressey, Rauner, Inc. pursuant to which Golder, Thoma, Cressey, Rauner, Inc. provided financial and management consulting services to the Company. Under the Professional Services Agreement, Golder, Thoma, Cressey, Rauner, Inc. received an annual management fee of $200,000 (plus reimbursement of out-of-pocket expenses) and a fee of 1% of the amount of debt or equity capital raised by the Company from any source, for their assistance in obtaining such capital. For the period from inception (June 4, 1996) through December 31, 1996, the Company had paid or accrued $0 in fees under the Professional Services Agreement. For the year ended December 31, 1997, the Company had paid or accrued $1,047,238 in fees under the Professional Service Agreement. The agreement was terminated upon consummation of the Initial Stock Offering, and no fee was payable with respect to the issuance of Common Stock in the Initial Stock Offering. Messrs. Thoma and Kessinger continue to serve as directors of the Company.

STOCKHOLDERS AGREEMENT AND REGISTRATION AGREEMENT

  In connection with the formation of the Company, the Company and its stockholders entered into a Stockholders Agreement dated as of June 4, 1996 (the "Stockholders Agreement") which (i) provided for the designation of the Board of Directors of the Company, (ii) imposed certain restrictions on the transfer of shares of the Company, (iii) required the stockholders to take certain actions upon the approval by a majority of the stockholders in connection with an initial public offering or a sale of the Company, (iv) required the Company to offer to sell shares to the stockholders under certain circumstances upon authorization of an issuance or sale of additional shares and (v) granted certain of the stockholders certain participation rights in connection with a sale of shares by other stockholders. The Stockholders Agreement was terminated upon consummation of the Initial Stock Offering.

  In connection with the formation of the Company, the Company and its stockholders entered into a Registration Agreement dated as of June 4, 1996 (the "Registration Agreement") pursuant to which the stockholders have the right in certain circumstances and, subject to certain conditions, to require the Company to register shares of the Company's Common Stock held by them under the Securities Act. Under the Registration Agreement, except in limited circumstances, the Company is obligated to pay all expenses in connection with such registration.

                    DESCRIPTION OF NEW CREDIT FACILITY

  On July 17, 1998 (the "Borrowing Date"), the Company, as borrower, each of Albany Ladder Company, Inc., BAT Acquisition Corp., Carl's Mid South Rent-All Center Incorporated, Falconite Aviation, Inc., Falconite Equipment, Inc., Falconite Inc., Falconite Rebuild Center, Inc., McCurry & Falconite Equipment Co., Inc., M&M Properties, Inc., NES Acquisition Corp., NES East Acquisition Corp. and NES Michigan Acquisition Corp., as guarantors (collectively, the "Guarantors" and, together with the Company, the "Obligors"), entered into a credit agreement (as amended, the "New Credit Facility") with First Union National Bank, as agent, and certain other financial institutions (the "Banks"). The New Credit Facility provides to the Company (i) a $100.0 million term loan and (ii) up to $225.0 million of revolving loans (with a letter of credit subfacility not to exceed $25.0 million), subject to availability based on certain financial tests including a borrowing base (which is based on a percentage of eligible receivables, eligible parts and supplies inventory, eligible rental equipment and eligible equipment held for resale). The New Credit Facility was used to refinance indebtedness under the Old Credit Facility and to finance the acquisition of Falconite. Subject to certain restrictions, the New Credit Facility may be used to finance future permitted acquisitions and for working capital and other general corporate purposes. The New Credit Facility ranks senior in right of payment to the Notes.

  Repayment. Outstanding term loans and revolving loans under the New Credit Facility must be repaid on the fifth anniversary of the Borrowing Date. Revolving loans made pursuant to the New Credit Facility may be borrowed, repaid and reborrowed, without premium or penalty, from time to time until the fifth anniversary of the Borrowing Date, subject to the satisfaction of certain conditions on the date of any such borrowing.

  Security; Guaranty. The obligations of the Obligors under the Credit Facility are jointly and severally secured by all of the Obligors' existing and future property, subject to certain exceptions. In addition, the Company has pledged the stock of each of its subsidiaries and Falconite has pledged the stock of each of its subsidiaries as further security for the obligations under the New Credit Facility. In addition, the obligations of the Company under the New Credit Facility are guaranteed by each of the Guarantors and certain of the Company's future subsidiaries.

  Interest. At the Company's option, the interest rate per annum applicable to the loans under the New Credit Facility will be a fluctuating rate of interest measured by reference to one or a combination of the following: (i) the Base Rate (as defined in the New Credit Facility), plus the applicable borrowing margin or (ii) the relevant LIBOR Rate (as defined in the New Credit Facility), plus the applicable borrowing margin. The applicable borrowing margin under the New Credit Facility will range from 0.00% to 1.25% for Base Rate-based borrowings and 1.25% to 2.50% for LIBOR Rate-based borrowings. Both Base Rate and LIBOR rate interest on the New Credit Facility will be determined quarterly based on the ratio of Total Funded Debt (as defined in the New Credit Facility) to EBITDA (as defined in the New Credit Facility).

  Fees. The Company has agreed to pay certain fees in connection with the New Credit Facility, including (i) letter of credit fees, (ii) agency and lender's fees and (iii) unused line fees. Unused line fees are payable quarterly at a rate per annum ranging from 0.3125% to 0.50% on the undrawn amounts of the revolving loan commitment under the New Credit Facility based on the ratio of Total Funded Debt to EBITDA.

  Covenants. The New Credit Facility requires the Company to meet certain financial tests, including maintaining (i) a minimum interest coverage ratio of (A) 2.25 to 1.0 for each fiscal quarter ending prior to March 31, 1999 and
(B) 2.50 to 1.0 for each fiscal quarter ending on or after March 31, 1999;
(ii) a maximum total debt leverage ratio of (A) 4.75 to 1.0 for each fiscal quarter ending prior to March 31, 1999, (B) 4.50 to 1.0 for each fiscal quarter ending on or after March 31, 1999 but prior to December 31, 1999 and
(C) 4.25 to 1.0 for each fiscal quarter ending on or after December 31, 1999;
(iii) a maximum senior debt leverage ratio of (A) 3.25 to 1.0 for each fiscal quarter ending prior to March 31, 1999, (B) 3.0 to 1.0 for each fiscal quarter ending on or after March 31, 1999 but prior to December 31, 1999 and (C) 2.75 to 1.0 for each fiscal quarter ending on or after December 31, 1999 (provided that in the event the Company elects in certain circumstances to reduce by 0.25% its borrowing margins under the New Credit Facility, the maximum allowable senior debt leverage ratio for each corresponding period shall be reduced by 0.25); (iv) a minimum consolidated net worth of

$100,000,000, increased on a cumulative basis as of the end of each fiscal quarter of the Company, commencing with the fiscal quarter ending December 31, 1997, by an amount equal to (A) 50% of Consolidated Net Income (as defined in the New Credit Facility) for the fiscal quarter then ended (without any deductions for any losses) and (B) 100% of the Net Cash Proceeds (as defined in the New Credit Facility) of issuances of capital stock by the Company and the Guarantors occurring subsequent to the Borrowing Date. The New Credit Facility also contains covenants which, among other things, restrict the ability of the Obligors (subject to certain exceptions) to incur liens, incur indebtedness, sell assets, engage in mergers, amend their certificates of incorporation or bylaws, guarantee debt, declare dividends or redeem or repurchase capital stock, make loans and investments, transact with affiliates, issue additional securities, modify material contracts, grant liens, engage in sale-leaseback transactions and make capital expenditures. The New Credit Facility also requires the Obligors to satisfy certain customary affirmative covenants and to make certain customary indemnifications to the Banks and the agent under the New Credit Facility.

  Events of Default. The New Credit Facility contains customary events of default, including payment defaults, breach of representations or warranties, covenant defaults, certain events of bankruptcy and insolvency, ERISA violations, judgment defaults, cross-defaults to certain other indebtedness and a change in control of the Company. Upon the occurrence of an event of default under the New Credit Facility the Banks could, among other things, (1) make a demand for immediate payment of all amounts due and owing under the New Credit Facility, (2) terminate all commitments to make revolving loans under the New Credit Facility, and (3) the enforce their rights under the New Credit Facility and the security documents relating thereto, either judicially or otherwise, including, among other things, the right to sell the Company's assets and retain the proceeds to the extent of amounts due and owing under the New Credit Facility.

                         DESCRIPTION OF EXCHANGE NOTES

GENERAL

  The Exchange Notes offered hereby will be issued as a separate series pursuant to the Indenture (the "Indenture") dated November 25, 1995 among the Company, the Subsidiary Guarantors and Harris Trust and Savings Bank, as trustee (the "Trustee"). The form and terms of the Exchange Notes are the same as the form and terms of the Old Notes (which they replace) except that (i) the Exchange Notes bear a Series B designation and a different CUSIP number from the Old Notes, (ii) the Exchange Notes have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof, and (iii) the holders of Exchange Notes will not be entitled to certain rights under the Registration Rights Agreement, including the provisions providing for an increase in the interest rate on the Old Notes in certain circumstances relating to the timing of the Exchange Offer, which rights will terminate when the Exchange Offer is consummated. The terms of the Exchange Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (the "Trust Indenture Act"). The Exchange Notes are subject to all such terms, and Holders of Exchange Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. Any Old Notes that remain outstanding after completion of the Exchange Offer, together with the Exchange Notes issued in connection with the Exchange Offer, will be treated as a single class of securities under the Indenture. The following summary of the material provisions of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture, including the definitions therein of certain terms used below. Copies of the proposed form of Indenture and Registration Rights Agreement are available as set forth below under "-- Additional Information." The definitions of certain terms used in the following summary are set forth below under "--Certain Definitions." For purposes of this summary, the term "Company" refers only to National Equipment Services, Inc. and not to any of its Subsidiaries.

  The Notes will be general unsecured obligations of the Company and will be subordinated in right of payment to all current and future Senior Debt. As of June 30, 1998, there would have been $337.3 million of Senior Debt of the Company and the Subsidiary Guarantors outstanding and $238.4 million of Indebtedness of the Company that ranked pari passu in right of payment to the Subsidiary Guarantees outstanding. As of June 30, 1998, on a pro forma basis, the Company, through its Subsidiaries, would have had liabilities (including trade payables) aggregating approximately $374.5 million. The Indenture permits the incurrence of additional Senior Debt in the future.

  All of the Company's current Subsidiaries are Restricted Subsidiaries. However, under certain circumstances, the Company is able to designate current or future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries are not subject to many of the restrictive covenants set forth in the Indenture.

PRINCIPAL, MATURITY AND INTEREST

  The Notes are limited in aggregate principal amount to $100.0 million and will mature on November 30, 2004. Interest on the Exchange Notes will accrue at the rate of 10% per annum and will be payable semi-annually in arrears on May 30 and November 30, commencing on November 30, 1998, to Holders of record on the immediately preceding May 15 and November 15. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Principal, premium, if any, and interest and Liquidated Damages on the Notes will be payable at the office or agency of the Company maintained for such purpose within the City and State of New York or, at the option of the Company, payment of interest and Liquidated Damages may be made by check mailed to the Holders of the Notes at their respective addresses set forth in the register of Holders of Notes; provided that all payments of principal, premium, interest and Liquidated Damages with respect to Notes the Holders of which have given wire transfer instructions to the Company will be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof. Until otherwise designated by the Company, the Company's office or agency in New York will be the office of the Trustee maintained for such purpose. The Notes will be issued in denominations of $1,000 and integral multiples thereof.

SUBORDINATION

  The payment of principal of, premium, if any, and interest on the Notes will be subordinated in right of payment, as set forth in the Indenture, to the prior payment in full of all Senior Debt, whether outstanding on the date of the Indenture or thereafter incurred.

  Upon any distribution to creditors of the Company in a liquidation or dissolution of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property, an assignment for the benefit of creditors or any marshalling of the Company's assets and liabilities, the holders of Senior Debt will be entitled to receive payment in full of all Obligations due in respect of such Senior Debt (including interest after the commencement of any such proceeding at the rate specified in the applicable Senior Debt) before the Holders of Notes will be entitled to receive any payment with respect to the Notes, and until all Obligations with respect to Senior Debt are paid in full, any distribution to which the Holders of Notes would be entitled shall be made to the holders of Senior Debt (except that Holders of Notes may receive and retain Permitted Junior Securities and payments made from the trust described under "--Legal Defeasance and Covenant Defeasance").

  The Company also may not make any payment upon or in respect of the Notes (except in Permitted Junior Securities or from the trust described under "-- Legal Defeasance and Covenant Defeasance") if (i) a default in the payment of the principal of, premium, if any, or interest on Designated Senior Debt occurs and is continuing beyond any applicable period of grace or (ii) any other default occurs and is continuing with respect to Designated Senior Debt that permits holders of the Designated Senior Debt as to which such default relates to accelerate its maturity and the Trustee receives a notice of such default (a "Payment Blockage Notice") from the Company or the holders of any Designated Senior Debt. Payments on the Notes may and shall be resumed (a) in the case of a payment default, upon the date on which such default is cured or waived and (b) in case of a nonpayment default, the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Debt has been accelerated. No new period of payment blockage may be commenced unless and until (i) 360 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice and (ii) all scheduled payments of principal, premium, if any, and interest on the Notes that have come due have been paid in full in cash. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice unless such default shall have been cured or waived for a period of not less than 90 consecutive days.

  The Indenture requires that the Company promptly notify holders of Senior Debt if payment of the Notes is accelerated because of an Event of Default.

  As a result of the subordination provisions described above, in the event of a liquidation or insolvency, Holders of Notes may recover less ratably than creditors of the Company who are holders of Senior Debt. On a pro forma basis, $337.3 million of Senior Debt and $238.4 million of Indebtedness of the Company that ranked pari passu in right of payment to the Subsidiary Guarantees would have been outstanding as of June 30, 1998. The Indenture will limit, subject to certain financial tests, the amount of additional Indebtedness, including Senior Debt, that the Company and its Subsidiaries can incur. See "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock."

SUBSIDIARY GUARANTEES

  The Company's payment obligations under the Notes will be fully and unconditionally and jointly and severally guaranteed (the "Subsidiary Guarantees") by the Subsidiary Guarantors. The Subsidiary Guarantee of each Subsidiary Guarantor will be subordinated to the prior payment in full of all Senior Debt of such Subsidiary Guarantor. The obligations of each Subsidiary Guarantor under its Subsidiary Guarantee will be limited so as not to constitute a fraudulent conveyance under applicable law. See, however, "Risk Factors--Fraudulent Conveyance."

  The Indenture provides that no Subsidiary Guarantor may consolidate with or merge with or into (whether or not such Subsidiary Guarantor is the surviving Person), another corporation, Person or entity whether or not affiliated with such Subsidiary Guarantor unless (i) except in the case of a merger of such Subsidiary Guarantor with or into the Company or another Subsidiary Guarantor and subject to the provisions of the following paragraph, the Person formed by or surviving any such consolidation or merger (if other than such Subsidiary Guarantor) assumes all the obligations of such Subsidiary Guarantor pursuant to a supplemental indenture in form and substance reasonably satisfactory to the Trustee, under the Notes, the Indenture and the Registration Rights Agreement, (ii) immediately after giving effect to such transaction, no Event of Default exists and (iii) except in the case of a merger of such Subsidiary Guarantor with or into the Company or another Subsidiary Guarantor, the Company would be permitted by virtue of the Company's pro forma Fixed Charge Coverage Ratio, immediately after giving effect to such transaction, to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the covenant described below under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock."

  The Indenture provides that in the event of a sale or other disposition of all of the assets of any Subsidiary Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the capital stock of any Subsidiary Guarantor, then such Subsidiary Guarantor (in the event of a sale or other disposition, by way of such a merger, consolidation or otherwise, of all of the capital stock of such Subsidiary Guarantor) or the corporation acquiring the property (in the event of a sale or other disposition of all of the assets of such Subsidiary Guarantor) will be released and relieved of any obligations under its Subsidiary Guarantee; provided that the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the Indenture. See "-- Repurchase at Option of Holders--Asset Sales."

OPTIONAL REDEMPTION

  Except as described in the following paragraphs, the Notes will not be redeemable at the Company's option prior to November 30, 2001. Thereafter, the Notes will be subject to redemption at any time at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on November 30 of the years indicated below:

         YEAR                                         PERCENTAGE
         ----                                         ----------
         2001........................................  105.000%
         2002........................................  102.500%
         2003 and thereafter.........................  100.000%

  Notwithstanding the foregoing, during the first 36 months after the date of the Indenture, the Company may on any one or more occasions redeem up to 33% of the aggregate principal amount of Notes originally issued under the Indenture at a redemption price of 110% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the redemption date, with the net cash proceeds of a public offering of common stock of the Company; provided that at least 67% of the aggregate principal amount of Notes remain outstanding immediately after the occurrence of such redemption (excluding Notes held by the Company and its Subsidiaries); and provided, further, that such redemption shall occur within 45 days of the date of the closing of such public offering.

  In addition, at any time on or prior to November 30, 2001, the Notes may be redeemed as a whole but not in part at the option of the Company upon the occurrence of or in connection with a Change of Control, upon not less than 30 nor more than 60 days' notice (but in no event may any such redemption occur prior to or more than 90 days after the occurrence of such Change of Control), at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium as of, and plus accrued and unpaid interest and Liquidated Damages, if any, to the redemption date, subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date.

  "Applicable Premium" means, with respect to a Note at any redemption date, the greater of (i) 1.0% of the principal amount of such Note or (ii) the excess of (A) the present value at such time of (1) the redemption price of such Note at November 30, 2001 (such redemption price being set forth in the table above) plus (2) all required interest payments due on such Note through November 30, 2001 (excluding accrued but unpaid interest), computed using a discount rate equal to the Treasury Rate plus 75 basis points, over
(B) the principal amount of such Note.

  "Treasury Rate" means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H. 15(519) which has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source or similar market data)) most nearly equal to the period from the redemption date to November 30, 2001, provided, however, that if the period from the redemption date to November 30, 2001 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to November 30, 2001 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

SELECTION AND NOTICE

  If less than all of the Notes are to be redeemed at any time, selection of Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed, or, if the Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided that no Notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

MANDATORY REDEMPTION

  The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

REPURCHASE AT THE OPTION OF HOLDERS

 Change of Control

  Upon the occurrence of a Change of Control, each Holder of Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder's Notes pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the date of purchase (the "Change of Control Payment"). Within 30 days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the "Change of Control Payment Date"), pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control.

  On the Change of Control Payment Date, the Company will, to the extent lawful, (1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (2) deposit with the Paying

Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered and (3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company. The Paying Agent will promptly mail to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof. The Company will issue a press release announcing the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

  The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

  In the event of a Change of Control, there can be no assurance that the Company will have or be able to acquire sufficient funds to pay to purchase price for all of the Notes that the Company might be required to purchase. In addition, the New Credit Facility currently prohibits the Company from purchasing any Notes prior to maturity, and also provides that certain change of control events with respect to the Company would constitute a default thereunder. Any future credit agreements or other agreements relating to Senior Debt to which the Company becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing Notes, the Company could seek the consent of its lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing Notes. In such case, the Company's failure to purchase tendered Notes would constitute an Event of Default under the Indenture which would, in turn, constitute as default under the New Credit Facility. In such circumstances, the subordination provisions in the Indenture would restrict payments to the Holders of Notes.

  The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

  "Change of Control" means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole to any "person" (as such term is used in Section 13(d)(3) of the Exchange Act) other than a Principal or a Related Party of a Principal (as defined below); (ii) the adoption by the Company of a plan relating to its liquidation or dissolution; (iii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above), other than the Principals and their Related Parties, becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition), directly or indirectly, of more than 50% of the Voting Stock of the Company (measured by voting power rather than number of shares); or (iv) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors. The definition of Change of Control includes any transaction described in the preceding sentence that is approved by the Board of Directors.

  The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of the Company and its Restricted Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Notes to require the Company to repurchase such Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Restricted Subsidiaries taken as a whole to another Person or group may be uncertain.

  "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Company who (i) was a member of such Board of Directors on the date of the Indenture, (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election or (iii) was nominated for election or elected to such Board of Directors pursuant to Golder, Thoma, Cressey, Rauner Fund V, L.P.'s rights under the Stockholders Agreement.

  "Principals" means Golder, Thoma, Cressey, Rauner Fund V, L.P. and its affiliates and Messrs. Kevin Rodgers, Dennis O'Connor and Paul Ingersoll, members of their immediate families and trusts of which such persons are the beneficiaries.

  "Related Party" with respect to any Principal means (A) any controlling stockholder, 80% (or more) owned Subsidiary, or spouse or immediate family member (in the case of an individual) of such Principal or (B) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of such Principal and/or such other Persons referred to in the immediately preceding clause (A).

 Asset Sales

  The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless (i) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value (evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee) of the assets or Equity Interests issued or sold or otherwise disposed of and (ii) at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash; provided that the amount of (x) any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet), of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any guarantee thereof) that are assumed by the transferee of any such assets and as to which the Company or such Restricted Subsidiary is released from further liability and (y) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are contemporaneously (subject to ordinary settlement periods) converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received), shall be deemed to be cash for purposes of this provision.

  Within 360 days after the receipt of any Net Proceeds from an Asset Sale, the Company may apply such Net Proceeds, at its option, (a) to repay Senior Debt, or (b) to the acquisition of a majority of the assets of, or a majority of the Voting Stock of, another Permitted Business, the making of a capital expenditure or the acquisition of other long-term assets or properties (including, without limitation, equipment) that are used or useful in a Permitted Business. Pending the final application of any such Net Proceeds, the Company may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $7.0 million, the Company will be required to make an offer to all Holders of Notes and all holders of pari passu Indebtedness containing provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets (an "Asset Sale Offer") to purchase the maximum principal amount of Notes and such other Indebtedness that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the date of purchase, in accordance with the procedures set forth in the Indenture and such other Indebtedness. To the extent that any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use such Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes and such other Indebtedness tendered into such Asset Sale Offer surrendered by Holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and such other Indebtedness to be purchased on a pro rata basis. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero.

CERTAIN COVENANTS

 Restricted Payments

  The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly: (i) declare or pay any dividend or make any other payment or distribution on account of the Company's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company's or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or to the Company or a Restricted Subsidiary of the Company); (ii) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company; (iii) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is pari passu with or subordinated to the Notes, except a payment of interest or principal at Stated Maturity; or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

    (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

    (b) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under caption "--Incurrence of Indebtedness and Issuance of Preferred Stock"; and

    (c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the date of the Indenture (excluding Restricted Payments permitted by clauses (ii), (iii), (iv), (vi) and (viii) of the next succeeding paragraph), is less than the sum, without duplication, of (i) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the Indenture to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus
  (ii) 100% of the aggregate net cash proceeds received by the Company since the date of the Indenture as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock) or from the issue or sale of Disqualified Stock or debt securities of the Company that have been converted into such Equity Interests (other than Equity Interests (or Disqualified Stock or convertible debt securities) sold to a Subsidiary of the Company), plus
  (iii) to the extent that any Restricted Investment that was made after the date of the Indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of (A) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (B) the initial amount of such Restricted Investment, plus (iv) in the event the Company or any Restricted Subsidiary makes any Investment in a Person that, as a result of or in connection with such Investment, becomes a Restricted Subsidiary, an amount equal to the Company's or any Restricted Subsidiary's existing Restricted Investment in such Person that was previously treated as a Restricted Payment.

  The foregoing provisions do not prohibit (i) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture, (ii) the redemption, repurchase, retirement, defeasance or other acquisition of any pari passu or subordinated Indebtedness or Equity Interests of the Company in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, other Equity Interests of the Company (other than any Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (c)(ii) of the preceding paragraph, (iii) the defeasance, redemption, repurchase or other acquisition of pari passu or subordinated Indebtedness with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness, (iv) the payment of any dividend by a Restricted Subsidiary of the Company to the holders of any class of its common Equity Interests on a pro rata basis, (v) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary of the Company held by any member of the Company's (or any of its Restricted Subsidiaries') management pursuant to any management equity subscription agreement or stock option agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $1.0 million in any twelve-month period and no Default or Event of Default shall have occurred and be continuing immediately after such transaction, (vi) the making and consummation of an Asset Sale Offer to holders of Indebtedness pari passu with or subordinate to the Notes in accordance with the provisions described above under "Asset Sales," (vii) the making of loans to officers and directors of the Company or any Restricted Subsidiary, the proceeds of which are contemporaneously used to purchase common stock of the Company, in an amount not to exceed $5.0 million at any one time outstanding, (viii) the repurchase, redemption, defeasance, retirement, refinancing or acquisition for value or payment of principal of subordinated or pari passu Indebtedness at a purchase price not greater than 101% of the principal amount of such subordinated or pari passu Indebtedness in the event of a Change of Control pursuant to a provision similar to the "--Repurchase at the Option of the Holders--Change of Control" provisions above; provided, however, that prior to the repurchase of any subordinated Indebtedness and concurrently with the repurchase of any pari passu Indebtedness, the Company has made an offer to purchase as provided in "Repurchase at the Option of the Holders--Change of Control" above with respect to the Notes and has repurchased all Notes validly tendered for payment in connection with such offer to purchase and (ix) the making of additional Restricted Payments in an amount not to exceed $5.0 million.

  The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any non-cash Restricted Payment shall be determined by the Board of Directors whose resolution with respect thereto shall be delivered to the Trustee, such determination to be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing selected by the Board of Directors if such fair market value exceeds $5.0 million. Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant "Restricted Payments" were computed, together with a copy of any fairness opinion or appraisal required by the Indenture.

  The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default. For purposes of making such determination, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant. All such outstanding Investments will be deemed to constitute Investments in an amount equal to the fair market value of such Investments at the time of such designation. Such designation will only be permitted if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

 Incurrence of Indebtedness and Issuance of Preferred Stock

  The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt) and that the Company will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Company may incur Indebtedness (including Acquired

Debt) or issue shares of Disqualified Stock and the Subsidiary Guarantors may incur Indebtedness or issue preferred stock if the Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

  The provisions of the first paragraph of this covenant will not apply to the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

    (i) the incurrence by the Company and the Subsidiary Guarantors of Indebtedness under the New Credit Facility; provided that the aggregate principal amount of all Indebtedness (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and the Subsidiary Guarantors thereunder) outstanding under the New Credit Facility after giving effect to such incurrence does not exceed the greater of (a) $115.0 million or (b) the Borrowing Base;

    (ii) the incurrence by the Company and its Restricted Subsidiaries of the Existing Indebtedness;

    (iii) the incurrence by the Company and the Subsidiary Guarantors of Indebtedness represented by the Notes and the Subsidiary Guarantees;

    (iv) the incurrence by the Company or any of the Subsidiary Guarantors of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Company or such Subsidiary Guarantor, in an aggregate principal amount not to exceed $10.0 million at any time outstanding;

    (v) the incurrence by the Company or any of the Subsidiary Guarantors of Indebtedness in connection with the acquisition of assets or a new Subsidiary; provided that such Indebtedness was incurred by the prior owner of such assets or such Subsidiary prior to such acquisition by the Company or one of the Subsidiary Guarantors and was not incurred in connection with, or in contemplation of, such acquisition by the Company or one of the Subsidiary Guarantors; and provided further that the principal amount (or accreted value, as applicable) of such Indebtedness, together with any other outstanding Indebtedness incurred pursuant to this clause (v) and any Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (v), does not exceed $10.0 million at any time outstanding;

    (vi) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the Indenture to be incurred under the first paragraph hereof or clauses (i), (ii) or (iii) of this paragraph or this clause (vi);

    (vii) the incurrence by the Company or any of the Subsidiary Guarantors of intercompany Indebtedness or preferred stock between or among the Company and any of the Subsidiary Guarantors; provided, however, that (A) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness or preferred stock being held by a Person other than the Company or a Subsidiary Guarantor and (B) any sale or other transfer of any such Indebtedness or preferred stock to a Person that is not either the Company or a Subsidiary Guarantor shall be deemed, in each case, to constitute an incurrence of such Indebtedness or an issuance of such preferred stock by the Company or such Subsidiary Guarantor, as the case may be, that was not permitted by this clause (vii);

    (viii) the incurrence by the Company or any of the Subsidiary Guarantors of Hedging Obligations;

    (ix) the guarantee by the Company or any of the Subsidiary Guarantors of Indebtedness of the Company or a Subsidiary Guarantor that was permitted to be incurred by another provision of this covenant;

    (x) the incurrence by the Company or any of the Subsidiary Guarantors of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all

  Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (x), not to exceed $10.0 million; and

    (xi) the incurrence by the Company's Unrestricted Subsidiaries of Non-Recourse Debt, provided, however, that if any such Indebtedness ceases to be Non-Recourse Debt of an Unrestricted Subsidiary, such event shall be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of the Company that was not permitted by this clause (xi).

  For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (i) through (xi) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company shall, in its sole discretion, classify such item of Indebtedness in any manner that complies with this covenant. Accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount thereof is included in Fixed Charges of the Company as accrued.

 Liens

  The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien securing Indebtedness or trade payables on any asset now owned or hereafter acquired, or any income or profits therefrom or assign or convey any right to receive income therefrom, except Permitted Liens.

 Dividend and Other Payment Restrictions Affecting Subsidiaries

  The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (i)(a) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits, or (b) pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries, (ii) make loans or advances to the Company or any of its Restricted Subsidiaries or (iii) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries. However, the foregoing restrictions do not apply to encumbrances or restrictions existing under or by reason of (a) Existing Indebtedness as in effect on the date of the Indenture, (b) the New Credit Facility as in effect as of the date of the Indenture, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in the New Credit Facility as in effect on the date of the Indenture, (c) the Indenture and the Notes, (d) applicable law, (e) any instrument or contract of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such instrument or contract was entered into in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, (f) customary non-assignment provisions in leases and other agreements entered into in the ordinary course of business and consistent with past practices,
(g) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (iii) above on the property so acquired, (h) any agreement for the sale of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale, (i) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced (as determined in good faith by the Board of Directors), (j) secured Indebtedness otherwise permitted to be incurred pursuant to the provisions of the covenant described above under the caption "--Liens" that limits the right of the debtor to dispose of the assets securing such Indebtedness, (k) provisions with respect to the disposition or distribution of assets or property in joint venture agreements and other similar agreements entered into in the ordinary course of business and (l) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

 Additional Subsidiary Guarantees

  The Indenture provides that if the Company or any of its Restricted Subsidiaries shall acquire or create another Subsidiary after the date of the Indenture (other than an Unrestricted Subsidiary), then such newly acquired or created Subsidiary shall become a Subsidiary Guarantor and execute a Supplemental Indenture in accordance with the terms of the Indenture.

 Merger, Consolidation, or Sale of Assets

  The Indenture provides that the Company may not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another corporation, Person or entity unless (i) the Company is the surviving corporation or the entity or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia, (ii) the entity or Person formed by or surviving any such consolidation or merger (if other than the Company) or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Company under the Registration Rights Agreement, the Notes and the Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee, (iii) immediately after such transaction no Event of Default exists and (iv) except in the case of a merger of the Company with or into a Subsidiary Guarantor, the Company or the entity or Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock."

 Transactions with Affiliates

  The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless (i) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person and (ii) the Company delivers to the Trustee (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $1.0 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (i) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors and (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing selected by the Board of Directors. Notwithstanding the foregoing, the following items shall not be deemed to be Affiliate Transactions: (i) any employment agreement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business; (ii) transactions between or among the Company and/or its Restricted Subsidiaries; (iii) payment of reasonable directors fees to Persons who are not otherwise Affiliates of the Company; (iv) Restricted

Payments that are permitted by the provisions of the Indenture described above under the caption "--Restricted Payments" as well as transactions that do not constitute Restricted Payments by virtue of exceptions set forth in the definitions of "Investments" and "Permitted Investments" set forth below under the caption "Certain Definitions;" (v) reasonable indemnity provided on behalf of officers, directors, employees, consultants or agents of the Company or any of its Restricted Subsidiaries as determined in good faith by the Company's Board of Directors; and (vi) any transactions undertaken pursuant to any contractual obligations or rights in existence on the date of the Indenture (as in effect on such date) as described herein under the caption "Certain Relationships and Related Transactions."

 Anti-Layering

  The Indenture provides that (i) the Company will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any Senior Debt and senior in any respect in right of payment to the Notes, and (ii) no Subsidiary Guarantor will incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to the Senior Debt of such Subsidiary Guarantor and senior in any respect in right of payment to the Subsidiary Guarantees.

 Business Activities

  The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole.

 Payments for Consent

  The Indenture provides that neither the Company nor any of its Subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder of any Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid or is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame, on the terms and subject to the conditions set forth in the solicitation documents relating to such consent, waiver or agreement.

 Reports

  The Indenture provides that, whether or not required by the rules and regulations of the Securities and Exchange Commission (the "Commission"), so long as any Notes are outstanding, the Company will furnish to the Holders of Notes (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial condition and results of operations of the Company and its consolidated Subsidiaries and, with respect to the annual information only, a report thereon by the Company's certified independent accountants and
(ii) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports, in each case within the time periods specified in the Commission's rules and regulations. In addition, whether or not required by the rules and regulations of the Commission, the Company will file a copy of all such information and reports with the Commission for public availability within the time periods specified in the Commission's rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the Company has agreed that, for so long as is required for an offer or sale of the Notes to qualify for an exemption under Rule 144A, it will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

EVENTS OF DEFAULT AND REMEDIES

  The Indenture provides that each of the following constitutes an Event of
Default: (i) default for 30 days in the payment when due of interest on, or Liquidated Damages with respect to, the Notes (whether or not prohibited by the subordination provisions of the Indenture); (ii) default in payment when due of the principal of or premium, if any, on the Notes (whether or not prohibited by the subordination provisions of the Indenture); (iii) failure by the Company or any of its Subsidiaries to comply with the provisions described under the captions "--Repurchase at the Option of Holders--Change of Control," "--Asset Sales," "--Certain Covenants--Restricted Payments" or "--Incurrence of Indebtedness and Issuance of Preferred Stock," and such default continues for ten days; (iv) failure by the Company or any of its Subsidiaries for 60 days after notice to comply with any of its other agreements in the Indenture or the Notes; (v) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, which default (a) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default") or (b) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10 million or more; (vi) failure by the Company or any of its Subsidiaries to pay final judgments aggregating in excess of $10 million, not covered by insurance, which judgments are not paid, discharged or stayed for a period of 60 days; (vii) certain events of bankruptcy or insolvency with respect to the Company or any of its Significant Subsidiaries; and (viii) except as permitted by the Indenture, any Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Subsidiary Guarantor, or any Person acing on behalf of any Subsidiary Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee (other than by reason of release pursuant to the Indenture).

  If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company, any Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable without further action or notice. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

  The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Notes.

  The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

  No director, officer, employee, incorporator or stockholder of the Company, as such, shall have any liability for any obligations of the Company under the Notes, the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

  The Company may, at its option and at any time, elect to have all of its obligations and the obligations of the Subsidiary Guarantors discharged with respect to the outstanding Notes ("Legal Defeasance") except for (i) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest and Liquidated Damages on such Notes when such payments are due from the trust referred to below, (ii) the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and the Company's obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Notes.

  In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest and Liquidated Damages on the outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date, (ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred, (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred, (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit, (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound, including, without limitation, the New Credit Facility, (vi) the Company must have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally, (vii) the Company must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others and (viii) the Company must deliver to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

TRANSFER AND EXCHANGE

  A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the

Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

  The registered Holder of a Note will be treated as the owner of it for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

  Except as provided in the next two succeeding paragraphs, the Indenture, the Notes or the Subsidiary Guarantees may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing default or compliance with any provision of the Indenture, the Notes or the Subsidiary Guarantees may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).

  Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder): (i) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver; (ii) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (other than provisions relating to the covenants described above under the caption "--Repurchase at the Option of Holders"); (iii) reduce the rate of or change the time for payment of interest on any Note; (iv) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration); (v) make any Note payable in money other than that stated in the Notes; (vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of or premium, if any, or interest on the Notes; (vii) waive a redemption payment with respect to any Note (other than a payment required by one of the covenants described above under the caption "--Repurchase at the Option of Holders"); or (viii) make any change in the foregoing amendment and waiver provisions. In addition, any amendment to the provisions of Article 10 or
Article 12 of the Indenture (which relate to subordination) will require the consent of the Holders of at least 75% in aggregate principal amount of the Notes then outstanding if such amendment would adversely affect the rights of Holders of Notes.

  Notwithstanding the foregoing, without the consent of any Holder of Notes, the Company, the Subsidiary Guarantors and the Trustee may amend or supplement the Indenture, the Notes or the Subsidiary Guarantees to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Company's obligations to Holders of Notes in the case of a merger or consolidation or sale of all or substantially all of the Company's assets, to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under the Indenture of any such Holder, to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act or to provide for additional Subsidiary Guarantors in accordance with the terms of the Indenture.

CONCERNING THE TRUSTEE

  The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

  The Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

ADDITIONAL INFORMATION

  Anyone who receives this Offering Memorandum may obtain a copy of the Indenture and Registration Rights Agreement without charge by writing to National Equipment Services, Inc., 1800 Sherman Avenue, Evanston, Illinois 60201; Attention: Secretary.

BOOK-ENTRY, DELIVERY AND FORM

  Except as set forth in the next paragraph, the Notes to be resold as set forth herein will initially be issued in the form of one or more Global Notes (the "Global Notes"). The Global Notes will be deposited on the date of the closing of the sale of the Notes offered hereby (the "Closing Date") with, or on behalf of, The Depository Trust Company (the "Depositary") and registered in the name of Cede & Co., as nominee of the Depositary (such nominee being referred to herein as the "Global Note Holder").

  Notes that are issued as described below under "--Certificated Securities" will be issued in the form of registered definitive certificates (the "Certificated Securities"). Upon the transfer of Certificated Securities, such Certificated Securities may, unless all Global Notes have previously been exchanged for Certificated Securities, be exchanged for an interest in the Global Note representing the principal amount of Notes being transferred, subject to the transfer restrictions set forth in the Indenture.

  The Depositary is a limited-purpose trust company that was created to hold securities for its participating organizations (collectively, the "Participants" or the "Depositary's Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. The Depositary's Participants include securities brokers and dealers (including the Initial Purchasers), banks and trust companies, clearing corporations and certain other organizations. Access to the Depositary's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants" or the "Depositary's Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of the Depositary only thorough the Depositary's Participants or the Depositary's Indirect Participants.

  The Company expects that pursuant to procedures established by the Depositary (i) upon deposit of the Global Notes, the Depositary will credit the accounts of Participants with portions of the principal amount of the Global Notes and (ii) ownership of the Notes evidenced by the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depositary (with respect to the interests of the Depositary's Participants), the Depositary's Participants and the Depositary's Indirect Participants. Prospective purchasers are advised that the laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer Notes evidenced by the Global Note will be limited to such extent. For certain other restrictions on the transferability of the Notes, see "Notice to Investors."

  So long as the Global Note Holder is the registered owner of any Notes, the Global Note Holder will be considered the sole Holder under the Indenture of any Notes evidenced by the Global Notes. Beneficial owners of Notes evidenced by the Global Notes will not be considered the owners or Holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee thereunder. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records of the Depositary or for maintaining, supervising or reviewing any records of the Depositary relating to the Notes.

  Payments in respect of the principal of, premium, if any, interest and Liquidated Damages, if any, on any Notes registered in the name of the Global Note Holder on the applicable record date will be payable by the

Trustee to or at the direction of the Global Note Holder in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee may treat the persons in whose names Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments. Consequently, neither the Company nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of Notes. The Company believes, however, that it is currently the policy of the Depositary to immediately credit the accounts of the relevant Participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant security as shown on the records of the Depositary. Payments by the Depositary's Participants and the Depositary's Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practice and will be the responsibility of the Depositary's Participants or the Depositary's Indirect Participants.

CERTIFICATED SECURITIES

  Subject to certain conditions, any person having a beneficial interest in a Global Note may, upon request to the Trustee, exchange such beneficial interest for Notes in the form of Certificated Securities. Upon any such issuance, the Trustee is required to register such Certificated Securities in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof). In addition, if (i) the Company notifies the Trustee in writing that the Depositary is no longer willing or able to act as a depositary and the Company is unable to locate a qualified successor within 90 days or (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Notes in the form of Certificated Securities under the Indenture, then, upon surrender by the Global Note Holder of its Global Note, Notes in such form will be issued to each person that the Global Note Holder and the Depositary identify as being the beneficial owner of the related Notes.

  Neither the Company nor the Trustee will be liable for any delay by the Global Note Holder or the Depositary in identifying the beneficial owners of Notes and the Company and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Note Holder or the Depositary for all purposes.

SAME DAY SETTLEMENT AND PAYMENT

  The Indenture requires that payments in respect of the Notes represented by the Global Note (including principal, premium, if any, interest and Liquidated Damages, if any) be made by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. With respect to Certificated Securities, the Company will make all payments of principal, premium, if any, interest and Liquidated Damages, if any, by wire transfer of immediately available funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing a check to each such Holder's registered address. The Company expects that secondary trading in the Certificated Securities will also be settled in immediately available funds.

CERTAIN DEFINITIONS

  Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

  "Acquired Debt" means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person, in each case to the extent not repaid within five days after the date of the acquisition.

  "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

  "Asset Sale" means (i) the sale, lease, conveyance or other disposition of any assets or rights (including, without limitation, by way of a sale and leaseback) other than sales and leases of inventory and equipment in the ordinary course of business consistent with past practices (provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption "--Repurchase at the Option of Holders--Change of Control" and/or the provisions described above under the caption "--Certain Covenants--Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant) and (ii) the issue or sale by the Company or any of its Restricted Subsidiaries of Equity Interests of any of the Company's Restricted Subsidiaries, in the case of either clause (i) or (ii), whether in a single transaction or a series of related transactions (a) that have a fair market value in excess of $2.0 million or (b) for net proceeds in excess of $2.0 million. Notwithstanding the foregoing, the following items shall not be deemed to be Asset Sales: (i) a transfer of assets by the Company to a Wholly Owned Restricted Subsidiary or by a Wholly Owned Restricted Subsidiary to the Company or to another Wholly Owned Restricted Subsidiary; (ii) an issuance of Equity Interests by a Wholly Owned Restricted Subsidiary to the Company or to another Wholly Owned Restricted Subsidiary; (iii) a Restricted Payment that is permitted by the covenant described above under the caption "--Certain Covenants--Restricted Payments;"(iv) the creation of any Lien not prohibited by the covenant described above under the caption "Certain Covenants Liens;" and (v) the conversion of Cash Equivalents into cash.

  "Borrowing Base" means, as of any date, an amount equal to the sum of (a) 85% of the face amount of all accounts receivable owned by the Company and its Restricted Subsidiaries as of such date that are not more than 90 days past due, plus (b) 50% of the book value of the parts and supplies inventory owned by the Company and its Restricted Subsidiaries as of such date, plus (c) 80% of the orderly liquidation value of the rental equipment owned by the Company and its Restricted Subsidiaries as of such date, plus (d) 80% of the cost of the new equipment owned by the Company and its Restricted Subsidiaries as of such date, all calculated on a consolidated basis and in accordance with GAAP. To the extent that information is not available as to the amount of accounts receivable or inventory or equipment as of a specific date, the Company may utilize the most recent available information for purposes of calculating the Borrowing Base.

  "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

  "Capital Stock" means (i) in the case of a corporation, corporate stock,
(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and
(iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

  "Cash Equivalents" means (i) United States dollars, (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than six months from the date of acquisition, (iii) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any domestic commercial bank having capital and surplus in excess of $500 million and a Thompson Bank Watch Rating of "B" or better, (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause (iii) above, (v) commercial paper having a rating of at least A-2 by Standard & Poor's Corporation or at least P-2 by Moody's Investors Service, Inc. or at least an equivalent rating category of another nationally recognized securities rating agency and in each case maturing within one year after the date of acquisition and (vi) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (i)--(v) of this definition.

  "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus (i) an amount equal to any extraordinary loss plus any net loss realized in connection with an Asset Sale (to the extent such losses were deducted in computing such Consolidated Net Income), plus (ii) provision for taxes based on income or profits of such Person and its Subsidiaries for such period, to the extent that such provision for taxes was included in computing such Consolidated Net Income, plus (iii) consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligation, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income, plus (iv) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (including non-cash write-ups and non-cash charges relating to inventory and fixed assets) of such Person and its Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income plus (v) an amount equal to 1/3 of the Consolidated Lease Expense of such person and its Subsidiaries for such period, to the extent that any such expense was deducted in computing such Consolidated Net Income, minus (vi) non-cash items increasing such Consolidated Net Income for such period, in each case, on a consolidated basis and determined in accordance with GAAP. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash charges of, a Subsidiary of a Person shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent (and in the same proportion) that the Net Income of such Subsidiary was included in calculating the Consolidated Net Income of such Person and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.

  "Consolidated Lease Expense" means, with respect to any Person for any period, the aggregate rental obligations of such Person and its consolidated Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP payable in respect of such period under leases of real and/or personal property (net of income from subleases thereof, but including taxes, insurance, maintenance and similar expenses that the lessee is obligated to pay under the terms of such leases), whether or not such obligations are reflected as liabilities or commitments on a consolidated balance sheet of such Person and its Restricted Subsidiaries or in the notes thereto.

  "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that (i) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Wholly Owned Restricted Subsidiary thereof, (ii) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement (other than the New Credit Facility as in effect as of the date of the Indenture, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such restrictions on dividends and similar distributions than those contained in the New Credit Facility as in effect on the date of the Indenture), instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, (iii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded, (iv) the cumulative effect of a change in accounting principles shall be excluded and (v) the Net Income (but not loss) of any Unrestricted Subsidiary shall be excluded, whether or not distributed to the Company or one of its Restricted Subsidiaries, for purposes of the covenant described under the caption "-- Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," and shall be included for purposes of the covenant described under the caption "--Certain Covenants-- Restricted Payments" but only to the extent of the amount of dividends or distributions paid in cash to the Company or one of its Restricted Subsidiaries.

  "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

  "Designated Senior Debt" means (i) any Indebtedness outstanding under the New Credit Facility and (ii) any other Senior Debt permitted under the Indenture the principal amount of which is $25.0 million or more and that has been designated by the Company as "Designated Senior Debt."

  "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the Holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature; provided, however, that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a Change of Control or an Asset Sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption "--Certain Covenants--Restricted Payments."

  "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

  "Existing Indebtedness" means up to $2.0 million in aggregate principal amount of Indebtedness of the Company and its Restricted Subsidiaries (other than Indebtedness under the New Credit Facility) in existence on the date of the Indenture, until such amounts are repaid.

  "Fixed Charges" means, with respect to any Person and its Restricted Subsidiaries for any period, the sum, without duplication, of (i) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of debt issuance costs (other than debt issuance costs incurred in connection with the Offering and the original Old Credit Facility) and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations) and (ii) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period, and (iii) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries (whether or not such Guarantee or Lien is called upon), (iv) the product of (a) all dividend payments, whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividend payments on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock) or to the Company or a Restricted Subsidiary of the Company, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP and (v) an amount equal to 1/3 of the Consolidated Lease Expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued.

  "Fixed Charge Coverage Ratio" means with respect to any Person and its Restricted Subsidiaries for any period, the ratio of the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for such period to the Fixed Charges of such Person and its Restricted Subsidiaries for such period. In the event that the referent

Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees or redeems any Indebtedness (other than revolving credit borrowings) or issues or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee or redemption of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period. In addition, for purposes of making the computation referred to above, (i) acquisitions that have been made by the Company or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated (A) without giving effect to clause (iii) of the proviso set forth in the definition of Consolidated Net Income and (B) after giving pro forma effect to net cost savings that the Company reasonably believes in good faith could have been achieved during the four-quarter reference period as a result of such acquisition, which cost savings could then be reflected in pro forma financial statements under GAAP, and (ii) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, and (iii) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the referent Person or any of its Restricted Subsidiaries following the Calculation Date.

  "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

  "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

  "Hedging Obligations" means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

  "Indebtedness" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all Indebtedness of others secured by a Lien on any asset of such Person (whether or not such Indebtedness is assumed by such Person) and, to the extent not otherwise included, the Guarantee by such Person of any indebtedness of any other Person. The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof, in the case of any Indebtedness issued with original issue discount and (ii) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

  "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "--Certain Covenants--Restricted Payments."

  "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

  "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (i) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (a) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries and (ii) any extraordinary or nonrecurring gain or loss, together with any related provision for taxes on such extraordinary or nonrecurring gain or loss.

  "Net Proceeds" means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale, any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP and any reserve established in accordance with GAAP for liabilities associated with such assets that are the subject of such Asset Sale (including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale), all as determined in good faith and reflected in an Officers' Certificate delivered to the Trustee, provided, that the amount of any such reserve shall be deemed to constitute Net Cash Proceeds at the time such reserve shall have been reversed or is not otherwise required to be retained as a reserve.

  "New Credit Facility" means that certain Credit Agreement, dated as of July 17, 1998, by and among the Company, as Borrower, NES Acquisition Corp., BAT Acquisition Corp., NES East Acquisition Corp., NES Michigan Acquisition Corp., Albany Ladder Company, Inc., Falconite, Inc., Falconite Equipment, Inc., M&M Properties, Inc., Carl's Mid South Rent-All Center Incorporated, Falconite Rebuild Center, Inc., Falconite Aviation, Inc. and McCurry & Falconite Equipment Co., Inc., as Guarantors, First Union National Bank, as Agent and Lender, and American National Bank and Trust Company of Chicago, Comerica Bank, The CIT Group/Business Credit, Inc. and Mercantile Business Credit Inc., as Lenders, providing for a term loan and revolving credit borrowings, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including, without limitation, increasing the amount of available borrowings thereunder or adding Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement, whether by the same or any other agent, lender or group of lenders, whether contained in one or more agreements.

  "Non-Recourse Debt" means Indebtedness (i) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable (as a guarantor or otherwise), or (c) constitutes the lender and (ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness (other than the Notes) of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and (iii) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.

  "Obligations" means any principal, interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the New Credit Facility, whether or not such interest is an allowed claim under applicable law), penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

  "Permitted Business" means any business or activities conducted by the Company on the date of the Indenture, any business or activities related, ancillary or complementary to such business or activities, and any business or activities reasonably developed, derived or extended from such business or activities.

  "Permitted Investments" means (a) any Investment in the Company or in a Subsidiary Guarantor, (b) any Investment in Cash Equivalents, (c) any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment (i) such Person becomes a Wholly Owned Restricted Subsidiary of the Company or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Wholly Owned Restricted Subsidiary of the Company, (d) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "--Repurchase at the Option of Holders--Asset Sales", (e) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company and (f) other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (e) that are at the time outstanding, not to exceed $5.0 million.

  "Permitted Junior Securities" means Equity Interests in the Company or any Subsidiary Guarantor or debt securities that are subordinated to all Senior Debt (and any debt securities issued in exchange for Senior Debt) to substantially the same extent as, or to a greater extent than, the Notes are subordinated to Senior Debt pursuant to Article 10 of the Indenture.

  "Permitted Liens" means the following Liens securing Indebtedness or trade payables: (i) Liens to secure the Notes or the Subsidiary Guarantees; (ii) Liens in favor of the Company or a Subsidiary Guarantor; (iii) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or any Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company; (iv) Liens on property existing at the time of acquisition thereof by the Company or any Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such acquisition; (v) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business; (vi) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause
(iv) of the second paragraph of the covenant entitled "Incurrence of Indebtedness" covering only the assets acquired with such Indebtedness; (vii) Liens existing on the date of the Indenture; (viii) Liens incurred in the ordinary course of business of the Company or any Subsidiary of the Company with respect to obligations that do not exceed $5.0 million at any one time outstanding and that (a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (b) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by the Company or such Subsidiary; (ix) Liens on stock or assets of Unrestricted Subsidiaries that secure Non-Recourse Debt of Unrestricted Subsidiaries; (x) Liens on assets of the Company or any Subsidiary Guarantor to secure Senior Debt of the Company or such Subsidiary Guarantor that was permitted by the Indenture to be incurred; and (xi) Liens to secure any refinancings, renewals, extensions, modifications or replacements (collectively, "refinancings") (or successive refinancings), in whole or in part, of any Indebtedness secured by Liens referred to in clauses (iii), (iv),
(vii) and (x) above so long as such Lien does not extend to any other property (other than improvements thereto).

  "Permitted Refinancing Indebtedness" means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that: (i) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus accrued interest on, the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of premiums and reasonable expenses incurred in connection therewith); (ii) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (iv) such Indebtedness is incurred either by the Company or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

  "Restricted Investment" means an Investment other than a Permitted
Investment.

  "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

  "Senior Debt" means (i) all Indebtedness under the New Credit Facility and all Hedging Obligations with respect thereto, whether outstanding on the date of the Indenture or thereafter created, (ii) any other Indebtedness permitted to be incurred by the Company or a Subsidiary Guarantor under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the Notes or the Subsidiary Guarantees and (iii) all Obligations with respect to the foregoing. Notwithstanding anything to the contrary in the foregoing, Senior Debt will not include (w) any liability for federal, state, local or other taxes owed or owing by the Company or a Subsidiary Guarantor,
(x) any Indebtedness between or among the Company, any of its Subsidiaries or any of its other Affiliates, (y) any trade payables or (z) that portion of any Indebtedness that is incurred in violation of the Indenture.

  "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Act, as such Regulation is in effect on the date hereof.

  "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

  "Subsidiary" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person

(or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

  "Subsidiary Guarantors" means each of (i) Albany Ladder Company, Inc., BAT Acquisition Corp., Carl's Mid South Rent-All Center Incorporated, Falconite Aviation, Inc., Falconite Equipment, Inc., Falconite, Inc., Falconite Rebuild Center, Inc., McCurry & Falconite Equipment Co., Inc., M&M Properties, Inc., NES Acquisition Corp., NES East Acquisition Corp. and NES Michigan Acquisition Corp. and (ii) any other Subsidiary that executes a Subsidiary Guarantee in accordance with the provisions of the Indenture, and their respective successors and assigns.

  "Unrestricted Subsidiary" means (i) any Subsidiary that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution; but only to the extent that such Subsidiary: (a) has no Indebtedness other than Non-Recourse Debt; (b) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company; (c) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Equity Interests or (y) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; (d) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries; and (e) has at least one executive officer that is not a director or executive officer of the Company or any of its Restricted Subsidiaries. Any such designation by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions and was permitted by the covenant described above under the caption "--Certain Covenants--Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "-- Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," the Company shall be in default of such covenant). The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (i) such Indebtedness is permitted under the covenant described under the caption "--Certain Covenants-- Incurrence of Indebtedness and Issuance of Preferred Stock," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period, and (ii) no Default or Event of Default would be in existence following such designation.

  "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

  "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

  "Wholly Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person or such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.

                              THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

  The Old Notes were originally sold by the Company on November 25, 1997 to the Initial Purchasers pursuant to the Purchase Agreement. The Initial Purchasers subsequently resold the Old Notes to qualified institutional buyers in reliance on Rule 144A under the Securities Act. As a condition to the Purchase Agreement, the Company, the Subsidiary Guarantors and the Initial Purchasers entered into the Registration Rights Agreement on the date of the Initial Offering (the "Issue Date"). Pursuant to the Registration Rights Agreement, the Company agreed to file with the Commission the Exchange Offer Registration Statement on the appropriate form under the Securities Act with respect to the Exchange Notes. Upon the effectiveness of the Exchange Offer Registration Statement, the Company will offer to the holders of Transfer Restricted Securities pursuant to the Exchange Offer who are able to make certain representations the opportunity to exchange their Securities for Exchange Notes. If (i) the Company is not required to file the Exchange Offer Registration Statement or permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or Commission policy or
(ii) any holder of Transfer Restricted Securities notifies the Company prior to the 20th day following consummation of the Exchange Offer that (A) it is prohibited by law or Commission policy from participating in the Exchange Offer or (B) that it may not resell the Exchange Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales or (C) that it is a broker-dealer and owns Old Notes acquired directly from the Company or an affiliate of the Company, the Company will file with the Commission a Shelf Registration Statement to cover resales of the Old Notes by the Holders thereof who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement. For purposes of the foregoing, "Transfer Restricted Securities" means each Old Note until (i) the date on which such Note has been exchanged by a person other than a broker-dealer for an Exchange
Note in the Exchange Offer, (ii) following the exchange by a broker-dealer in the Exchange Offer of an Old Note for an Exchange Note, the date on which such Exchange Note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the Exchange Offer Registration Statement, (iii) the date on which such Old Note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement or (iv) the date on which such Old Note is distributed to the public pursuant to Rule 144 under the Act.

  The Registration Rights Agreement provides that (i) the Company will file an Exchange Offer Registration Statement with the Commission on or prior to 90 days after the Closing Date, (ii) the Company will use its best efforts to have the Exchange Offer Registration Statement declared effective by the Commission on or prior to 150 days after the Closing Date, (iii) unless the Exchange Offer would not be permitted by applicable law or Commission policy, the Company will commence the Exchange Offer and use its best efforts to issue on or prior to 30 business days after the date on which the Exchange Offer Registration Statement was declared effective by the Commission, Exchange Notes in exchange for all Old Notes tendered prior thereto in the Exchange Offer and (iv) if obligated to file the Shelf Registration Statement, the Company will use its best efforts to file the Shelf Registration Statement with the Commission on or prior to 90 days after such filing obligation arises and to cause the Shelf Registration to be declared effective by the Commission on or prior to 150 days after such obligation arises. If (a) the Company fails to file any of the Registration Statements required by the Registration Rights Agreement on or before the date specified for such filing, (b) any of such Registration Statements is not declared effective by the Commission on or prior to the date specified for such effectiveness (the "Effectiveness Target Date"), or (c) the Company fails to consummate the Exchange Offer within 30 business days of the Effectiveness Target Date with respect to the Exchange Offer Registration Statement, or (d) the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (a) through (d) above a "Registration Default"), then the Company will pay Liquidated Damages to each Holder of Old Notes, with respect to the first 90-day period immediately following the occurrence of the first Registration Default in an amount equal to $.05 per week per $1,000 principal amount of Old Notes held by such Holder. The amount of the Liquidated Damages will increase by an additional $.05 per week per $1,000 principal amount of Old Notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages for all Registration Defaults of $.50 per week per $1,000 principal amount of Old Notes. All accrued Liquidated Damages will be paid by the Company on each Damages Payment Date to the Global Old Note Holder by wire transfer of immediately available funds or by federal funds check and to Holders of Certificated Securities by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified. Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.

  Pursuant to the terms of the Registration Rights Agreement, the Company paid additional interest on the Old Notes from April 24, 1998 until the date the registration statement of which this Prospectus is a part was declared effective by the Commission. Such additional interest accrued in an amount equal to $5,000 per week.

  Holders of Old Notes will be required to make certain representations to the Company (as described in the Registration Rights Agreement) in order to participate in the Exchange Offer and will be required to deliver certain information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their Old Notes included in the Shelf Registration Statement and benefit from the provisions regarding Liquidated Damages set forth above.

  Following the consummation of the Exchange Offer, holders of the Old Notes who were eligible to participate in the Exchange Offer but who did not tender their Old Notes will not have any further registration rights and such Old Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for such Old Notes could be adversely affected.

TERMS OF THE EXCHANGE OFFER

  Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company will accept any and all Old Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. The Company will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of outstanding Old Notes accepted in the Exchange Offer. Holders may tender some or all of their Old Notes pursuant to the Exchange Offer. However, Old Notes may be tendered only in integral multiples of $1,000.

  The form and terms of the Exchange Notes are the same as the form and terms of the Old Notes except that (i) the Exchange Notes bear a Series B designation and a different CUSIP number from the Old Notes, (ii) the Exchange Notes have been registered under the Securities Act and hence will not bear legends restricting the transfer thereof and (iii) the holders of the Exchange Notes will not be entitled to certain rights under the Registration Rights Agreement, including the provisions providing for an increase in the interest rate on the Old Notes in certain circumstances relating to the timing of the Exchange Offer, all of which rights will terminate when the Exchange Offer is terminated. The Exchange Notes will evidence the same debt as the Old Notes and will be entitled to the benefits of the Indenture.

  As of the date of the Prospectus, $100,000,000 aggregate principal amount of Old Notes were outstanding. The Company has fixed the close of business on
     , 1998 as the record date for the Exchange Offer for purposes of determining the persons to whom this Prospectus and the Letter of Transmittal will be mailed initially.

  Holders of Old Notes do not have any appraisal or dissenters' rights under the General Corporation Law of Delaware or the Indenture in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission thereunder.

  The Company shall be deemed to have accepted validly tendered Old Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders for the purpose of receiving the Exchange Notes from the Company.

  If any tendered Old Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, the certificates for any such unaccepted Old Notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

  Holders who tender Old Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the Exchange Offer. See "-- Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

  The term "Expiration Date" shall mean 5:00 p.m., New York City time, on
      1998, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended.

  In order to extend the Exchange Offer, the Company will notify the Exchange Agent of any extension by oral or written notice and will notify the holders by issuing a press release regarding such extension, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

  The Company reserves the right, in its sole discretion, (i) to delay accepting any Old Notes, to extend the Exchange Offer or to terminate the Exchange Offer if any of the conditions set forth below under "--Conditions" shall not have been satisfied, by giving oral or written notice of such delay, extension or termination to the Exchange Agent or (ii) to amend the terms of the Exchange Offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders.

INTEREST ON THE EXCHANGE NOTES

  The Exchange Notes will bear interest from their date of original issuance. Holders of Old Notes that are accepted for exchange will receive, in cash, accrued interest thereon to, but not including, the date of issuance of the Exchange Notes. Such interest will be paid with the first interest payment on the Exchange Notes on November 30, 1998. Interest on the Old Notes accepted for exchange will cease to accrue upon issuance of the Exchange Notes.

  Interest on the Exchange Notes is payable semi-annually on each May 30 and November 30, commencing on November 30, 1998.

PROCEDURES FOR TENDERING

  Only a holder of Old Notes may tender such Old Notes in the Exchange Offer. For a holder to tender Old Notes validly pursuant to the Exchange Offer, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantee, or (in the case of a book-entry transfer) an Agent's Message in lieu of the Letter of Transmittal, and any other required documents must be received by the Exchange Agent at the address set forth under "Exchange Agent" prior to 5:00 p.m., New York City time, on the Expiration Date. In addition, prior to 5:00 p.m., New York City time, on the Expiration Date, either (A) certificates for tendered Old Notes must be received by the Exchange Agent at such address or (B) such Old Notes must be transferred pursuant to the procedures for book-entry transfer described below (and a confirmation of such tender received by the Exchange Agent, including an Agent's Message if the tendering holder has not delivered a Letter of Transmittal). The term "Agent's Message" means a message, transmitted by the book-entry transfer facility, The Depository Trust Company (the "Book-Entry Transfer Facility"), to and received by the Exchange Agent and forming a part of a book-entry confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the tendering participant that such participant has received and agrees to be bound by the Letter of Transmittal and that the Company may enforce such Letter of Transmittal against such participant.

  By executing the Letter of Transmittal, (or, in the case of a book-entry transfer, an Agent's Message in lieu thereof) each holder will make to the Company the representations set forth above in the third paragraph under the heading "--Purpose and Effect of the Exchange Offer."

  The tender by a holder and the acceptance thereof by the Company will constitute agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

  THE METHOD OF DELIVERY OF OLD NOTES AND THE LETTER OF TRANSMITTAL, INCLUDING DELIVERY THROUGH DTC AND ANY ACCEPTANCE OF AN AGENT'S MESSAGE TRANSMITTED THROUGH THE DTC AUTOMATED TENDER OFFER PROGRAM, AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND SOLE RISK OF THE HOLDER. AS AN ALTERNATIVE TO DELIVERY BY MAIL, HOLDERS MAY WISH TO CONSIDER OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

  Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. See "Instructions to Registered Holder and/or Book-Entry Transfer Facility Participant from Beneficial Owner" included with the Letter of Transmittal.

  Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the Old Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by a member firm of the Medallion System (an "Eligible Institution").

  If the Letter of Transmittal is signed by a person other than the registered holder of any Old Notes listed therein, such Old Notes must be endorsed or accompanied by a properly completed bond power, signed by such registered holder as such registered holder's name appears on such Old Notes with the signature thereon guaranteed by an Eligible Institution.

  If the Letter of Transmittal or any Old Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, offices of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

  The Company understands that the Exchange Agent will make a request promptly after the date of this Prospectus to establish accounts with respect to the Old Notes at the Book-Entry Transfer Facility for the purpose of facilitating the Exchange Offer, and, subject to the establishment thereof, any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Old Notes by causing such Book-Entry Transfer Facility to transfer such Old Notes into the Exchange Agent's account with respect to the Old Notes in accordance with the Book-Entry Transfer Facility's procedures for such transfer. Although delivery of the Old Notes may be effected through book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility, an appropriate Letter of Transmittal properly completed and duly executed with any required signature guarantee, or (in the case of a book-entry transfer) an Agent's Message in lieu of the Letter of Transmittal, and all other required documents must in each case be transmitted to and received or confirmed by the Exchange Agent at its address set forth below on or prior to the Expiration Date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Exchange Agent.

  All questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered Old Notes and withdrawal of tendered Old Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Old Notes not properly tendered or any Old Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right in its sole discretion to waive any defects, irregularities or conditions of tender as to particular Old Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as the Company shall determine. Although the Company intends to notify holders of defects or irregularities with respect to tenders of Old Notes, neither the Company, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

GUARANTEED DELIVERY PROCEDURES

  Holders who wish to tender their Old Notes and (i) whose Old Notes are not immediately available, (ii) who cannot deliver their Old Notes, the Letter of Transmittal (or in the case of a book-entry transfer) an Agent's Message in lieu thereof) or any other required documents to the Exchange Agent or (iii) who cannot complete the procedures for book-entry transfer (including delivery of an Agent's Message), prior to the Expiration Date, may effect a tender if:

    (a) the tender is made through an Eligible Institution;

    (b) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution (i) an Agent's Message with respect to guaranteed delivery that is accepted by the Company or (ii) a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder, the certificate number(s) of such Old Notes and the principal amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange trading days after the Expiration Date, the Letter of Transmittal (or facsimile thereof) (or, in the case of a book-entry transfer, an Agent's Message in lieu thereof) together with the certificate(s) representing the Old Notes (or a confirmation of book-entry transfer of such Notes into the Exchange Agent's account at the Book-Entry Transfer Facility), and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and

    (c) such properly completed and executed Letter of Transmittal (of facsimile thereof) (or, in the case of a book-entry transfer, an Agent's Message in lieu thereof), as well as the certificate(s) representing all tendered Old Notes in proper form for transfer (or a confirmation of book-entry transfer of such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility), and all other documents required by the Letter of Transmittal are received by the Exchange Agent within three New York Stock Exchange trading days after the Expiration Date.

  Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their Old Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

  Except as otherwise provided herein, tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

  To withdraw a tender of Old Notes in the Exchange Offer, a telegram, telex, letter or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Old Notes to be withdrawn (the "Depositor"), (ii) identify the Old Notes to be withdrawn (including the certificate number(s) and principal amount of such Old Notes, or, in the case of Old Notes transferred by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited), (iii) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee with respect to the Old Notes register the transfer of such Old Notes into the name of the person withdrawing the tender and (iv) specify the name in which any such Old Notes are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no Exchange Notes will be issued with respect thereto unless the Old Notes so withdrawn are validly retendered. Any Old Notes which have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described above under "-- Procedures for Tendering" at any time prior to the Expiration Date.

CONDITIONS

  Notwithstanding any other term of the Exchange Offer, the Company shall not be required to accept for exchange, or exchange Exchange Notes for, any Old Notes, and may terminate or amend the Exchange Offer as provided herein before the acceptance of such Old Notes, if:

    (a) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer which, in the sole judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer or any material adverse development has occurred in any existing action or proceeding with respect to the Company or any of its subsidiaries; or

    (b) any law, statute, rule, regulation or interpretation by the staff of the Commission is proposed, adopted or enacted, which, in the sole judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to the Company; or

    (c) any governmental approval has not been obtained, which approval the Company shall, in its sole discretion, deem necessary for the consummation of the Exchange Offer as contemplated hereby.

  If the Company determines in its sole discretion that any of the conditions are not satisfied, the Company may (i) refuse to accept any Old Notes and return all tendered Old Notes to the tendering holders, (ii) extend the Exchange Offer and retain all Old Notes tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of holders to withdraw such Old Notes (see "-- Withdrawal of Tenders") or (iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Old Notes which have not been withdrawn.

EXCHANGE AGENT

  Harris Trust and Savings Bank has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notice of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

                         HARRIS TRUST AND SAVINGS BANK
                     c/o Harris Trust Company of New York

         By Mail:         By Facsimile Transmission:
                                               By Overnight Courier or Hand:
    Wall Street Station(for Eligible Institutions Only)
                                                     Wall Street Plaza
       P.O. Box 1010            (212) 701-7636   88 Pine Street, 19th Floor
  New York, NY 10268-1010       (212) 701-7637       New York, NY 10005
 Attention: Reorganization                    Attention: Reorganization Dept.
           Dept.

                             Confirm by Telephone:
                                (212) 701-7624

               DELIVERY TO AN ADDRESS OTHER THAN SET FORTH ABOVE
                     WILL NOT CONSTITUTE A VALID DELIVERY.

FEES AND EXPENSES

  The expenses of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telecopy, telephone or in person by officers and regular employees of the Company and its affiliates.

  The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers, or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

  The cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company. Such expenses include fees and expenses of the Exchange Agent and Trustee, accounting and legal fees and printing costs, among others.

ACCOUNTING TREATMENT

  The Exchange Notes will be recorded at the same carrying value as the Old Notes, which is face value, as reflected in the Company's accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized by the Company. The expenses of the Exchange Offer will be expensed over the term of the Exchange Notes.

CONSEQUENCES OF FAILURE TO EXCHANGE

  The Old Notes that are not exchanged for Exchange Notes pursuant to the Exchange Offer will remain restricted securities. Accordingly, such Old Notes may be resold only (i) to the Company (upon redemption thereof or otherwise),
(ii) so long as the Old Notes are eligible for resale pursuant to Rule 144A, to a person inside the United States whom the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act in a transaction meeting the requirements of Rule 144A, in accordance with Rule 144 under the Securities Act, or pursuant to another exemption from the registration requirements of the Securities Act (and based upon an opinion of counsel reasonably acceptable to the Company), (iii) outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act, or (iv) pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States.

RESALE OF THE EXCHANGE NOTES

  With respect to resales of Exchange Notes, based on interpretations by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that a holder or other person who receives Exchange Notes, whether or not such person is the holder (other than a person that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) who receives Exchange Notes in exchange for Old Notes in the ordinary course of business and who is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of the Exchange Notes, will be allowed to resell the Exchange Notes to the public without further registration under the Securities Act and without delivering to the purchasers of the Exchange Notes a prospectus that satisfies the requirements of Section 10 of the Securities Act. However, if any holder acquires Exchange Notes in the Exchange Offer for the purpose of distributing or participating in a distribution of the Exchange Notes, such holder cannot rely on the position of the staff of the Commission enunciated in such no-action letters or any similar interpretive letters, and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available. Further, each Participating Broker-Dealer that receives Exchange Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such Participating Broker-Dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes.

  As contemplated by these no-action letters and the Registration Rights Agreement, each holder accepting the Exchange Offer is required to represent to the Company in the Letter of Transmittal that (i) the Exchange Notes are to be acquired by the holder or the person receiving such Exchange Notes, whether or not such person is the holder, in the ordinary course of business, (ii) the holder or any such other person (other than a broker-dealer referred to in the next sentence) is not engaging and does not intend to engage, in the distribution of the Exchange Notes, (iii) the holder or any such other person has no arrangement or understanding with any person to participate in the distribution of the Exchange Notes, (iv) neither the holder nor any such other person is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act, and (v) the holder or any such other person acknowledges that if such holder or other person participates in the Exchange Offer for the purpose of distributing the Exchange Notes it must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the Exchange Notes and cannot rely on those no-action letters. As indicated above, each Participating Broker-Dealer that receives an Exchange Note for its own account in exchange for Old Notes must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. For a description of the procedures for such resales by Participating Broker-Dealers, see "Plan of Distribution."

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The following discussion is based on the current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury regulations, judicial authority and administrative rulings and practice. There can be no assurance that the Internal Revenue Service (the "Service") will not take a contrary view, and no ruling from the Service has been or will be sought. Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conditions set forth herein. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences to holders. Certain holders (including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) may be subject to special rules not discussed below. The Company recommends that each holder consult such holder's own tax advisor as to the particular tax consequences of exchanging such holder's Old Notes for Exchange Notes, including the applicability and effect of any state, local or foreign tax laws.

  The Company believes that the exchange of Old Notes for Exchange Notes pursuant to the Exchange Offer will not be treated as an "exchange" for federal income tax purposes because the Exchange Notes will not be considered to differ materially in kind or extent from the Old Notes. Rather, the Exchange Notes received by a holder will be treated as a continuation of the Old Notes in the hands of such holder. As a result, there will be no federal income tax consequences to holders exchanging Old Notes for Exchange Notes pursuant to the Exchange Offer.

                             PLAN OF DISTRIBUTION

  Each Participating Broker-Dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that for a period of 180 days after the Expiration Date, it will make the Prospectus, as amended or supplemented, available to any Participating Broker-Dealer for use in connection with any such resale. In
addition, until          , 1998 (90 days after the commencement of the
Exchange Offer), all dealers effecting transactions in the Exchange Notes may be required to deliver a prospectus.

  The Company will not receive any proceeds from any sales of the Exchange Notes by Participating Broker Dealers. Exchange Notes received by Participating Broker-Dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such Participating Broker-Dealer and/or the purchasers of any such Exchange Notes. Any Participating Broker-Dealer that resells the Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

  For a period of 180 days after the Expiration Date the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any Participating Broker-Dealer that requests such documents in the Letter of Transmittal.

                                    EXPERTS

  The consolidated financial statements of National Equipment Services, Inc. as of December 31, 1997 and 1996 and for the year ended December 31, 1997 and the period from inception (June 4, 1996) through December 31, 1996 included in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

  The financial statements of Aerial Platforms, Inc. as of January 31, 1997 and February 17, 1997 and for the year ended January 31, 1997 and the seventeen days ended February 17, 1997 included in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

  The financial statements of Lone Star Rentals, Inc. as of December 31, 1995 and 1996 and March 16, 1997 and for each of the two years in the period ended December 31, 1996 and for the period from January 1, 1997 through March 16, 1997 included in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

  The financial statements of BAT Rentals, Inc. as of December 31, 1995 and 1996 and March 31, 1997 and for each of the two years in the period ended December 31, 1996 and for the three months ended March 31, 1997 included in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

  The financial statements of Sprintank and Sprintank Mobile Storage (divisions of Sprint Industrial Services, Inc.) as of December 31, 1995 and 1996 and June 30, 1997 and for each of the two years in the period ended December 31, 1996 and for the six months ended June 30, 1997 included in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

  The financial statements of MST Enterprises, Inc. d/b/a Equipco Rentals and Sales as of October 31, 1995 and 1996 and as of July 17, 1997 and for each of the two years in the period ended October 31, 1996 and for the period from November 1, 1996 through July 17, 1997 included in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

  The consolidated financial statements of Work Safe Supply Co., Inc. as of December 31, 1996 and 1997 and for each of the three years in the period ended December 31, 1997 included in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

  The financial statements of Genpower Pump & Equipment, Inc. as of December 31, 1997 and for the year then ended included in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

  The financial statements of Albany Ladder Company, Inc. as of December 31, 1997 and for the year then ended included in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

  The financial statements of Dragon Rentals (a wholly owned division of The Modern Group, Inc.) as of December 31, 1996 and 1997 and for the years then ended included in this Prospectus have been so included in reliance on the report of Lawrence, Blackburn Meek Maxey & Co. P.C., independent accountants, given on the authority of said firm as experts in auditing and accounting.

  The financial statements of Cormier Equipment Corporation as of December 31, 1996 and 1997 and for the three years ended December 31, 1997 included in this Prospectus have been so included in reliance on the report of Albin, Randall & Bennett, Certified Public Accountants, given on the authority of said firm as experts in auditing and accounting.

  The consolidated financial statements of Falconite, Inc. and subsidiaries as of December 31, 1997 and for the year then ended included in this Prospectus have been so included in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of said firm as experts in auditing and accounting.

  The consolidated financial statements of Falconite, Inc. and subsidiaries as of December 31, 1996 and for each of the years in the two-year period ended December 31, 1996 included in this Prospectus have been so included in reliance on the report of KPMG Peat Marwick L.L.P., independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                 LEGAL MATTERS

  The validity of the issuance of the Exchange Notes offered hereby will be passed upon for the Company by Kirkland & Ellis, Chicago, Illinois.

                         INDEX TO FINANCIAL STATEMENTS

NATIONAL EQUIPMENT SERVICES, INC. AND SUBSIDIARIES
  Financial Statements -- December 31, 1996, December 31, 1997 and March
   31, 1998
  Report of Independent Accountants......................................  F-3
  Consolidated Balance Sheets............................................  F-4
  Consolidated Statements of Operations..................................  F-5
  Consolidated Statements of Cash Flows..................................  F-6
  Consolidated Statements of Changes in Stockholders' Equity.............  F-7
  Notes to Consolidated Financial Statements.............................  F-8
AERIAL PLATFORMS, INC.
  Financial Statements -- January 31, 1997 and February 17, 1997
  Report of Independent Accountants...................................... F-17
  Balance Sheets......................................................... F-18
  Statements of Operations............................................... F-19
  Statements of Cash Flows............................................... F-20
  Statements of Changes in Stockholder's Equity.......................... F-21
  Notes to Financial Statements.......................................... F-22
LONE STAR RENTALS, INC.
  Financial Statements -- December 31, 1995 and 1996 and March 16, 1997
  Report of Independent Accountants...................................... F-27
  Balance Sheets......................................................... F-28
  Statements of Operations............................................... F-29
  Statements of Cash Flows............................................... F-30
  Statements of Changes in Stockholder's Equity.......................... F-31
  Notes to Financial Statements.......................................... F-32
BAT RENTALS, INC.
  Financial Statements -- December 31, 1995 and 1996 and March 31, 1997
  Report of Independent Accountants...................................... F-38
  Balance Sheets......................................................... F-39
  Statements of Operations............................................... F-40
  Statements of Cash Flows............................................... F-41
  Statements of Changes in Stockholder's Equity.......................... F-42
  Notes to Financial Statements.......................................... F-43
SPRINTANK AND SPRINTANK MOBILE STORAGE (DIVISIONS OF SPRINT INDUSTRIAL
 SERVICES, INC.)
  Financial Statements -- December 31, 1995 and 1996 and June 30, 1997
  Report of Independent Accountants...................................... F-48
  Balance Sheets......................................................... F-49
  Statements of Operations............................................... F-50
  Statements of Cash Flows............................................... F-51
  Statements of Changes in Divisional Equity............................. F-52
  Notes to Financial Statements.......................................... F-53
MST ENTERPRISES, INC. D/B/A EQUIPCO RENTALS AND SALES
  Financial Statements -- October 31, 1995 and 1996 and July 17, 1997
  Report of Independent Accountants...................................... F-58
  Balance Sheets......................................................... F-59
  Statements of Operations............................................... F-60
  Statements of Cash Flows............................................... F-61
  Statements of Changes in Stockholder's Equity.......................... F-62
  Notes to Financial Statements.......................................... F-63

                                                                         PAGE
                                                                         -----
WORK SAFE SUPPLY CO., INC.
 Consolidated Financial Statements -- December 31, 1995, 1996 and 1997
 Report of Independent Accountants...................................... F-68
 Consolidated Balance Sheets............................................ F-69
 Consolidated Statements of Operations.................................. F-70
 Consolidated Statements of Cash Flows.................................. F-71
 Consolidated Statements of Changes in Stockholder's Equity............. F-72
 Notes to Consolidated Financial Statements............................. F-73
GENPOWER PUMP & EQUIPMENT, INC.
 Financial Statements -- December 31, 1997
 Report of Independent Accountants...................................... F-77
 Balance Sheet.......................................................... F-78
 Statement of Operations................................................ F-79
 Statement of Changes in Stockholder's Equity........................... F-80
 Statement of Cash Flows................................................ F-81
 Notes to Financial Statements.......................................... F-82
CORMIER EQUIPMENT CORPORATION
 Financial Statements -- December 31, 1995, 1996 and 1997
 Independent Auditors' Report........................................... F-87
 Balance Sheets......................................................... F-88
 Statements of Earnings and Retained Earnings........................... F-89
 Statements of Cash Flows............................................... F-90
 Notes to Financial Statements.......................................... F-91
DRAGON RENTALS (DIVISION OF THE MODERN GROUP, INC.)
 Financial Statements -- December 31, 1996 and 1997
 Report of Independent Accountants...................................... F-93
 Balance Sheets......................................................... F-94
 Statements of Income and Expenses...................................... F-95
 Statements of Cash Flows............................................... F-96
 Notes to Financial Statements.......................................... F-97
ALBANY LADDER COMPANY, INC.
 Financial Statements -- December 31, 1997
 Report of Independent Accountants...................................... F-102
 Balance Sheet.......................................................... F-103
 Statement of Operations................................................ F-104
 Statement of Cash Flows................................................ F-105
 Statement of Changes in Stockholder's Equity........................... F-106
 Notes to Financial Statements.......................................... F-107
FALCONITE, INC. AND SUBSIDIARIES
 Consolidated Financial Statements--December 31, 1995, 1996, 1997 and
  March 31, 1998
 Reports of Independent Accountants..................................... F-112
 Consolidated Balance Sheets............................................ F-113
 Consolidated Statements of Income...................................... F-114
 Consolidated Statements of Shareholders' Equity........................ F-115
 Consolidated Statements of Cash Flows.................................. F-116
 Notes to Consolidated Financial Statements............................. F-117
NATIONAL EQUIPMENT SERVICES, INC. AND SUBSIDIARIES UNAUDITED PRO FORMA
 FINANCIAL STATEMENTS
 Introduction to Unaudited Pro Forma Financial Statements............... F-129
 Unaudited Pro Forma Statements of Operations........................... F-130
 Unaudited Pro Forma Balance Sheet...................................... F-133
 Notes to Unaudited Pro Forma Financial Statements...................... F-134

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
of National Equipment Services, Inc.

  In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of cash flows and of changes in stockholders' equity, present fairly, in all material respects, the financial position of National Equipment Services, Inc. and subsidiaries at December 31, 1996 and December 31, 1997, and the results of its operations and its cash flows for the period from inception (June 4, 1996) through December 31, 1996 and the year ended December 31, 1997 in conformity with generally accepted accounting principles. These financial statements are the responsibility of management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PRICE WATERHOUSE LLP

Chicago, Illinois
April 1, 1998

               NATIONAL EQUIPMENT SERVICES, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                    PRO FORMA
                            DECEMBER 31, DECEMBER 31,  MARCH 31,  MARCH 31, 1998
                                1996         1997        1998       (NOTE 14)
                            ------------ ------------ ----------- --------------
                                                      (UNAUDITED)  (UNAUDITED)
ASSETS:
 Cash and cash
  equivalents.............      $ 12       $ 35,682    $  3,773      $  3,773
 Accounts receivable, net
  of allowance for
  doubtful accounts of $0,
  $254, $737 and $737,
  respectively............        --          8,356      24,095        24,095
 Inventory, net...........        --          2,239       7,158         7,158
 Rental equipment, net....        --         46,801     104,937       104,937
 Property and equipment,
  net.....................        17          3,012       6,968         6,968
 Intangible assets, net...        --         27,937      86,888        86,888
 Loan origination costs,
  net.....................        --          6,270       6,139         6,139
 Prepaid and other assets,
  net.....................       187            840       2,345         2,345
                                ----       --------    --------      --------
   Total assets...........      $216       $131,137    $242,303      $242,303
                                ====       ========    ========      ========
LIABILITIES AND
 STOCKHOLDERS' EQUITY:
 Accounts payable.........      $ --       $  2,489    $  9,647      $  9,647
 Accrued interest.........        --          1,066       3,904         3,904
 Accrued expenses and
  other liabilities.......       110          2,327       7,938         7,938
 Debt.....................        --         98,782     193,954       193,954
                                ----       --------    --------      --------
   Total liabilities......       110        104,664     215,443       215,443
Commitments and
 contingencies (Note 10)
STOCKHOLDERS' EQUITY:
Class A Common stock,
 $0.01 par, 50,000 shares
 authorized, 0, 25,011,
 25,221 and 0,
 respectively, shares
 issued and outstanding...        --              1           1           --
Class B Common stock,
 $0.01 par, 150,000 shares
 authorized, 30,108,
 89,900, 90,100 and 0,
 respectively, shares
 issued and outstanding...         1              1           1           --
Common stock, $0.01 par
 value, 100,000,000 shares
 authorized, 16,127,501
 shares issued and
 outstanding..............       --             --          --            161
Additional paid-in
 capital..................       301         25,663      25,911        25,752
Retained earnings
 (accumulated deficit)....      (195)           910       1,049         1,049
Stock subscriptions
 receivable...............        (1)          (102)       (102)         (102)
                                ----       --------    --------      --------
   Total stockholders'
    equity................       106         26,473      26,860        26,860
                                ----       --------    --------      --------
   Total liabilities and
    stockholders' equity..      $216       $131,137    $242,303      $242,303
                                ====       ========    ========      ========


   The accompanying notes are an integral part of the consolidated financial statements.

               NATIONAL EQUIPMENT SERVICES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                (IN THOUSANDS, EXCEPT NET INCOME PER SHARE DATA)

                                FOR THE
                              PERIOD FROM
                               INCEPTION
                                (JUNE 4,
                                 1996)       FOR THE     FOR THE THREE MONTHS
                                THROUGH     YEAR ENDED      ENDED MARCH 31
                              DECEMBER 31, DECEMBER 31, -----------------------
                                  1996         1997        1997        1998
                              ------------ ------------ ----------- -----------
                                                        (UNAUDITED) (UNAUDITED)
REVENUES:
 Rental revenues............     $   --      $26,398      $1,276      $15,815
 Rental equipment sales.....         --        4,186          93        1,742
 New equipment sales and
  other.....................         --       10,704         950        4,594
                                 ------      -------      ------      -------
   Total revenues...........         --       41,288       2,319       22,151
                                 ------      -------      ------      -------
COST OF REVENUES:
 Rental equipment
  depreciation..............         --        5,009         335        2,727
 Cost of rental equipment
  sales.....................         --        2,935          75        1,037
 Cost of new equipment
  sales.....................         --        4,872         306        2,187
 Other operating expenses...         --       12,899         760        7,549
                                 ------      -------      ------      -------
   Total cost of revenues...         --       25,715       1,476       13,500
                                 ------      -------      ------      -------
Gross profit................         --       15,573         843        8,651
Selling, general and
 administrative expenses....        333        7,910         783        4,531
Non-rental depreciation and
 amortization...............          3        1,476          88          807
                                 ------      -------      ------      -------
Operating income (loss).....       (336)       6,187        (28)        3,313
Other income (expense), net.         --           72          --           77
Interest income (expense),
 net........................          4       (4,336)       (262)      (3,100)
                                 ------      -------      ------      -------
Income (loss) before income
 taxes......................       (332)       1,923        (290)         290
Income tax expense
 (benefit)..................       (137)         818        (135)         151
                                 ------      -------      ------      -------
Net income (loss)...........     $ (195)     $ 1,105      $ (155)     $   139
                                 ======      =======      ======      =======
Historical net income per
 share (unaudited):
 Basic......................     $(0.05)     $  0.09      $(0.02)     $  0.01
 Diluted....................     $(0.05)     $  0.08      $(0.01)     $  0.01
Historical weighted average
 shares outstanding
 (unaudited):
 Basic......................      4,185       12,793       9,699       14,823
 Diluted....................      4,185       14,150      11,228       16,122

   The accompanying notes are an integral part of the consolidated financial statements.

               NATIONAL EQUIPMENT SERVICES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                FOR THE
                              PERIOD FROM
                               INCEPTION
                                (JUNE 4,     FOR THE
                                  1996         YEAR      FOR THE THREE MONTHS
                                THROUGH       ENDED         ENDED MARCH 31,
                              DECEMBER 31, DECEMBER 31, -----------------------
                                  1996         1997        1997        1998
                              ------------ ------------ ----------- -----------
                                                        (UNAUDITED) (UNAUDITED)
OPERATING ACTIVITIES:
Net income (loss)...........     $(195)     $   1,105    $   (155)   $     139
Adjustments to reconcile net
 income (loss) to net cash
 provided by operating
 activities:
 Depreciation and
  amortization..............         3          6,892         423        3,809
 Gain on sale of equipment..        --         (1,446)        (18)        (719)
 Changes in operating assets
  and liabilities:
  Accounts receivable.......        --         (1,335)        111         (737)
  Inventory.................        --            202        (173)        (413)
  Prepaid and other assets..      (187)           139        (344)        (795)
  Accounts payable..........        --          1,620        (604)       3,229
  Accrued expenses and other
   liabilities..............       110            201         330        3,148
                                 -----      ---------    --------    ---------
Net cash provided by (used
 in) operating activities...      (269)         7,378        (430)       7,661
                                 -----      ---------    --------    ---------
INVESTING ACTIVITIES:
Net cash paid for
 acquisitions...............        --        (68,910)    (22,305)    (110,086)
Purchases of rental
 equipment..................        --        (15,336)       (853)     (12,385)
Proceeds from sale of rental
 equipment..................        --          4,186          93        1,742
Purchases of property and
 equipment..................       (20)        (1,473)       (122)        (159)
Proceeds from sale of
 property and equipment.....        --             36          --           16
                                 -----      ---------    --------    ---------
Net cash used in investing
 activities.................       (20)       (81,497)    (23,187)    (120,872)
                                 -----      ---------    --------    ---------
FINANCING ACTIVITIES:
Proceeds from long-term
 debt.......................        --        222,307      19,786       81,154
Payments on long-term debt..        --       (131,119)         --           --
Net proceeds from sales of
 common stock...............       301         25,263       6,479          248
Payments of loan origination
 costs......................        --         (6,662)       (396)        (100)
                                 -----      ---------    --------    ---------
Net cash provided by
 financing activities.......       301        109,789      25,869       81,302
                                 -----      ---------    --------    ---------
Net increase (decrease) in
 cash and cash equivalents..        12         35,670       2,252      (31,909)
Cash and cash equivalents at
 beginning of period........        --             12          12       35,682
                                 -----      ---------    --------    ---------
Cash and cash equivalents at
 end of period..............     $  12      $  35,682    $  2,264    $   3,773
                                 =====      =========    ========    =========
SUPPLEMENTAL NON-CASH FLOW
 INFORMATION:
Cash paid for interest......     $  --      $   2,707    $     --    $      --
                                 =====      =========    ========    =========
Cash paid for income taxes..     $  --      $   1,113    $     --    $      --
                                 =====      =========    ========    =========
Non cash issuance of stock..     $   1      $     101    $     --    $      --
                                 =====      =========    ========    =========

   The accompanying notes are an integral part of the consolidated financial statements.

               NATIONAL EQUIPMENT SERVICES, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)

                          COMMON STOCK    RETAINED
                         --------------- ADDITIONAL   EARNINGS       STOCK         TOTAL
                         CLASS A CLASS B  PAID-IN   (ACCUMULATED SUBSCRIPTIONS STOCKHOLDERS'
                         SHARES  SHARES   CAPITAL     DEFICIT)    RECEIVABLE      EQUITY
                         ------- ------- ---------- ------------ ------------- -------------
Shares issued at
 inception
 (June 4, 1996).........  $ --     $ 1    $   301      $   --        $  (1)       $   301
Net loss................    --      --         --        (195)          --           (195)
                          ----     ---    -------      ------        -----        -------
Balance at December 31,
 1996...................    --       1        301        (195)          (1)           106
Sale of shares..........     1      --     25,362          --         (101)        25,262
Net income..............    --      --         --       1,105           --          1,105
                          ----     ---    -------      ------        -----        -------
Balance at December 31,
 1997...................  $  1     $ 1    $25,663      $  910        $(102)       $26,473
Sale of shares
 (unaudited)............    --      --        248          --           --            248
Net income (unaudited)..    --      --         --         139           --            139
                          ----     ---    -------      ------        -----        -------
Balance at March 31,
 1998 (unaudited).......  $  1     $ 1    $25,911      $1,049        $(102)       $26,860
                          ====     ===    =======      ======        =====        =======




   The accompanying notes are an integral part of the consolidated financial statements.

              NATIONAL EQUIPMENT SERVICES, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 ORGANIZATION

  National Equipment Services, Inc. ("NES") was organized on June 4, 1996 under the laws of Delaware for the purpose of owning and operating equipment rental facilities by means of acquiring existing businesses. NES is primarily involved in the rental of equipment to construction and industrial users. NES operates from locations in Alabama, Georgia, Louisiana, Nevada, Texas and Virginia.

 PRINCIPLES OF CONSOLIDATION

  The consolidated financial statements include accounts of NES and its subsidiaries. All intercompany transactions and balances have been eliminated.

 FINANCIAL STATEMENT PRESENTATION

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 INTERIM FINANCIAL DATA

  The interim financial data is unaudited; however, in the opinion of the Company, the interim data includes all adjustments, consisting only of normal recurring adjustments, necessary for fair statements of financial position and results of operations for the interim periods.

 CASH AND CASH EQUIVALENTS

  Cash and cash equivalents are highly liquid investments with original maturities of three months or less.

 INVENTORY

  NES's inventories primarily consist of parts and new equipment held for sale. Inventories are stated at the lower of cost, determined by the first-in, first-out method, or market.

 RENTAL EQUIPMENT

  Rental equipment is recorded at invoice cost. Depreciation for rental equipment acquired is computed using the straight-line method over 5 to 15 year useful lives with no salvage value. Accumulated depreciation on rental equipment was $4,763,000 at December 31, 1997.

  Ordinary repairs and maintenance costs are charged to operations as incurred. When rental equipment is disposed of, the related cost and accumulated depreciation are removed from the respective accounts. Proceeds from the disposal and the related net book value of the equipment are recognized in the period of disposal and reported as revenue from rental equipment sales and cost of equipment sales in the statement of operations.

 PROPERTY AND EQUIPMENT

  Property and equipment is recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets.

  The estimated useful lives for property and equipment range from 5 to 7 years for machinery and equipment, 5 to 7 years for furniture and fixtures and 3 to 5 years for vehicles.

  Ordinary repairs and maintenance costs are charged to operations as incurred. When property and equipment is disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gains or losses are included in results of operations.

              NATIONAL EQUIPMENT SERVICES, INC. AND SUBSIDIARIES

 ADOPTION OF NEW ACCOUNTING PRONOUNCEMENT

  Since inception, NES adopted Statement of Financial Accounting Standards
(SFAS) No. 121, Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of, which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the assets' carrying amounts and related goodwill exceed the undiscounted cash flows estimated to be generated by those assets. SFAS No. 121 also requires impairment losses to be recorded when the carrying amount of long-lived assets that are expected to be disposed of exceeds their fair values, net of disposal costs. SFAS No. 121 did not have a material impact on NES's financial position or results of operations the period from inception (June 4, 1996) through December 31, 1996 or year ended December 31, 1997.

 EARNINGS PER SHARE

  In February 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 128 "Earnings per Share." For the company, SFAS No. 128 will be effective for the year ended December 31, 1997. SFAS No. 128 simplifies the standards required under current accounting rules for computing earnings per share and replaces the presentation of primary earnings per share and fully diluted earnings per share with a presentation of basic earnings per share ("basic EPS") and diluted earnings per share ("diluted EPS"). Basic EPS excludes dilution and is determined by dividing income available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted EPS reflects the potential dilution that could occur if securities and other contracts to issue common stock were exercised or converted into common stock. Diluted EPS is computed similarly to fully diluted earnings per share under current accounting rules. The implementation of SFAS No. 128 is calculated based on the Company's net income (loss) as presented on its statement of operations and based on share amounts after giving effect to the Company's planned exchange of Class A and Class B into newly established Common Stock and the split of such shares described in Note 14 and summarized below:

                                 FOR THE PERIOD
                                 FROM INCEPTION
                                 (JUNE 4, 1996)   FOR THE     FOR THE THREE MONTHS
                                    THROUGH      YEAR ENDED      ENDED MARCH 31,
                                  DECEMBER 31,  DECEMBER 31, -----------------------
                                      1996          1997        1997        1998
                                 -------------- ------------ ----------- -----------
                                                             (UNAUDITED) (UNAUDITED)
      Net income (loss)........      $ (195)      $ 1,105      $  (155)    $   139
                                     ======       =======      =======     =======
      Weighted average shares
       of Class A Common and
       Class B Common..........          30           101           81         115
      Basic weighted average
       shares:
        Total Common Shares
         after giving effect to
         (i) the exchange of
         Class A Common and
         Class B Common and
         (ii) the split........       4,185        12,793        9,699      14,823
      Effect of dilutive
       securities
       Unvested stock..........         --          1,357        1,529       1,299
                                     ------       -------      -------     -------
      Diluted weighted average
       shares..................       4,185        14,150       11,228      16,122
                                     ======       =======      =======     =======
      Basic EPS................      $(0.05)      $  0.09      $ (0.02)    $  0.01
                                     ======       =======      =======     =======
      Diluted EPS..............      $(0.05)      $  0.08      $ (0.01)    $  0.01
                                     ======       =======      =======     =======

  Options to purchase 880,000 shares of Common Stock at the initial public offering price will be granted to certain members of management prior to consummation of the Company's initial public offering. The options will vest over five years from the grant date and will expire ten years from the grant date. The options were not

              NATIONAL EQUIPMENT SERVICES, INC. AND SUBSIDIARIES included in the computation of diluted EPS because the exercise price of the options equals the market price of the Common Stock on the date of grant.

 PRO FORMA EARNINGS PER SHARE

  Pro forma earnings per share presented below was computed under SFAS No. 128 "Earnings per Share" based on the weighted average number of common shares outstanding during the period after giving retroactive effect to the exchange of the Company's Class A and Class B common stock to the Company's newly established common stock, the split of the Company's newly established common stock, the Company's planned initial public offering of common stock and the conversion of the Falconite 8% convertible subordinated promissory notes described in Notes 13 and 14. All common shares and stock options issued have been included as outstanding for the entire period using the treasury stock method and the estimated public offering price per share.

                                                                    FOR THE
                                                       FOR THE    THREE MONTHS
                                                      YEAR ENDED     ENDED
                                                     DECEMBER 31,  MARCH 31,
                                                         1997         1998
                                                     ------------ ------------
      Pro forma net income per share (unaudited):
        Basic.......................................    $ 0.35       $ 0.01
        Diluted.....................................    $ 0.33       $ 0.01
      Pro forma weighted average shares outstanding
       (unaudited):
        Basic.......................................    22,091       22,149
        Diluted.....................................    23,448       23,448

 REPORTING COMPREHENSIVE INCOME

  In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general-purpose financial statements. The Statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS No. 130 requires that an enterprise (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. The Statement is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required. The Company intends to adopt SFAS No. 130 in 1998.

 INTANGIBLE ASSETS

  Intangible assets consist of the excess cost over acquired net assets ("goodwill") which has been capitalized and is being amortized on a straight line basis over 40 years. Whenever events or changes in circumstances indicate that the carrying amount of goodwill may not be recoverable, NES reviews the carrying value of goodwill for impairment based on the undiscounted operating cash flows of the related business unit. Accumulated amortization on goodwill was $445,000, at December 31, 1997. Non-compete agreements are stated at cost and amortized over the lives of the agreements.

 LOAN ORIGINATION COSTS

  Loan origination costs are stated at cost and amortized to interest expense using the effective interest method over the life of the loan. Amortization expense related to loan origination costs aggregated $392,000 for the year ended December 31, 1997.

 FAIR VALUE OF FINANCIAL INSTRUMENTS

  The carrying amounts reported in the consolidated balance sheets for cash, trade accounts receivable, accounts payable and other liabilities approximate fair value due to the immediate to short-term maturity of these

              NATIONAL EQUIPMENT SERVICES, INC. AND SUBSIDIARIES financial instruments. The fair value of the Senior Subordinated Notes is based on quoted market prices and approximates the carrying value at December 31, 1997. The carrying value of bank debt approximates fair value as the interest on the bank debt is reset every 30 to 90 days to reflect current market rates.

 CONCENTRATION OF CREDIT RISK

  Financial instruments that potentially subject NES to significant concentrations of credit risk consist primarily of trade accounts receivable from construction and industrial customers. Concentrations of credit risk with respect to trade accounts receivable are limited due to the large number of customers and NES's geographic dispersion. NES performs credit evaluations of its customers' financial condition and generally does not require collateral on accounts receivable. NES maintains an allowance for doubtful accounts on its receivables based upon expected collectibility. Allowance for doubtful accounts was $0 and $254,000 at December 31, 1996 and December 31, 1997, respectively.

 RENTAL REVENUES

  Rental revenues are recognized ratably over the lease term. Sales revenues are recognized at the point of delivery.

 INCOME TAXES

  Provisions are made to record deferred income taxes in recognition of items reported differently for financial reporting purposes than for federal and state income tax purposes. NES records deferred income taxes using the liability method in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." The Company and its subsidiaries will file a consolidated tax return for the year ending December 31, 1997.

 RELATED PARTY TRANSACTIONS

  As disclosed in these financial statements, NES has participated in certain transactions with related parties.

2. ACQUISITIONS

  In 1997, NES purchased the following rental equipment companies:

ACQUISITION DATE                        COMPANY                     LOCATION     PURCHASE PRICE
----------------         -------------------------------------- ---------------- --------------
January 6, 1997......... Brazos Rental & Tool, Inc., Industrial
                          Crane Maintenance Systems, Inc.
                          and Safe Load Work Product, Inc.      Brazoria, TX      $ 5,000,000
February 18, 1997....... Aerial Platforms, Inc.                 Atlanta, GA       $ 4,150,000
March 17, 1997.......... Lone Star Rentals, Inc.                Houston, TX       $10,950,000
April 1, 1997........... BAT Rentals, Inc.                      Las Vegas, NV     $15,900,000
July 1, 1997............ Sprintank                              Houston, TX       $25,300,000
July 18, 1997........... MST Enterprises, Inc.                  Harrisonburg, VA  $ 6,000,000

  The purchase prices above are subject to a customary purchase price adjustment mechanism and assumption of certain seller liabilities.

  The following pro forma financial information represents the unaudited pro forma results of operations as if the aforementioned acquisitions had been completed on January 1, 1996 and January 1, 1997, after giving effect to certain adjustments including increased depreciation and amortization of property and equipment and other

              NATIONAL EQUIPMENT SERVICES, INC. AND SUBSIDIARIES assets and interest expense for acquisition debt. These pro forma results have been prepared for comparative purposes only and do not purport to be indicative of the results of operations which would have been achieved had these acquisitions been completed as of these dates, nor are the results indicative of NES's future results of operations.

                                                      FOR THE YEAR FOR THE YEAR
                                                         ENDED         ENDED
                                                      DECEMBER 31, DECEMBER  31,
                                                          1996          1997
                                                      (UNAUDITED)   (UNAUDITED)
                                                      ------------ -------------
                                                            (IN THOUSANDS)
      Revenues.......................................   $48,040       $56,858
      Operating income...............................     9,012        10,382
      Net income.....................................       158         1,143

3. INVENTORY

  Inventory consists of the following (in thousands):

                                                                   DECEMBER  31,
                                                                       1997
                                                                   -------------
      New equipment...............................................    $1,127
      Parts.......................................................     1,200
      Contractor supplies.........................................       382
      Other.......................................................        20
                                                                      ------
                                                                       2,729
      Less: reserve...............................................      (490)
                                                                      ------
                                                                      $2,239
                                                                      ======

4. PROPERTY AND EQUIPMENT

  Property and equipment, net, consists of the following (in thousands):

                                                       DECEMBER 31, DECEMBER 31,
                                                           1996         1997
                                                       ------------ ------------
      Leasehold improvements..........................     $--         $  190
      Machinery and equipment.........................      20            333
      Furniture and fixtures..........................      --            470
      Vehicles........................................      --          2,641
                                                           ---         ------
                                                            20          3,634
      Less: accumulated depreciation..................      (3)          (622)
                                                           ---         ------
                                                           $17         $3,012
                                                           ===         ======

  Property and equipment depreciation expense aggregated $3,000 and $656,000 for the period from inception (June 4, 1996) through December 31, 1996 and the year ended December 31, 1997, respectively.

5. INTANGIBLE ASSETS

  Intangible assets consists of the following (in thousands):

                                                                    DECEMBER 31,
                                                                        1997
                                                                    ------------
      Non-compete agreements.......................................   $ 2,455
      Goodwill.....................................................    26,253
      Origination costs............................................        48
                                                                      -------
                                                                       28,756
      Less: accumulated amortization...............................      (819)
                                                                      -------
                                                                      $27,937
                                                                      =======

              NATIONAL EQUIPMENT SERVICES, INC. AND SUBSIDIARIES

  Amortization expense aggregated $819,000 for the year ended December 31, 1997.

6. ACCRUED EXPENSES AND OTHER LIABILITIES

  Accrued expenses and other liabilities consists of the following (in thousands):

                                                       DECEMBER 31, DECEMBER 31,
                                                           1996         1997
                                                       ------------ ------------
      Accrued salaries and benefits...................     $110        $  589
      Sales tax payable...............................       --           244
      Accrued income taxes............................       --           333
      Accrued property taxes..........................       --           314
      Other...........................................       --           847
                                                           ----        ------
                                                           $110        $2,327
                                                           ====        ======

7. DEBT

  Debt consists of the following (in thousands):

                                                                   DECEMBER 31,
                                                                       1997
                                                                   ------------
      Senior subordinated notes, interest at 10% payable semi-
       annually, due November 30, 2004............................   $98,782
      Revolving credit facility loans, interest at the federal
       funds rate plus 0.5% or prime rate both plus 1.0%, or the
       eurodollar rate plus 2.5%, due no later than July 1, 2002..       --
      Term loan, interest at the federal funds rate plus 0.5% or prime rate both plus 1.0%, or the eurodollar rate plus
       2.5%, principal payments due quarterly of $625 through June
       1, 1998, $875 through June 1, 1999 and $1,125 through June
       1, 2001....................................................       --
                                                                     -------
                                                                     $98,782
                                                                     =======

  On November 20, 1997, NES issued $100 million of Senior Subordinated Notes (the "Notes") at a discount netting proceeds of $98,767,000. NES accretes the original issue discount over the term of the Notes using the effective interest method. The Notes mature on November 30, 2004. Interest on the Notes accrues at a rate of 10% per year and is payable semi-annually in arrears on May 30 and November 30 commencing on May 30, 1998.

  The Notes are redeemable at the option of the Company at any time after November 30, 2001 at a redemption price of 105% of the principal amount from November 30, 2001 to November 29, 2002, at 102.5% from November 30, 2002 to November 29, 2003 and 100% after November 30, 2003, plus accrued and unpaid interest. The Company may at any time prior to November 30, 2000 on any one or more occasions redeem up to 33% of the aggregate principal amount of the notes at a redemption price of 110% or the principal amount plus accrued and unpaid interest with the net cash proceeds of a public offering of common stock of NES within 45 days of the closing of such public offering. In addition, at any time prior to November 30, 2001, the Notes may be redeemed as a whole, at the option of NES, upon the occurrence of or in connection with a change of control. Upon certain changes in control, the noteholders will have the right to require redemption at a cash price of 101% of the principal amount plus accrued and unpaid interest.

  All of the Company's wholly-owned subsidiaries make full, unconditional, joint and several guarantees of the Notes. The separate financial statements of each of these wholly-owned subsidiaries are not presented as management believes they are not individually meaningful for presentation. The Company's holding company has no operations separate from its investments in these subsidiaries.

              NATIONAL EQUIPMENT SERVICES, INC. AND SUBSIDIARIES

  On July 1, 1997, NES entered into a credit facility agreement with First Union Commercial Corporation (the "Credit Agreement"). The Credit Agreement provides for a secured revolving line of credit of $100 million and a term loan of $15 million. Interest accrues at rates of the greater of the annual Federal Funds Rateplus 0.5% or the prime rate both plus 0.5% to 1.25% based on NES's leverage ratio or at a rate ofLIBOR/(1 - eurodollar reserve percentage). Principal payments for credit facility loans (to be applied first to the term loan and if necessary to revolving loans) are due annually at the lesser of 25% of excess cash flow or $1 million. Principal payments for the term loan are due quarterly at $625,000 for the first four quarters, $875,000 for the next four quarters and $1,125,000 for the next eight quarters. Substantially all assets and stock of NES are pledged as collateral for the credit facility. NES pays commitment fees of 0.375% to 0.5% on the unused portion of the outstanding line of credit balance on NES's leverage ratio. The term loan was repaid as of December 31, 1997.

  The Indenture for the Notes and the Credit Agreement contain a number of covenants that, among other things, require NES to maintain certain financial ratios and set certain limitations on the granting of liens, asset sales, additional indebtedness, transactions with affiliates, restricted payments, investments and issuances of stock. NES is in compliance with all covenants.

  The average interest rate for the year ended December 31, 1997 was 9.8%. NES incurred interest expense of $76,000 on borrowings from related parties for the year ended December 31, 1997.

8. INCOME TAXES

  The income tax provision is comprised of current federal and state income tax expense (benefit) of $(137,100) and $818,000 for the period from inception (June 4, 1996) through December 31, 1996 and year ended December 31, 1997, respectively. Deferred tax expense (benefit) for such periods has been immaterial.

  The provision for income taxes differs from the amount of income tax determined by applying the U.S. statutory federal income tax rate of 34% to income before income taxes as a result of the following (in thousands):

                                                    FOR THE PERIOD
                                                    FROM INCEPTION
                                                    (JUNE 4, 1996)    FOR THE
                                                       THROUGH      YEAR ENDED
                                                     DECEMBER 31,  DECEMBER  31,
                                                         1996          1997
                                                    -------------- -------------
      Federal income taxes.........................     $(113)         $654
      State income taxes, net of federal benefit...       (16)           94
      Other........................................        (8)           70
                                                        -----          ----
                                                        $(137)         $818
                                                        =====          ====

  Deferred income tax assets and liabilities are computed based on temporary differences between the financial statement and income tax bases of assets and liabilities using the enacted marginal income tax rate in effect for the year in which the differences are expected to reverse. Deferred income tax expenses or credits are based on the changes in the deferred income tax assets or liabilities from period to period.

  Deferred taxes have been provided for the temporary differences between the financial reporting bases and the tax bases of NES's assets and liabilities as follows (in thousands):

      Allowances for doubtful accounts.................................. $  78
      Inventory.........................................................   167
      Non-compete agreements............................................    83
      Minimum tax credits...............................................    90
      Installment sale income...........................................   (23)
      Property, plant and equipment.....................................  (314)
      Goodwill..........................................................  (153)
                                                                         -----
                                                                         $ (72)
                                                                         =====

              NATIONAL EQUIPMENT SERVICES, INC. AND SUBSIDIARIES

9. COMMON STOCK

  On June 4, 1996, in connection with the formation of NES, NES authorized 25,000 shares of Class A Common Stock (24,250 of which were reserved for issuance to NES's majority stockholder), par value $0.01, and 150,000 shares of Class B Common Stock (75,000 of which were reserved for issuance to NES's majority stockholder), par value $0.01. On October 28, 1997, the authorized shares of Class A Common Stock were increased to 50,000.

  Each calendar quarter, each share of Class A Common is entitled to a yield in the amount of 10% per year of the sum of such share's unreturned original cost plus the unpaid yield for all prior quarters. As of December 31, 1997, the unpaid yield on the Class A Common aggregated $1,608,000. Class A Common stockholders, as a class, are entitled to a number of votes equal to 10% of the number of votes allocable to all Common Stock. Upon any distribution, Class A Common stockholders are entitled to (i) the unpaid yield, (ii) any unreturned original cost of the shares and (iii) 10% of any remaining distribution. Class B Common stockholders are entitled to 90% of any remaining distribution after payment to the Class A Common stockholders of all payments under clause (i) and (ii) set forth in the preceding sentence. Additionally, only in the event of a successful initial public offering can the Class A Common stockholders require a mandatory redemption of any or all of the shares attributable to the unpaid yield and original cost of the shares.

  NES may not declare additional distributions or dividends other than the amounts described above for Class A Common shares, issue any debt securities containing equity features, sell or dispose of more than 5% of the consolidated assets of the Company in any transaction or series of related transactions, acquire an interest in a business, acquire a business outside of the rental equipment industry, or enter into certain related party transactions, without the consent of a majority of the Class A Common and Class B Common stockholders.

  Class B Common stock sold to executives of NES vests over a 5 year period. Unpaid notes receivable of $1,000 and $102,000 as of December 31, 1996 and December 31, 1997, respectively, from executives of NES for shares of Class B Common stock are classified as stock subscriptions receivable.

10. COMMITMENTS AND CONTINGENCIES

 OPERATING LEASES

  NES leases certain facilities, office equipment and vehicles under operating leases some of which contain renewal options. Rental expense was $660 for the year ended December 31, 1997.

  Future minimum rental commitments as of December 31, 1997 under noncancelable operating leases are (in thousands):

      1998............................................................... $  842
      1999...............................................................    567
      2000...............................................................    507
      2001...............................................................    483
      2002...............................................................    181
      Thereafter.........................................................    213
                                                                          ------
                                                                          $2,793
                                                                          ======

 LEGAL MATTERS

  NES is party to legal proceedings and potential claims arising in the ordinary course of its business. In the opinion of management, the ultimate resolution of these matters will have no material adverse effect on NES's financial position, results of operations or cash flows.

11. EMPLOYEE BENEFIT PLANS

  The Company sponsors a profit sharing and 401(k) plan (the "Plan") in which employees over 21 years of age with greater than one-half year of service are eligible. Under the Plan, NES contributes a discretionary

              NATIONAL EQUIPMENT SERVICES, INC. AND SUBSIDIARIES percentage (2.5% for the year ended December 31, 1997) of each eligible employee's base annual wages to a trust out of its net profits. In addition, eligible employees can defer up to 15% of their salary with a partially matching contribution by NES of 50% of the first 5% of the employee contribution. The employer contributions vest over a five year period. Contributions by NES to the Plan were $165,000 for year ended December 31, 1997.

12. RELATED PARTY TRANSACTIONS

  Pursuant to a Professional Services Agreement dated January 6, 1997, NES pays management fees of $200,000 per year and investment fees of 1% of all debt and equity financings of NES to an affiliate of NES's majority stockholder, who owns 95.0% of the Class A Common stock and 83% of the Class B Common stock. Total fees paid during the year ended December 31, 1997 were $417,000 and fees owed at December 31, 1997 were $630,000.

  In connection with several of the acquisitions, NES entered into lease agreements for certain facilities with employees of NES who were prior owners of the acquired companies. Amounts due under these leases are included in the future minimum rental commitments under noncancelable operating leases schedule in Note 10 above.

  Stock subscriptions receivable of $1,000 and $102,000 as of December 31, 1996 and 1997, respectively, relate to notes due from officers of NES related to purchases of Class B Common Stock and are secured by the purchased Class B Common shares. Interest on the notes accrues at the federal funds rate and is payable in full at maturity on June 4, 2006 or upon termination of employment. Accrued interest on these notes was $0 and $8,000 for the period from inception (June 4, 1996) through December 31, 1996 and the year ended December 31, 1997, respectively.

13. SUBSEQUENT EVENTS

  Subsequent to year end, NES purchased the following rental equipment companies:

                                                                      PURCHASE
 ACQUISITION DATE             COMPANY                   LOCATION        PRICE
 ----------------             -------                   --------     -----------
                  Genpower Pump and Equipment
 January 12, 1998 Co.............................   Deer Park, TX    $ 8,000,000
 January 16, 1998 Eagle Scaffolding and Equipment
                  Co.............................   Las Vegas, NV    $ 3,290,000
 January 23, 1998 Grand Hi-Reach, Inc............   Byron Center, MI $ 8,120,000
 February 4, 1998 Work Safe Supply Company, Inc..   Grandville, MI   $ 7,845,000
 March 2, 1998    Dragon Rentals (division of The
                  Modern Group, Inc.)............   Beaumont, TX     $23,000,000
 March 4, 1998    Cormier Equipment Corporation..   Oakland, ME      $27,500,000
 March 30, 1998   Albany Ladder..................   Albany, NY       $43,454,000

  The purchase prices above are subject to a customary purchase price adjustment mechanism and assumption of certain seller liabilities. These acquisitions will be accounted for under the purchase method based on the purchase prices. Under the purchase method of accounting NES will allocate the costs of these acquisitions, as of the respective closing dates, to the assets acquired and liabilities assumed based on their respective fair values.

  The operating results of these acquisitions will be included in NES's consolidated results of operations from the date of acquisition. The following pro forma financial information represents the unaudited pro forma results of operations as if the aforementioned acquisitions had been completed on January 1, 1996 and January 1, 1997, after giving effect to certain adjustments including increased depreciation and amortization of property and equipment and intangible assets and interest expense for acquisition debt. These pro forma results have been prepared for comparative purposes only and do not purport to be indicative of the results of operations which

              NATIONAL EQUIPMENT SERVICES, INC. AND SUBSIDIARIES would have been achieved had these acquisitions been completed as of these dates, nor are the results indicative of NES's future results of operations.

                                                       FOR THE YEAR FOR THE YEAR
                                                          ENDED        ENDED
                                                       DECEMBER 31, DECEMBER 31,
                                                           1996         1997
                                                       (UNAUDITED)  (UNAUDITED)
                                                       ------------ ------------
                                                            (IN THOUSANDS)
      Revenues........................................   $120,475     $146,000
      Operating income................................     19,234       26,821
      Net income......................................        751        5,439

  Additionally, subsequent to year end, NES entered into a definitive purchase agreement to acquire Falconite, Inc., a rental equipment company with operations in nine southern and midwestern states for $171.25 million and $3.75 million of 8% convertible subordinated promissory notes. This pending acquisition is planned to close in 1998 in connection with an initial public offering of the Company's stock.

14. PRO FORMA BALANCE SHEET (UNAUDITED)

  In connection with its initial public offering of common stock, the Company announced its plan to exchange all of its Class A and Class B common stock for newly established common stock. The Class A and Class B stock will be converted into 115,321 shares of newly established common stock. Each share of newly established common stock will then be split into 139 shares of common stock. The effect of this exchange and split has been reflected in the unaudited pro forma balance sheet.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholder of Aerial
Platforms, Inc. and the Board of Directors of National Equipment Services, Inc.

  In our opinion, the accompanying balance sheets and the related statements of operations, of cash flows and of changes in stockholder's equity, present fairly, in all material respects, the financial position of Aerial Platforms, Inc. at January 31, 1997 and February 17, 1997, and the results of its operations and its cash flows for the year ended January 31, 1997 and the seventeen days ended February 17, 1997 in conformity with generally accepted accounting principles. These financial statements are the responsibility of management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PRICE WATERHOUSE LLP

Chicago, Illinois
November 4, 1997

                             AERIAL PLATFORMS, INC.

                                 BALANCE SHEETS
                                 (IN THOUSANDS)

                                                        JANUARY 31, FEBRUARY 17,
                                                           1997         1997
                                                        ----------- ------------
ASSETS:
 Cash.................................................    $  213       $  265
 Accounts receivable, net.............................       666          654
 Inventory............................................        72           71
 Prepaid and other assets.............................        31           57
 Rental equipment, net................................     1,758        1,752
 Property and equipment, net..........................       149          134
                                                          ------       ------
   Total assets.......................................    $2,889       $2,933
                                                          ======       ======
LIABILITIES AND STOCKHOLDER'S EQUITY:
 Accounts payable.....................................    $   75       $  137
 Accrued expenses and other liabilities...............       108          133
 Income taxes.........................................       148          142
 Debt.................................................     1,243        1,214
                                                          ------       ------
   Total liabilities..................................     1,574        1,626
Commitments and contingencies (Note 7)
Common stock, $0.01 par, 10,000 shares authorized, 500
 shares issued and outstanding........................         1            1
Paid-in capital.......................................        --           --
Retained earnings.....................................     1,314        1,306
                                                          ------       ------
   Total stockholder's equity.........................     1,315        1,307
                                                          ------       ------
   Total liabilities and stockholder's equity.........    $2,889       $2,933
                                                          ======       ======



   The accompanying notes are an integral part of these financial statements.

                             AERIAL PLATFORMS, INC.

                            STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                                     SEVENTEEN
                                                        YEAR ENDED   DAYS ENDED
                                                        JANUARY 31, FEBRUARY 17,
                                                           1997         1997
                                                        ----------- ------------
REVENUES:
 Rental revenues.......................................   $3,385        $127
 Rental equipment sales................................      496          24
 New equipment sales...................................      693          66
 Other.................................................      172          16
                                                          ------        ----
   Total revenues......................................    4,746         233
                                                          ------        ----
COST OF REVENUES:
 Rental equipment expenses.............................      697          41
 Rental equipment depreciation.........................      257          15
 Cost of rental equipment sales........................      184          19
 Cost of new equipment sales...........................      569          59
 Direct operating expenses.............................      665          35
                                                          ------        ----
   Total cost of revenues..............................    2,372         169
                                                          ------        ----
Gross profit...........................................    2,374          64
Selling, general and administrative expenses...........    1,302          64
Non-rental depreciation and amortization...............       74           8
                                                          ------        ----
Operating (loss) income................................      998          (8)
Interest income (expense), net.........................     (124)         (6)
                                                          ------        ----
Income (loss) before income taxes......................      874         (14)
Income tax expense (benefit)...........................      353          (6)
                                                          ------        ----
Net (loss) income......................................   $  521        $ (8)
                                                          ======        ====



   The accompanying notes are an integral part of these financial statements.

                             AERIAL PLATFORMS, INC.

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                   SEVENTEEN
                                                      YEAR ENDED   DAYS ENDED
                                                      JANUARY 31, FEBRUARY 17,
                                                         1997         1997
                                                      ----------- ------------
OPERATING ACTIVITIES:
Net income (loss)....................................    $ 521        $ (8)
Adjustments to reconcile net income to net cash
 provided by operating activities:
 Depreciation........................................      331          23
 Loss (gain) on sale of equipment....................     (304)          2
 Deferred income taxes...............................     (118)         --
 Changes in operating assets and liabilities:
  Accounts receivable................................     (231)         12
  Inventories........................................      (17)          1
  Prepaid and other assets...........................      (21)        (26)
  Accounts payable...................................       22          62
  Accrued expenses and other liabilities.............      (18)         19
                                                         -----        ----
Net cash provided by operating activities............      165          85
                                                         -----        ----
INVESTING ACTIVITIES:
Purchases of rental equipment........................     (803)        (28)
Proceeds from sale of rental equipment...............      496          24
Purchases of property and equipment..................      (12)         --
Proceeds from sale of property and equipment.........       --          --
                                                         -----        ----
Net cash used in investing activities................     (319)         (4)
                                                         -----        ----
FINANCING ACTIVITIES:
Proceeds from long-term debt.........................      468          --
Payments on long-term debt...........................     (441)        (29)
                                                         -----        ----
Net cash provided by (used in) financing activities..       27         (29)
                                                         -----        ----
Net increase (decrease) in cash......................     (127)         52
Cash at beginning of period..........................      340         213
                                                         -----        ----
Cash at end of period................................    $ 213        $265
                                                         =====        ====
SUPPLEMENTAL NON-CASH FLOW INFORMATION:
Cash paid for interest...............................    $ 122        $ 12
                                                         =====        ====
Cash paid for income taxes...........................    $ 398        $ --
                                                         =====        ====


   The accompanying notes are an integral part of these financial statements.

                             AERIAL PLATFORMS, INC.

                 STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                    COMMON STOCK
                                    -------------                      TOTAL
                                           STATED PAID-IN RETAINED STOCKHOLDER'S
                                    SHARES VALUE  CAPITAL EARNINGS    EQUITY
                                    ------ ------ ------- -------- -------------
Balance at January 31, 1996........  500    $ 1     $--    $  793     $  794
Net income.........................   --     --      --       521        521
                                     ---    ---     ---    ------     ------
Balance at January 31, 1997........  500      1      --     1,314      1,315
Net income (loss)..................   --     --      --        (8)        (8)
                                     ---    ---     ---    ------     ------
Balance at February 17, 1997.......  500    $ 1     $--    $1,306     $1,307
                                     ===    ===     ===    ======     ======




   The accompanying notes are an integral part of these financial statements.

                            AERIAL PLATFORMS, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 ORGANIZATION

  Aerial Platforms, Inc. ("Aerial") is a C corporation primarily involved in the short-term rental of platform aerial lifts, and to a lesser extent, selling related new and used equipment. Aerial's principal customers are construction contractors located in the Atlanta, Georgia area. Aerial operates from one leased facility located in Norcross (Atlanta), Georgia.

 FINANCIAL STATEMENT PRESENTATION

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates.

 RENTAL REVENUE

  Rental revenue is recognized ratably over the expected lease term.

 RENTAL EQUIPMENT

  Rental equipment consists of platform aerial lifts and is recorded at cost. Depreciation for rental equipment acquired is computed using the straight-line method over an estimated five to seven year useful life with no salvage value. Accumulated depreciation on rental equipment was approximately $1,960,000 and $1,947,000 at January 31, 1997 and February 17, 1997, respectively.

  Ordinary repairs and maintenance costs are charged to operations as incurred. When rental equipment is disposed of, the related cost and accumulated depreciation are removed from the respective accounts. Proceeds from the disposal and the related net book value of the equipment are recognized in the period of disposal and reported as revenue from rental equipment sales and cost of equipment sales in the statement of operations.

 PROPERTY AND EQUIPMENT

  Property and equipment is recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. The estimated useful lives for property and equipment range from three to five years for vehicles and delivery equipment, and five to seven years for tools, yard equipment and furniture and fixtures.

  Ordinary repairs and maintenance costs are charged to operations as incurred. When property and equipment are disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gains or losses are included in the statement of operations.

 ADOPTION OF NEW ACCOUNTING PRONOUNCEMENT

  On February 1, 1996, Aerial adopted Statement of Financial Accounting Standards (SFAS) No. 121, Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of, which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the assets' carrying amounts exceed the undiscounted cash flows estimated to be generated by those assets. SFAS No. 121 also requires impairment losses to be recorded when the carrying amount of long-lived assets that are expected to be disposed of exceed their fair values, net of disposal costs. Adoption of SFAS No. 121 did not have a material impact on Aerial's financial position at January 31, 1997 or results of operations for the year then ended.

                            AERIAL PLATFORMS, INC.

 INVENTORIES

  Aerial's inventories of $72,000 and $71,000 at January 31, 1997 and February 17, 1997, respectively, consist primarily of spare parts held for use in servicing and repairing platform aerial lifts. Inventories are stated at the lower of cost, determined by the first-in, first-out method, or market.

 FAIR VALUE OF FINANCIAL INSTRUMENTS

  The carrying amounts reported in the balance sheets for trade accounts receivable, accounts payable and accrued expenses and other liabilities approximate fair value due to the short-term nature of these financial instruments. The fair value of notes receivable and notes payable is determined using current interest rates for similar instruments as of February 17, 1997 and approximates the carrying value of these notes.

 CONCENTRATION OF CREDIT RISK

  Financial instruments that potentially subject Aerial to significant concentrations of credit risk consist primarily of trade accounts receivable from construction customers located in one geographical location. Aerial generally does not require collateral on accounts receivable. Aerial maintains an allowance for doubtful accounts on its receivables based upon expected collectibility. Allowance for doubtful accounts was $24,000 and $24,250 at January 31, 1997 and February 17, 1997, respectively.

 ADVERTISING COSTS

  Aerial advertises primarily through trade journals and the media. Advertising costs are expensed as incurred.

 INCOME TAXES

  Deferred income tax assets and liabilities are computed based on temporary differences between the financial statement and income tax bases of assets and liabilities using the enacted marginal income tax rate in effect for the year in which the differences are expected to reverse. Deferred income tax expenses or benefits are based on the changes in the deferred income tax assets or liabilities from period to period.

2. PROPERTY AND EQUIPMENT

  Property and equipment consists of the following (in thousands):

                                                        JANUARY 31, FEBRUARY 17,
                                                           1997         1997
                                                        ----------- ------------
      Vehicles and delivery equipment..................    $122        $ 122
      Tools and yard equipment.........................     212          196
      Furniture and fixtures...........................      33           33
                                                           ----        -----
                                                            367          351
      Less: accumulated depreciation...................    (218)        (217)
                                                           ----        -----
                                                           $149        $ 134
                                                           ====        =====

3. PREPAID AND OTHER ASSETS

  Prepaid and other assets consists of the following (in thousands):

                                                        JANUARY 31, FEBRUARY 17,
                                                           1997         1997
                                                        ----------- ------------
      Officer and employee advances....................     $22         $36
      Other............................................       9          21
                                                            ---         ---
                                                            $31         $57
                                                            ===         ===

                             AERIAL PLATFORMS, INC.

4. ACCRUED EXPENSES AND OTHER LIABILITIES

  Accrued expenses and other liabilities consists of the following (in thousands):

                                                        JANUARY 31, FEBRUARY 17,
                                                           1997         1997
                                                        ----------- ------------
      Sales taxes payable..............................    $ 48         $ 56
      Accrued benefit plan contributions...............      53           52
      Accrued salaries.................................      --           12
      Other............................................       7           13
                                                           ----         ----
                                                           $108         $133
                                                           ====         ====

5. DEBT

                                                       JANUARY 31, FEBRUARY 17,
                                                          1997         1997
                                                       ----------- ------------
                                                            (IN THOUSANDS)
Note payable in monthly installments of $16,850 plus
 interest at the prime rate plus 1.5% (prime rate at
 January 31, 1997 and February 17, 1997 was 8.25%)
 with the final payment due in February 1999. (See
 Note 9).............................................    $  421       $  404
Notes payable in monthly installments of
 approximately $12,062 including interest at the
 prime rate plus 1.5% with the final payments due at
 varying dates through November 2000. (See Note 9)...       219          214
Note payable in monthly installments of approximately
 $6,828 including interest at the prime rate plus
 1.5% with final payment due July 1999. (See Note 9).       190          190
Note payable in monthly installments of approximately
 $7,780 including interest at the prime rate plus
 1.5% with final payment due in September 1999. (See
 Note 9).............................................       219          213
Note payable in monthly installments of approximately
 $1,993 including interest at the prime rate plus
 1.5% with final payment due in September 2001. (See
 Note 9).............................................        59           58
Note payable in monthly installments of approximately
 $4,420 including interest at the prime rate plus 2%
 with the final payment due in May 1998. (See Note
 9)..................................................        65           65
Notes payable in monthly installments of $4,994
 including interest of 10%, 9% and 11%, with the
 final payments due in February 1997, July 1999 and
 February 1999, respectively. (See Note 9)...........        70           70
                                                         ------       ------
  Total debt.........................................    $1,243       $1,214
                                                         ======       ======

6. INCOME TAXES

  The components of the provision for income taxes are as follows (in thousands):

                                              YEAR ENDED    SEVENTEEN DAYS ENDED
                                           JANUARY 31, 1997  FEBRUARY 17, 1997
                                           ---------------- --------------------
      CURRENT:
       Federal............................       $191               $(5)
       State..............................         34                (1)
      DEFERRED:
       Federal............................        109                --
       State..............................         19                --
                                                 ----               ---
                                                 $353               $(6)
                                                 ====               ===

                            AERIAL PLATFORMS, INC.

  The provision for income taxes differs from the amount of income tax determined by applying the U.S. statutory federal income tax rate of 34% to income before income taxes as a result of the following (in thousands):


                                             YEAR ENDED    SEVENTEEN DAYS ENDED
                                          JANUARY 31, 1997  FEBRUARY 17, 1997
                                          ---------------- --------------------
      (Loss) income at statutory rate....       $297               $ (5)
      Effect of state taxes, net.........         51                 (1)
      Other..............................          5                 --
                                                ----              -----
                                                $353              $ (6)
                                                ====              =====

  Deferred tax assets (liabilities) are as follows (in thousands):

                                                        JANUARY 31, FEBRUARY 17,
                                                           1997         1997
                                                        ----------- ------------
      Depreciation.....................................    $(153)      $(153)
      Allowance for doubtful accounts..................       10          10
                                                           -----       -----
      Net deferred tax liability.......................    $(143)      $(143)
                                                           =====       =====

7. COMMITMENTS AND CONTINGENCIES

 OPERATING LEASES

  Aerial conducts its operations in leased facilities under an operating lease which expires in May 1998. Aerial also leases vehicles and certain rental equipment under cancelable and noncancelable lease agreements which expire at varying dates through July 2000. Rental expense was $658,000 and $45,000 for the year ended January 31, 1997 and seventeen days ended February 17, 1997, respectively.

  Future minimum rental commitments as of February 17, 1997 under noncancelable operating leases are (in thousands):

      1998................................................................. $118
      1999.................................................................   95
      2000.................................................................   77
      2001.................................................................   20
      2002.................................................................   --
                                                                            ----
                                                                            $310
                                                                            ====

 LEGAL MATTERS

  Aerial is party to legal proceedings and claims arising in the ordinary course of its business. In the opinion of management, the ultimate resolution of these matters will have no material adverse effect on Aerial's financial position, results of operations or cash flows.

8. EMPLOYEE BENEFIT PLAN

  During the year ended January 31, 1995, Aerial established a simplified employee pension plan covering substantially all employees. Employees meeting certain age and length of service requirements are eligible to participate. Employee contributions are permitted up to a maximum of 10% of covered compensation. There are no required matching contributions by Aerial since Aerial's contributions are at the discretion of the Board of Directors. Aerial's contributions were $43,000 and $0 for the year ended January 31, 1997 and the seventeen days ended February 17, 1997, respectively.

                            AERIAL PLATFORMS, INC.

9. SUBSEQUENT EVENTS

  On February 17, 1997, Aerial's sole shareholder sold all of the outstanding common stock of Aerial to National Equipment Services, Inc. ("NES") in exchange for a $3,750,000 cash payment (subject to a customary purchase price adjustment mechanism), a $500,000 promissory note ($350,000 of which is in consideration for the common stock of Aerial and $150,000 of which is in consideration for certain non-compete covenants given by the sole shareholder of Aerial's common stock) and the assumption of certain liabilities and obligations. Aerial's results of operations are included with NES subsequent to February 17, 1997.

  At such closing, NES paid the remaining principal and accrued interest on the notes payable to Fidelity National Bank in the amount of $1,219,600. Additionally, NES purchased all of the leased rental equipment at February 17, 1997 for approximately $1,889,000.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholder of Lone Star
Rentals, Inc. and the Board of Directors of National Equipment Services, Inc.

  In our opinion, the accompanying balance sheets and the related statements of operations, of cash flows and of changes in stockholder's equity, present fairly, in all material respects, the financial position of Lone Star Rentals, Inc. at December 31, 1995 and 1996 and March 16, 1997, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1996 and for the period ended March 16, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PRICE WATERHOUSE LLP

Houston, Texas
November 4, 1997

                            LONE STAR RENTALS, INC.

                                 BALANCE SHEETS
                                 (IN THOUSANDS)

                                            DECEMBER 31, DECEMBER 31, MARCH 16,
                                                1995         1996       1997
                                            ------------ ------------ ---------
ASSETS:
 Cash......................................   $    88       $   89     $   --
 Accounts receivable, net..................     1,338        1,187      1,193
 Inventory.................................       338          622        708
 Rental equipment, net.....................     7,622        6,952      6,688
 Property and equipment, net...............       262          178        165
 Prepaid and other assets..................       446          377        382
                                              -------       ------     ------
   Total assets............................   $10,094       $9,405     $9,136
                                              =======       ======     ======
LIABILITIES AND STOCKHOLDER'S EQUITY:
 Accounts payable..........................   $   236       $  408     $  660
 Accrued expenses and other liabilities....       257          293        274
 Debt......................................     5,481        4,529      4,348
 Obligations under capital leases..........       640          454        410
                                              -------       ------     ------
   Total liabilities.......................     6,614        5,684      5,692
                                              -------       ------     ------
Commitments and contingencies (Note 9)
Stockholder's equity.......................     3,480        3,721      3,444
                                              -------       ------     ------
   Total liabilities and stockholder's
    equity.................................   $10,094       $9,405     $9,136
                                              =======       ======     ======



   The accompanying notes are an integral part of these financial statements.

                            LONE STAR RENTALS, INC.

                            STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                     YEAR ENDED
                                                    DECEMBER 31,    PERIOD ENDED
                                                    --------------   MARCH 16,
                                                     1995    1996       1997
                                                    ------  ------  ------------
REVENUES:
 Rental revenue.................................... $8,324  $8,168     $1,455
 Sales of equipment and supplies...................  1,379   1,181        188
                                                    ------  ------     ------
   Total revenues..................................  9,703   9,349      1,643
                                                    ------  ------     ------
COST OF REVENUES:
 Rental equipment expense..........................  2,398   2,485        594
 Rental equipment depreciation.....................  1,356   1,440        242
 Cost of equipment and supplies....................  1,079     888        119
 Direct operating expenses.........................  1,679   1,739        416
                                                    ------  ------     ------
   Total cost of revenues..........................  6,512   6,552      1,371
                                                    ------  ------     ------
Gross profit (loss)................................  3,191   2,797        272
Selling, general and administrative expense........  1,918   1,988        475
Non-rental depreciation and amortization...........    170     169         26
                                                    ------  ------     ------
Operating (loss) income............................  1,103     640       (229)
Other income.......................................    231     271        139
Interest income (expense) net......................   (608)   (530)      (164)
                                                    ------  ------     ------
Net income (loss).................................. $  726  $  381     $ (254)
                                                    ======  ======     ======
Pro forma tax provision (benefit) (unaudited):
 Income (loss) before income taxes................. $  726  $  381     $ (254)
 Pro forma provision (benefit) for income taxes....    254     133        (89)
                                                    ------  ------     ------
 Pro forma net income (loss)....................... $  472  $  248     $ (165)
                                                    ======  ======     ======



   The accompanying notes are an integral part of these financial statements.

                            LONE STAR RENTALS, INC.

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                   YEAR ENDED
                                                  DECEMBER 31,     PERIOD ENDED
                                                 ----------------   MARCH 16,
                                                  1995     1996        1997
                                                 -------  -------  ------------
OPERATING ACTIVITIES:
Net income.....................................  $   726  $   381     $(254)
Adjustments to reconcile net income to net cash
 provided by operating activities:
 Depreciation..................................    1,526    1,609       268
 Gain on sale of equipment.....................     (184)    (175)       --
 Changes in operating assets and liabilities:
  Accounts receivable..........................     (192)     151        (6)
  Inventory....................................      318     (284)      (86)
  Prepaid and other assets.....................       20       69        (5)
  Accounts payable.............................      (71)     172       252
  Accrued expenses and other liabilities.......       30       36       (19)
                                                 -------  -------     -----
Net cash provided by operating activities......    2,173    1,959       150
                                                 -------  -------     -----
INVESTING ACTIVITIES:
Purchases of rental equipment..................   (3,019)  (1,595)        9
Proceeds from sale of rental equipment.........    1,013      733        --
Purchases of property and equipment............      (51)      (6)       --
Proceeds from sale of property and equipment...       76        2        --
                                                 -------  -------     -----
Net cash provided by (used in) investing
 activities....................................   (1,981)    (866)        9
                                                 -------  -------     -----
FINANCING ACTIVITIES:
Proceeds from debt.............................    2,871    1,640        --
Payments on debt...............................   (2,881)  (2,592)     (225)
Dividends paid.................................     (231)    (140)      (23)
                                                 -------  -------     -----
Net cash used in financing activities..........     (241)  (1,092)     (248)
                                                 -------  -------     -----
Net increase (decrease) in cash................      (49)       1       (89)
Cash at beginning of period....................      137       88        89
                                                 -------  -------     -----
Cash at end of period..........................  $    88  $    89     $  --
                                                 =======  =======     =====
SUPPLEMENTAL NON-CASH FLOW INFORMATION:
Cash paid for interest.........................  $   607  $   529     $ 164
                                                 =======  =======     =====


   The accompanying notes are an integral part of these financial statements.

                            LONE STAR RENTALS, INC.

                 STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY
                                 (IN THOUSANDS)

                                                                   STOCKHOLDER'S
                                                                      EQUITY
                                                                   -------------
Balance at December 31, 1994......................................    $2,985
Net income........................................................       726
Dividends.........................................................      (231)
                                                                      ------
Balance at December 31, 1995......................................     3,480
Net income........................................................       381
Dividends.........................................................      (140)
                                                                      ------
Balance at December 31, 1996......................................     3,721
Net income........................................................      (254)
Dividends.........................................................       (23)
                                                                      ------
Balance at March 16, 1997.........................................    $3,444
                                                                      ======




   The accompanying notes are an integral part of these financial statements.

                            LONE STAR RENTALS, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 ORGANIZATION

  Lone Star Rentals, Inc. ("Lone Star") is an S Corporation primarily involved in the short-term rental of general purpose construction equipment, and to a lesser extent, selling complementary parts, merchandise and new and used equipment to commercial and residential construction companies, industrial enterprises, homeowners and other customers. Lone Star operates from five separate locations, four of which are in the Houston, Texas metropolitan area and one of which is in Corpus Christi, Texas. Lone Star's executive offices are located in Houston, Texas.

 RENTAL REVENUES

  Rental revenues are recognized upon the earliest occurrence of either the return of the equipment or the end of one month's rental term. For rental contracts greater than one month, rental revenues are recognized notably over the contract period.

 INVENTORY

  Lone Star's inventories primarily consist of items such as equipment, hand tools and accessories held for resale. Inventories are stated at the lower of cost, determined by the first-in, first-out method and replacement value, or market.

 RENTAL EQUIPMENT

  Rental equipment is recorded at cost. Depreciation for rental equipment acquired is computed using the straight line method over an estimated average 7-year useful life with no salvage value.

  Ordinary maintenance and repairs costs are charged to operations as incurred. When rental equipment is disposed of, the related cost and accumulated depreciation are removed from the respective accounts. Proceeds from the disposal and the related net book value of the equipment are recognized in the period of disposal and reported as revenue from rental equipment sales and cost of equipment sales in the statement of operations.

 PROPERTY AND EQUIPMENT

  Property and equipment is recorded at cost. Depreciation is computed using the straight line method over the estimated useful lives of the assets.

  The estimated useful lives for property and equipment range from 7 to 25 years for buildings, 3 to 7 years for vehicles, delivery and yard equipment, and 1 to 7 years for fixtures and leasehold improvements.

  Ordinary maintenance and repairs costs are charged to operations as incurred. When property and equipment is disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gains or losses are included in results of operations.

 FAIR VALUE OF FINANCIAL INSTRUMENTS

  The carrying amounts reported in the balance sheets for trade accounts receivable, accounts payable and other liabilities approximate fair value due to the immediate to short-term maturity of these financial instruments. The fair value of notes receivable and notes payable using current interest rates for similar instruments as of December 31, 1995 and 1996 and March 16, 1997 approximates their carrying value as the underlying instruments include provisions to adjust interest rates to approximate fair market value.

                            LONE STAR RENTALS, INC.

 CONCENTRATION OF CREDIT RISK

  Financial instruments that potentially subject Lone Star to significant concentrations of credit risk consist primarily of trade accounts receivable from construction and industrial customers. Concentrations of credit risk with respect to trade accounts receivable are limited due to the large number of customers and Lone Star's geographic dispersion. Lone Star performs credit evaluations of its customers' financial condition and generally does not require collateral on accounts receivable.

 ESTIMATES

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of certain assets and liabilities, and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the related reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

 ADVERTISING COSTS

  Lone Star advertises primarily through trade journals and the media. Advertising costs are expensed as incurred.

 INCOME TAXES

  Lone Star's parent is a subchapter S corporation, taxes are the responsibility of the individual shareholders of the parent. The pro forma provision for income taxes approximate what Lone Star's tax provision would be if subject to income taxes as a C corporation.

 RELATED PARTY TRANSACTIONS

  As disclosed in these financial statements, Lone Star has participated in certain transactions with related parties.

2. INVENTORY

  Inventory consists of the following (in thousands):

                                                             DECEMBER
                                                                31,
                                                             --------- MARCH 16,
                                                             1995 1996   1997
                                                             ---- ---- ---------
      Equipment............................................. $142 $411   $490
      Parts and supplies....................................  196  211    218
                                                             ---- ----   ----
                                                             $338 $622   $708
                                                             ==== ====   ====

                            LONE STAR RENTALS, INC.

3. RENTAL EQUIPMENT

  Rental equipment consists of the following (in thousands):

                                                      DECEMBER 31,
                                                     ----------------  MARCH 16,
                                                      1995     1996      1997
                                                     -------  -------  ---------
      Air compressors and tools..................... $ 1,479  $ 1,590   $ 1,584
      Compaction and concrete.......................     985      919       866
      Earth moving equipment........................   3,913    4,023     3,954
      Forklifts, highreach and scaffolding..........   1,581    1,574     1,365
      Generators and lighting.......................     693      620       607
      Plumbing and painting.........................     287      273       276
      Trenchers and trailers........................     232      457       455
      Pumps.........................................     527      507       510
      Welders.......................................     644      570       569
      Other.........................................     731      717       719
                                                     -------  -------   -------
                                                      11,072   11,250    10,905
      Less: accumulated depreciation................  (3,450)  (4,298)   (4,217)
                                                     -------  -------   -------
                                                     $ 7,622  $ 6,952   $ 6,688
                                                     =======  =======   =======

4. PROPERTY AND EQUIPMENT

  Property and equipment consists of the following (in thousands):

                                                          DECEMBER
                                                             31,
                                                         ------------  MARCH 16,
                                                         1995   1996     1997
                                                         -----  -----  ---------
      Vehicles and delivery equipment................... $ 303  $ 300    $ 300
      Furniture and fixtures............................   254    268      268
      Leasehold improvements............................    43     43       43
      Building improvements.............................   127    127      127
                                                         -----  -----    -----
                                                           727    738      738
      Less: accumulated depreciation....................  (465)  (560)    (573)
                                                         -----  -----    -----
                                                         $ 262  $ 178    $ 165
                                                         =====  =====    =====

5. PREPAID AND OTHER ASSETS

  Prepaid and other assets consists of the following (in thousands):

                                                             DECEMBER
                                                                31,
                                                             --------- MARCH 16,
                                                             1995 1996   1997
                                                             ---- ---- ---------
      Non-compete agreement................................. $438 $363   $350
      Other.................................................    8   14     32
                                                             ---- ----   ----
                                                             $446 $377   $382
                                                             ==== ====   ====

  Lone Star has entered into a non-compete agreement with a former owner which expires on December 1, 2002. The original cost of $750,000 is being amortized over a ten year life using the straight line method.

                            LONE STAR RENTALS, INC.

6. ACCRUED EXPENSES AND OTHER LIABILITIES

  Accrued expenses and other liabilities consists of the following (in thousands):

                                                             DECEMBER
                                                                31,
                                                             --------- MARCH 16,
                                                             1995 1996   1997
                                                             ---- ---- ---------
      Customer deposits..................................... $ 21 $ 25   $ 30
      Sales tax payable.....................................   49   44     24
      Payroll tax payable...................................    1    7     --
      Accrued property tax payable..........................  172  173    203
      Other.................................................   14   44     17
                                                             ---- ----   ----
                                                             $257 $293   $274
                                                             ==== ====   ====

7. DEBT

  Debt consists of the following (in thousands):

                                                         DECEMBER 31,
                                                         ------------- MARCH 16,
                                                          1995   1996    1997
                                                         ------ ------ ---------
      CURRENT PORTION OF DEBT:
       Floor plan payable Homelite...................... $   78 $   14  $   --
       Floor plan payable Kubota........................     11    171     245
       Floor plan payable Nations.......................     --    131     123
       Floor plan payable Mitsui........................     19     --      --
       Current notes payable Pinemont...................    400    649     649
       Current notes payable Texas Commerce.............     --     --      --
       Current portion of long-term debt................  2,290  1,725   1,517
                                                         ------ ------  ------
         Total current debt.............................  2,798  2,690   2,534
                                                         ------ ------  ------
      LONG-TERM PORTION OF DEBT:
       Notes payable Pinemont Bank......................    267    133     133
       Merchants Park Bank vehicles.....................     22     11      11
       Merchants Park Bank building and land............      6      1       1
       Notes payable Case Credit........................    515    685     685
       Notes payable Chicago Pneumatic..................     56     18      18
       Notes payable Ingersoll Rand.....................    115     25      14
       Notes payable John Deere.........................    374    252     252
       Notes payable Kubota Credit......................    203     46      46
       Notes payable Mitsui.............................    254    177     163
       Notes payable Miller Services....................    121     19      19
       Notes payable Orix...............................    214     28      28
       Notes payable Jack Fulton........................    532    444     444
       Notes payable Navistar...........................      4     --      --
                                                         ------ ------  ------
         Total long-term debt...........................  2,683  1,839   1,814
                                                         ------ ------  ------
         Total debt..................................... $5,481 $4,529  $4,348
                                                         ====== ======  ======

  Interest and principal is payable monthly or quarterly at rates ranging from 5.7% to 12%. The note agreements include restrictions as to limitations upon certain ratios of liabilities to net worth and upon the minimum net worth of Lone Star. Lone Star is in compliance with covenants in all agreements. Substantially all rental equipment, property and equipment, and accounts receivable of Lone Star are pledged as collateral for the bank line of credit demand notes, and notes related to purchases of certain businesses.

                            LONE STAR RENTALS, INC.

  On bank notes payable, Lone Star incurred interest expense of $605,000, $778,000 and $66,000 for the periods ended December 31, 1995 and December 31, 1996 and March 16, 1997, respectively.

  Maturities of debt are as follows at March 16, 1997 (in thousands):

      1997............................................................... $2,534
      1998...............................................................    878
      1999...............................................................    523
      2000...............................................................    287
      2001...............................................................    126
                                                                          ------
                                                                          $4,348
                                                                          ======

8. OBLIGATIONS UNDER CAPITAL LEASES

  Capitalized leases recorded as assets consist of the following (in thousands):

                                                          DECEMBER
                                                             31,
                                                         ------------  MARCH 16,
                                                         1995   1996     1997
                                                         -----  -----  ---------
      Compaction and concrete........................... $ 180  $ 180    $ 180
      Forklifts, highreach and scaffolding..............    81     81       81
      Trenchers and trailers............................   254    254      254
      Pumps.............................................   245    245      245
      Other.............................................    46     46       46
                                                         -----  -----    -----
                                                           806    806      806
      Less: accumulated depreciation....................  (127)  (249)    (270)
                                                         -----  -----    -----
                                                         $ 679  $ 557    $ 536
                                                         =====  =====    =====

  Obligations under capital leases consists of the following (in thousands):

                                                             DECEMBER
                                                                31,
                                                             --------- MARCH 16,
                                                             1995 1996   1997
                                                             ---- ---- ---------
      Leases payable AEL/Reli............................... $466 $244   $ 55
      Leases payable Associated.............................   73  156    338
      Leases payable Bankers Leasing........................   28    6     --
      Leases payable Clark Financials.......................   50   34     14
      Leases payable Manifest Group.........................   23   14      3
                                                             ---- ----   ----
                                                              640  454    410
                                                             ==== ====   ====
      Current portion.......................................  267  284    223
                                                             ---- ----   ----
      Long-term portion..................................... $373 $170   $187
                                                             ==== ====   ====

  Future minimum lease payments as of March 16, 1997 are (in thousands):

      1997................................................................. $267
      1998.................................................................  117
      1999.................................................................   51
      2000.................................................................   18
      Thereafter...........................................................   --
                                                                            ----
                                                                            $453
                                                                            ====

                            LONE STAR RENTALS, INC.

9. COMMITMENTS AND CONTINGENCIES

 OPERATING LEASES

  Lone Star leases certain facilities under operating leases which contain renewal options and provide for periodic cost of living adjustments. Rental expense was $241,000 and $236,000 for the years ended December 31, 1995 and 1996 respectively, and $49,000 for the period ended March 16, 1997.

  Future minimum rental commitments as of March 16, 1997 under non-cancelable operating leases are (in thousands):

      1997............................................................... $  192
      1998...............................................................    242
      1999...............................................................    242
      2000...............................................................    242
      2001...............................................................    242
      Thereafter.........................................................     51
                                                                          ------
                                                                          $1,211
                                                                          ======

 LEGAL MATTERS

  Lone Star is party to legal proceedings and potential claims arising in the ordinary course of its business. Management believes that the ultimate resolution of these matters will have no material adverse effect on Lone Star's financial position, results of operations or cash flows.

10. SUBSEQUENT EVENTS

  On March 17, 1997, Lone Star's owner sold substantially all of Lone Star's assets to NES Acquisition Corp., a wholly owned subsidiary of National Equipment Services, Inc. for a $10,579,711 cash payment (subject to a customary purchase price adjustment mechanism), a promissory note in the principal amount of $500,000 ($350,000 of which is in partial consideration for such assets and $150,000 of which is in consideration for certain non-compete covenants by Lone Star's former owner) and the assumption of certain liabilities and obligations.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholder
of BAT Rentals, Inc. and the Board of Directors of National Equipment Services, Inc.

  In our opinion, the accompanying balance sheets and the related statements of operations, of changes in stockholder's equity and of cash flows, present fairly, in all material respects, the financial position of BAT Rentals, Inc. at December 31, 1995 and 1996 and March 31, 1997, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1996 and for the three months ended March 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PRICE WATERHOUSE LLP

Chicago, Illinois
November 4, 1997

                               BAT RENTALS, INC.

                                 BALANCE SHEETS
                                 (IN THOUSANDS)

                                            DECEMBER 31, DECEMBER 31, MARCH 31,
                                                1995         1996       1997
                                            ------------ ------------ ---------
ASSETS:
 Cash and cash equivalents.................   $ 1,879      $ 1,750     $ 1,609
 Accounts receivable, net..................     1,107        1,322       1,574
 Inventory, net............................       672          645         530
 Rental equipment, net.....................     4,434        5,779       5,945
 Property and equipment, net...............     1,976        1,855       1,808
 Prepaid and other assets..................        43          153          30
                                              -------      -------     -------
   Total assets............................   $10,111      $11,504     $11,496
                                              =======      =======     =======
LIABILITIES AND STOCKHOLDERS' EQUITY:
 Accounts payable..........................   $   126      $    36     $    84
 Accrued expenses and other liabilities....       200          121         216
 Debt......................................     3,191        3,302       2,891
                                              -------      -------     -------
   Total liabilities.......................     3,517        3,459       3,191
 Common stock, $10 par, 1,000 shares
  authorized, 700 shares issued and
  outstanding..............................         7            7           7
 Other paid-in capital.....................         2            2           2
 Retained earnings.........................     7,514        8,965       9,225
 Treasury stock............................      (929)        (929)       (929)
                                              -------      -------     -------
   Total stockholders' equity..............     6,594        8,045       8,305
                                              -------      -------     -------
   Total liabilities and stockholders'
    equity.................................   $10,111      $11,504     $11,496
                                              =======      =======     =======



   The accompanying notes are an integral part of these financial statements.

                               BAT RENTALS, INC.

                            STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                        FOR THE YEARS ENDED    FOR THE THREE
                                     ------------------------- MONTHS ENDED
                                     DECEMBER 31, DECEMBER 31,   MARCH 31,
                                         1995         1996         1997
                                     ------------ ------------ ------------- ---
REVENUES:
 Rental revenues...................    $ 4,856      $ 6,328       $1,457
 Rental equipment sales............      2,486        2,879          995
 New equipment sales...............      4,733        3,547        1,250
 Other.............................        378          386          100
                                       -------      -------       ------
   Total revenues..................     12,453       13,140        3,802
                                       -------      -------       ------
COST OF REVENUES:
 Rental equipment expenses.........         80          184           12
 Rental equipment depreciation.....      2,059        2,576          707
 Cost of rental equipment sales....        968        1,411          352
 Cost of new equipment sales.......      4,052        2,961        1,010
 Direct operating expense..........      1,653        1,623          450
                                       -------      -------       ------
   Total cost of revenues..........      8,812        8,755        2,531
                                       -------      -------       ------
Gross profit.......................      3,641        4,385        1,271
Selling, general and administrative
 expenses..........................      1,552        1,399          489
Non-rental depreciation and
 amortization......................        116          109           25
                                       -------      -------       ------
Operating income...................      1,973        2,877          757
Other income (expense), net........         29          120           (1)
Interest income (expense), net.....       (103)        (196)         (46)
                                       -------      -------       ------
Net income.........................    $ 1,899      $ 2,801       $  710
                                       =======      =======       ======
PRO FORMA TAX PROVISION
 (UNAUDITED):
Income before income taxes.........    $ 1,899      $ 2,801       $  710
Pro forma provision for income
taxes..............................        646          952          241
                                       -------      -------       ------
Pro forma net income...............    $ 1,253      $ 1,849       $  469
                                       =======      =======       ======


   The accompanying notes are an integral part of these financial statements.

                               BAT RENTALS, INC.

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                            FOR THE YEARS ENDED    FOR THE THREE
                                         ------------------------- MONTHS ENDED
                                         DECEMBER 31, DECEMBER 31,   MARCH 31,
                                             1995         1996         1997
                                         ------------ ------------ -------------
OPERATING ACTIVITIES:
 Net income............................    $ 1,899      $ 2,801       $  710
 Adjustments to reconcile net income to
  net cash provided by operating
  activities:
  Depreciation.........................      2,175        2,685          732
  Gain on sale of equipment............     (1,527)      (1,468)        (657)
  Changes in operating assets and
   liabilities:
   Accounts receivable.................        (27)        (215)        (252)
   Inventories.........................        (42)          26          115
   Prepaid and other assets............         45         (110)         123
   Accounts payable....................         76          (90)          48
   Accrued expenses and other
    liabilities........................        110          (79)          95
                                           -------      -------       ------
Net cash provided by operating
 activities............................      2,709        3,550          914
                                           -------      -------       ------
INVESTING ACTIVITIES:
 Purchases of rental equipment.........     (3,953)      (5,332)      (1,211)
 Proceeds from sale of rental
  equipment............................      2,486        2,879          995
 Purchases of property and equipment...        (52)          (2)          --
 Proceeds from sale of property and
  equipment............................         --           14           23
                                           -------      -------       ------
Net cash used in investing activities..     (1,519)      (2,441)        (193)
                                           -------      -------       ------
FINANCING ACTIVITIES:
 Proceeds from long-term debt..........      1,303        1,465           --
 Payments on long-term debt............       (771)      (1,353)        (412)
 Dividends paid........................     (1,500)      (1,350)        (450)
                                           -------      -------       ------
Net cash used in financing activities..       (968)      (1,238)        (862)
                                           -------      -------       ------
Net increase (decrease) in cash and
 cash equivalents......................        222         (129)        (141)
Cash and cash equivalents at beginning
 of period.............................      1,657        1,879        1,750
                                           -------      -------       ------
Cash and cash equivalents at end of
 period................................    $ 1,879      $ 1,750       $1,609
                                           =======      =======       ======
SUPPLEMENTAL NON-CASH FLOW INFORMATION:
 Cash paid for interest................    $   227      $   244       $   56
                                           =======      =======       ======

   The accompanying notes are an integral part of these financial statements.

                               BAT RENTALS, INC.

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                            COMMON STOCK                       TOTAL
                         ------------------- PAID-IN TREASURY RETAINED  STOCKHOLDERS'
                         SHARES STATED VALUE CAPITAL  STOCK   EARNINGS     EQUITY
                         ------ ------------ ------- -------- --------  -------------
Balance at December 31,
 1994...................  700       $ 7        $ 2    $(929)  $ 7,115      $ 6,195
Net income..............   --        --         --       --     1,899        1,899
Dividends...............   --        --         --       --    (1,500)      (1,500)
                          ---       ---        ---    -----   -------      -------
Balance at December 31,
 1995...................  700         7          2     (929)    7,514        6,594
Net income..............   --        --         --       --     2,801        2,801
Dividends...............   --        --         --       --    (1,350)      (1,350)
                          ---       ---        ---    -----   -------      -------
Balance at December 31,
 1996...................  700         7          2     (929)    8,965        8,045
Net income..............   --        --         --       --       710          710
Dividends...............   --        --         --       --      (450)        (450)
                          ---       ---        ---    -----   -------      -------
Balance at March 31,
 1997...................  700       $ 7        $ 2    $(929)  $ 9,225      $ 8,305
                          ===       ===        ===    =====   =======      =======




   The accompanying notes are an integral part of these financial statements.

                               BAT RENTALS, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 ORGANIZATION

  BAT Rentals, Inc. ("BAT") is an S corporation primarily involved in the sale, financing and rental of construction equipment to construction contractors and industrial companies. BAT operates from one facility in Las Vegas, Nevada.

 FINANCIAL STATEMENT PRESENTATION

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

 RENTAL REVENUES

  Rental revenues are recognized ratably over the lease term. Sales revenues are recognized at the point of delivery.

 CASH AND CASH EQUIVALENTS

  Cash and cash equivalents are short-term highly liquid investments with original maturities of three months or less.

 INVENTORY

  BAT's inventories primarily consist of parts and new equipment held for sale. Inventories are stated at the lower of cost, determined by the first-in, first-out method, or market.

 RENTAL EQUIPMENT

  Rental equipment is recorded at cost. Depreciation for rental equipment acquired is computed using the straight-line and accelerated methods over an estimated 5 to 7 year useful life with no salvage value.

  Ordinary repairs and maintenance costs are charged to operations as incurred. When rental equipment is disposed of, the related cost and accumulated depreciation are removed from the respective accounts. Proceeds from the disposal and the related net book value of the equipment are recognized in the period of disposal and reported as revenue from rental equipment sales and cost of equipment sales in the statement of operations.

 PROPERTY AND EQUIPMENT

  Property and equipment is recorded at cost. Depreciation is computed using the straight-line and accelerated methods over the estimated useful lives of the assets.

  The estimated useful lives for property and equipment range from 31.5 years for buildings, 5 to 7 years for machinery and equipment, 5 to 7 years for furniture and fixtures and 3 to 5 years for vehicles.

  Ordinary repairs and maintenance costs are charged to operations as incurred. When property and equipment is disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gains or losses are included in results of operations.

 ADOPTION OF NEW ACCOUNTING PRONOUNCEMENT

  On January 1, 1996, BAT adopted Statement of Financial Accounting Standards
(SFAS) No. 121, Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of, which requires

                               BAT RENTALS, INC.

impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the assets' carrying amounts exceed the undiscounted cash flows estimated to be generated by those assets. SFAS No. 121 also requires impairment losses to be recorded when the carrying amount of long-lived assets that are expected to be disposed of, exceed their fair values, net of disposal costs. Adoption of SFAS No. 121 did not have a material impact on BAT's financial position at March 31, 1997 or results of operations for the period then ended.

 FAIR VALUE OF FINANCIAL INSTRUMENTS

  The carrying amounts reported in the balance sheets for trade accounts receivable, accounts payable and accrued expenses and other liabilities approximate fair value due to the immediate to short-term maturity of these financial instruments. The fair value of long-term debt is determined using current interest rates for similar instruments as of March 31, 1997 and approximates the carrying value of the debt due to the fact that the underlying instruments include provisions to adjust note balances and interest rates to approximate fair market value.

 CONCENTRATION OF CREDIT RISK

  Financial instruments that potentially subject BAT to significant concentrations of credit risk consist primarily of trade accounts receivable from construction and industrial customers. Concentrations of credit risk with respect to trade accounts receivable are limited due to the large number of customers and BAT's geographic dispersion. BAT performs credit evaluations of its customers' financial condition and generally does not require collateral on accounts receivable. BAT maintains an allowance for doubtful accounts on its receivables based upon expected collectibility. Allowance for doubtful accounts was $116,200, $116,200 and $96,300 at March 31, 1997, December 31,
1996 and 1995, respectively.

 INCOME TAXES

  BAT has elected S corporation status under the U.S. Internal Revenue Code. Pursuant to this election, BAT's income, deductions and credits are reported on the income tax returns of BAT's stockholders for federal purposes and, accordingly, no provision for federal income taxes has been made. Pro forma income taxes are calculated at a statutory tax rate of 34%.

 RELATED PARTY TRANSACTIONS

  As disclosed in these financial statements, BAT has participated in certain transactions with related parties.

2. INVENTORY

  Inventory consists of the following (in thousands):

                                                           DECEMBER
                                                              31,
                                                           ----------  MARCH 31,
                                                           1995  1996    1997
                                                           ----  ----  ---------
      New equipment....................................... $342  $365    $300
      Parts...............................................  418   438     381
      Contractor supplies.................................   77    75      76
      Other...............................................    7     8      14
                                                           ----  ----    ----
                                                            844   886     771
      Less: reserve....................................... (172) (241)   (241)
                                                           ----  ----    ----
      Total inventory, net................................ $672  $645    $530
                                                           ====  ====    ====

                               BAT RENTALS, INC.

3. RENTAL EQUIPMENT

  Rental equipment consists of the following (in thousands):

                                                       DECEMBER 31,
                                                      ---------------  MARCH 31,
                                                       1995    1996      1997
                                                      ------  -------  ---------
      Rental equipment............................... $9,387  $11,397   $11,545
      Less: accumulated depreciation................. (4,953)  (5,618)   (5,600)
                                                      ------  -------   -------
      Rental equipment, net.......................... $4,434  $ 5,779   $ 5,945
                                                      ======  =======   =======

4. PROPERTY AND EQUIPMENT

  Property and equipment, net, consists of the following (in thousands):

                                                       DECEMBER 31,
                                                       --------------  MARCH 31,
                                                        1995    1996     1997
                                                       ------  ------  ---------
      Land and land improvements...................... $  807  $  807   $  807
      Building........................................  1,336   1,336    1,336
      Machinery and shop equipment....................     60      63       68
      Furniture and fixtures..........................    424     440      442
      Vehicles........................................    910     889      838
                                                       ------  ------   ------
      Total property and equipment, at cost...........  3,537   3,535    3,491
      Less: accumulated depreciation.................. (1,561) (1,680)  (1,683)
                                                       ------  ------   ------
      Property and equipment, net..................... $1,976  $1,855   $1,808
                                                       ======  ======   ======

5. PREPAID AND OTHER ASSETS

  Prepaid and other assets consists of the following (in thousands):

                                                         DECEMBER 31,
                                                         ------------- MARCH 31,
                                                          1995   1996    1997
                                                         ------ ------ ---------
      Receivable from EPA............................... $  --  $  108    $--
      Prepaid insurance.................................    29      31      5
      Prepaid advertising...............................     7       7      3
      Other.............................................     7       7     22
                                                         -----  ------    ---
                                                         $  43  $  153    $30
                                                         =====  ======    ===

6. ACCRUED EXPENSES AND OTHER LIABILITIES

  Accrued expenses and other liabilities consist of the following (in thousands):

                                                             DECEMBER
                                                                31,
                                                             --------- MARCH 31,
                                                             1995 1996   1997
                                                             ---- ---- ---------
      Accrued expenses...................................... $ 72 $ 21   $ 68
      Sales tax payable.....................................   52   54     78
      Accrued profit sharing................................   --   46     70
      Accrued equipment sales payable.......................   76   --     --
                                                             ---- ----   ----
                                                             $200 $121   $216
                                                             ==== ====   ====

                               BAT RENTALS, INC.

7. DEBT

  Debt consists of the following (in thousands):

                                                        DECEMBER 31,
                                                        ------------- MARCH 31,
                                                         1995   1996    1997
                                                        ------ ------ ---------
      Notes payable, secured by rental equipment,
       payable through various dates ending February
       2000, interest rates ranging from 7.9% to prime
       plus 1%........................................  $1,295 $1,630  $1,428
      Notes payable, related party, secured by rental
       equipment, with interest ranging from 7.5% to
       prime plus 1%..................................     177    223     188
      Notes payable, secured by trust deed on property
       and buildings, with interest at prime plus 1%
       maturing May 1997..............................     167     --      --
      Notes payable, shareholder, secured by rental
       equipment with interest at prime plus 1%,
       minimum rate of 9.75%..........................     328    288     245
      Revolving credit line, secured by rental
       equipment and inventory, with a limit of
       $1,250,000. Interest payable monthly at Bank of
       America's reference rate plus 0.65%............   1,009    814     871
      Other contracts payable, secured by rental
       equipment and inventory, due upon sale of
       collateral or within one year of the date of
       purchase if not sold...........................     215    347     159
                                                        ------ ------  ------
      Total debt......................................  $3,191 $3,302  $2,891
                                                        ====== ======  ======

  BAT's agreement with the bank provides for a secured revolving line of credit of $1,250,000 maturing no later than May 31, 1997. The bank and senior note agreements include restrictions as to limitations upon certain ratios of liabilities to net worth and upon the minimum net worth of BAT. BAT is in compliance with covenants in all agreements. Substantially all of BAT's assets are pledged as collateral for the long-term debt.

  Maturities of debt are as follows at March 31, 1997 (in thousands):

      1997............................................................... $1,685
      1998...............................................................    800
      1999...............................................................    397
      2000...............................................................      9
      2001...............................................................     --
      Thereafter.........................................................     --
                                                                          ------
                                                                          $2,891
                                                                          ======

 LEGAL MATTERS

  BAT is party to legal proceedings and claims arising in the ordinary course of its business. Management believes that the ultimate resolution of these matters will have no material adverse effect on BAT's financial position, results of operations or cash flows.

                               BAT RENTALS, INC.

8. EMPLOYEE BENEFIT PLANS

  BAT sponsors a profit sharing plan (the "Plan") in which employees with greater than one year of service are eligible. Under the Plan, BAT contributes 15% of each eligible employee's base annual wages to a trust out of its net profits. Effective January 1, 1997, five percent of the eligible employee's wages are deposited into a 401(k) plan and the remaining 10% portion is contributed to a separate profit sharing plan. In addition, eligible employees can defer up to 10% of their salary with a partially matching contribution by BAT. The employer contributions vest over a seven year period. Contributions by BAT to the Plan were $195,100, $198,500 and $0 for the years ended December 31, 1995 and 1996 and the period ended March 31, 1997, respectively.

9. RELATED PARTY TRANSACTIONS

  Paul Bronken, President and beneficial owner of a majority of the shares of BAT, and H. L. Butler, an employee and officer of BAT, loaned the Company approximately $110,700 and $325,200 during the years ended December 31, 1995 and 1996, respectively, to finance rental equipment purchases. Interest expense related to these loans was $46,000, $48,200 and $11,200 for the years ended December 31, 1995 and 1996 and the three months ended March 31, 1997, respectively.

10. SUBSEQUENT EVENTS

  On April 1, 1997, BAT's owner sold substantially all of BAT's assets to BAT Acquisition Corp., a wholly owned subsidiary of National Equipment Services, Inc., for a $15.4 million cash payment.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders of
Sprint Industrial Services, Inc. and
the Board of Directors of
National Equipment Services, Inc.

  In our opinion, the accompanying balance sheets and the related statements of operations, of changes in divisional equity and of cash flows, present fairly, in all material respects, the financial position of Sprintank and Sprintank Mobile Storage (divisions of Sprint Industrial Services, Inc.) at December 31, 1995, December 31, 1996, and June 30, 1997 and the results of its operations and its cash flows for the years ended December 31, 1995 and 1996 and the six months ended June 30, 1997 in conformity with generally accepted accounting principles. These financial statements are the responsibility of management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PRICE WATERHOUSE LLP

Houston, Texas
November 4, 1997

                     SPRINTANK AND SPRINTANK MOBILE STORAGE
                (DIVISIONS OF SPRINT INDUSTRIAL SERVICES, INC.)

                                 BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                          JUNE
                                               DECEMBER 31, DECEMBER 31,   30,
                                                   1995         1996      1997
                                               ------------ ------------ -------
ASSETS:
 Cash.........................................   $    14      $   238    $   373
 Accounts receivable, net.....................     1,922        1,829      2,089
 Inventory....................................        --           --        261
 Rental equipment, net........................     8,118        9,741     10,477
 Property and equipment, net..................       584          607        757
 Prepaid expenses and other assets............        89          131        105
                                                 -------      -------    -------
   Total assets...............................   $10,727      $12,546    $14,062
                                                 =======      =======    =======
LIABILITIES AND DIVISIONAL EQUITY:
 Accounts payable.............................   $   201      $    24    $   282
 Accrued expenses and other liabilities.......       182          263        381
 Debt.........................................     7,370        8,987      8,624
                                                 -------      -------    -------
   Total liabilities..........................     7,753        9,274      9,287
                                                 -------      -------    -------
Intercompany..................................     1,382        1,054        837
Commitments and contingencies (Note 8)
Divisional equity.............................     1,592        2,218      3,938
                                                 -------      -------    -------
   Total liabilities and divisional equity....   $10,727      $12,546    $14,062
                                                 =======      =======    =======



   The accompanying notes are an integral part of these financial statements.

                     SPRINTANK AND SPRINTANK MOBILE STORAGE
                (DIVISIONS OF SPRINT INDUSTRIAL SERVICES, INC.)

                            STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                  YEAR ENDED
                                           ------------------------- SIX MONTHS
                                           DECEMBER 31, DECEMBER 31, ENDED JUNE
                                               1995         1996      30, 1997
                                           ------------ ------------ ----------
REVENUES:
 Rental revenues..........................    $7,475      $ 9,172      $5,715
 Other income.............................       404          426         327
                                              ------      -------      ------
   Total revenues.........................     7,879        9,598       6,042
                                              ------      -------      ------
COST OF REVENUES:
 Rental equipment expenses................     1,648        1,395         470
 Rental equipment depreciation............     1,376        2,025       1,109
 Direct operating expenses................       257          197         173
                                              ------      -------      ------
   Total cost of revenues.................     3,281        3,617       1,752
                                              ------      -------      ------
Gross profit..............................     4,598        5,981       4,290
Selling, general and administrative
 expenses.................................     2,977        4,333       2,028
Non-rental depreciation and amortization..        99          145          83
                                              ------      -------      ------
Operating income..........................     1,522        1,503       2,179
Other income (expense), net...............         1           14         (10)
Interest income (expense), net............      (868)      (1,037)       (553)
                                              ------      -------      ------
Net income................................    $  655      $   480      $1,616
                                              ======      =======      ======
PRO FORMA TAX PROVISION (UNAUDITED):
 Income before income taxes...............    $  655      $   480      $1,616
 Pro forma provision for income taxes.....       229          168         566
                                              ------      -------      ------
 Pro forma net income.....................    $  426      $   312      $1,050
                                              ======      =======      ======



   The accompanying notes are an integral part of these financial statements.

                     SPRINTANK AND SPRINTANK MOBILE STORAGE
                (DIVISIONS OF SPRINT INDUSTRIAL SERVICES, INC.)

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                            YEAR ENDED
                                     ------------------------- SIX MONTHS ENDED
                                     DECEMBER 31, DECEMBER 31,     JUNE 30,
                                         1995         1996           1997
                                     ------------ ------------ ----------------
OPERATING ACTIVITIES:
 Net income.........................   $   655      $   480        $ 1,616
 Adjustments to reconcile net income
  to net cash provided by operating
  activities:
  Depreciation......................     1,475        2,170          1,192
  Changes in operating assets and
   liabilities:
   Accounts receivable..............      (779)          93           (260)
   Inventory........................        --           --           (261)
   Prepaid expenses and other
    assets..........................       206          (42)            26
   Accounts payable.................       166         (177)           258
   Accrued expenses and other
    liabilities.....................       335         (247)           (99)
                                       -------      -------        -------
Net cash provided by operating
 activities.........................     2,058        2,277          2,472
                                       -------      -------        -------
INVESTING ACTIVITIES:
 Purchases of rental equipment......    (4,725)      (3,716)        (1,879)
 Purchases of property and
  equipment.........................      (100)        (100)          (198)
                                       -------      -------        -------
Net cash used in investing
activities..........................    (4,825)      (3,816)        (2,077)
                                       -------      -------        -------
FINANCING ACTIVITIES:
 Proceeds from long-term debt.......     2,682        2,768             19
 Payments on long-term debt.........        --         (631)          (883)
 Capital contribution...............       161          146            114
 Net proceeds from (payments on)
  line of credit....................       (80)        (520)           500
 Dividends paid.....................        --           --            (10)
                                       -------      -------        -------
Net cash provided by (used in)
 financing activities...............     2,763        1,763           (260)
                                       -------      -------        -------
Net increase (decrease) in cash.....        (4)         224            135
Cash at beginning of period.........        18           14            238
                                       -------      -------        -------
Cash at end of period...............   $    14      $   238        $   373
                                       =======      =======        =======
SUPPLEMENTAL NON-CASH FLOW
 INFORMATION:
 Cash paid for interest.............   $   658      $   901        $   460
                                       =======      =======        =======


   The accompanying notes are an integral part of these financial statements.

                     SPRINTANK AND SPRINTANK MOBILE STORAGE
                (DIVISIONS OF SPRINT INDUSTRIAL SERVICES, INC.)

                   STATEMENTS OF CHANGES IN DIVISIONAL EQUITY
                                 (IN THOUSANDS)

                                                                     TOTAL
                                                               DIVISIONAL EQUITY
                                                               -----------------
Balance at December 31, 1994..................................      $  776
Net income....................................................         655
Capital Contribution..........................................         161
                                                                    ------
Balance at December 31, 1995..................................       1,592
Net income....................................................         480
Capital Contribution..........................................         146
                                                                    ------
Balance at December 31, 1996..................................       2,218
Net Income....................................................       1,616
Capital Contribution..........................................         114
Dividends.....................................................         (10)
                                                                    ------
Balance at June 30, 1997......................................      $3,938
                                                                    ======





   The accompanying notes are an integral part of these financial statements.

                    SPRINTANK AND SPRINTANK MOBILE STORAGE
                (DIVISIONS OF SPRINT INDUSTRIAL SERVICES, INC.)

                         NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 ORGANIZATION

  Sprintank and Sprintank Mobile Storage (divisions of Sprint Industrial Services, Inc.) ("Sprintank") are primarily involved in the short-term rental of industrial storage equipment to chemical manufacturing, and refining industries. At June 30, 1997, Sprintank had seven equipment rental locations in Texas, Louisiana, and Alabama.

 FINANCIAL STATEMENT PRESENTATION

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

 RENTAL REVENUES

  Rental revenues are recognized upon the earliest occurrence of either the return of the equipment or the end of one month's rental term. For rental contracts greater than one month, rental revenues are recognized ratably over the contract period.

 RENTAL EQUIPMENT

  Rental equipment is recorded at cost. Depreciation for rental equipment acquired is computed using the straight-line method over an estimated useful life with no salvage value. Estimated useful lives of rental equipment ranged from three to ten years. Accumulated depreciation on rental equipment was $3,209,000, $4,963,000 and $5,901,000 at December 31, 1995 and 1996 and June
30, 1997, respectively.

  Ordinary repairs and maintenance costs are charged to operations as incurred. When rental equipment is disposed of, the related cost and accumulated depreciation are removed from the respective accounts. Proceeds from the disposal and the related net book value of the equipment are recognized in the period of disposal.

 PROPERTY AND EQUIPMENT

  Property and equipment is recorded at cost. Depreciation is computed using the straight line method over the estimated useful lives of the assets.

  The estimated useful lives for property and equipment range from five to seven years for vehicles, delivery and shop equipment, and three to ten years for office furniture and leasehold improvements.

  Ordinary repairs and maintenance costs are charged to operations as incurred. When property and equipment is disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gains or losses are included in results of operations.

 INVENTORY

  Sprintank's inventories primarily consist of items such as tires for replacement on delivery vehicles and are not for sale or rental. Inventories are stated at the lower of average cost or market.

                    SPRINTANK AND SPRINTANK MOBILE STORAGE
                (DIVISIONS OF SPRINT INDUSTRIAL SERVICES, INC.)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


 FAIR VALUE OF FINANCIAL INSTRUMENTS

  The carrying amounts reported in the balance sheets for trade accounts receivable, accounts payable and other liabilities approximate fair value due to the immediate to short-term maturity of these financial instruments. The fair value of notes payable and is determined using current interest rates for similar instruments as of the years ended December 31, 1995 and 1996 and the period ended June 30, 1997 and approximates the carrying value of these notes due to the fact that the underlying instruments include provisions to adjust note balances and interest rates to approximate fair market value.

 ESTIMATES

  The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of certain assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the related reported amounts of revenue and expenses during the reporting period. Such estimates and assumptions include those made regarding the estimated useful lives of depreciable assets. Actual results could differ from those estimates. Management believes that its estimates are reasonable.

 CONCENTRATION OF CREDIT RISK

  Financial instruments that potentially subject Sprintank to significant concentrations of credit risk consist primarily of trade accounts receivable from industrial customers. Concentrations of credit risk with respect to trade accounts receivable are limited due to the number of large customers with recurring rentals. Sprintank performs credit evaluations of its customers' financial condition and does not require collateral on accounts receivable. Sprintank maintains an allowance for doubtful accounts on its receivables based upon expected collectibility. Allowance for doubtful accounts was $0, $20,000 and $0 at December 31, 1995 and 1996 and June 30, 1997, respectively.

 RELATED PARTY TRANSACTIONS

  As disclosed in these financial statements, Sprintank has participated in certain transactions with related parties during the current and previous years until acquisition of substantially all of the assets of Sprintank by a wholly owned subsidiary of National Equipment Services, Inc. (see Note 8). In the opinion of management, all transactions with related parties have been conducted at arm's-length.

 INCOME TAXES

  Sprintank's parent is a subchapter S corporation. Taxes are the responsibility of the individual shareholders of the parent. The pro forma provision for divisional income taxes approximates Sprintank's tax provision on a stand alone basis.

                     SPRINTANK AND SPRINTANK MOBILE STORAGE
                (DIVISIONS OF SPRINT INDUSTRIAL SERVICES, INC.)

                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


2. RENTAL EQUIPMENT

  Rental equipment consists of the following (in thousands):

                                                       DECEMBER 31,      JUNE
                                                      ----------------    30,
                                                       1995     1996     1997
                                                      -------  -------  -------
      Trailers....................................... $ 4,774  $ 5,921  $ 6,890
      Frac tanks.....................................   4,420    5,669    6,068
      Tanks..........................................   1,097    1,332    1,373
      Dewatering boxes...............................     261      448      452
      Vacuum boxes...................................     210      442      550
      Phase separator................................     273      274      276
      Rolloff boxes..................................     208      201      253
      Other..........................................      84      417      516
                                                      -------  -------  -------
                                                       11,327   14,704   16,378
      Less: accumulated depreciation.................  (3,209)  (4,963)  (5,901)
                                                      -------  -------  -------
                                                      $ 8,118  $ 9,741  $10,477
                                                      =======  =======  =======

3. PROPERTY AND EQUIPMENT

  Property and equipment, net, consist of the following (in thousands):

                                                         DECEMBER 31,
                                                         -------------  JUNE 30,
                                                         1995    1996     1997
                                                         -----  ------  --------
      Vehicles and delivery equipment................... $ 732  $  881   $1,057
      Shop equipment....................................    55     135      156
      Office equipment..................................   175      46       47
                                                         -----  ------   ------
                                                           962   1,062    1,260
      Less: accumulated depreciation....................  (378)   (455)    (503)
                                                         -----  ------   ------
                                                         $ 584  $  607   $  757
                                                         =====  ======   ======

4. PREPAID EXPENSES AND OTHER ASSETS

  Prepaid expenses and other assets consist of the following (in thousands):

                                                          DECEMBER 31,
                                                          ------------- JUNE 30,
                                                           1995   1996    1997
                                                          ------ ------ --------
      Prepaid insurance.................................. $  56  $  118   $ 73
      Other..............................................    33      13     32
                                                          -----  ------   ----
                                                          $  89  $  131   $105
                                                          =====  ======   ====

                    SPRINTANK AND SPRINTANK MOBILE STORAGE
                (DIVISIONS OF SPRINT INDUSTRIAL SERVICES, INC.)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


5. ACCRUED EXPENSES AND OTHER LIABILITIES

  Accrued expenses and other liabilities consist of the following (in thousands):

                                                              DECEMBER
                                                                 31,
                                                              --------- JUNE 30,
                                                              1995 1996   1997
                                                              ---- ---- --------
      Payroll accruals....................................... $ 10 $ 85   $ 79
      Deferred franchise taxes...............................   52   75    187
      Taxes payable..........................................   43   47     59
      Accrued interest.......................................   49   42     21
      Other..................................................   28   14     35
                                                              ---- ----   ----
                                                              $182 $263   $381
                                                              ==== ====   ====

6. INTERCOMPANY

  Interest on intercompany advances between Sprint Industrial Services, Inc. and Sprintank were imputed at a rate of 12% and is included in interest expense and treated as contributed capital.

7. DEBT

  Debt consists of the following (in thousands):

                                                          DECEMBER 31,
                                                          ------------- JUNE 30,
                                                           1995   1996    1997
                                                          ------ ------ --------
      Intercompany note payable to a related party,
       interest 12% for the year ended December 31,
       1995.............................................  $  100 $   -- $    --
      Notes payable to stockholders, interest at various
       rates ranging from 9% to 12%.....................     462  3,230   3,250
      Revolving line of credit of $700,000, $1,000,000
       and $1,000,000 for December 31, 1995, December
       31, 1996 and June 30, 1997, respectively. In
       1995, interest is payable monthly at prime plus
       2%. For the periods ending December 31, 1996 and
       June 30, 1997, interest is payable quarterly at
       the bank's prime rate............................     520     --     500
      Notes payable to a bank, interest and principal
       payable monthly or quarterly at rates ranging
       from 5.7% to 12% for the periods ending December
       31, 1995, December 31, 1996 and June 30, 1997....   6,192  5,682   4,840
      Notes payable--insurance, interest and principal
       payable monthly at rates ranging from 7.43% to
       8.50% for the periods ending December 31, 1995,
       December 31, 1996 and June 30, 1997,
       respectively.....................................      96     75      34
                                                          ------ ------ -------
                                                          $7,370 $8,987 $ 8,624
                                                          ====== ====== =======

  Sprintank's agreement with the bank provided for a secured line of credit of $700 in 1995, maturing no later than April 30, 1996. At December 31, 1995, $520 was borrowed against the line of credit. At December 31, 1996, Sprintank had a secured line of credit for $1,000, maturing no later than April 30, 1997. At December 31, 1996, nothing was borrowed against the line. During 1997, the $1,000 line of credit was amended, extending the maturity date to no later than April 30, 1998. At June 30, 1997, $500 was borrowed against the line of credit.

                    SPRINTANK AND SPRINTANK MOBILE STORAGE
                (DIVISIONS OF SPRINT INDUSTRIAL SERVICES, INC.)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


  The bank note agreements include restrictions as to limitations upon certain ratios of liabilities to net worth and upon the minimum net worth of Sprintank. Sprintank is in compliance with covenants in all agreements. Substantially all rental equipment, property and equipment, and accounts receivable of Sprintank are pledged as collateral for the bank line of credit, demand notes, and notes related to purchases of certain businesses.

  Sprintank incurred interest expense of $64, $357 and $192 on borrowings from related parties in the periods ended December 31, 1995, December 31, 1996 and June 30, 1997, respectively.

  On bank notes payable, Sprintank incurred interest expense of $643, $536 and $247 for the periods ended December 31, 1995, December 31, 1996 and June 30, 1997, respectively.

8. COMMITMENTS AND CONTINGENCIES

 OPERATING LEASES

  Sprintank leases certain facilities under operating leases which contain renewal options and provide for periodic cost of living adjustments. Rental expense was $96, $87, and $53, for the years ended December 31, 1995 and 1996 and for the period ended June 30, 1997, respectively.

  Future minimum rental commitments as of June 30, 1997 under noncancelable operating leases are (in thousands):

      1997................................................................. $ 29
      1998.................................................................   96
      1999.................................................................   82
      2000.................................................................   77
      2001.................................................................   74
      Thereafter...........................................................  287
                                                                            ----
                                                                            $645
                                                                            ====

 LEGAL MATTERS

  Sprintank is not a party to any legal proceedings or claims as of June 30, 1997.

9. SUBSEQUENT EVENTS

  On June 30, 1997, Sprintank's owner sold substantially all of Sprintank's assets to NES Acquisition Corp., a wholly owned subsidiary of National Equipment Services, Inc., for a $25,256,431 cash payment (subject to a customary purchase price adjustment mechanism) and the assumption of certain liabilities and obligations.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders
of MST Enterprises, Inc. (d/b/a
Equipco Rentals & Sales) and the Board of Directors of National Equipment Services, Inc.

  In our opinion, the accompanying balance sheets and the related statements of operations, of cash flows and of changes in stockholder's equity, present fairly, in all material respects, the financial position of MST Enterprises, Inc. (d/b/a Equipco Rentals & Sales) at October 31, 1995 and 1996, and at July 17, 1997 and the results of its operations and its cash flows for each of the two years in the period ended October 31, 1996, and for the period from November 1, 1996 through July 17, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PRICE WATERHOUSE LLP

Chicago, Illinois
November 4, 1997

                             MST ENTERPRISES, INC.
                         D/B/A EQUIPCO RENTALS & SALES

                                 BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                          JULY
                                                 OCTOBER 31, OCTOBER 31,  17,
                                                    1995        1996      1997
                                                 ----------- ----------- ------
ASSETS:
 Cash...........................................   $   95      $  207    $   84
 Accounts receivable, net.......................      523         580       642
 Inventory......................................      186         206       352
 Rental equipment net...........................    2,047       2,553     3,007
 Property and equipment, net....................      333         337       221
 Prepaid and other assets.......................      153         219       276
                                                   ------      ------    ------
   Total assets.................................   $3,337      $4,102    $4,582
                                                   ======      ======    ======
LIABILITIES AND STOCKHOLDERS' EQUITY:
 Accounts payable...............................   $  470      $  513    $  384
 Accrued expenses and other liabilities.........      241         281       387
 Debt...........................................    1,846       2,393     2,396
                                                   ------      ------    ------
   Total liabilities............................    2,557       3,187     3,167
                                                   ------      ------    ------
Commitments and contingencies (Note 9)
 Common stock, $10 par, 2,500 shares authorized,
  1,000 shares issued and outstanding...........       10          10        10
 Retained earnings..............................      770         905     1,405
                                                   ------      ------    ------
   Total stockholders' equity...................      780         915     1,415
                                                   ------      ------    ------
   Total liabilities and stockholders' equity...   $3,337      $4,102    $4,582
                                                   ======      ======    ======



   The accompanying notes are an integral part of these financial statements.

                             MST ENTERPRISES, INC.
                         D/B/A EQUIPCO RENTALS & SALES

                            STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                 YEAR ENDED
                                           ----------------------- PERIOD ENDED
                                           OCTOBER 31, OCTOBER 31,   JULY 17,
                                              1995        1996         1997
                                           ----------- ----------- ------------
REVENUES:
 Rental revenues..........................   $3,213      $3,605       $2,835
 Rental equipment sales...................      552         391          447
 New equipment sales......................    1,581       1,805        1,055
 Other....................................       44          31           32
                                             ------      ------       ------
   Total revenues.........................    5,390       5,832        4,369
                                             ------      ------       ------
COST OF REVENUES:
 Rental equipment expenses................      264         355          141
 Rental equipment depreciation............      934       1,163          890
 Cost of rental equipment sales...........      118         181          125
 Cost of new equipment sales..............    1,461       1,232          691
 Other direct operating expenses..........      885         852          712
                                             ------      ------       ------
   Total cost of revenues.................    3,662       3,783        2,559
                                             ------      ------       ------
Gross profit..............................    1,728       2,049        1,810
Selling, general and administrative
 expenses.................................    1,339       1,519          823
Non-rental depreciation and amortization..       84         123           76
                                             ------      ------       ------
Operating income..........................      305         407          911
Other income (expense), net...............       --         (37)          20
Interest income (expense), net............     (160)       (143)         (94)
                                             ------      ------       ------
Income before income taxes................      145         227          837
Income tax expense........................       63          92          337
                                             ------      ------       ------
Net income................................   $   82      $  135       $  500
                                             ======      ======       ======


   The accompanying notes are an integral part of these financial statements.

                             MST ENTERPRISES, INC.
                         D/B/A EQUIPCO RENTALS & SALES

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                YEAR ENDED
                                          ----------------------- PERIOD ENDED
                                          OCTOBER 31, OCTOBER 31,   JULY 17,
                                             1995        1996         1997
                                          ----------- ----------- ------------
OPERATING ACTIVITIES:
Net income...............................   $   82      $  135       $  500
Adjustments to reconcile net income to
 net cash provided by operating
 activities:
 Depreciation............................    1,034       1,294          967
 Gain on sale of equipment...............     (434)       (144)        (325)
 Changes in operating assets and
  liabilities:
  Accounts receivable....................      (84)        (57)         (62)
  Inventory..............................        7         (20)        (146)
  Prepaid and other assets...............        6         (66)         (57)
  Accounts payable.......................       13          43         (129)
  Accrued expenses and other liabilities.      116          40          106
                                            ------      ------       ------
Net cash provided by operating
 activities..............................      740       1,225          854
                                            ------      ------       ------
INVESTING ACTIVITIES:
Purchases of rental equipment............   (1,568)     (1,820)      (1,443)
Proceeds from sale of rental equipment...      609         295          424
Purchases of property and equipment......     (203)       (239)          --
Proceeds from sale of property and
 equipment...............................       --         105           39
                                            ------      ------       ------
Net cash used in investing activities....   (1,162)     (1,659)        (980)
                                            ------      ------       ------
FINANCING ACTIVITIES:
Proceeds from long-term debt.............      875       1,465          700
Payments on long-term debt...............     (499)       (919)        (697)
                                            ------      ------       ------
Net cash provided by financing
 activities..............................      376         546            3
                                            ------      ------       ------
Net increase (decrease) in cash..........      (46)        112         (123)
Cash at beginning of period..............      141          95          207
                                            ------      ------       ------
Cash at end of period....................   $   95      $  207       $   84
                                            ======      ======       ======
SUPPLEMENTAL NON-CASH FLOW INFORMATION:
Cash paid for interest...................   $  172      $  152       $  108
                                            ======      ======       ======
Cash paid for income taxes...............   $   23      $  215       $  300
                                            ======      ======       ======


   The accompanying notes are an integral part of these financial statements.

                             MST ENTERPRISES, INC.
                         D/B/A EQUIPCO RENTALS & SALES

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                      (IN THOUSANDS EXCEPT SHARE AMOUNTS)

                                    COMMON STOCK
                                    -------------                      TOTAL
                                           STATED PAID-IN RETAINED STOCKHOLDERS'
                                    SHARES VALUE  CAPITAL EARNINGS    EQUITY
                                    ------ ------ ------- -------- -------------
Balance at October 31, 1994........ 1,000   $10     $--    $  688     $  698
Net income.........................    --    --      --        82         82
                                    -----   ---     ---    ------     ------
Balance at October 31, 1995........ 1,000    10      --       770        780
Net income.........................    --    --      --       135        135
                                    -----   ---     ---    ------     ------
Balance at October 31, 1996........ 1,000    10      --       905        915
Net income.........................    --    --      --       500        500
                                    -----   ---     ---    ------     ------
Balance at July 17, 1997........... 1,000   $10     $--    $1,405     $1,415
                                    =====   ===     ===    ======     ======





   The accompanying notes are an integral part of these financial statements.

                             MST ENTERPRISES, INC.
                         D/B/A EQUIPCO RENTALS & SALES

                         NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 ORGANIZATION

  MST Enterprises, Inc. (d/b/a Equipco Rentals & Sales) ("Equipco") is a C corporation primarily involved in the short-term rental and sales of general purpose construction equipment to industrial and construction companies. The Company operates from one facility in Harrisonburg, Virginia.

 FINANCIAL STATEMENT PRESENTATION

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

 RENTAL REVENUES

  Rental revenues are recognized as earned over the lease term. Sales revenues are recognized at the point of delivery.

 RENTAL EQUIPMENT

  Rental equipment is recorded at cost. Depreciation for rental equipment acquired is computed using accelerated methods over periods approximating five years.

  Ordinary repairs and maintenance costs are charged to operations as incurred. When rental equipment is disposed of, the related cost and accumulated depreciation are removed from the respective accounts. Proceeds from the disposal and the related net book value of the equipment are recognized in the period of disposal and reported as revenue from rental equipment sales and cost of equipment sales in the statement of operations.

 PROPERTY AND EQUIPMENT

  Property and equipment is recorded at cost. Depreciation is computed using accelerated methods ranging from three to five years.

  Ordinary repairs and maintenance costs are charged to operations as incurred. When property and equipment is disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gains or losses are included in results of operations.

 ADOPTION OF NEW ACCOUNTING PRONOUNCEMENT

  On January 1, 1996, Equipco adopted Statement of Financial Accounting Standards (SFAS) No. 121, Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of, which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the assets' carrying amounts exceed the undiscounted cash flows estimated to be generated by those assets. SFAS No. 121 also requires impairment losses to be recorded when the carrying amount of long-lived assets that are expected to be disposed of, exceed their fair values, net of disposal costs. Adoption of SFAS No. 121 did not have a material impact on Equipco's financial position at July 17, 1997 or results of operations for the period then ended.

                             MST ENTERPRISES, INC.
                         D/B/A EQUIPCO RENTALS & SALES

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


 INVENTORY

  Equipco's inventories are valued at average costs and consist primarily of items such as hand tools and accessories held for resale.

 FAIR VALUE OF FINANCIAL INSTRUMENTS

  The carrying amounts reported in the balance sheets for trade accounts receivable, accounts payable and other liabilities approximate fair value due to the immediate to short-term maturity of these financial instruments. The fair value of notes receivable and notes payable is determined using current interest rates for similar instruments as of July 17, 1997 and approximates the carrying value of these notes due to the fact that the underlying instruments include provisions to adjust note balances and interest rates to approximate fair market value.

 CONCENTRATION OF CREDIT RISK

  Financial instruments that potentially subject Equipco to significant concentrations of credit risk consist primarily of trade accounts receivable from construction and industrial customers. Concentrations of credit risk with respect to trade accounts receivable are limited due to the large number of customers and Equipco's geographic dispersion. Equipco performs credit evaluations of its customers' financial condition and generally does not require collateral on accounts receivable. Equipco maintains an allowance for doubtful accounts on its receivables based upon expected collectibility. Allowance for doubtful accounts was $40,000, $20,000 and $30,000 at October 31, 1995 and 1996 and July 17, 1997, respectively.

 INCOME TAXES

  Deferred income tax assets and liabilities are computed based on temporary differences between the financial statement and income tax bases of assets and liabilities using the enacted marginal income tax rate in effect for the year in which the differences are expected to reverse. Deferred income tax expenses or benefits are based on the changes in the deferred income tax assets or liabilities from period to period.

 RELATED PARTY TRANSACTIONS

  As disclosed in these financial statements, Equipco has participated in certain transactions with related parties.

2. INVENTORY

  Inventory consists of the following (in thousands):

                                                             OCTOBER
                                                               31,
                                                            ----------  JULY 17,
                                                            1995  1996    1997
                                                            ----  ----  --------
      Merchandise.......................................... $199  $224    $382
      Less: reserve........................................  (13)  (18)    (30)
                                                            ----  ----    ----
        Total inventory, net............................... $186  $206    $352
                                                            ====  ====    ====

                             MST ENTERPRISES, INC.
                         D/B/A EQUIPCO RENTALS & SALES

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


3. RENTAL EQUIPMENT

  Rental equipment consists of the following (in thousands):

                                                        OCTOBER 31,      JULY
                                                      ----------------    17,
                                                       1995     1996     1997
                                                      -------  -------  -------
      Gross rental equipment......................... $ 4,669  $ 6,098  $ 6,992
      Less: accumulated depreciation.................  (2,622)  (3,545)  (3,985)
                                                      -------  -------  -------
                                                      $ 2,047  $ 2,553  $ 3,007
                                                      =======  =======  =======

4. PROPERTY AND EQUIPMENT

  Property and equipment, net, consists of the following (in thousands):

                                                          OCTOBER 31,
                                                          ------------  JULY 17,
                                                          1995   1996     1997
                                                          -----  -----  --------
      Vehicles........................................... $ 474  $ 625   $ 509
      Computer hardware..................................    80     52      53
      Furniture and fixtures.............................    49     30      28
      Leaseholds.........................................    35     34      27
      Farm assets........................................   241     13     --
                                                          -----  -----   -----
                                                            879    754     617
      Less: accumulated depreciation.....................  (546)  (417)   (396)
                                                          -----  -----   -----
                                                          $ 333  $ 337   $ 221
                                                          =====  =====   =====

5. PREPAID AND OTHER ASSETS

  Prepaid and other assets consists of the following (in thousands):

                                                               OCTOBER
                                                                 31,
                                                              --------- JULY 17,
                                                              1995 1996   1997
                                                              ---- ---- --------
      Notes receivable....................................... $ 71 $155   $246
      Investments............................................   44   44    --
      Prepaid expenses.......................................   38   20     30
                                                              ---- ----   ----
                                                              $153 $219   $276
                                                              ==== ====   ====

  Notes receivable consists of $95,000 at July 17, 1997 due from a third party for the sale of non-business assets. Interest on the note accrues at 8% annually and payment of principal and interest is due quarterly through September 2003.

  Also included in notes receivable is a related party receivable of $55,700 at July 17, 1997. Interest on the note receivable accrues at the IRS blended rate (5.85% at July 17, 1997). Annual principal installments of $1,899 plus accrued interest are due through March 1999.

                             MST ENTERPRISES, INC.
                         D/B/A EQUIPCO RENTALS & SALES

                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


6. ACCRUED EXPENSES AND OTHER LIABILITIES

  Accrued expenses and other liabilities consists of the following (in thousands):

                                                               OCTOBER
                                                                 31,
                                                              --------- JULY 17,
                                                              1995 1996   1997
                                                              ---- ---- --------
      Accrued salaries and wages............................. $168 $ 85   $ 55
      Other accrued expenses and liabilities.................   73  196    332
                                                              ---- ----   ----
                                                              $241 $281   $387
                                                              ==== ====   ====

7. DEBT

  Debt consists of the following (in thousands):

                                                           OCTOBER 31,   JULY
                                                          -------------  17,
                                                           1995   1996   1997
                                                          ------ ------ ------
      Notes payable to related parties, due 12/01/96,
       interest payable monthly at the Crestar Bank rate
       plus 2.0%........................................  $  490 $  --  $  --
      Revolving line of credit, interest payable monthly
       at the lessor of prime or 30 day libor plus 1.5%.   1,356  2,393  2,396
                                                          ------ ------ ------
                                                          $1,846 $2,393 $2,396
                                                          ====== ====== ======

  Equipco's line of credit provides $2,500,000 of available credit at October 31, 1995, October 31, 1996 and July 17, 1997. The line of credit is secured by substantially all of Equipco's assets.

  Maturities of debt are as follows at July 17, 1997 (in thousands):

      1997............................................................... $  147
      1998...............................................................    502
      1999...............................................................    390
      2000...............................................................    303
      2001...............................................................    235
      Thereafter.........................................................    819
                                                                          ------
                                                                          $2,396
                                                                          ======

8. INCOME TAXES

  The components of the provision for income taxes are as follows (in thousands):

                                                              OCTOBER
                                                                31,
                                                             ---------- JULY 17,
                                                             1995  1996   1997
                                                             ----  ---- --------
      CURRENT:
       Federal.............................................. $ 71  $73    $294
       State................................................   13   13      52
      DEFERRED:
       Federal..............................................  (18)   5      (7)
       State................................................   (3)   1      (2)
                                                             ----  ---    ----
                                                             $ 63  $92    $337
                                                             ====  ===    ====

                             MST ENTERPRISES, INC.
                         D/B/A EQUIPCO RENTALS & SALES

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


  The provision for income taxes differs from the amount of income tax determined by applying the U.S. statutory federal income tax rate of 34% to income before income taxes as a result of the following (in thousands):

                                                               OCTOBER
                                                                 31,
                                                              --------- JULY 17,
                                                              1995 1996   1997
                                                              ---- ---- --------
      (Loss) income at statutory rate........................ $49  $77    $285
      Effect of state taxes, net.............................   9   14      51
      Other..................................................   5    1       1
                                                              ---  ---    ----
                                                              $63  $92    $337
                                                              ===  ===    ====

  Deferred tax liabilities are as follows (in thousands):

                                                               OCTOBER
                                                                 31,
                                                              --------- JULY 17,
                                                              1995 1996   1997
                                                              ---- ---- --------
      Inventory reserves..................................... $ 5  $ 7    $12
      Allowance for doubtful accounts........................  16    8     12
                                                              ---  ---    ---
      Net deferred tax liability............................. $21  $15    $24
                                                              ===  ===    ===

9. COMMITMENTS AND CONTINGENCIES

 OPERATING LEASES

  Equipco leases certain facilities under operating leases on a month-to-month basis. Rent expense totaled $189,600, $189,600 and $118,500 for the years ended October 31, 1995 and 1996 and for the period ended July 17, 1997, respectively.

 LEGAL MATTERS

  Equipco is party to legal proceedings and claims arising in the ordinary course of its business. Management believes that the ultimate resolution of these matters will have no material adverse effect on Equipco's financial position, results of operations or cash flows.

10. EMPLOYEE BENEFIT PLANS

  The Company sponsors a defined contribution pension plan (the "Plan"). Employees meeting eligibility requirements are automatically enrolled in the Plan. The Plan does not permit employee contributions and Equipco's contributions are discretionary as determined by the Board of Directors. Equipco's contributions to the plan totaled $10,000, $20,000 and $0 for each of the years ended October 31, 1995 and 1996 and for the period ended July 17, 1997, respectively.

11. SUBSEQUENT EVENTS

  On July 18, 1997 Equipco's owner sold all of the outstanding common stock of Equipco to National Equipment Services, Inc. in exchange for a $5,980,000 cash payment (subject to a customary purchase price adjustment mechanism).

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders of
Work Safe Supply Company, Inc. and the Board of Directors of National Equipment Services, Inc.

  In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of cash flows and of changes in stockholders' equity, present fairly, in all material respects, the financial position of Work Safe Supply Company, Inc. and subsidiaries at December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period then ended, in conformity with generally accepted accounting principles. These financial statements are the responsibility of management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PRICE WATERHOUSE LLP

Chicago, Illinois
March 4, 1998

                         WORK SAFE SUPPLY COMPANY, INC.

                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                  DECEMBER 31,
                                                                  -------------
                                                                   1996   1997
                                                                  ------ ------
ASSETS:
Cash and cash equivalents........................................ $  666 $  383
Accounts receivable, net.........................................  2,647  3,279
Inventory, net...................................................    107    345
Rental equipment, net............................................  1,425  1,983
Property and equipment, net......................................    324    269
Prepaid and other assets.........................................     27    191
                                                                  ------ ------
    Total assets................................................. $5,196 $6,450
                                                                  ====== ======
LIABILITIES AND STOCKHOLDERS' EQUITY:
Accounts payable................................................. $  288 $  444
Accrued expenses and other liabilities...........................    157    207
Note payable--shareholder........................................    798    579
                                                                  ------ ------
    Total liabilities............................................  1,243  1,230
                                                                  ------ ------
Commitments and contingencies (Note 8)
Common stock, $1 par, 50,000 shares authorized, 13,500 shares
 issued and outstanding..........................................     13     13
Retained earnings................................................  3,940  5,207
                                                                  ------ ------
    Total stockholders' equity...................................  3,953  5,220
                                                                  ------ ------
    Total liabilities and stockholders' equity................... $5,196 $6,450
                                                                  ====== ======



  The accompanying notes are an integral part of these consolidated financial statements.

                         WORK SAFE SUPPLY COMPANY, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                         FOR THE YEARS ENDED
                                                             DECEMBER 31,
                                                         ----------------------
                                                          1995    1996    1997
                                                         ------  ------  ------
REVENUES:
 Rental revenues........................................ $5,068  $5,258  $6,385
 Rental equipment sales.................................    627     774     891
 Other..................................................    521     538      88
                                                         ------  ------  ------
    Total revenues......................................  6,216   6,570   7,364
                                                         ------  ------  ------
COST OF REVENUES:
 Rental equipment expenses..............................    685     753     867
 Rental equipment depreciation..........................    601     683     835
 Cost of rental equipment sales.........................    376     464     588
 Direct operating expense...............................  1,921   1,915   1,650
                                                         ------  ------  ------
    Total cost of revenues..............................  3,583   3,815   3,940
                                                         ------  ------  ------
Gross profit............................................  2,633   2,755   3,424
Selling, general and administrative expenses............  2,485   1,084   1,237
Non-rental depreciation.................................     78     115      80
                                                         ------  ------  ------
Operating income........................................     70   1,556   2,107
Other income (expense), net.............................    (47)    (57)      8
Interest income (expense), net..........................    (28)    (47)    (22)
                                                         ------  ------  ------
Net income (loss)....................................... $   (5) $1,452  $2,093
                                                         ======  ======  ======
PRO FORMA TAX PROVISION (UNAUDITED):
 Income (loss) before income taxes...................... $   (5) $1,452  $2,093
 Pro forma provision (benefit) for income taxes.........     (2)    494     712
                                                         ------  ------  ------
 Pro forma net income (loss)............................ $   (3) $  958  $1,381
                                                         ======  ======  ======



  The accompanying notes are an integral part of these consolidated financial statements.

                         WORK SAFE SUPPLY COMPANY, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                            FOR THE YEARS
                                                          ENDED DECEMBER 31,
                                                          --------------------
                                                          1995   1996    1997
                                                          ----  ------  ------
OPERATING ACTIVITIES:
 Net income (loss)....................................... $ (5) $1,452  $2,093
 Adjustments to reconcile net income to net cash provided
  by operating activities:
  Depreciation...........................................  679     798     915
  Gain on sale of equipment..............................  --      --      (51)
  Changes in operating assets and liabilities:
   Accounts receivable...................................   (2)   (327)   (632)
   Inventories...........................................  (15)    (10)   (238)
   Prepaid and other assets..............................   (5)      8    (164)
   Accounts payable......................................   69     (21)    156
   Accrued expenses and other liabilities................  106    (763)     50
                                                          ----  ------  ------
Net cash provided by operating activities................  827   1,137   2,129
                                                          ----  ------  ------
INVESTING ACTIVITIES:
 Purchases of rental equipment........................... (783) (1,082) (1,277)
 Purchases of property and equipment..................... (127)   (116)    (90)
                                                          ----  ------  ------
Net cash (used) in investing activities.................. (910) (1,198) (1,367)
                                                          ----  ------  ------
FINANCING ACTIVITIES:
 Proceeds from shareholder loan..........................  584      43      34
 Payments on shareholder loan............................ (296)    (98)   (253)
 Dividends paid..........................................  --      --     (826)
                                                          ----  ------  ------
Net cash (used) provided in financing activities.........  288     (55) (1,045)
                                                          ----  ------  ------
Net increase (decrease) in cash and cash equivalents.....  205    (116)   (283)
Cash and cash equivalents at beginning of period.........  577     782     666
                                                          ----  ------  ------
Cash and cash equivalents at end of period............... $782  $  666  $  383
                                                          ====  ======  ======
DISCLOSURE OF CASH FLOW INFORMATION:
 Cash paid for interest.................................. $  1  $   10  $    3
                                                          ====  ======  ======



  The accompanying notes are an integral part of these consolidated financial statements.

                         WORK SAFE SUPPLY COMPANY, INC.

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                            COMMON STOCK
                                            -------------              TOTAL
                                                   STATED RETAINED STOCKHOLDERS'
                                            SHARES VALUE  EARNINGS    EQUITY
                                            ------ ------ -------- -------------
Balance at December 31, 1994............... 13,500  $13    $2,493     $2,506
Net loss...................................    --   --         (5)        (5)
                                            ------  ---    ------     ------
Balance at December 31, 1995............... 13,500   13     2,488      2,501
Net income.................................    --   --      1,452      1,452
                                            ------  ---    ------     ------
Balance at December 31, 1996............... 13,500   13     3,940      3,953
Net income.................................    --   --      2,093      2,093
Dividends..................................    --   --       (826)      (826)
                                            ------  ---    ------     ------
Balance at December 31, 1997............... 13,500  $13    $5,207     $5,220
                                            ======  ===    ======     ======




  The accompanying notes are an integral part of these consolidated financial statements.

                        WORK SAFE SUPPLY COMPANY, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 ORGANIZATION

  Work Safe Supply Company, Inc. (the "Company") is an S corporation involved in the rental and sale of traffic safety equipment primarily in the State of Michigan. Operations of the Company are conducted from the corporate headquarters in Grand Rapids, Michigan and three additional facilities also located in Michigan.

 PRINCIPLES OF CONSOLIDATION

  The consolidated financial statements include accounts of the Company and its subsidiaries. All intercompany transactions and balances have been eliminated.

 ESTIMATES

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

 CASH AND CASH EQUIVALENTS

  Cash and cash equivalents are highly liquid investments with original maturities of three months or less.

 INVENTORY

  Inventory consist primarily of supplies used in the Company's operations. Inventory are stated at the lower of cost, determined by the first-in, first-out method, or market.

 RENTAL EQUIPMENT

  Rental equipment is recorded at invoice cost. Depreciation for rental equipment acquired is computed using straight-line and accelerated methods over 3 to 5 year useful lives with no salvage value.

  Ordinary repairs and maintenance costs are charged to operations as incurred. When rental equipment is disposed of, the related cost and accumulated depreciation are removed from the respective accounts. Proceeds from the disposal and the related net book value of the equipment are recognized in the period of disposal and reported as revenue from rental equipment sales and cost of equipment sales in the statement of operations.

 PROPERTY AND EQUIPMENT

  Property and equipment is recorded at invoice cost. Depreciation is computed using straight-line and accelerated methods over the estimated useful lives of the assets.

  The estimated useful lives for property and equipment are 31.5 years for buildings, 5 to 7 years for machinery and equipment, 5 to 7 years for furniture and fixtures and 3 to 5 years for vehicles.

  Ordinary repairs and maintenance costs are charged to operations as incurred. When property and equipment is disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gains or losses are included in results of operations.

                        WORK SAFE SUPPLY COMPANY, INC.

 FAIR VALUE OF FINANCIAL INSTRUMENTS

  The carrying amounts reported in the balance sheets for cash, trade accounts receivable, accounts payable and accrued expenses and other liabilities approximate fair value due to the immediate to short-term maturity of these financial instruments. The fair value of long-term debt is determined using current interest rates for similar type instruments and approximates the carrying value of the debt as of December 31, 1997.

 CONCENTRATION OF CREDIT RISK

  Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of trade accounts receivable from construction customers. Concentrations of credit risk with respect to trade accounts receivable are limited due to the large number of customers and the Company's geographic dispersion. The Company performs credit evaluations of its customers' financial condition and generally does not require collateral on accounts receivable. The Company maintains an allowance for doubtful accounts on its receivables based upon expected collectibility. The allowance for doubtful accounts was $174,000 and $198,000 at December 31, 1996 and 1997, respectively.

 RENTAL REVENUES

  Rental revenues are recognized ratably over the lease term. Sales revenues are recognized at the point of delivery.

 INCOME TAXES

  The Company has elected S corporation status under the U.S. Internal Revenue Code. Pursuant to this election, the Company's income, deductions and credits are reported on the income tax returns of its stockholders for federal purposes and, accordingly, no provision for federal income taxes has been made. Pro forma income taxes reflected on the statement of operations have been calculated at the federal statutory rate of 34%.

 RELATED PARTY TRANSACTIONS

  The Company has participated in certain transactions with related parties as disclosed in the notes to these consolidated financial statements.

2. RENTAL EQUIPMENT

  Rental equipment consists of the following at December 31, (in thousands):

                                                                  1996    1997
                                                                 ------  ------
      Rental equipment.......................................... $3,415  $4,767
      Less: accumulated depreciation............................ (1,990) (2,784)
                                                                 ------  ------
      Rental equipment, net..................................... $1,425  $1,983
                                                                 ======  ======

  Depreciation expense on rental equipment totaled $601,000, $683,000 and $835,000 for the years ended December 31, 1995, 1996 and 1997, respectively.

                        WORK SAFE SUPPLY COMPANY, INC.

3. PROPERTY AND EQUIPMENT

  Property and equipment, net, consists of the following at December 31, (in thousands):

                                                                     1996  1997
                                                                     ----  ----
      Land.......................................................... $  7  $  7
      Building......................................................  110   110
      Shop equipment................................................  160   166
      Office equipment..............................................   77    91
      Vehicles......................................................  450   336
                                                                     ----  ----
      Total property and equipment, at cost.........................  804   710
      Less: accumulated depreciation................................ (480) (441)
                                                                     ----  ----
      Property and equipment, net................................... $324  $269
                                                                     ====  ====

  Depreciation expense on property and equipment totaled $78,000, $115,000 and $80,000 for the years ended December 31, 1995, 1996 and 1997, respectively.

4. PREPAID AND OTHER ASSETS

  Prepaid and other assets consists of the following December 31, (in thousands):

                                                                      1996 1997
                                                                      ---- ----
      Notes receivable, related party................................ $--  $120
      Other assets...................................................  27    71
                                                                      ---  ----
                                                                      $27  $191
                                                                      ===  ====

  Notes receivable consists of a non-interest bearing related party receivable with annual payments of $24,000 due on June 1 of each year, commencing on June 1, 1998.

5. ACCRUED EXPENSES AND OTHER LIABILITIES

  Accrued expenses and other liabilities consist of the following at December 31, (in thousands):

                                                                      1996 1997
                                                                      ---- ----
      Accrued expenses............................................... $ 26 $ 41
      Accrued salaries and benefits..................................   49   57
      Accrued state taxes............................................   61   96
      Other liabilities..............................................   21   13
                                                                      ---- ----
                                                                      $157 $207
                                                                      ==== ====

6. EMPLOYEE BENEFIT PLANS

  The Company sponsors a profit sharing and 401(k) plan (the "Plan") in which employees meeting eligibility requirements may elect to participate. Company contributions to the Plan are discretionary and employee vesting in Company contributions occur ratably over a six year period. Company contributions totaled $34,000, $49,000 and $42,000 for the years ended December 31, 1995, 1996 and 1997, respectively.

                        WORK SAFE SUPPLY COMPANY, INC.

7. RELATED PARTY TRANSACTIONS

  The Company has unsecured notes payable due to shareholders totaling $798,000 and $579,000 at December 31, 1996 and 1997, respectively. The notes payable are non-interest bearing and payable upon demand. Imputed interest on the notes payable is calculated using published Applicable Federal Rates (AFR) in effect during the periods. Imputed interest totaled $34,000, $43,000 and $34,000 for the years ended December 31, 1995, 1996 and 1997, respectively.

  Effective March 1997, the Company entered into a lease agreement for office space with its shareholders on a month-to-month basis for $3,000 per month. Rent expense under this obligation totaled $36,000 for the year ended December 31, 1997.

8. COMMITMENTS AND CONTINGENCIES

  The Company has entered various vehicle and equipment operating leases with third parties which expire at various dates through January 2001. The Company has also entered into operating leases with related and third parties for office space which expire at various dates through December 2000. Rental expense incurred by the Company related to these leases totaled $69,000, $97,000 and $111,000 for the years ended December 31, 1995, 1996 and 1997, respectively.

  Future minimum rental commitments as of December 31, 1997 under noncancelable operating leases are (in thousands):

      1998...............................................................  $115
      1999...............................................................    73
      2000...............................................................    29
      2001...............................................................     2
                                                                          -----
                                                                           $219
                                                                          =====

9. SUBSEQUENT EVENTS

  On February 15, 1998, the Company's shareholders sold substantially all of the assets of the Company to National Equipment Services, Inc., for approximately $7.6 million.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders of
Genpower Pump & Equipment, Inc. and the
Board of Directors of
National Equipment Services, Inc.

  In our opinion, the accompanying balance sheet and the related statements of operations, of cash flows and of changes in stockholders' equity present fairly, in all material respects, the financial position of Genpower Pump & Equipment, Inc. at December 31, 1997, and the results of its operations and its cash flows for the year ended December 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

/s/ PRICE WATERHOUSE LLP

Houston, Texas
March 3, 1998

                        GENPOWER PUMP & EQUIPMENT, INC.

                                 BALANCE SHEET

                               DECEMBER 31, 1997
                                 (IN THOUSANDS)

ASSETS
 Cash and cash equivalents............................................. $   20
 Accounts receivable, net..............................................  2,073
 Inventory.............................................................    561
 Rental equipment, net.................................................  1,920
 Property and equipment, net...........................................    192
 Deferred tax asset....................................................     44
                                                                        ------
   Total assets........................................................ $4,810
                                                                        ======
LIABILITIES AND STOCKHOLDERS' EQUITY
 Accounts payable...................................................... $  699
 Accrued expenses and other liabilities................................    799
 Debt..................................................................    833
 Notes payable--related parties........................................    176
                                                                        ------
   Total liabilities...................................................  2,507
                                                                        ------
Commitments and contingencies (Note 9)
Common stock, $1.00 par value; 1,000,000 shares authorized; 10,000
 shares issued and outstanding.........................................     10
Retained earnings......................................................  3,233
Treasury stock (Note 1)................................................   (940)
                                                                        ------
   Total stockholders' equity..........................................  2,303
                                                                        ------
   Total liabilities and stockholders' equity.......................... $4,810
                                                                        ======


   The accompanying notes are an integral part of these financial statements.

                        GENPOWER PUMP & EQUIPMENT, INC.

                            STATEMENT OF OPERATIONS

                          YEAR ENDED DECEMBER 31, 1997
                                 (IN THOUSANDS)

REVENUES:
 Rental revenues....................................................... $ 7,110
 Rental equipment sales................................................     161
 New equipment sales...................................................   4,393
 Other.................................................................     437
                                                                        -------
   Total revenues......................................................  12,101
                                                                        -------
COST OF REVENUES:
 Rental equipment expenses.............................................   1,344
 Rental equipment depreciation.........................................     560
 Cost of rental equipment sales........................................     111
 Cost of new equipment sales...........................................   3,108
 Direct operating expenses.............................................   1,519
                                                                        -------
   Total cost of revenues..............................................   6,642
                                                                        -------
Gross profit...........................................................   5,459
Selling, general and administrative expenses...........................   2,797
Nonrental depreciation and amortization................................      37
                                                                        -------
Operating income.......................................................   2,625
Other income, net......................................................      13
Interest expense, net..................................................    (103)
                                                                        -------
Income before income taxes.............................................   2,535
Income tax expense.....................................................     859
                                                                        -------
Net income............................................................. $ 1,676
                                                                        =======



   The accompanying notes are an integral part of these financial statements.

                        GENPOWER PUMP & EQUIPMENT, INC.

                  STATEMENT OF CHANGES IN STOCKHOLDER'S EQUITY
                                 (IN THOUSANDS)

                                                     TREASURY
                                     COMMON STOCK      STOCK
                                     ------------- --------------
                                            STATED         STATED  RETAINED
                                            VALUE  SHARES  VALUE   EARNINGS TOTAL
                                     SHARES ------ ------  ------  -------- ------
Balance at December 31, 1996........   10    $ 10     (3)  $(940)   $1,557  $  627
Net income..........................                                 1,676   1,676
                                      ---    ----  -----   -----    ------  ------
Balance at December 31, 1997........   10    $ 10     (3)  $(940)   $3,233  $2,303
                                      ===    ====  =====   =====    ======  ======





   The accompanying notes are an integral part of these financial statements.

                        GENPOWER PUMP & EQUIPMENT, INC.

                            STATEMENT OF CASH FLOWS

                          YEAR ENDED DECEMBER 31, 1997
                                 (IN THOUSANDS)

OPERATING ACTIVITIES:
 Net income............................................................ $1,676
 Adjustments to reconcile net income to net cash provided by operating activities:
  Depreciation and amortization........................................    597
  Gain on sale of equipment............................................    (37)
  Changes in operating assets and liabilities:
   Accounts receivable................................................. (1,250)
   Inventory...........................................................   (329)
   Prepaid and other assets............................................     (3)
   Accounts payable....................................................    237
   Accrued expenses and other liabilities..............................    389
                                                                        ------
Net cash provided by operating activities..............................  1,280
                                                                        ------
INVESTING ACTIVITIES:
 Purchases of rental equipment......................................... (1,317)
 Proceeds from sale of rental equipment................................    205
 Purchases of property and equipment...................................     (9)
 Proceeds from sale of property and equipment..........................      8
                                                                        ------
Net cash used in investing activities.................................. (1,113)
                                                                        ------
FINANCING ACTIVITIES:
 Proceeds from debt....................................................    845
 Payments on debt...................................................... (1,532)
                                                                        ------
Net cash used in financing activities..................................   (687)
                                                                        ------
Net decrease in cash and cash equivalents..............................   (520)
Cash at beginning of period............................................    540
                                                                        ------
Cash at end of period.................................................. $   20
                                                                        ======
SUPPLEMENTAL NONCASH FLOW INFORMATION:
 Cash paid for federal income taxes.................................... $  139
                                                                        ======
 Cash paid for interest................................................ $  123
                                                                        ======

   The accompanying notes are an integral part of these financial statements.

                        GENPOWER PUMP & EQUIPMENT, INC.

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 1997

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 ORGANIZATION

  Genpower Pump & Equipment, Inc. ("Genpower") is a C Corporation primarily involved in the short-term rental and sales of pumps, generators, hoses, fittings and other related equipment to the petrochemical and construction industries. Genpower operates from nine separate locations along the Texas Gulf Coast. Genpower's executive offices are located in Deer Park, Texas.

 RENTAL REVENUES

  Rental revenues are recognized upon the return of the equipment for daily rentals, after 3 days for weekly rentals or after 17 days for monthly rentals. For rental contracts greater than one month, rental revenues are recognized notably over the contract period.

 CASH AND CASH EQUIVALENTS

  Cash and cash equivalents are highly liquid investments with original maturities of three months or less.

 INVENTORY

  Genpower's inventories primarily consist of items such as pumps and generators held for resale and hoses, fittings and other maintenance parts. Inventories are stated at the lower of cost, determined by the first-in, first-out method and replacement value or market.

 RENTAL EQUIPMENT

  Rental equipment is recorded at cost. Depreciation for rental equipment acquired is computed using the double-declining balance and straight-line methods over an estimated average seven-year useful life.

  Ordinary maintenance and repairs costs are charged to operations as incurred. When rental equipment is disposed of, the related cost and accumulated depreciation are removed from the respective accounts. Proceeds from the disposal and the related net book value of the equipment are recognized in the period of disposal and reported as revenue from rental equipment sales and cost of equipment sales in the statement of operations.

 PROPERTY AND EQUIPMENT

  Property and equipment is recorded at cost. Depreciation is computed using the double-declining balance and straight-line methods over the estimated useful lives of the assets.

  The estimated useful lives for property and equipment is seven years for machinery, five years for vehicles and five to seven years for furniture and fixtures.

  Ordinary maintenance and repairs costs are charged to operations as incurred. When property and equipment is disposed of, the related cost and accumulated depreciation are removed from the respective accounts and any gains or losses are included in results of operations.

                        GENPOWER PUMP & EQUIPMENT, INC.

 FAIR VALUE OF FINANCIAL INSTRUMENTS

  The carrying amounts reported in the combined balance sheets for trade accounts receivable, accounts payable and other liabilities approximate fair value due to the immediate to short-term maturity of these financial instruments. The fair value of notes receivable and notes payable using current interest rates for similar instruments at December 31, 1997 approximates their carrying value as the underlying instruments include provisions to adjust interest rates to approximate fair market value.

 CONCENTRATION OF CREDIT RISK

  Financial instruments that potentially subject Genpower to significant concentrations of credit risk consist primarily of trade accounts receivable from construction and industrial customers. Concentrations of credit risk with respect to trade accounts receivable are limited due to the large number of customers and Genpower's geographic dispersion. Genpower performs credit evaluations of its customers' financial condition and generally does not require collateral on accounts receivable. The allowance for doubtful accounts was $129,132 at December 31, 1997.

 TREASURY STOCK

  Genpower records its treasury stock using the cost method.

 ESTIMATES

  The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of certain assets and liabilities, and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the related reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

 ADVERTISING COSTS

  Genpower advertises primarily through trade journals. Advertising costs are expensed as incurred.

 INCOME TAXES

  Deferred income tax assets and liabilities are computed based on temporary differences between the financial statement and income tax bases of assets and liabilities using the enacted marginal income tax rate in effect for the year in which the differences are expected to reverse. Deferred income tax expenses or benefits are based on the changes in the deferred income tax assets or liabilities from period to period.

 RELATED PARTY TRANSACTIONS

  As disclosed in these financial statements, Genpower has participated in certain transactions with related parties.

2. INVENTORY

  Inventory consists of the following at December 31, 1997 (in thousands):

      Equipment............................................................ $309
      Parts and supplies...................................................  252
                                                                            ----
                                                                            $561
                                                                            ====

                        GENPOWER PUMP & EQUIPMENT, INC.

3. RENTAL EQUIPMENT

  Rental equipment consists of the following at December 31, 1997 (in thousands):

      Pumps............................................................ $ 2,053
      Air compressors..................................................     478
      Generators.......................................................     259
      Engines..........................................................     159
      Lite towers......................................................      80
      Hoses............................................................      75
      Compaction equipment.............................................      64
      Pipe plugs.......................................................      34
      Forklifts........................................................      23
      Trailers.........................................................      10
                                                                        -------
                                                                          3,235
      Less--accumulated depreciation...................................  (1,315)
                                                                        -------
                                                                        $ 1,920
                                                                        =======

  Depreciation expense for the year ended December 31, 1997 is $560,000.

4. PROPERTY AND EQUIPMENT

  Property and equipment consists of the following at December 31, 1997 (in thousands):

      Vehicles and delivery equipment.................................... $ 368
      Furniture and equipment............................................    33
                                                                          -----
                                                                            401
      Less--accumulated depreciation.....................................  (209)
                                                                          -----
                                                                          $ 192
                                                                          =====

  Depreciation expense for the year ended December 31, 1997 is $6,000.

5. ACCRUED EXPENSES AND OTHER LIABILITIES

  Accrued expenses and other liabilities consists of the following at December 31, 1997 (in thousands):

      Sales tax payable................................................... $ 18
      Payroll tax payable.................................................   27
      Federal income tax payable..........................................  754
                                                                           ----
                                                                           $799
                                                                           ====

                        GENPOWER PUMP & EQUIPMENT, INC.

6. DEBT

      Debt consists of the following at December 31, 1997 (in
       thousands):
      Floor plan payable to Honda, secured by rental equipment, finance charges ranging from 12% to 18%.................................  $  62
      Notes payable to Ingersol Rand, secured by rental equipment, payable through various dates ending December 2000, interest
       rate at prime plus 1% payable monthly...........................    176
      Notes payable to Gorman-Rupp, secured by rental equipment, payable through various dates ending March 2000, interest rates
       ranging from 8.25% to 9.5% payable monthly......................    335
      Term note payable to a bank, principal payable monthly plus interest at 9% payable monthly with the final payment due in
       February 1999...................................................    208
      Revolving line of credit of $500, interest payable monthly plus
       interest at 8.5% payable monthly................................     52
                                                                         -----
        Total debt.....................................................    833
      Less--current maturities.........................................   (611)
                                                                         -----
        Total long-term debt...........................................  $ 222
                                                                         =====

  The Company also has a revolving line of credit of $1,000,000 with no draws outstanding at December 31, 1997.

  On January 12, 1998, pursuant to the Purchase Agreement, all of the outstanding debt of the Company was paid off by NES.

  Maturities of long-term debt are as follows at December 31, 1997:

      1998................................................................. $611
      1999.................................................................  179
      2000.................................................................   43
                                                                            ----
                                                                            $833
                                                                            ====

7. INCOME TAXES

  The provision for income taxes is comprised of the following at December 31, 1997 (in thousands):

      Current provision................................................... $892
      Deferred credit.....................................................  (33)
                                                                           ----
                                                                           $859
                                                                           ====

  The provision for income taxes differs from the amount of income tax determined by applying the U.S. statutory federal income tax return of 34% to income before taxes as a result of nondeductible entertainment expenses.

  The deferred income tax assets consists of the increase in allowance for doubtful accounts, which is not deductible for tax purposes until the accounts are written off the books.

                        GENPOWER PUMP & EQUIPMENT, INC.

8. COMMITMENTS AND CONTINGENCIES

 OPERATING LEASES

  Genpower leases certain facilities and vehicles under operating leases which contain renewal options and provide for periodic cost-of-living adjustments. Rental expense was $65,083 for the year ended December 31, 1997.

  Future minimum rental commitments at December 31, 1997 under noncancelable operating leases are (in thousands):

      1998................................................................. $198
      1999.................................................................   32
                                                                            ----
                                                                            $230
                                                                            ====

 LEGAL MATTERS

  Genpower is party to legal proceedings and potential claims in the ordinary course of its business. Management believes that the ultimate resolution of these matters will have no material adverse effect on Genpower's financial position, results of operations or cash flows.

9. RELATED PARTY TRANSACTIONS

  Genpower entered into an agreement in February 1996 with two of its stockholders for the acquisition of approximately one-third of its common stock. Consideration for the stock and a covenant not to compete was $800,000 in cash and subordinated notes payable for $200,000 due and paid in February 1997.

  Genpower's stockholders advanced the company $284,603 at June 1997. The amount payable at December 31, 1997 was $175,996.

  Genpower leases its Texas City location from a related party for $1,600 per month. The Company also provides the services of two employees to the related party at no charge. Salaries of the employees as of December 31, 1997 were approximately $66,401.

10. SUBSEQUENT EVENT

  On January 12, 1998, Genpower's owners sold all of the outstanding common stock to NES Acquisition Corp., a wholly-owned subsidiary of National Equipment Services, Inc. for a $7,614,500 cash payment (subject to a customary purchase price adjustment mechanism), a promissory note in the principal amount of $235,500 and the assumption of certain liabilities and obligations.

                         INDEPENDENT AUDITORS' REPORT

Board of Directors
Cormier Equipment Corporation:

  We have audited the accompanying balance sheets of Cormier Equipment Corporation as of December 31, 1997 and 1996, and the related statements of earnings and retained earnings and cash flows for the years ended December 31, 1997, 1996 and 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cormier Equipment Corporation as of December 31, 1997 and 1996, and the results of its operations and its cash flows for the years ended December 31, 1997, 1996 and 1995 in conformity with generally accepted accounting principles.

/s/ Albin, Randall & Bennett, Certified Public Accountants
Lewiston, Maine
February 3, 1998
(Except for Note 8, as to which the date is March 4, 1998)

                         CORMIER EQUIPMENT CORPORATION

                                 BALANCE SHEETS

                           DECEMBER 31, 1996 AND 1997

                                                           1996        1997
                                                        ----------- -----------
ASSETS
Current Assets:
 Cash.................................................. $     4,500 $     4,703
 Trade receivables, net of allowance for doubtful
  accounts of $82,670 in 1997 and $151,368 in 1996.....   2,208,216   2,152,042
 Notes receivable--current portion.....................         -0-      39,453
 Merchandise inventories...............................     723,366   1,838,379
 Prepaid expenses and deposits.........................      32,813      29,814
                                                        ----------- -----------
   Total current assets................................   2,968,895   4,064,391
                                                        ----------- -----------
Small tools, net of amortization.......................       1,518       9,548
                                                        ----------- -----------
Equipment held for rental:
 Construction equipment................................  14,664,968  14,971,691
 Less accumulated depreciation.........................   9,519,326  10,106,937
                                                        ----------- -----------
   Net equipment held for rental.......................   5,145,642   4,864,754
                                                        ----------- -----------
Property and equipment:
 Land..................................................      63,500      63,500
 Buildings.............................................     244,818     244,818
 Leasehold improvements................................     321,337     414,641
 Transportation equipment..............................     920,154     958,197
 Shop equipment........................................     109,032     107,104
 Office equipment and furniture........................     306,301     318,118
                                                        ----------- -----------
                                                          1,965,142   2,106,378
 Less accumulated depreciation.........................     896,180   1,109,089
                                                        ----------- -----------
   Net property and equipment..........................   1,068,962     997,289
                                                        ----------- -----------
Other assets:
 Notes receivable, less current portion................         -0-     164,072
 Cash surrender value of life insurance................       2,940       2,440
                                                        ----------- -----------
   Total other assets..................................       2,940     166,512
                                                        ----------- -----------
                                                        $ 9,187,957 $10,102,494
                                                        =========== ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Note payable--line of credit..........................   1,510,616  $3,179,734
 Current portion of long-term debt.....................     968,518     434,531
 Current portion of capital lease obligations..........      19,215      39,972
 Accounts payable......................................     606,982     397,809
 State income taxes payable............................      64,684      41,815
 Accrued payroll and other expenses....................     502,551     638,473
                                                        ----------- -----------
   Total current liabilities...........................   3,672,566   4,732,334
                                                        ----------- -----------
Long-term liabilities:
 Long-term debt, less current portion..................      85,200     635,864
 Capital lease obligations, less current portion.......      19,471       7,213
                                                        ----------- -----------
   Total long-term liabilities.........................     104,671     643,077
                                                        ----------- -----------
STOCKHOLDERS' EQUITY:
 Common stock $.10 par value, authorized 2,000,000
  shares; 784,000 shares issued; 588,000 and 783,000
  shares outstanding in 1997 and 1996..................      78,400      78,400
 Additional paid-in capital............................      24,416      24,416
 Retained earnings.....................................   5,310,414   6,111,355
                                                        ----------- -----------
                                                          5,413,230   6,214,171
 Less treasury stock at cost, 196,000 shares in 1997
  and 1,000 shares in 1996.............................       2,510   1,487,088
                                                        ----------- -----------
   Total stockholders' equity..........................   5,410,720   4,727,083
                                                        ----------- -----------
                                                        $ 9,187,957 $10,102,494
                                                        =========== ===========

                         CORMIER EQUIPMENT CORPORATION

                  STATEMENTS OF EARNINGS AND RETAINED EARNINGS

                  YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

                                             1995         1996         1997
                                          -----------  -----------  -----------
REVENUES:
 Rental income........................... $11,816,864  $12,092,502  $12,107,635
 Sales of equipment and supplies.........   3,822,109    3,915,875    3,519,304
                                          -----------  -----------  -----------
                                           15,638,973   16,008,377   15,626,939
                                          -----------  -----------  -----------
COST OF REVENUES:
 Equipment rental........................   1,780,180    1,472,319    1,515,490
 Depreciation and amortization...........   2,041,570    2,530,942    2,749,382
 Equipment and supplies..................   2,565,979    2,613,244    2,157,968
 Other costs and expenses................   3,852,981    3,968,434    4,066,539
                                          -----------  -----------  -----------
                                           10,240,710   10,584,939   10,489,379
                                          -----------  -----------  -----------
Gross profit.............................   5,398,263    5,423,438    5,137,560
Operating expenses.......................   2,975,747    3,324,143    3,287,112
                                          -----------  -----------  -----------
Operating income.........................   2,422,516    2,099,295    1,850,448
                                          -----------  -----------  -----------
OTHER INCOME (EXPENSE):
 Interest expense, net...................    (165,623)    (123,341)    (302,271)
 Gain on sale of fixed assets............      25,615       20,560       13,404
                                          -----------  -----------  -----------
   Total other income (expense)..........    (140,008)    (102,781)    (288,867)
                                          -----------  -----------  -----------
Earnings before state income taxes.......   2,282,508    1,996,514    1,561,581
State income taxes.......................      41,100       37,620        8,000
                                          -----------  -----------  -----------
Net earnings.............................   2,241,408    1,958,894    1,553,581
Retained earnings at beginning of year...   3,568,732    4,549,510    5,310,414
Distributions paid.......................  (1,260,630)  (1,197,990)    (752,640)
                                          -----------  -----------  -----------
Retained earnings at end of year......... $ 4,549,510  $ 5,310,414  $ 6,111,355
                                          ===========  ===========  ===========



                See accompanying notes to financial statements.

                         CORMIER EQUIPMENT CORPORATION

                            STATEMENTS OF CASH FLOWS

                     YEARS ENDED DECEMBER 31, 1997 AND 1996

                                             1995        1996         1997
                                          ----------  -----------  -----------
OPERATING ACTIVITIES:
 Net earnings............................  2,241,408    1,958,894  $ 1,553,581
 Adjustments to reconcile net earnings to
  net cash
  provided by operating activities:
  Depreciation and amortization..........  2,056,487    2,587,300    2,826,937
  (Decrease) increase in allowance for
   doubtful accounts.....................       (380)      39,248      (68,699)
  Gain on sale of fixed assets...........   (251,805)    (437,914)    (620,941)
  Decrease in cash surrender value of
   life insurance........................      1,334          -0-          500
  Decrease (increase) in operating
   assets:
   Trade receivables.....................   (300,242)     (18,154)     124,873
   Merchandise inventories...............    262,263      395,007   (1,115,013)
   Small tools...........................        -0-          -0-       (8,031)
   Prepaid expenses and deposits.........    (15,283)         (18)       2,999
  Increase (decrease) in operating
   liabilities:
   Accounts payable......................    401,313        3,690     (209,173)
   State income taxes payable............     12,857          (37)     (22,869)
   Accrued payroll and other expenses....    163,865     (143,603)     135,922
                                          ----------  -----------  -----------
      Net cash provided by operating
       activities........................  4,571,817    4,384,413    2,600,086
                                          ----------  -----------  -----------
INVESTING ACTIVITIES:
 Purchases of small tools................   (190,525)         -0-          -0-
 Purchase of equipment held for rental... (1,775,301)  (1,789,805)  (1,450,912)
 Purchase of property and equipment......   (323,996)    (609,914)    (212,440)
 Proceeds from sale of fixed assets......    353,272      539,651      851,632
 Loans made..............................        -0-          -0-     (203,525)
                                          ----------  -----------  -----------
      Net cash used for investing
       activities........................ (1,936,550)  (1,860,068)  (1,015,245)
                                          ----------  -----------  -----------
FINANCING ACTIVITIES:
 New borrowings (repayments) on line of
  credit.................................   (470,000)    (189,384)   1,669,118
 Principal payments on long-term
  liabilities............................   (900,219)  (1,148,302)  (1,016,538)
 Purchase of treasury stock..............        -0-          -0-   (1,484,578)
 Distributions paid...................... (1,260,630)  (1,197,990)    (752,640)
                                          ----------  -----------  -----------
      Net cash used for financing
       activities........................ (2,630,849)  (2,535,676)  (1,584,638)
                                          ----------  -----------  -----------
      Increase (decrease) in cash........      4,418      (11,331)         203
 Cash at beginning of year...............     11,413       15,831        4,500
                                          ----------  -----------  -----------
Cash at end of year......................     15,831        4,500  $     4,703
                                          ==========  ===========  ===========
SCHEDULE OF NONCASH INVESTING AND
 FINANCING ACTIVITIES:
 Purchase of equipment held for rental...  2,645,458    3,529,079   $2,492,626
 Less proceeds from long-term debt.......   (927,621)  (1,739,274)  (1,041,714)
                                          ----------  -----------  -----------
      Net cash paid for purchase of
       equipment held for rental.........  1,717,837    1,789,805  $ 1,450,912
                                          ==========  ===========  ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
 INFORMATION:
 Cash paid for interest..................    168,767      127,121  $   273,342
 Cash paid for state income taxes........     28,244       37,657       30,868

                See accompanying notes to financial statements.

                         CORMIER EQUIPMENT CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 OPERATIONS

  Cormier Equipment Corporation (the Company) rents and sells equipment and supplies to paper and construction industries located primarily in the eastern United States.

 ESTIMATES

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

 MERCHANDISE INVENTORIES

  Equipment and supplies held for sale are stated at the lower of cost (first-in, first-out) or market (net realizable value). Certain equipment in inventory which is rented on an interim basis is stated at cost reduced by a percentage of rental receipts.

 SMALL TOOLS

  The Company expensed small tools as purchased in 1997 and 1996. Prior to 1996 small tools were recorded at cost and amortized on a straight-line basis over twenty-four months. The effect of the new treatment of small tools was to increase cost of revenues and decrease net earnings by approximately $115,000 in 1996.

 EQUIPMENT HELD FOR RENTAL

  Construction equipment is stated at cost. Depreciation is computed using accelerated methods over the estimated lives of the assets.

 PROPERTY AND EQUIPMENT

  Property and equipment are stated at cost. Depreciation is computed using estimated service lives of the respective assets using both straight-line and accelerated methods.

 INCOME TAXES

  The Company has elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code. Under those provisions, the Company does not pay federal corporate income taxes on its taxable income. Instead, the stockholders are liable for individual income taxes on their respective share of the Company's taxable income.

 ADVERTISING COSTS

  Advertising costs are generally charged to operations in the year incurred and totaled approximately $29,500, $34,000 and $35,000 for the years ended December 31, 1995, 1996 and 1997, respectively.

2. NOTES RECEIVABLE

  Notes receivable are due from partnerships whose partners are also company shareholders. The notes, totaling $203,525 at December 31, 1997, provide for monthly payments, including interest at 8.75%, over a period of five years.

3. INDEBTEDNESS

  The Company has a $6,000,000 revolving equipment line of credit of which $2,820,266 was unused at December 31, 1997. Advances on the credit line are payable on demand and bear interest at the Wall Street Journal base rate, 8.5% at December 31, 1997. The credit line is secured by inventory, trade receivables, machinery and equipment, and furniture and fixtures.

                         CORMIER EQUIPMENT CORPORATION

  Long-term debt consists of the following:

                                                             1996       1997
                                                           --------- ----------
      Installment notes payable with monthly installments
       of varying amounts, including interest, secured by
       specific equipment and vehicles, certain notes are
       with 0% interest, others are with interest ranging
       from 6.0% to 8.25%................................. 1,053,718 $1,070,395
      Less current portion of long-term debt..............   968,518    434,531
                                                           --------- ----------
                                                              85,200 $  635,864
                                                           ========= ==========

  Future maturities of long-term debt are as follows:

      1998............................................................. $434,531
      1999.............................................................  356,712
      2000.............................................................  279,152

4. CAPITAL LEASE OBLIGATIONS

  Included in property and equipment are office equipment at a cost of $57,464 and construction equipment at a cost of $43,610 which were acquired under capital lease agreements. Future minimum lease payments under the capital leases are as follow:

      1998............................................................. $39,972
      1999.............................................................   7,213
                                                                        -------
        Total minimum lease payments................................... $47,185
                                                                        =======

5. LEASE COMMITMENTS

  The Company presently leases four of its operating locations under operating lease agreements with partnerships whose partners are also company shareholders. These four operating leases and other real estate rental obligations currently require monthly rental payments of $25,000 with various provisions for increases and renewals. Rent expense was $274,000, $298,500, and $318,175, for the years ended December 31, 1995, 1996, and 1997, respectively.

  Minimum future lease obligations are as follows:

      1998............................................................ $300,015
      1999............................................................   25,885
      2000............................................................    8,325
                                                                       --------
        Total minimum future lease obligations........................ $334,225
                                                                       ========

6. BENEFIT PLAN

  The Company sponsors a 401(k) savings and profit-sharing plan covering substantially all employees as eligibility requirements are met. The Company makes payments to the plan, in proportion to voluntary employee contributions. Employer contributions were $14,442 for 1995, $18,103 for 1996 and $21,215 for 1997.

7. RELATED PARTY TRANSACTIONS

  During the normal course of business, the Company rents equipment from the Walton Company, which has certain common shareholders. Equipment rentals from Walton Company totaled approximately $356,000 in 1995, $355,000 in 1996 and $373,000 in 1997.

8. SUBSEQUENT EVENTS

  On March 4, 1998, the Company's stockholders sold substantially all of the assets of the Company for an amount in excess of book value.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
The Modern Group, Inc.
Beaumont, Texas

  We have audited the accompanying balance sheets of Dragon Rentals (a wholly owned division of The Modern Group, Inc.--a Texas Corporation) as of December 31, 1996 and 1997, and the related statements of income and expenses, and cash flows for the years then ended. These financial statements are the responsibility of the Division's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Dragon Rentals as of December 31, 1996 and 1997, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

/s/ LAWRENCE, BLACKBURN MEEK MAXEY & CO. P.C.

Beaumont, Texas
March 3, 1998

                                 DRAGON RENTALS

                                 BALANCE SHEETS

                                                              DECEMBER 31,
                                                         ----------------------
                                                            1996       1997
                                                         ---------- -----------
ASSETS:
 Cash and cash equivalents.............................. $   38,477 $    46,065
 Accounts receivable, net of allowance for doubtful
  accounts of $268,000 and $152,000, respectively.......  1,534,297   3,105,747
 Accounts receivable-related party......................     19,000     144,651
 Inventory..............................................                 86,150
 Merchandise for resale.................................    691,203
 Rental equipment, net..................................  2,286,286  11,718,619
 Property and equipment, net............................    418,221     853,151
 Prepaid and other assets...............................     52,709      66,851
                                                         ---------- -----------
   Total assets......................................... $5,040,193 $16,021,234
                                                         ========== ===========
LIABILITIES:
 Accounts payable....................................... $  219,340 $   268,489
 Revolving line of credit...............................              1,793,774
 Accrued interest.......................................      5,215     118,432
 Accrued expenses and other liabilities.................    989,693     716,788
 Accrued expense-related party..........................    308,969      25,107
 Capital leases payable.................................                 86,185
 Income tax payable.....................................     36,759
 Deferred income taxes..................................    423,400     635,000
 Debt...................................................  1,509,368   9,898,312
                                                         ---------- -----------
   Total liabilities....................................  3,492,744  13,542,087
                                                         ---------- -----------
 Divisional Equity......................................  1,547,449   2,479,147
                                                         ---------- -----------
   Total liabilities and divisional equity.............. $5,040,193 $16,021,234
                                                         ========== ===========



   The accompanying notes are an integral part of these financial statements.

                                 DRAGON RENTALS

                       STATEMENTS OF INCOME AND EXPENSES

                                                         YEARS ENDED DECEMBER
                                                                 31,
                                                        -----------------------
                                                           1996        1997
                                                        ----------  -----------
REVENUES:
 Rental revenues....................................... $4,978,701  $ 8,907,284
 Other.................................................  1,199,807    1,656,880
                                                        ----------  -----------
   Total revenues......................................  6,178,508   10,564,164
                                                        ----------  -----------
COST OF REVENUES:
 Rental equipment expenses.............................  3,674,471    4,061,952
 Rental equipment depreciation.........................    353,224      844,581
 Direct operating expenses.............................    708,751    1,159,865
                                                        ----------  -----------
   Total cost of revenues..............................  4,736,446    6,066,398
                                                        ----------  -----------
Gross profit...........................................  1,442,062    4,497,766
Selling, general and administrative expenses...........    869,878    2,165,785
Non-rental depreciation and amortization...............     46,526       59,000
                                                        ----------  -----------
Operating income.......................................    525,658    2,272,981
Other income (expense), net............................   (102,501)    (669,922)
Interest income (expense), net.........................   (161,537)    (674,811)
                                                        ----------  -----------
Income before income taxes.............................    261,620      928,248
Income tax expense.....................................     90,641      211,600
                                                        ----------  -----------
Net income............................................. $  170,979  $   716,648
                                                        ==========  ===========




   The accompanying notes are an integral part of these financial statements.

                                 DRAGON RENTALS

                            STATEMENTS OF CASH FLOWS

                                                     YEARS ENDED DECEMBER 31,
                                                     -------------------------
                                                        1996          1997
                                                     -----------  ------------
OPERATING ACTIVITIES:
 Net income......................................... $   170,979  $    716,648
 Adjustments to reconcile net income to net cash
  provided by operating activities:
  Depreciation and amortization.....................     399,920       903,578
  Gain on sale of equipment.........................     (46,986)      (10,878)
  Provision for doubtful accounts...................     (19,912)      257,562
 Changes in operating assets and liabilities:
  Accounts receivable...............................    (572,619)   (1,829,012)
  Accounts receivable--related party................           0      (125,651)
  Inventory.........................................    (232,490)      (86,150)
  Merchandise for resale............................           0       691,203
  Prepaid and other assets..........................     (13,181)      (14,142)
  Accounts payable..................................     492,074        49,149
  Accrued interest..................................           0       113,217
  Accrued expenses and other liabilities............     289,407      (259,092)
  Accrued expenses--related party...................           0      (283,862)
  Income tax payable................................           0       (36,759)
  Deferred income taxes.............................     (71,337)      211,600
                                                     -----------  ------------
Net cash provided by operating activities...........     395,855       297,411
                                                     -----------  ------------
INVESTING ACTIVITIES:
 Purchases of rental equipment......................    (749,748)  (10,140,812)
 Purchases of property and equipment................     (49,000)     (689,280)
 Proceeds from sale of property and equipment.......      65,221        70,129
                                                     -----------  ------------
Net cash used in investing activities...............    (733,527)  (10,759,963)
                                                     -----------  ------------
FINANCING ACTIVITIES:
 Net advances on line of credit.....................           0     1,793,774
 Capital contributions..............................       5,768             0
 Proceeds from long-term debt.......................   1,894,367    11,550,621
 Payments on long-term debt.........................  (1,529,650)   (2,960,440)
 Proceeds from capital leases.......................           0       120,947
 Payments of capital lease obligations..............           0       (34,762)
                                                     -----------  ------------
Net cash provided by financing activities...........     370,485    10,470,140
                                                     -----------  ------------
Net increase in cash and cash equivalents...........      32,813         7,588
Cash and cash equivalents at beginning of period....       5,664        38,477
                                                     -----------  ------------
Cash and cash equivalents at end of period.......... $    38,477  $     46,065
                                                     ===========  ============
SUPPLEMENTAL NON-CASH FLOW INFORMATION:
 Cash paid for interest............................. $   166,034  $    675,057
                                                     ===========  ============
 Cash paid for income taxes......................... $   161,978  $     36,759
                                                     ===========  ============

   The accompanying notes are an integral part of these financial statements.

                                DRAGON RENTALS

                         NOTES TO FINANCIAL STATEMENTS

                          DECEMBER 31, 1997 AND 1996

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 NATURE OF BUSINESS

  Dragon Rentals (a wholly owned division of The Modern Group, Inc.) engages primarily in the rental of storage containers to the waste disposal industry in southeast Texas and southern Louisiana.

 ACCOUNTING BASIS

  The Division utilizes the accrual method of accounting for financial statement reporting and the cash method for federal income tax purposes. Under the accrual method, revenue is recognized when earned instead of when received and expenses are recognized when incurred instead of when actually paid.

 PROPERTY AND DEPRECIATION

  Property and equipment are carried at cost. Depreciation is computed on the straight-line method for financial reporting purposes and accelerated methods for income tax purposes. Financial statement depreciation expense was $399,920 and $903,578 for the periods ended December 31, 1996 and 1997, respectively.

 INCOME TAX

  Deferred income taxes are provided in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Deferred taxes provided for accumulated temporary differences due to basis differences for assets and liabilities for financial reporting and income tax purposes. The Division's temporary differences are due to accelerated depreciation for tax purposes over financial reporting purposes and the use of the cash method for federal income tax reporting.

 ALLOWANCE FOR DOUBTFUL ACCOUNTS

  The Division establishes an allowance for uncollectible trade accounts receivable based on historical collection experience and management's evaluation of collectibility of outstanding accounts receivable. The allowance for doubtful accounts was $152,600 and $268,000 as of December 31, 1996 and 1997, respectively.

 CASH

  For purpose of the cash flow statements, cash includes operating funds on deposit at the bank.

 CONCENTRATION OF RISK

  The division has deposits in financial institutions that may, from time to time, exceed the $100,000 federally insured limits.

 CONCENTRATIONS OF CREDIT

  The Division's services are primarily provided to customers throughout the Southeast Texas region; mainly within the petro-chemical industry and are subject to the economic sensitive industry cycles as such.

 RECLASSIFICATIONS

  Certain reclassifications have been made to the 1996 financial statements to conform with the 1997 financial statement presentation. Such reclassifications have had no effect on net earnings as previously reported.

                                DRAGON RENTALS

 ADVERTISING

  The Division has elected to expense advertising costs as incurred. Advertising expense was $90,944 and $81,264 for the periods ended December 31, 1996 and 1997, respectively.

 ESTIMATES

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

 INVENTORIES

  Inventories are stated at the lower of cost or market with costs charged to jobs determined by the weighted average cost method.

NOTE 2--LONG-TERM DEBT

                                                            1996       1997
                                                         ---------- ----------
      Initial term loan with Wells Fargo Bank, secured
       by accounts receivable, general intangibles,
       inventory, and equipment and fixtures. The note
       is payable in monthly installments of $141,047,
       including interest of 1.00% above bank prime,
       with a due date of July 19, 2000.                 $          $9,872,572
      Equipment acquisition note with Wells Fargo Bank,
       secured by accounts receivable, general
       intangibles, inventory, and equipment and
       fixtures. The note is payable in monthly
       installments of $15,285, including interest of
       1.00% above bank prime, with a due date of July
       19, 2000.                                                     1,710,852
      Note payable for general insurance, secured by
       contractor equipment. The note is payable in
       monthly installments of $1,063, including
       interest, maturing in January, 1999.                             13,812
      Notes payable to individuals, collateralized by
       equipment. The notes are payable in various
       installments, including interest from 11.25% to
       14.68%, maturing in of before December, 1999.        358,670     97,267
      Note payable to Community Bank, collateralized by
       equipment. The note is payable in monthly
       installments of $38,812, including interest at
       10.75%, maturing in April, 1997.                   1,125,548
      Notes payable to Ford Motor Credit, secured by a
       vehicle, payable in monthly installments of
       $1,104, including interest at 9.00%, maturing in
       November, 1997.                                       23,222
      Note payable to GMAC, secured by a vehicle,
       payable in monthly installments of $668,
       including interest at 11.75%, maturing in March,
       1997............................................       1,928
                                                         ---------- ----------
                                                          1,509,368 11,694,503
      Less amount allocated to manufacturing division..              1,796,191
                                                         ---------- ----------
                                                         $1,509,368 $9,898,312
                                                         ========== ==========

                                DRAGON RENTALS

  A schedule of maturities of long-term debt is as follows for the year ended December 31, 1997:

      1998.......................................................... $ 1,957,936
      1999..........................................................   1,904,866
      2000..........................................................   7,831,701
      2001 and thereafter...........................................           0
                                                                     -----------
                                                                     $11,694,503
                                                                     ===========

NOTE 3--NOTE PAYABLE--ACCOUNTS RECEIVABLE FINANCING:

  In accordance with the asset-based financing arrangement, Wells Fargo (lender) advances funds to the Division upon receipt of the customer account and reduces the accumulated advances upon collection of the account. Interest is payable monthly at the prime rate plus 1/2%. The agreement expires on July 19, 2000. The note payable is secured by a general business security agreement on all assets of the Division. The amount outstanding on this note was $1,793,774 at December 31, 1997.

NOTE 4--RELATED PARTY TRANSACTIONS:

  The Division has identified the following related party transactions with management and companies in which management has full ownership:

    (1) The Division provides personnel and administrative services and shares certain building expenses with a related company, Modern, Inc. Prior to August 1, 1997 all personnel and management services cost were borne by Modern, Inc.

    As of December 31, 1997, Modern, Inc. owned Dragon Rentals $125,651.

    As of December 31, 1996, Dragon Rentals owed Modern, Inc. $308,969.

    (2) At December, 31, 1997 and 1996, Dragon Rentals had a $19,000 note receivable from Will Crenshaw, the sole shareholder of Modern, Inc., a related party.

    (3) The Division has a lease agreement with Will Crenshaw, sole shareholder of Modern, Inc., for the rental of yard space to hold containers when they are not out on rent. At December 31, 1997 the Division owed accrued rent of $25,000 to Mr. Crenshaw.

NOTE 5--ECONOMIC DEPENDENCE:

  Historically, the Division purchased 100% of the waste containers used in its business from Modern, Inc., a related party. For the years ended December 31, 1996 and 1997, the Division had purchases of $657,500 and $1,864,486, respectively. However, on July 19, 1997, the Division purchased the manufacturing facility from Modern, Inc., and from that point forward began manufacturing the container boxes. This restructuring enabled the Division to become more efficient by building container boxes at a lessor cost.

NOTE 6--INCOME TAXES:

  In accordance with the provisions of Statement of Financial Accounting Standards No. 109, " Accounting for Income Taxes", the Division has reflected the tax consequences on future years differences between the tax basis of assets and liabilities and their financial reporting amounts.

  The sources of deferred income taxes and the tax effect of each follows:

                                                            1996      1997
                                                          -------- -----------
      Accumulated depreciation temporary differences..... $407,287 $   998,157
      Effect of cash method of accounting................   16,113     699,273
      Net operating loss carryforward....................           (1,062,430)
                                                          -------- -----------
                                                          $423,400 $   635,000
                                                          ======== ===========

                                DRAGON RENTALS

  The components of corporate income tax expense are as follows for the year ended December 31:

                                                                 1996     1997
                                                                ------- --------
      Current tax expense...................................... $36,759 $
      Deferred tax expense.....................................  53,882  211,600
                                                                ------- --------
                                                                $90,641 $211,600
                                                                ======= ========

NOTE 7--PROPERTY AND EQUIPMENT:

                                                            1996        1997
                                                          ---------  ----------
      Land improvements.................................. $  21,668  $   21,668
      Building...........................................                13,458
      Machinery and equipment............................    64,851     155,998
      Furniture and fixtures.............................    18,842      31,388
      Autos and trucks...................................   587,922   1,053,315
      Capital jobs in progress...........................                41,031
                                                          ---------  ----------
                                                            693,283   1,316,858
      Accumulated depreciation...........................  (275,062)   (463,707)
                                                          ---------  ----------
                                                          $ 418,221  $  853,151
                                                          =========  ==========

NOTE 8--RENTAL EQUIPMENT:

                                                           1996        1997
                                                        ----------  -----------
      Rental Equipment................................. $2,875,021  $12,977,642
      Accumulated depreciation.........................   (588,735)  (1,259,023)
                                                        ----------  -----------
                                                        $2,286,286  $11,718,619
                                                        ==========  ===========

NOTE 9--OPERATING LEASE OBLIGATIONS:

  The Division conducts its operations in southeast Texas and southern Louisiana from leased facilities with varying terms ranging from one year to five years. The leases provide for renewal options ranging from four years to nine years. The Division also has incurred a certain operating lease for equipment used in its operations. The lease has a term of five years. Future minimum obligations at December 31, 1997 are as follows:

      1998.......................................................... $  231,900
      1999..........................................................    229,600
      2000..........................................................    181,500
      2001..........................................................    660,000
      2002 and thereafter...........................................     30,000
                                                                     ----------
        Total minimum lease payments required....................... $1,333,000
                                                                     ==========

NOTE 10--CAPITAL LEASE OBLIGATIONS:

  During 1997, the Division acquired equipment under the provisions of long-term leases. For financial reporting purposes, minimum lease payments relating to the equipment have been capitalized. The leases expire in or before February, 2000. The leased property under the capital leases as of December 31, 1997 has a cost of $120,947 accumulated amortization of $9,664 and a net book value of $111,283. Amortization of the leased property is included in depreciation expense.

                                DRAGON RENTALS

  The future minimum lease payments under the capital leases and the net present value of the future lease payments at December 31, 1997 are as follows:

      Total minimum lease payments..................................... $95,952
      Less amount representing interest................................   9,767
                                                                        -------
      Present value of net minimum lease payments...................... $86,185
                                                                        =======

NOTE 11--PREPAID AND OTHER ASSETS:

  Prepaid and other assets consists of the following at December 31,

                                                                 1996    1997
                                                                ------- -------
      Prepaid insurance........................................ $ 4,699 $21,353
      Prepaid real estate taxes................................   8,482
      Deferred charges.........................................          15,970
      Other receivable.........................................   9,528   9,528
      Rental lease deposits....................................  30,000  20,000
                                                                ------- -------
                                                                $52,709 $66,851
                                                                ======= =======

NOTE 12--ACCRUED EXPENSES AND OTHER LIABILITIES:

  Accrued expenses and other liabilities consists of the following at December
31,

                                                                 1996     1997
                                                               -------- --------
      Payable to investors.................................... $721,052 $
      Customer deposits.......................................   76,136
      Accrued expenses........................................   77,859  346,814
      Accrued franchise tax...................................    8,721
      Accrued payroll.........................................           102,458
      Accrued sales tax.......................................  105,925  267,517
                                                               -------- --------
                                                               $989,693 $716,789
                                                               ======== ========

NOTE 13--INVENTORY:

  Inventory consist of the following at December 31, 1997:

      Steel............................................................. $18,916
      Purchased parts...................................................  56,794
      Work in process...................................................  10,440
                                                                         -------
                                                                         $86,150
                                                                         =======

NOTE 14--SUBSEQUENT EVENTS:

  On March 2, 1998 Dragon Rentals was sold to National Equipment Services, Inc. National Equipment Services Inc. is primarily involved in the rental of equipment to construction and industrial users from locations in Alabama, Georgia, Louisiana, Nevada, Texas and Virginia.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders of
Albany Ladder Company, Inc. and the Board of Directors of National Equipment Services, Inc.

  In our opinion, the accompanying balance sheet and the related statement of operations, of cash flows and of changes in stockholder's equity, present fairly, in all material respects, the financial position of Albany Ladder Company, Inc. at December 31, 1997, and the results of its operations and its cash flows in the period then ended, in conformity with generally accepted accounting principles. These financial statements are the responsibility of management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

/s/ PRICE WATERHOUSE LLP

Chicago, Illinois
March 31, 1998

                          ALBANY LADDER COMPANY, INC.

                                 BALANCE SHEET

                               DECEMBER 31, 1997
                                 (IN THOUSANDS)

ASSETS:
 Cash and cash equivalents............................................. $    87
 Marketable securities.................................................     104
 Accounts receivable, net..............................................   5,951
 Inventory.............................................................   2,878
 Rental equipment, net.................................................  15,116
 Property and equipment, net...........................................   2,139
 Prepaid and other assets..............................................     927
                                                                        -------
    Total assets....................................................... $27,202
                                                                        =======
LIABILITIES AND STOCKHOLDERS' EQUITY:
 Accounts payable...................................................... $   980
 Accrued expenses and other liabilities................................   1,020
 Notes payable--shareholder............................................     370
 Notes payable.........................................................  11,900
                                                                        -------
    Total liabilities..................................................  14,270
Commitments and contingencies (Note 9)
Common stock:
 Class A shares, $100 par, 1,200 shares authorized, 246 shares issued
  and outstanding .....................................................      25
 Class B shares, $100 par, 2,000 shares authorized, 941 shares issued
  and outstanding .....................................................      94
Additional paid-in capital.............................................     333
Retained earnings......................................................  12,391
Unrealized gain on marketable securities available for sale............      89
                                                                        -------
    Total stockholders' equity.........................................  12,932
                                                                        -------
    Total liabilities and stockholders' equity......................... $27,202
                                                                        =======



   The accompanying notes are an integral part of these financial statements.

                          ALBANY LADDER COMPANY, INC.

                            STATEMENTS OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                                 (IN THOUSANDS)

REVENUES:
 Rental revenues....................................................... $18,410
 Rental equipment sales................................................   1,885
 New equipment sales...................................................   8,931
 Other.................................................................   4,978
                                                                        -------
    Total revenues.....................................................  34,204
                                                                        -------
COST OF REVENUES:
 Rental equipment expenses.............................................   4,800
 Rental equipment depreciation.........................................   3,445
 Cost of rental equipment sales........................................     721
 Cost of new equipment sales...........................................   7,725
 Direct operating expense..............................................   5,938
                                                                        -------
    Total cost of revenues.............................................  22,629
                                                                        -------
Gross profit...........................................................  11,575
Selling, general and administrative expenses...........................   7,796
Non-rental depreciation................................................     640
                                                                        -------
Operating income.......................................................   3,139
Other income, net......................................................     117
Interest expense, net..................................................    (846)
                                                                        -------
Net income............................................................. $ 2,410
                                                                        =======
PRO FORMA TAX PROVISION (UNAUDITED):
 Income before income taxes............................................ $ 2,410
 Pro forma provision for income taxes..................................    (964)
 Pro forma net income.................................................. $ 1,446
                                                                        =======



   The accompanying notes are an integral part of these financial statements.

                          ALBANY LADDER COMPANY, INC.

                            STATEMENTS OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                                 (IN THOUSANDS)

OPERATING ACTIVITIES:
 Net income.......................................................... $  2,410
 Adjustments to reconcile net income to net cash provided by operating activities:
  Depreciation.......................................................    4,085
  Gain on sale of equipment..........................................     (987)
  Changes in operating assets and liabilities:
   Accounts receivable...............................................   (1,172)
   Inventories.......................................................      (92)
   Prepaid and other assets..........................................     (483)
   Accounts payable..................................................      262
   Accrued expenses and other liabilities............................      239
                                                                      --------
Net cash provided by operating activities............................    4,262
                                                                      --------
INVESTING ACTIVITIES:
 Purchases of rental equipment.......................................   (6,516)
 Proceeds from sale of rental equipment..............................    1,885
 Purchases of property and equipment.................................     (284)
 Proceeds from sale of property and equipment........................       13
                                                                      --------
Net cash used in investing activities................................   (4,902)
                                                                      --------
FINANCING ACTIVITIES:
 Proceeds from long-term debt........................................   12,104
 Payments on long-term debt..........................................  (10,630)
 Dividends paid......................................................     (859)
                                                                      --------
 Net cash provided by financing activities...........................      615
                                                                      --------
 Net increase (decrease) in cash.....................................      (25)
 Cash at beginning of period.........................................      112
                                                                      --------
 Cash at end of period............................................... $     87
                                                                      ========
SUPPLEMENTAL NON-CASH FLOW INFORMATION:
 Cash paid for interest.............................................. $    811
                                                                      ========



   The accompanying notes are an integral part of these financial statements.

                          ALBANY LADDER COMPANY, INC.

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                              COMMON STOCK
                         ----------------------                                  TOTAL
                         CLASS A CLASS B STATED PAID-IN UNREALIZED RETAINED  STOCKHOLDERS'
                         SHARES  SHARES  VALUE  CAPITAL    GAIN    EARNINGS     EQUITY
                         ------- ------- ------ ------- ---------- --------  -------------
Balance at December 31,
 1996...................   246     941    $119   $333      $59     $10,840      $11,351
Net income..............   --      --      --     --       --        2,410        2,410
Increase in unrealized
 gain...................   --      --      --     --        30         --            30
Dividends...............   --      --      --     --       --         (859)        (859)
                           ---     ---    ----   ----      ---     -------      -------
Balance at December 31,
 1997...................   246     941    $119   $333      $89     $12,391      $12,932
                           ===     ===    ====   ====      ===     =======      =======



   The accompanying notes are an integral part of these financial statements.

                          ALBANY LADDER COMPANY, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 ORGANIZATION

  Albany Ladder Company, Inc. (the Company) is primarily engaged in the sale and rental of lifts, scaffolding, and contractor equipment and operates from seven locations located in New York, Pennsylvania, and Vermont.

 ESTIMATES

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 REVENUE RECOGNITION

  Rental revenues are recognized ratably over the lease term. Sales revenues are recognized at the point of delivery.

 CASH AND CASH EQUIVALENTS

  Cash and cash equivalents are short-term highly liquid investments with original maturities of three months or less.

 INVENTORY

  The Company's inventories primarily consist of parts and new equipment held for sale. Inventories are stated at the lower of cost, determined by the average cost or specific identification method, or market.

 RENTAL EQUIPMENT

  Rental equipment is recorded at cost. Depreciation for rental equipment acquired is computed using the straight-line and accelerated methods over an estimated 5 to 8 year useful life.

  Ordinary repairs and maintenance costs are charged to operations as incurred. When rental equipment is disposed of, the related cost and accumulated depreciation are removed from the respective accounts. Proceeds from the disposal and the related net book value of the equipment are recognized in the period of disposal and reported as revenue from rental equipment sales and cost of equipment sales in the statement of operations.

 PROPERTY AND EQUIPMENT

  Property and equipment is recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets.

  The estimated useful lives for property and equipment range from 5 years for machinery, equipment and automobiles, to 10 years for leasehold improvements.

  Ordinary repairs and maintenance costs are charged to operations as incurred. When property and equipment is disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gains or losses are included in results of operations.

                          ALBANY LADDER COMPANY, INC.

 FAIR VALUE OF FINANCIAL INSTRUMENTS

  The carrying amounts reported in the balance sheets for marketable securities, trade accounts receivable, accounts payable and accrued expenses and other liabilities approximate fair value due to the immediate to short-term maturity of these financial instruments. The fair value of long-term debt is determined using current interest rates for similar instruments and approximates the carrying value of the debt as of December 31, 1997.

 CONCENTRATION OF CREDIT RISK

  Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of trade accounts receivable from construction and industrial customers. Concentrations of credit risk with respect to trade accounts receivable are limited due to the large number of customers and the Company's geographic dispersion. The Company performs credit evaluations of its customers' financial condition and generally does not require collateral on accounts receivable. The Company maintains an allowance for doubtful accounts on its receivables based upon expected collectibility. Allowance for doubtful accounts was $372 at December 31, 1997.

 INCOME TAXES

  The Company has elected S corporation status under the U.S. Internal Revenue Code. Pursuant to this election, the Company's income, deductions and credits are reported on the income tax returns of the Company's stockholders for federal purposes and, accordingly, no provision for federal income taxes has been made. Pro forma income taxes are calculated at a statutory tax rate of 40%.

2. INVENTORY

  Inventory consists of the following at December 31, 1997 (in thousands):

      New equipment..................................................... $  693
      Parts and supplies................................................  1,541
      Scaffolding and ladders...........................................    525
      Other.............................................................    119
                                                                         ------
      Total inventory................................................... $2,878
                                                                         ======

3. RENTAL EQUIPMENT

  Rental equipment consists of the following at December 31, 1997 (in thousands):

      Rental equipment................................................. $30,990
      Less: accumulated depreciation................................... (15,874)
                                                                        -------
      Rental equipment, net............................................ $15,116
                                                                        =======

4. PROPERTY AND EQUIPMENT

  Property and equipment consists of the following at December 31, 1997 (in thousands):

      Leasehold improvements............................................ $  617
      Vehicles..........................................................  3,370
      Machinery and shop equipment......................................    471
      Computer equipment................................................    847
                                                                         ------
      Total property and equipment, at cost.............................  5,305
      Less: accumulated depreciation.................................... (3,166)
                                                                         ------
      Property and equipment, net....................................... $2,139
                                                                         ======

                          ALBANY LADDER COMPANY, INC.

5. PREPAID AND OTHER ASSETS

  Prepaid and other assets consist of the following at December 31, 1997 (in thousands):

      Prepaid expenses.................................................... $225
      Employee and other receivables......................................  702
                                                                           ----
                                                                           $927
                                                                           ====

6. ACCRUED EXPENSES AND OTHER LIABILITIES

  Accrued expenses and other liabilities consist of the following at December 31, 1997 (in thousands):

      Accrued salaries and benefits....................................  $  388
      Sales tax payable................................................     163
      Accrued insurance................................................     232
      Accrued professional fees........................................     107
      Other............................................................     130
                                                                         ------
                                                                         $1,020
                                                                         ======

7. NOTES PAYABLE

  Notes payable consist of a secured revolving line of credit of $13,350,000 maturing no later than August 31, 1999. The Company has the right to elect various interest rate options under the agreement. These options include floating rates fluctuating with the bank's prime rate and fixed rates for varying periods fluctuating with published LIBOR or treasury rates. Interest payments are due monthly. Interest rates in effect at December 31, 1997 were as follows (dollar amounts in thousands):

      Interest at 7.31%................................................. $10,025
      Interest at 8.25%.................................................   1,875
                                                                         -------
      Total notes payable............................................... $11,900
                                                                         =======

  The bank agreement includes restrictions as to limitations upon certain ratios of liabilities to net worth and upon the minimum net worth of the Company. The Company is in compliance with these covenants. Substantially all of the Company's assets are pledged as collateral for the long-term debt.

  Maturities of debt are as follows at December 31, 1997 (in thousands):

      1998.............................................................. $   --
      1999..............................................................  11,900
      Thereafter........................................................     --
                                                                         -------
                                                                         $11,900
                                                                         =======

  Interest expense on long-term debt for the year ended December 31, 1997 was $795.

                          ALBANY LADDER COMPANY, INC.

8. NOTES PAYABLE--SHAREHOLDER

  Notes payable--shareholder consists of the following at December 31, 1997 (in thousands):

      Note payable, shareholder, unsecured, due on demand with interest payable monthly at prime plus 3%.................................. $170
      Note payable, shareholder, unsecured, due on demand with interest payable monthly at prime plus 1%..................................  200
                                                                          ----
          Total notes payable--shareholder............................... $370
                                                                          ====

  Interest expense on shareholder debt for the year ended December 31, 1997 was $39.

9. COMMITMENTS AND CONTINGENCIES

  The Company leases office and warehouse space at eight locations. The leases have varying expiration dates through April 2001, with certain leases containing extension options. In addition to the monthly rental payments, these leases also require payment of the related utilities, maintenance, and real estate taxes for the respective properties.

  The Company also leases various vehicles and equipment. The leases have varying expiration dates through October 2002.

  Rental expense totaled $570 for the year ended December 31, 1997.

  Future minimum lease obligations are as follows at December 31, 1997 (in thousands):

      1998................................................................ $ 404
      1999................................................................   312
      2000................................................................   181
      2001................................................................    67
      2002................................................................    12
                                                                           -----
                                                                            $976
                                                                           =====

10. EMPLOYEE BENEFIT PLANS

  The Company sponsors a 401(k) profit sharing plan (the "Plan"). Employees meeting certain age and length of service requirements are eligible to participate in the Plan. The Company makes contributions varying with the level of employee participation, up to certain limits. The Company contributed $157,000 to the plan during the year ended December 31, 1997.

11. SUBSEQUENT EVENTS

  On March 30, 1998, the Company's owners sold all of the outstanding Class A and B shares of common stock to National Equipment Services, Inc. in exchange for a $28,811,000 cash payment (less a $2,000,000 million reserve).

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
Falconite, Inc.:

  We have audited the accompanying consolidated balance sheet of Falconite, Inc. and subsidiaries (the Company) as of December 31, 1996, and the related consolidated statements of operations, shareholders' equity, and cash flows for the years ended December 31, 1995 and 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Falconite, Inc. and subsidiaries as of December 31, 1996 and the results of their operations and their cash flows for the years ended December 31, 1995 and 1996, in conformity with generally accepted accounting principles.

/s/ KPMG Peat Marwick L.L.P.
St. Louis, Missouri
February 20, 1997

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
and Shareholders of Falconite, Inc.

  We have audited the accompanying consolidated balance sheet of Falconite, Inc. and Subsidiaries as of December 31, 1997, and the related consolidated statements of operations, shareholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Falconite, Inc. and Subsidiaries as of December 31, 1997, and the consolidated results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.

/s/ Coopers & Lybrand L.L.P.
Louisville, Kentucky
February 6, 1998, except for the information in Note 6
as to which the date is March 23, 1998 and the information in
Note 12 as to which the date is April 1, 1998

                        FALCONITE, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                         DECEMBER 31,            MARCH 31,
                                   -------------------------  -----------------
                                       1996         1997          1998
                                   ------------ ------------  ------------
                                                              (UNAUDITED)
ASSETS
 Cash and cash equivalents........ $    416,000 $    820,000    $1,642,000
 Trade accounts receivable, less
  allowance for doubtful accounts
  of $522,000, $431,000 and
  $410,000, respectively..........    7,294,000    9,281,000     8,862,000
 Due from affiliated companies and
  related parties.................      453,000          --            --
 Income taxes receivable..........      136,000      382,000       374,000
 Inventories......................    1,615,000    1,596,000     2,658,000
 Rental equipment, principally
  machinery, at cost less
  accumulated depreciation of
  $12,989,000, $21,489,000 and
  $24,104,000, respectively.......   81,583,000  107,721,000   112,937,000
 Operating property and equipment,
  net.............................    7,018,000   10,542,000    11,547,000
 Excess of cost over net assets of
  purchased businesses, less
  accumulated amortization........   17,059,000   16,279,000    17,069,000
 Prepaid and other assets, at cost
  less accumulated amortization...    1,884,000    1,447,000     1,137,000
                                   ------------ ------------  ------------
                                   $117,458,000 $148,068,000  $156,226,000
                                   ============ ============  ============
LIABILITIES AND SHAREHOLDERS'
 EQUITY
 Trade accounts payable........... $ 13,587,000 $  2,184,000  $  1,715,000
 Accrued expenses.................      657,000    2,196,000     1,883,000
 Accrued interest payable.........      140,000      666,000       715,000
 Revolving lines of credit........   27,152,000   91,416,000   100,762,000
 Obligations under capital lease..    1,600,000    4,093,000     3,886,000
 Term debt........................   31,867,000    4,691,000     3,782,000
 Deferred income taxes............    7,801,000    9,645,000     9,645,000
 Due to affiliated companies and
  related parties.................      121,000       39,000        35,000
 Other liabilities................      377,000      742,000       571,000
                                   ------------ ------------  ------------
   Total liabilities..............   83,302,000  115,672,000   122,994,000
                                   ------------ ------------  ------------
Commitments and contingencies
Shareholders' equity:
 Preferred stock, Falconite, Inc.,
  $0.01 par value; authorized,
  1,000,000 shares; issued and
  outstanding, zero shares........          --           --            --
 Common stock, $0.01 par value;
  authorized, 50,000,000 shares;
  issued and outstanding,
  8,330,000 shares................       83,000       83,000        83,000
 Additional paid-in capital.......   20,250,000   20,250,000    20,250,000
 Due from affiliated companies and
  related parties.................          --    (2,144,000)   (1,089,000)
 Retained earnings................   13,823,000   14,207,000    13,988,000
                                   ------------ ------------  ------------
   Total shareholders' equity.....   34,156,000   32,396,000    33,232,000
                                   ------------ ------------  ------------
                                   $117,458,000 $148,068,000  $156,226,000
                                   ============ ============  ============

   The accompanying notes are an integral part of the consolidated financial statements.

                        FALCONITE, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                                  FOR THE YEARS ENDED             FOR THE THREE MONTHS
                                     DECEMBER 31,                    ENDED MARCH 31,
                          -------------------------------------  ------------------------
                             1995         1996         1997         1997         1998
                          -----------  -----------  -----------  -----------  -----------
                                                                       (UNAUDITED)
Revenues:
 Equipment rentals......  $23,395,000  $32,883,000  $44,911,000  $ 8,989,000  $12,033,000
 New equipment sales....    4,393,000    4,058,000    4,659,000      868,000    1,474,000
 Rental equipment sales.    5,448,000    7,674,000    9,222,000    3,276,000    1,364,000
 Sales of parts,
  supplies, and
  equipment.............      979,000    1,391,000    1,680,000      537,000      736,000
 Service revenues and
  other income..........    1,446,000    2,080,000    3,174,000      704,000    1,026,000
                          -----------  -----------  -----------  -----------  -----------
   Total revenues.......   35,661,000   48,086,000   63,646,000   14,374,000   16,633,000
                          -----------  -----------  -----------  -----------  -----------
Cost of revenues:
 Cost of equipment
  rentals, excluding
  equipment rental
  depreciation..........    4,651,000    7,332,000   10,284,000    2,259,000    3,238,000
 Equipment rental
  depreciation..........    4,437,000    6,823,000   11,114,000    2,373,000    3,367,000
 Cost of new equipment
  sales.................    3,651,000    3,104,000    4,103,000      755,000    1,251,000
 Cost of rental
  equipment sales.......    4,332,000    6,697,000    7,582,000    2,516,000    1,097,000
 Cost of sales of parts,
  supplies, equipment,
  and other services....    1,014,000    1,306,000    1,111,000      285,000      549,000
                          -----------  -----------  -----------  -----------  -----------
   Total cost of
    revenues............   18,085,000   25,262,000   34,194,000    8,188,000    9,502,000
                          -----------  -----------  -----------  -----------  -----------
    Gross profit........   17,576,000   22,824,000   29,452,000    6,186,000    7,131,000
Selling, general, and
 administrative
 expenses...............    5,858,000    9,985,000   15,065,000    2,938,000    4,482,000
Depreciation and
 amortization, excluding
 equipment rental
 depreciation...........      412,000      764,000    2,428,000      576,000      680,000
                          -----------  -----------  -----------  -----------  -----------
   Operating income.....   11,306,000   12,075,000   11,959,000    2,672,000    1,969,000
                          -----------  -----------  -----------  -----------  -----------
Other income (expense):
 Interest income........       41,000       32,000       55,000       14,000       21,000
 Interest expense.......   (3,213,000)  (4,330,000)  (7,382,000)  (1,347,000)  (2,201,000)
 Non-capitalized
  offering costs........          --           --    (1,000,000)         --           --
 Other, net.............      (40,000)     182,000      185,000        4,000       (8,000)
                          -----------  -----------  -----------  -----------  -----------
                           (3,212,000)  (4,116,000)  (8,142,000)  (1,329,000)  (2,188,000)
                          -----------  -----------  -----------  -----------  -----------
   Income before income
    taxes and minority
    interests...........    8,094,000    7,959,000    3,817,000    1,343,000     (219,000)
Income taxes............    2,893,000    2,328,000    1,859,000      598,000          --
Minority interests......    1,429,000    1,714,000          --           --           --
                          -----------  -----------  -----------  -----------  -----------
   Net income...........  $ 3,772,000  $ 3,917,000  $ 1,958,000      745,000     (219,000)
                          ===========  ===========  ===========  ===========  ===========
Pro forma net income
 data:
 Net income as reported.  $ 3,772,000  $ 3,917,000          --           --           --
 Pro forma adjustment to
  provision for income
  taxes.................      124,000      666,000          --           --           --
                          -----------  -----------  -----------  -----------  -----------
 Pro forma net income...  $ 3,648,000  $ 3,251,000          --           --           --
                          ===========  ===========  ===========  ===========  ===========

   The accompanying notes are an integral part of the consolidated financial statements.

                       FALCONITE, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
   FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997 AND THE THREE MONTHS
                             ENDED MARCH 31, 1998

                                                                               DUE FROM
                          FALCONITE, INC.   COMBINED COMPANIES'               AFFILIATED
                            COMMON STOCK       COMMON STOCK       ADDITIONAL   COMPANIES                    TOTAL
                         ------------------ --------------------    PAID-IN   AND RELATED   RETAINED    SHAREHOLDERS'
                           SHARES   AMOUNT   SHARES     AMOUNT      CAPITAL     PARTIES     EARNINGS       EQUITY
                         ---------- ------- --------- ----------  ----------- -----------  -----------  -------------
Balance at January 1,
 1995...................        --      --    14,000  $  131,000  $    87,000         --   $ 6,509,000   $ 6,727,000
Common stock issued by
 McCurry and Falconite,
 Inc....................        --      --     1,000       1,000          --          --           --          1,000
Net income..............        --      --       --          --           --          --     3,772,000     3,772,000
Capital distribution to
 shareholder of McCurry
 & Falconite Equipment
 Company, Inc...........        --      --       --          --           --          --      (160,000)     (160,000)
                         ---------- ------- --------  ----------  ----------- -----------  -----------   -----------
Balance at January 1,
 1996...................        --      --    15,000  $  132,000  $    87,000         --   $10,121,000   $10,340,000
Net income..............        --      --       --          --           --          --     3,917,000     3,917,000
Capital distribution to
 shareholder of McCurry
 & Falconite Equipment
 Company, Inc...........        --      --       --          --           --          --      (215,000)     (215,000)
Formation of Falconite,
 Inc. and
 Recapitalization
 Agreement transactions.  8,330,000 $83,000  (15,000)   (132,000)  20,163,000         --           --     20,114,000
                         ---------- ------- --------  ----------  ----------- -----------  -----------   -----------
Balance at December 31,
 1996...................  8,330,000  83,000      --          --    20,250,000         --    13,823,000    34,156,000
Net income..............        --      --       --          --           --          --     1,958,000     1,958,000
Capital distribution to
 shareholder of McCurry
 & Falconite Equipment
 Company, Inc...........        --      --       --          --           --          --    (1,574,000)   (1,574,000)
Due from affiliated
 companies and related
 parties................        --      --       --          --           --  $(2,144,000)         --     (2,144,000)
                         ---------- ------- --------  ----------  ----------- -----------  -----------   -----------
Balance at December 31,
 1997...................  8,330,000 $83,000      --          --   $20,250,000 $(2,144,000) $14,207,000   $32,396,000
Net loss (unaudited)....        --      --       --          --           --          --      (219,000)     (219,000)
Due from affiliated
 companies and related
 parties (unaudited)....        --      --       --          --           --    1,055,000          --      1,055,000
                         ---------- ------- --------  ----------  ----------- -----------  -----------   -----------
Balance at March 31,
 1998 (unaudited)....... $8,330,000 $83,000      --          --   $20,250,000 $(1,089,000) $13,988,000   $33,232,000
                         ========== ======= ========  ==========  =========== ===========  ===========   ===========

   The accompanying notes are an integral part of the consolidated financial statements.

                        FALCONITE, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                     FOR THE THREE MONTHS
                            FOR THE YEARS ENDED DECEMBER 31,           ENDED MARCH 31,
                         ----------------------------------------  -------------------------
                             1995          1996          1997          1997         1998
                         ------------  ------------  ------------  ------------  -----------
                                                                         (UNAUDITED)
CASH FLOWS FROM
 OPERATING ACTIVITIES:
 Net income (loss).....  $  3,772,000  $  3,917,000  $  1,958,000  $    745,000  $  (219,000)
 Adjustments to
  reconcile net income
  (loss) to net cash
  provided by operating
  activities:
 Depreciation and
  amortization.........     4,849,000     7,587,000    13,542,000     2,948,000    4,047,000
 Minority interests....     1,429,000     1,714,000           --            --           --
 Provision for losses
  on trade accounts
  receivable...........       323,000       891,000       297,000       130,000       21,000
 Provision for deferred
  income taxes.........     2,308,000     2,208,000     1,844,000       270,000          --
 Net gain on sale of
  rental equipment and
  operating property
  and equipment........      (987,000)     (978,000)   (1,788,000)     (737,000)    (288,000)
 Change in operating
  assets and
  liabilities, net of
  effect of business
  acquisitions:
  Trade accounts
   receivable..........    (2,302,000)   (2,139,000)   (2,284,000)      844,000      398,000
  Due from affiliated
   companies and
   related parties.....      (173,000)     (140,000)   (1,691,000)     (230,000)   1,056,000
  Income taxes
   receivable..........           --       (136,000)     (246,000)          --         8,000
  Inventories..........       226,000      (989,000)       19,000       237,000   (1,061,000)
  Prepaid and other
   assets..............       (89,000)     (752,000)      420,000      (170,000)    (771,000)
  Trade accounts
   payable, accrued
   expenses, and
   accrued interest
   payable.............       245,000    12,052,000    (9,338,000)   (5,179,000)    (733,000)
  Income taxes payable.      (274,000)      (33,000)          --        328,000          --
  Due to affiliated
   companies and
   related parties.....       (97,000)     (240,000)      (82,000)      (15,000)      (4,000)
  Other liabilities....        64,000       299,000       365,000      (173,000)    (171,000)
                         ------------  ------------  ------------  ------------  -----------
   Net cash provided by
    (used in) operating
    activities.........     9,294,000    23,261,000     3,016,000    (1,002,000)   2,283,000
                         ------------  ------------  ------------  ------------  -----------
CASH FLOWS FROM
 INVESTING ACTIVITIES:
 Acquisitions of rental
  operations, net of
  cash acquired........      (451,000)   (3,094,000)          --            --    (8,043,000)
 Proceeds from sales of
  rental equipment and
  operating assets.....     5,622,000     7,936,000    11,419,000     3,314,000    1,532,000
 Capital expenditures
  for rental equipment.   (29,100,000)  (41,092,000)  (42,552,000)  (20,031,000)  (1,884,000)
 Capital expenditures
  for operating
  property and
  equipment............    (1,829,000)   (3,229,000)   (5,726,000)   (2,450,000)    (846,000)
                         ------------  ------------  ------------  ------------  -----------
   Net cash used in
    investing
    activities.........   (25,758,000)  (39,479,000)  (36,859,000)  (19,167,000)  (9,241,000)
                         ------------  ------------  ------------  ------------  -----------
CASH FLOWS FROM
 FINANCING ACTIVITIES:
 Net borrowings under
  revolving lines of
  credit...............     7,899,000    12,746,000    64,264,000    31,673,000    8,935,000
 Proceeds form issuance
  of term debt.........    33,261,000    22,100,000    15,559,000     4,881,000        5,000
 Principal payments on
  term debt and
  obligations under
  capital lease........   (25,190,000)  (18,039,000)  (44,002,000)  (16,401,000)  (1,160,000)
 Proceeds from issuance
  of common stock......         1,000           --            --            --           --
 Capital distributions
  to shareholders......      (160,000)     (215,000)   (1,574,000)          --           --
 Capital distributions
  to minority
  shareholder..........      (160,000)     (216,000)          --            --           --
                         ------------  ------------  ------------  ------------  -----------
   Net cash provided by
    financing
    activities.........    15,651,000    16,376,000    34,247,000    20,153,000    7,780,000
                         ------------  ------------  ------------  ------------  -----------
Net increase (decrease)
 in cash and cash
 equivalents...........      (813,000)      158,000       404,000       (16,000)     822,000
Cash and cash
 equivalents at
 beginning of year.....     1,071,000       258,000       416,000       416,000      820,000
                         ------------  ------------  ------------  ------------  -----------
Cash and cash
 equivalents at end
 year..................  $    258,000  $    416,000  $    820,000  $    400,000  $ 1,642,000
                         ============  ============  ============  ============  ===========
SUPPLEMENTAL CASH FLOW
 DISCLOSURES:
 Cash paid for:
 Interest..............  $  3,227,000  $  4,319,000  $  6,857,000  $  1,369,000  $ 2,152,000
 Income taxes..........       912,000       505,000       382,000           --           --
NONCASH FINANCING
 ACTIVITIES:
 Refinancings of term
  debt.................           --      8,346,000           --      8,346,000          --
 Purchase of equipment
  with capital leases..     1,119,000       296,000     3,376,000       556,000      450,000
 Reduction in term debt
  due to sale of
  property.............     1,123,000           --            --            --           --
 Term debt entered into
  for purchases of
  businesses and
  covenants not to
  compete..............       150,000       450,000           --            --           --
 Loan costs funded by
  debt.................           --            --        384,000           --           --
 Noncash consideration
  for acquisitions of
  minority interest....           --     20,287,000           --            --           --

   The accompanying notes are an integral part of the consolidated financial statements.

                       FALCONITE, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 A) PRINCIPLES OF CONSOLIDATION:

  Falconite, Inc. (Falconite or the Company) was formed on December 31, 1996 when the shareholders of Falconite Equipment, Inc. (Falconite Equipment), formerly known as Falconite, Inc., M&M Properties, Inc., d/b/a M&M Equipment Company (M&M Equipment), and McCurry and Falconite Equipment Company, Inc. (M&F Equipment) entered into a Recapitalization Agreement. Pursuant to the terms of the Recapitalization Agreement, the shareholders of Falconite Equipment, M&M Equipment, and M&F Equipment exchanged their common shares for common shares of Falconite (the Recapitalization). The exchange of shares was accounted for at historical basis for the controlling shareholders of Falconite and at fair market value for the minority interests in M&M Equipment and M&F Equipment.

  The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries. Prior to formation of the Company, the historical financial statements of Falconite Equipment, M&M Equipment, and M&F Equipment were combined for financial reporting purposes. For purposes of these financial statements, the 1996 and 1997 consolidated financial statements and the 1995 combined financial statements will be referred to as consolidated financial statements. All significant intercompany balances and transactions have been eliminated in the consolidated financial statements. The consolidated statements of income reflect the 49% minority interest through December 31, 1996 for M&M Equipment and M&F Equipment when the remaining interests were purchased by Falconite.

  In January 1990, M&M Equipment was formed by two shareholders of Falconite Equipment and a third party. Subsequent to its formation, M&M Equipment was considered an entity under common control as the controlling shareholders of Falconite Equipment owned 51% of M&M Equipment. The combined financial statements for the year ended December 31, 1995 reflect the 49% minority interest.

  In October 1993, Falconite Equipment acquired a 70% ownership of Erzinger Equipment Co. (Erzinger). Subsequently, on September 10, 1996, Falconite Equipment acquired the remaining 30% of Erzinger. The minority interest is reflected through September 10, 1996. For the period September 10, 1996 through December 31, 1996, Erzinger is accounted for as a wholly owned subsidiary of Falconite Equipment.

  In March 1995, a shareholder of Falconite Equipment and the minority shareholder of M&M Equipment created a Subchapter S corporation, M&F Equipment. M&F Equipment has been operated as a branch of M&M Equipment since its inception. The consolidated financial statements reflect the operations of M&F Equipment since inception and reflect the minority shareholder's interest in M&F Equipment through December 31, 1996. On December 31, 1996, as part of the Recapitalization, the Subchapter S Corporation election was terminated.

  The consolidated balance sheets are presented in an unclassified format, as management believes it more accurately reflects its operations and presents its financial position on a basis comparable to other companies in its industry.

 B) DESCRIPTION OF BUSINESS:

  Falconite, an Illinois corporation, through its wholly owned subsidiaries, is engaged primarily in a single-industry segment--the rental, sales, and service of cranes, other lift equipment, and smaller equipment ranging from pumps and generators to larger equipment such as backhoes and forklifts. Falconite's operations are based in certain southern and midwestern states.

 C) CASH EQUIVALENTS:

  For purposes of the consolidated statements of cash flows, the Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.

                       FALCONITE, INC. AND SUBSIDIARIES

 D) INVENTORIES:

  Inventories consist of parts, supplies and small tools. Inventories are stated at cost. Cost is determined using the first-in, first-out method.

 E) RENTAL EQUIPMENT AND OPERATING PROPERTY AND EQUIPMENT:

  Rental equipment and operating property and equipment are stated at cost. Rental equipment and operating property and equipment under capital leases are stated at the present value of future minimum lease payments at the inception of the lease.

  Depreciation is calculated on the straight-line method over the estimated useful lives of the assets. Prior to January 1, 1997, M&M Equipment assigned a salvage value of 25% to its rental equipment purchases, whereas Falconite Equipment did not provide for a salvage value on its rental equipment. Equipment held under capital leases and leasehold improvements are amortized on the straight-line basis over the shorter of the lease term or estimated useful life of the asset.

  Amortization of assets under capital leases is included in depreciation expense. Prior to January 1, 1997, depreciation expense was computed over the following useful lives in years:

                                                             FALCONITE    M&M
                                                             EQUIPMENT EQUIPMENT
                                                             --------- ---------
      Rental equipment:
        Cranes..............................................   10-15      10
        Lift equipment......................................    10        10
        Other heavy equipment...............................     7         7
        Miscellaneous.......................................    2-5       5-7
      Operating equipment:
        Buildings...........................................    45        --
        Other buildings and leasehold improvements..........   20-40      39
        Vehicles............................................     5         5
        Furniture and fixtures..............................     5        5-7
        Computer equipment..................................     3        5-7

  Rental equipment acquired subsequently to January 1, 1997 is being depreciated using the straight-line method, after giving effect to an estimated salvage value as follows:

                                                             USEFUL LIFE SALVAGE
      TYPE OF EQUIPMENT                                       IN YEARS    VALUE
      -----------------                                      ----------- -------
      Large (28 tons and greater) cranes....................      15        25%
      Small (less than 28 tons) cranes......................      10        10
      Large lifts...........................................      10        10
      Small lifts...........................................       7        10
      Forklifts.............................................       7        10
      Dirt moving...........................................       7        10
      Other small equipment.................................       5        10
      Vehicles and trailers.................................       5        --

  The change in depreciation policy did not have a material effect on the consolidated financial statements.

  Equipment reported under the classification of "rental equipment," although primarily utilized within the rental aspect of the business, is available for sale in the ordinary course of business and is recorded at the lower of cost, net of accumulated depreciation, or market. Rental equipment sold by the Company is sold "as is."

                       FALCONITE, INC. AND SUBSIDIARIES

 F) EXCESS OF COST OVER NET ASSETS OF PURCHASED BUSINESSES:

  Excess of cost over net assets of purchased businesses (goodwill) is amortized on a straight-line basis over the expected periods to be benefited, generally 5 to 30 years. The Company assesses the recoverability of this intangible asset by determining whether the amortization of the goodwill balance over its remaining life can be recovered through the undiscounted future operating cash flows of the acquired operation. The amount of goodwill impairment, if any, is measured based on projected future operating cash flows on a discounted basis.

 G) INCOME TAXES:

  Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating losses and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

  Prior to January 1, 1997, M&F Equipment had elected S corporation status in accordance with the provisions of Subchapter S of the Internal Revenue Code. Pursuant to this election, the taxable income of M&F Equipment was reported in the federal and state income tax returns of the shareholders. Accordingly, a provision for federal and state income taxes that is payable by an S corporation has not been reflected in the accompanying consolidated financial statements. The pro forma income tax adjustment included on the consolidated statements of income represents federal income tax expense that would have been incurred had M&F Equipment been a C corporation.

 H) ALLOWANCE FOR DOUBTFUL ACCOUNTS:

  The Company determines the allowance for doubtful accounts by reserving specific trade accounts receivable and providing an estimate based on the aging of the trade receivables. The Company recognized bad debt expense of $323,000, $891,000 and $297,000 for the years ended December 31, 1995, 1996 and 1997, respectively. The Company writes off trade receivables when considered uncollectible.

 I) USE OF ESTIMATES:

  The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 J) CONCENTRATIONS OF RISKS:

  Financial instruments which potentially subject the Company to significant concentrations of credit risk consist principally of cash and cash equivalents and trade accounts receivable. The Company places its cash with high quality financial institutions in amounts that from time to time exceed federally insured limits. No losses have been incurred on such deposits.

  Falconite's customers are primarily concentrated in the construction and manufacturing industries and are dependent on those industries. Management believes it has addressed this concentration by expanding its operations throughout certain southern and midwestern states. Falconite performs ongoing credit evaluations of

                       FALCONITE, INC. AND SUBSIDIARIES
its customers' financial condition but does not require collateral to support customer receivables. In certain instances, Falconite may file a mechanic's lien to protect its interest.

 K) REVENUE RECOGNITION:

  Equipment rental and delivery charge revenue is recognized when earned.

  New and used equipment sales and revenues from the sale of parts and supplies are recognized when title passes to the purchaser usually at the time of delivery or pickup. When equipment is sold, the cost consists of actual costs in the case of new equipment and the net book value in the case of used equipment.

  Revenue associated with repairs and maintenance of equipment owned or rented by customers is recognized when earned. Fees for repairs and maintenance on equipment owned by customers of the Company are either paid by the customer or reimbursed to the Company under the original manufacturer's warranty agreement. Revenue associated with the warranty work is recognized when earned.

 L) DEFERRED COSTS:

  Debt issuance costs are amortized to interest expense over the term of the related debt, utilizing the interest method. Debt issuance costs are included in prepaid and other assets.

  Falconite had deferred costs of approximately $427,000 as of December 31, 1996, in connection with a planned initial public offering that was in process. These costs as well as $573,000 of costs incurred during 1997 have been written off during the current year.

 M) INTERIM FINANCIAL DATA:

  The interim financial data is unaudited; however, in the opinion of the Company, the interim data includes all adjustments, consisting only of normal recurring adjustments, necessary for fair statements of financial position and results of operations and of cash flows for the interim periods.

2. ACQUISITIONS:

  In December 1995, Falconite Equipment acquired the assets of a rental company located in Calvert City, Kentucky. This acquisition was accounted for under the purchase method, with the operating results being included within the consolidated financial statements since the date of the acquisition. The total purchase price was approximately $585,000, for which Falconite recognized total goodwill of approximately $100,000 which is being amortized on a straight-line basis over a five-year period.

  In September 1996, Falconite purchased the 30% minority interest of Erzinger for approximately $875,000 in cash, a note payable, certain assets of Erzinger, and entered into covenants not to compete for $450,000. The covenants not to compete are being amortized on a straight-line basis over the life of the agreements, two years. The acquisition was accounted for using the purchase method, with the operating results of Erzinger included in the consolidated operating results since the date of the original acquisition. The operating results have been adjusted to reflect the minority shareholder's interest in the operating results for the respective periods disclosed. Total goodwill of $543,000 is being amortized on a straight-line basis over a five-year period.

  In November 1996, M&M Equipment acquired various pieces of rental equipment from a rental company in Tallahassee, Florida for $653,000. The total purchase price was $1,053,000 which included $400,000 in covenants not to compete. Covenants not to compete are being amortized over three years.

  In December 1996, Falconite Equipment acquired the assets of another rental company in Calvert City, Kentucky. This acquisition was accounted for under the purchase method, with the operating results being included in the consolidated financial statements since the date of acquisition. The total purchase price was

                       FALCONITE, INC. AND SUBSIDIARIES

$300,000, for which Falconite Equipment recognized total goodwill of approximately $86,000. Goodwill for this acquisition is being amortized on a straight-line basis over a five-year period.

  In December 1996, Falconite Equipment acquired 100% of the outstanding common stock of a rental company with locations in Fort Campbell, Kentucky and Clarksville, Tennessee. This acquisition was accounted for under the purchase method, with the operating results being included in the consolidated financial statements since the date of acquisition. The total purchase price was $985,000, for which Falconite Equipment recognized total goodwill of approximately $286,000, which is being amortized on a straight-line basis over a five-year period.

  As part of the Recapitalization, on December 31, 1996, Falconite purchased the 49% minority interest in M&M Equipment by exchanging 1,225,000 shares of its common stock. The 49% minority interest in M&M Equipment's net assets acquired were recorded at their estimated fair market value of $20,080,000 whereas the remaining 51% was recorded at the historical cost of such assets. The excess of the purchase price over the fair market value of the net assets acquired of $16,178,000 was recorded as goodwill, and is being amortized on a straight-line basis over its expected useful life of 30 years.

3. FAIR VALUE OF FINANCIAL INSTRUMENTS:

  The Company estimates the fair value of financial instruments using quoted market prices when available, or fair values which are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumption used, including the discount rate and estimates of future cash flows. In that regard the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. The use of different market assumptions and estimation methodologies may have a material effect on the estimated fair value amounts. The aggregate fair value amounts referred to do not represent the underlying value of Falconite.

  Because of their relatively short maturities, generally the estimated fair values of the Company's financial instruments approximate their carrying amounts on the consolidated balance sheets. The estimated fair value of term debt with adjustable rates approximate their carrying amounts. For fixed rate instruments, the estimated fair values are calculated using a discounted cash flow calculation that applies current incremental borrowing rates for similar types of arrangements. At December 31, 1996 and 1997, there were no material differences between the carrying amount and the fair value of term debt.

4. OPERATING PROPERTY AND EQUIPMENT, NET:

  Operating property and equipment, net at December 31, 1996 and 1997 consist of the following:

                                                             1996       1997
                                                          ---------- -----------
      Land, buildings and leasehold improvements......... $1,608,000 $ 5,002,000
      Transportation equipment...........................  6,044,000   5,820,000
      Furniture, fixtures and equipment..................    871,000   2,120,000
                                                          ---------- -----------
                                                           8,523,000  12,942,000
      Less accumulated depreciation and amortization.....  1,505,000   2,400,000
                                                          ---------- -----------
                                                          $7,018,000 $10,542,000
                                                          ========== ===========

5. LEASES:

  Falconite is party to several operating leases for transportation equipment and certain office and warehouse facilities that expire at various times through the year 2003. These leases require Falconite to pay all executory costs such as maintenance and insurance. Rental expense for operating leases for the years ended December 31, 1995, 1996 and 1997 was $303,000, $396,000
and $571,000, respectively.

                       FALCONITE, INC. AND SUBSIDIARIES

  In addition to the above, Falconite leases various facilities and equipment from its shareholders. The facility leases are on varying terms ranging from one year to ten years. Management believes these lease arrangements reflect those that could be obtained from a third party. Total rent expense associated with these leases for the years ended December 31, 1995, 1996 and 1997 was $278,000, $689,000 and $629,000, respectively.

  Future minimum lease payments under operating leases (with initial or remaining lease terms in excess of one year) as of December 31, 1997 were as follows:

      YEAR
      ENDING                                                          OPERATING
      DECEMBER 31,                                                      LEASES
      ------------                                                    ----------
       1998.........................................................  $1,396,000
       1999.........................................................   1,065,000
       2000.........................................................     818,000
       2001.........................................................     681,000
       2002.........................................................     466,000
       Thereafter...................................................   1,260,000
                                                                      ----------
      Total minimum lease payments..................................  $5,686,000
                                                                      ==========

  Falconite has capitalized certain rental and transportation equipment under various lease agreements. The book value of these leased assets is included in the recorded amounts for rental equipment and operating property and equipment.

  A schedule of future minimum lease payments under capital leases at December 31, 1997 consisted of the following:

      YEAR
      ENDING
      DECEMBER 31,                                                      AMOUNT
      ------------                                                    ----------
       1998.........................................................  $2,957,000
       1999.........................................................     648,000
       2000.........................................................     375,000
       2001.........................................................     252,000
       2002.........................................................     136,000
                                                                      ----------
      Total minimum lease payments..................................   4,368,000
      Less amount representing imputed interest.....................     275,000
                                                                      ----------
      Present value of minimum payments.............................  $4,093,000
                                                                      ==========

                       FALCONITE, INC. AND SUBSIDIARIES

6. REVOLVING LINES OF CREDIT AND TERM DEBT:

  Term debt at December 31, 1997 and 1996 consisted of the following:

                                                           1996        1997
                                                        ----------- ----------
      Notes payable with Nations Bank of Tennessee,
       N.A., with monthly principal and interest
       payments of $30,368 maturing in 2002; interest
       stated at LIBOR (8.47% at December 31, 1997)
       plus 2.5%......................................          --  $3,362,000
      Various notes payable, with varying monthly
       principal and interest payments; interest rates
       ranging from 7.0% to 9.75% at December 31,
       1997, with maturities ranging from January 1,
       1998 to September 30, 2002.....................  $15,472,000  1,329,000
      Various notes payable with Southwest Bank of St.
       Louis, with monthly payments of principal and
       interest; interest rates ranging from prime
       (8.25% at December 31, 1996) plus .75% to 10%..    8,346,000        --
      Notes payable with Citizens Bank & Trust, with
       monthly payments of principal and interest at
       prime (8.25% at December 31, 1996),
       collateralized by a guarantee of the majority
       shareholder....................................    6,850,000        --
      Notes payable with GE Capital, with monthly
       principal and interest payments of $11,217;
       interest at the 30 days' commercial paper rate
       (5.41% at December 31, 1996) plus 2.08%........    1,088,000        --
      Note payable with the Kentucky Development
       Finance Authority, with monthly principal and
       interest payments of $2,660 maturing in 2000;
       interest stated at a fixed rate of 5.06%,
       collateralized by real estate..................      111,000        --
                                                        ----------- ----------
                                                        $31,867,000 $4,691,000
                                                        =========== ==========

  Annual maturities of term debt at December 31, 1997 are as follows:

      1998........................................................... $1,238,000
      1999...........................................................    389,000
      2000...........................................................    348,000
      2001...........................................................    185,000
      2002...........................................................    109,000
      Thereafter.....................................................  2,422,000
                                                                      ----------
        Total........................................................ $4,691,000
                                                                      ==========

  The Citicorp Facility is comprised of a revolving line of credit extended to Falconite Equipment and M&M Equipment. The total amount of credit available under the Citicorp Facility is limited to a borrowing base equal to the lesser of (i) $100 million, of which $2 million is available as a swingline subfacility; or (ii) a formula based on accounts receivable, parts inventory, transportation equipment owned by the Company and rental and resale equipment inventory. The obligations of Falconite Equipment and M&M Equipment under the Citicorp Facility are collateralized by substantially all of the assets of Falconite Equipment and M&M Equipment. The Citicorp Facility has financial covenants regarding tangible net worth, debt ratios and debt coverage. The Company was not in compliance with certain loan provisions at December 31, 1997, but received waivers from the lender for these violations, effectively through the term of the facility, on March 23, 1998. The Citicorp Facility also contains covenants and provisions that restrict, among other things, Falconite Equipment's and

                       FALCONITE, INC. AND SUBSIDIARIES

M&M Equipment's ability to: (i) incur liens on its property; (ii) engage in certain sales of assets; (iii) merge or consolidate with or acquire another person or engage in other fundamental changes; (iv) engage in certain transactions with affiliates; and (v) commit to make capital expenditures in excess of certain preset limits. The Citicorp Facility provides for certain events of default. At December 31, 1997, the principal amount outstanding under the Citicorp Facility was $81,900,000, and the interest rate on such borrowings was 8.1875% (30 day LIBOR plus 2.5%). At December 31, 1997, $9.6 million of additional borrowings were available to Falconite Equipment and M&M Equipment under the Citicorp Facility. The obligations of Falconite Equipment and M&M Equipment under the Citicorp Facility are guaranteed by the Company, certain subsidiaries of the Company, Ralph W. McCurry and Michael A. Falconite.

  The Deutsche Facility is comprised of a line of credit, which amount is determined at Deutsche's sole discretion, extended to M&M Equipment for the purchase of equipment from certain designated manufacturers. The obligations of M&M Equipment under the Deutsche Facility are collateralized by all of M&M Equipment's inventory and equipment manufactured by such designated manufacturers, including all accounts, rights, instruments and proceeds arising from such inventory and equipment. The Deutsche Facility has financial covenants and provisions regarding tangible net worth and debt ratios. The Company was not in compliance with certain loan provisions at December 31, 1997, but received waivers from the lender for these violations, effectively through the term of the facility, on March 23, 1998. The obligations of M&M Equipment under the Deutsche Facility are guaranteed by Falconite Equipment, Ralph W. McCurry and Wanda R. McCurry. At December 31, 1997, the principal amount outstanding under the Deutsche Facility was $9,516,000, and the interest rate on such borrowings was 9.5%.

7. INCOME TAXES:

  Income tax expense consists of:

                                                CURRENT    DEFERRED    TOTAL
                                                --------  ---------- ----------
      Year ended December 31, 1995:
        Federal................................ $565,000  $2,011,000 $2,576,000
        State and local........................   20,000     297,000    317,000
                                                --------  ---------- ----------
                                                $585,000  $2,308,000 $2,893,000
                                                ========  ========== ==========
      Year ended December 31, 1996:
        Federal................................ $196,000  $2,006,000 $2,202,000
        State and local........................  (76,000)    202,000    126,000
                                                --------  ---------- ----------
                                                $120,000  $2,208,000 $2,328,000
                                                ========  ========== ==========
      Year ended December 31, 1997:
        Federal................................ $ 13,000  $1,598,000 $1,611,000
        State and local........................    2,000     246,000    248,000
                                                --------  ---------- ----------
                                                $ 15,000  $1,844,000 $1,859,000
                                                ========  ========== ==========

  Income tax expense for the years ended December 31, 1996 and 1997 differed from the amounts computed by applying the federal income tax rate of 34% to income before income taxes as a result of the following:

                                                 1995        1996        1997
                                              ----------  ----------  ----------
      Computed "expected" tax expense.......  $2,752,000  $2,706,000  $1,298,000
      Increased (reduction) in income taxes
       resulting from:
        Nontaxable M&F Equipment income.....    (124,000)   (666,000)        --
        State and local income taxes, net of
         federal income tax benefit.........     209,000      84,000     164,000
        Amortization........................         --          --      349,000
        Other, net..........................      56,000     204,000      48,000
                                              ----------  ----------  ----------
                                              $2,893,000  $2,328,000  $1,859,000
                                              ==========  ==========  ==========

                       FALCONITE, INC. AND SUBSIDIARIES

  From the time of its inception, March 20, 1995, through December 31, 1996, M&F Equipment was taxed as an S corporation under Subchapter S of the Internal Revenue Code. The pro forma income tax adjustments included on the consolidated statements of income represent federal income tax expense that would have been required had M&F Equipment been a C corporation. M&F Equipment's undisturbed earnings of $1,574,000 were distributed in September 1997.

  The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1996 and 1997 are presented below:

                                                        1996          1997
                                                    ------------  ------------
      Deferred tax assets:
        Trade accounts receivable, principally due
         to allowance for doubtful accounts........ $    195,000  $    161,000
        Alternative minimum tax credit
         carryforwards.............................    1,713,000     1,713,000
        Net operating loss carryforwards...........    1,402,000     4,168,000
        Sales tax accruals.........................          --        223,000
        Inventory obsolescence reserves............      175,000        56,000
        Other......................................      175,000       205,000
                                                    ------------  ------------
          Net deferred tax assets..................    3,660,000     6,526,000
      Deferred tax liability:
        Rental and operating property and
         equipment, principally due to difference
         in depreciation...........................  (11,461,000)  (16,171,000)
                                                    ------------  ------------
          Net deferred tax liability............... $ (7,801,000) $ (9,645,000)
                                                    ============  ============

  At December 31, 1997, the Company has net operating loss carryforwards for federal income tax purposes of approximately $11.1 million which are available to offset future federal taxable income through the year 2011. The net operating loss carryforwards are primarily attributable to M&M Equipment and may be subject to certain limitations. The Company expects to pursue certain tax planning strategies that management believes make it more likely than not that the Company will recover the tax benefit of the net operating loss carryforwards.

  In addition, as of December 31, 1997, the Company had alternative minimum tax credit carryforwards of approximately $1,713,000 which are available to reduce future federal regular income taxes, if any, over an indefinite period.

8. EMPLOYEE BENEFIT PLANS:

  Prior to August 1, 1997, Falconite Equipment had a discretionary profit-sharing plan covering substantially all of its employees. Profit-sharing expense was funded through annual contributions to the plan. There were no contributions to the plan during 1996 and 1997. Falconite Equipment also contributes to a union-administered pension plan as required. Falconite Equipment's contributions to these plans for the years ended December 31, 1995, 1996 and 1997 totaled $71,000, $45,000 and $105,000, respectively.
Falconite Equipment could, under certain circumstances, be liable for unfunded vested benefits or other expenses of jointly administered union plans. At this time, Falconite has not established any liabilities because withdrawal from these plans is not probable.

  M&M Equipment has a discretionary 401(k) plan covering substantially all of its employees. Plan expense is funded through annual contributions. For the years ended December 31, 1995, 1996 and 1997, M&M Equipment contributions totaled $38,000, $60,000 and $86,000, respectively. As of July 1, 1997,
Falconite has a discretionary 401(k) plan covering substantially all of its employees. For the year ended December 31, 1997, Falconite contributions totaled $70,000.

                       FALCONITE, INC. AND SUBSIDIARIES

9. RELATED PARTY TRANSACTIONS:

  The individual companies included in the consolidated financial statements enter into various related party transactions with affiliated companies and shareholders of the individual companies.

  A summary of receivables/payables included in the consolidated balance sheet as of December 31, 1996 and 1997 is as follows:

                                                             1996      1997
                                                           -------- ----------
      Due from affiliated companies and related parties:
        Note receivable--officer.......................... $ 77,000 $  101,000
        Note receivable--majority shareholder.............  332,000    483,000
        Due from F&F Leasing..............................   44,000     16,000
        Due from E&F Leasing..............................      --     200,000
        Due from M&F Investments..........................      --   1,344,000
                                                           -------- ----------
                                                           $453,000 $2,144,000
                                                           ======== ==========
      Due to affiliated companies and related parties:
        Due to F&F Leasing................................ $ 42,000        --
        Notes payable--majority shareholder...............   79,000 $   39,000
                                                           -------- ----------
                                                           $121,000 $   39,000
                                                           ======== ==========

  A summary of expenses included in the consolidated statements of income for the years ended December 31, 1995, 1996 and 1997 is as follows:

                                                      1995     1996     1997
                                                    -------- -------- --------
      Building rent expense paid to affiliates and
       related parties:
        Rent paid to F&F Leasing..................  $ 63,000 $200,000 $137,000
        Rent paid to an officer...................    30,000   30,000      --
        Rent paid to M&F Investments..............    13,000  122,000  247,000
        Rent paid to the minority shareholder of
         M&M......................................    22,000      --       --
        Rent paid to E&F Leasing..................    27,000  188,000  246,000
                                                    -------- -------- --------
                                                    $155,000 $540,000 $630,000
                                                    ======== ======== ========
      Equipment rent expense paid to F&F Leasing..  $123,000 $149,000      --
                                                    ======== ======== ========
      Interest expense paid to director...........  $ 19,000 $ 11,000 $  5,000
                                                    ======== ======== ========
      Management fee paid to officers:
        From M&M Equipment........................  $ 28,000 $ 28,000      --
        From Erzinger.............................    31,000   36,000      --
                                                    -------- -------- --------
                                                    $ 59,000 $ 64,000      --
                                                    ======== ======== ========

  Falconite Equipment and M&M Equipment lease buildings from affiliated companies for which the companies pay monthly rental to the affiliated companies pursuant to various lease agreements. Falconite Equipment leased its Erzinger facility from E&F Leasing, a related party, through July 31, 1996 for approximately $24,000 a month. Effective August 1, 1996, the monthly rental was reduced to $15,000 retroactive to January 1, 1996, such that no rent expense was incurred in August or September 1996. The ongoing agreed-upon monthly rent will be $17,500 per month.

                       FALCONITE, INC. AND SUBSIDIARIES

10. COMMITMENTS AND CONTINGENCIES:

 Department of Revenue Notifications

  During 1995, Falconite Equipment received a notification from the Illinois Department of Revenue asserting deficiencies in Illinois' use taxes for the period from July 1989 to May 1995. The asserted deficiencies, which totaled approximately $520,000 plus interest and penalties, result from Falconite Equipment's rental of equipment to customers within the State of Illinois and complexities of how use taxes should be calculated. Falconite Equipment is in the process of challenging the asserted deficiencies.

  During 1996, Falconite Equipment received a notification from the Tennessee Department of Revenue asserting certain deficiencies in Tennessee sales tax for the period from 1991 to 1996. The sales tax liability was settled during 1997 for $307,000

  Management, after consultation with counsel, believes the ultimate outcome of the alleged deficiencies will not result in a material impact on Falconite Equipment's consolidated financial position, results of operations or cash flows although resolution in any year or quarter could be material to the results of operations or cash flows for that period. Accrued expenses have been recorded within the range of management's best estimate of the probable loss.

 Government and Environmental Regulations

  Falconite and its operations are subject to various federal, state, and local laws and regulations governing, among other things, worker safety, air emissions, water discharge, and the generation, handling, storage, transportation, treatment, and disposal of hazardous substances and wastes. Under such laws, an owner or lessee of real estate may be liable for the costs of removal or remediation of certain hazardous or toxic substances located on, in or emanating from, such property, as well as related costs of investigation and property damage. Such laws often impose such liability without regard to whether the owner or lessee knew of, or was responsible for, the presence of such hazardous or toxic substances. In addition, Falconite dispenses petroleum products from above-ground storage tanks located at certain rental locations that it owns or leases. Falconite maintains an environmental compliance program that includes the implementation of required technical and operational activities designed to minimize the potential for leaks and spills, the maintenance of records, and the regular testing and monitoring of tank systems. Falconite also uses hazardous materials such as solvents to clean and maintain its rental equipment fleet. In addition, Falconite generates and disposes waste such as used motor oil, radiator fluid, and solvents, and may be liable under various federal, state, and local laws for an environmental contamination at facilities where its waste is or has been disposed. While there can be no assurance that the Company's operations have been operated in compliance with governmental regulations, in the opinion of management, the ultimate disposition of any matters, that may arise, will not have a material adverse effect on Falconite's consolidated financial position, results of operations or cash flows although resolution in any year or quarter could be material to the results of operations or cash flows for that period.

 Legal Proceedings

  Falconite is involved in various other claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on Falconite's consolidated financial position, results of operations or cash flows although resolution in any year or quarter could be material to the results of operations or cash flows for that period.

 Commitments for Capital Expenditures

  Falconite has outstanding firm commitments for capital expenditures of approximately $549,000 at December 31, 1997. The commitments relate to the purchasing of additional rental equipment and the replacement of older lease fleet assets.

                       FALCONITE, INC. AND SUBSIDIARIES

 Workers' Compensation

  Falconite is fully insured, subject to varying deductibles, for workers' compensation claims in substantially all states in which it operates. In the remaining states, Falconite provides for workers' compensation claims through incurred loss retrospective policies. Management believes any potential liability for estimated claims, including the effect of any retroactive premium adjustments, is immaterial.

11. BUSINESS AND CREDIT CONCENTRATIONS:

  Falconite engages in the rental of equipment to a variety of industrial and construction customers which are significantly impacted by the U.S. economy as well as the regional and local economies. Management believes diversifying into other states reduces the impact of events or conditions in a particular region, such as regional slowdowns, adverse weather and other factors. In addition, Falconite's operating results may be adversely affected by increases in interest rates that may lead to a decline in economic activity while simultaneously resulting in higher interest payments by Falconite under its variable rate credit facilities.

  Most of Falconite's customers are located in a four-state area: Kentucky, Tennessee, Alabama and Missouri. No single customers accounted for more than 1% of Falconite's consolidated sales in 1996 and 1997, and no trade account receivable from any customer exceeded $289,000 at December 31, 1997. Falconite estimates an allowance for doubtful accounts based on the creditworthiness of its customers as well as general economic conditions. Consequently, an adverse change in those factors could affect management's estimate of its bad debts.

12. SUBSEQUENT EVENTS:

  In January 1998, the Company purchased the assets of Genequip, Inc., an equipment rental company with locations in Louisville and Lexington, Kentucky and Indianapolis, Indiana. The total purchase price was $10,037,000 and was accounted for using the purchase method.

  On April 1, 1998, the Company's owners entered into a definitive and binding agreement to sell all of the outstanding shares of common stock to National Equipment Services, Inc. in exchange for $62,000,000 in cash and $3,750,000 of subordinated promissory notes which bear interest at 8%.

                       NATIONAL EQUIPMENT SERVICES, INC.

           INTRODUCTION TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS

  National Equipment Services, Inc. ("the Company") was founded in June 1996 to acquire and integrate equipment rental companies. In 1997, the Company acquired six businesses in separate transactions. In 1998, the Company acquired nine businesses in separate transactions and consummated the Company's initial public offering of common stock (the "Initial Stock Offering"). While the Acquired Businesses (Acquired Businesses herein defined to mean (i) all of the 15 acquired businesses were acquired at various dates during 1997 and 1998, the following unaudited pro forma statements of operations are presented as if all such acquisitions, the Initial Stock Offering and certain borrowings under the New Credit Facility had occurred on January 1, 1997. The following unaudited pro forma balance sheet gives effect to the aforementioned transactions as if they had occurred on March 31, 1998.

  The unaudited pro forma financial statements have been derived from Company (the Company herein defined to include the Acquired Businesses) prepared financial information (and, when applicable, includes adjustments to conform fiscal periods to calendar periods), the audited and unaudited Financial Statements and notes thereto of certain of the Acquired Businesses for certain periods and the audited and unaudited Financial Statements and notes thereto of the Company since inception, which Financial Statements appear elsewhere in this Prospectus.

  The unaudited pro forma financial statements have been prepared for comparative purposes only and do not purport to be indicative of the results which would have been achieved had the Acquired Businesses been purchased, the Initial Stock Offering been consummated and certain borrowings under the New Credit Facility been made as of the assumed dates, nor are the results indicative of the Company's future results.

                     PRO FORMA STATEMENT OF OPERATIONS(A)
                                (IN THOUSANDS)

                                                                               YEAR ENDED DECEMBER 31, 1997
                   ------------------------------------------------------------------------------------------------------------
                           AERIAL            EQUIPCO                       WORK                                          GRAND
                     THE   PLAT-     BAT    RENTALS & LONE STAR            SAFE              EAGLE     CORMIER  DRAGON    HI-
                   COMPANY FORMS   RENTALS    SALES    RENTALS  SPRINTANK SUPPLY GENPOWER SCAFFOLDING EQUIPMENT RENTALS  REACH
                   ------- ------  -------  --------- --------- --------- ------ -------- ----------- --------- -------  ------
Revenues:
 Rental revenues.  $26,398 $ 406   $1,457    $2,180    $1,455    $5,715   $6,385  $7,110    $1,067     $12,107  $8,907   $5,568
 Rental equipment
 sales...........    4,186    51      995       332       188        --      891     161       --          960     --       953
 New equipment
 sales and other.   10,704   237    1,350       877        --       327       88   4,830       612       2,685   1,657    1,108
                   ------- -----   ------    ------    ------    ------   ------  ------    ------     -------  ------   ------
Total revenues...   41,288   694    3,802     3,389     1,643     6,042    7,364  12,101     1,679      15,752  10,564    7,629
                   ------- -----   ------    ------    ------    ------   ------  ------    ------     -------  ------   ------
Cost of Revenues:
 Rental equipment
 depreciation....    5,009    47      707       710       242     1,109      835     560        80       2,742     844      885
 Cost of rental
 equipment sales.    2,935    34      352        97       119        --      588     111       --          339     --       636
 Cost of new
 equipment sales.    4,872   180    1,010       570        --        --      --    3,108        23         391     --       334
 Other operating
 expenses........   12,899   277      462       641     1,010       643    2,517   2,863       776       6,925   5,222    3,125
                   ------- -----   ------    ------    ------    ------   ------  ------    ------     -------  ------   ------
Total cost of
revenues.........   25,715   538    2,531     2,018     1,371     1,752    3,940   6,642       879      10,397   6,066    4,980
                   ------- -----   ------    ------    ------    ------   ------  ------    ------     -------  ------   ------
Gross profit
(loss)...........   15,573   156    1,271     1,371       272     4,290    3,424   5,459       800       5,355   4,498    2,649
                   ------- -----   ------    ------    ------    ------   ------  ------    ------     -------  ------   ------
Selling, general
and
administrative
expenses.........    7,910   249      489       684       475     2,028    1,237   2,797       327       3,241   2,166    1,534
Non-rental
depreciation and
amortization.....    1,476     8       25        33        26        83       80      37       --          250      59      107
                   ------- -----   ------    ------    ------    ------   ------  ------    ------     -------  ------   ------
Operating income
(loss)...........    6,187  (101)     757       654      (229)    2,179    2,107   2,625       473       1,864   2,273    1,008
                   ------- -----   ------    ------    ------    ------   ------  ------    ------     -------  ------   ------
Other income
(expense), net...       72    --       (1)       20       139       (10)       8      13         8         --     (670)      14
Interest expense,
net..............    4,336    16       46        73       164       553       22     103        33         302     675      462
                   ------- -----   ------    ------    ------    ------   ------  ------    ------     -------  ------   ------
Income (loss)
before income
taxes............    1,923  (117)     710       601      (254)    1,616    2,093   2,535       448       1,562     928      560
Income tax
expense
(benefit)........      818    (6)      --       240        --        --      --      859       --            8     212      --
                   ------- -----   ------    ------    ------    ------   ------  ------    ------     -------  ------   ------
Net income
(loss)...........  $ 1,105 $(111)  $  710    $  361    $ (254)   $1,616   $2,093  $1,676    $  448     $ 1,554  $  716   $  560
                   ======= =====   ======    ======    ======    ======   ======  ======    ======     =======  ======   ======
                   ALBANY              R&R    ADJUST-        PRO
                   LADDER  FALCONITE RENTALS  MENTS(B)      FORMA
                   ------- --------- -------- ------------ -----------
Revenues:
 Rental revenues.  $18,410  $44,911  $6,888   $ 5,144      $154,108
 Rental equipment
 sales...........    1,885    9,222     --      2,910        22,734
 New equipment
 sales and other.   13,909    9,513   1,556     2,393        51,846
                   ------- --------- -------- ------------ -----------
Total revenues...   34,204   63,646   8,444    10,447       228,688
                   ------- --------- -------- ------------ -----------
Cost of Revenues:
 Rental equipment
 depreciation....    3,445   11,114   2,154       591 (c)    31,074
 Cost of rental
 equipment sales.      721    7,582     --      2,561        16,075
 Cost of new
 equipment sales.    7,725    4,103      35     1,579        23,930
 Other operating
 expenses........   10,738   11,395   3,962      (327)(d)    63,128
                   ------- --------- -------- ------------ -----------
Total cost of
revenues.........   22,629   34,194   6,151     4,404       134,207
                   ------- --------- -------- ------------ -----------
Gross profit
(loss)...........   11,575   29,452   2,293     6,043        94,481
                   ------- --------- -------- ------------ -----------
Selling, general
and
administrative
expenses.........    7,796   15,065   1,843    (4,516)(e)    43,326
Non-rental
depreciation and
amortization.....      640    2,428     128     5,168 (f)    10,547
                   ------- --------- -------- ------------ -----------
Operating income
(loss)...........    3,139   11,959     322     5,391        40,608
                   ------- --------- -------- ------------ -----------
Other income
(expense), net...      117     (815)    171     1,372 (g)       438
Interest expense,
net..............      846    7,327   1,079    11,987 (h)    28,024
                   ------- --------- -------- ------------ -----------
Income (loss)
before income
taxes............    2,410    3,817    (586)   (5,224)       13,022
Income tax
expense
(benefit)........      --     1,859     --      1,474 (i)     5,464
                   ------- --------- -------- ------------ -----------
Net income
(loss)...........  $ 2,410  $ 1,958  $ (586)  $(6,698)     $  7,558(j)
                   ======= ========= ======== ============ ===========

            (See Notes to Unaudited Pro Forma Financial Statements)

                     PRO FORMA STATEMENT OF OPERATIONS(A)
                                (IN THOUSANDS)

                                                                               THREE MONTHS ENDED MARCH 31, 1997
                   ---------------------------------------------------------------------------------------------------------------
                                               EQUIPCO  LONE               WORK
                     THE     AERIAL     BAT    RENTALS  STAR               SAFE               EAGLE     CORMIER  DRAGON    GRAND
                   COMPANY  PLATFORMS RENTALS  & SALES RENTALS  SPRINTANK SUPPLY  GENPOWER SCAFFOLDING EQUIPMENT RENTALS  HI-REACH
                   -------  --------- -------  ------- -------  --------- ------  -------- ----------- --------- -------  --------
Revenues:
 Rentals
 revenues........  $1,276     $ 406   $1,457    $ 854  $1,455    $2,572   $ 107    $1,465     $277      $2,299   $1,758    $1,059
 Rental equipment
 sales...........      93        51      995      185     188       --       23        40      --          173      --        197
 New equipment
 sales and other.     950       237    1,350      358     --        147       2     1,245      145         626      294       228
                   ------     -----   ------    -----  ------    ------   -----    ------     ----      ------   ------    ------
Total revenues...   2,319       694    3,802    1,397   1,643     2,719     132     2,750      422       3,098    2,052     1,484
Cost of Revenues:
 Rental equipment
 depreciation....     335        47      707      266     242       545     105       111       20         654      173       233
 Cost of rental
 equipment sales.      75        34      352       58     119       --       15        28      --           61      --        123
 Cost of new
 equipment sales.     306       180    1,010      227     --        --      --        700        6         110      --         64
 Other operating
 expenses........     760       277      462      263   1,010       289      41       605      199       1,487    1,069       525
                   ------     -----   ------    -----  ------    ------   -----    ------     ----      ------   ------    ------
Total cost of
revenues.........   1,476       538    2,531      814   1,371       834     161     1,444      225       2,312    1,242       945
                   ------     -----   ------    -----  ------    ------   -----    ------     ----      ------   ------    ------
Gross profit
(loss)...........     843       156    1,271      583     272     1,885     (29)    1,306      197         786      810       539
Selling, general
and
administration
expenses.........     783       249      489      352     475       913     203       575       83         621      443       302
Non-rental
depreciation and
amortization.....      88         8       25       27      26        41      15         7      --           60       12        30
                   ------     -----   ------    -----  ------    ------   -----    ------     ----      ------   ------    ------
Operating income
(loss)...........     (28)     (101)     757      204    (229)      931    (247)      724      114         105      355       207
Other income
(expense), net...     --        --        (1)       1     139        (5)     (4)        4      --          --      (117)      --
Interest expense,
net..............     262        16       46       34     164       249       5        15        8          39      118       122
                   ------     -----   ------    -----  ------    ------   -----    ------     ----      ------   ------    ------
Income (loss)
before income
taxes............    (290)     (117)     710      171    (254)      677    (256)      713      106          66      120        85
Income tax
expense
(benefit)........    (135)       (6)     --        74     --        --      --        238      --            4       27       --
                   ------     -----   ------    -----  ------    ------   -----    ------     ----      ------   ------    ------
Net income
(loss)...........  $ (155)    $(111)  $  710    $  97  $ (254)   $  677   $(256)   $  475     $106      $   62   $   93    $   85
                   ======     =====   ======    =====  ======    ======   =====    ======     ====      ======   ======    ======
                   ALBANY              R&R                      PRO
                   LADDER  FALCONITE RENTALS  ADJUSTMENTS(B)   FORMA
                   ------- --------- -------- --------------- ----------
Revenues:
 Rentals
 revenues........  $3,333   $8,989   $1,476      $ 1,228      $30,011
 Rental equipment
 sales...........     436    3,276      --           727        6,384
 New equipment
 sales and other.   2,455    2,109      319          556       11,021
                   ------- --------- -------- --------------- ----------
Total revenues...   6,224   14,374    1,795        2,511       47,416
Cost of Revenues:
 Rental equipment
 depreciation....     800    2,373      487          661 (c)    7,759
 Cost of rental
 equipment sales.     189    2,516      --           640        4,210
 Cost of new
 equipment sales.   1,196      755        4          395        4,953
 Other operating
 expenses........   2,180    2,544      866          (25)(d)   12,552
                   ------- --------- -------- --------------- ----------
Total cost of
revenues.........   4,365    8,188    1,357        1,671       29,474
                   ------- --------- -------- --------------- ----------
Gross profit
(loss)...........   1,859    6,186      438          840       17,942
Selling, general
and
administration
expenses.........   1,748    2,938      404         (997)(e)    9,581
Non-rental
depreciation and
amortization.....     166      576       32        1,461 (f)    2,574
                   ------- --------- -------- --------------- ----------
Operating income
(loss)...........     (55)   2,672        2          376        5,787
Other income
(expense), net...      18        4      122          (17)(g)      144
Interest expense,
net..............     208    1,333      289        4,098 (h)    7,006
                   ------- --------- -------- --------------- ----------
Income (loss)
before income
taxes............    (245)   1,343     (165)      (3,739)      (1,075)
Income tax
expense
(benefit)........     --       598      --        (1,252)(i)     (452)
                   ------- --------- -------- --------------- ----------
Net income
(loss)...........  $ (245)  $  745   $ (165)     $(2,487)     $ (623)(j)
                   ======= ========= ======== =============== ==========

            (See Notes to Unaudited Pro Forma Financial Statements)

                     PRO FORMA STATEMENT OF OPERATIONS (A)
                                (IN THOUSANDS)

                                                   THREE MONTHS ENDED MARCH 31, 1998
                   -------------------------------------------------------------------------------------------------------
                            WORK
                     THE    SAFE      EAGLE     CORMIER  DRAGON    GRAND   ALBANY             R&R                    PRO
                   COMPANY SUPPLY  SCAFFOLDING EQUIPMENT RENTALS  HI-REACH LADDER FALCONITE RENTALS ADJUSTMENTS     FORMA
                   ------- ------  ----------- --------- -------  -------- ------ --------- ------- -----------    -------
Revenues:
 Rental revenues.  $15,815 $  24       $54      $1,770   $1,871    $ 336   $4,612  $12,033  $2,100    $  261       $38,876
 Rental equipment
 sales...........    1,742   --        --          257      --        30      449    1,364     --        --          3,842
 New equipment
 sales and other.    4,594    23        31         900      125       28    3,537    3,236     513       244        13,231
                   ------- -----       ---      ------   ------    -----   ------  -------  ------    ------       -------
Total revenues...   22,151    47        85       2,927    1,996      394    8,598   16,633   2,613       505        55,949
Cost of revenue:
 Rental equipment
 depreciation....    2,727    23         5         376      160       47      877    3,367     565      (174) (c)    7,973
 Cost of rental
 equipment sales.    1,037   --        --           52      --        21      146    1,097     --        --          2,353
 Cost of new
 equipment sales.    2,187    13         1         441      --       --     1,918    1,800     --        --          6,360
 Other operating
 expenses........    7,549    61        29       1,170      989      282    2,816    3,238   1,112      (162)(d)    17,084
                   ------- -----       ---      ------   ------    -----   ------  -------  ------    ------       -------
Total cost of
revenues.........   13,500    97        35       2,039    1,149      350    5,757    9,502   1,677      (336)       33,770
                   ------- -----       ---      ------   ------    -----   ------  -------  ------    ------       -------
Gross profit.....    8,651   (50)       50         888      847       44    2,841    7,131     936       841        22,179
Selling, general
and
administrative
expenses.........    4,531    60        12         429      410      129    2,486    4,482     458    (1,296)(e)    11,701
Non-rental
depreciation and
amortization.....      807    28       --           39       11        7      160      680      32       927 (f)     2,691
                   ------- -----       ---      ------   ------    -----   ------  -------  ------    ------       -------
Operating income
(loss)...........    3,313  (138)       38         420      426      (92)     195    1,969     446     1,210         7,787
Other income
(expense), net...       77   --         12         --      (126)       2       58       (8)    --         10            25
Interest expense,
net..............    3,100    46         3          90      127       19      216    2,180     333       892 (h)     7,006
                   ------- -----       ---      ------   ------    -----   ------  -------  ------    ------       -------
Income (loss)
before income
taxes............      290  (184)       47         330      173     (109)      37     (219)    113       328           806
Income tax
expense..........      151   --        --          --       --       --       --       --      --        175 (i)       326
                   ------- -----       ---      ------   ------    -----   ------  -------  ------    ------       -------
Net income
(loss)...........  $   139 $(184)      $47      $  330   $  173    $(109)  $   37  $  (219) $  113    $  153       $   480(j)
                   ======= =====       ===      ======   ======    =====   ======  =======  ======    ======       =======

            (See Notes to Unaudited Pro Forma Financial Statements)

                            PRO FORMA BALANCE SHEET
                                 (IN THOUSANDS)

                                               AT MARCH 31, 1998
                         --------------------------------------------------------------
                            THE                     R&R                          PRO
                         COMPANY(K) FALCONITE(K) RENTALS(K) ADJUSTMENTS(L)(M)   FORMA
                         ---------- ------------ ---------- -----------------  --------
ASSETS
Cash and cash
 equivalents............  $  3,773    $  1,642    $ 1,597        $(4,854)(i)   $  2,158
Accounts receivable,
 net....................    24,095       8,862      1,997         (1,775)        33,179
Inventory, net..........     7,158       2,658        --              23          9,839
Rental equipment, net...   104,937     112,937      9,813         (6,795)(ii)   220,892
Property and equipment,
 net....................     6,968      11,547        480          2,230 (iii)   21,225
Intangible assets, net..    86,888      17,069        --          62,397 (iv)   166,354
Loan origination costs,
 net....................     6,139         --         --          (1,133)(v)      5,006
Prepaid and other
 assets, net............     2,345       1,511      3,593         (3,360)         4,089
                          --------    --------    -------        -------       --------
  Total assets..........  $242,303    $156,226    $17,480        $46,733       $462,742
                          ========    ========    =======        =======       ========
LIABILITIES
Accounts payable........  $  9,647    $  1,715    $   201        $  (160)      $ 11,403
Accrued interest........     3,904         715        360           (360)         4,619
Accrued expenses and
 other liabilities......     7,938      12,134        184           (175)        20,081
Debt....................   193,954     108,430     15,849         (8,089)(vi)   310,144
                          --------    --------    -------        -------       --------
  Total liabilities.....   215,443     122,994     16,594         (8,784)       346,247
Stockholders' equity....    26,860      33,232        886         55,517 (vii)  116,495
                          --------    --------    -------        -------       --------
  Total liabilities and
   stockholders' equity.  $242,303    $156,226    $17,480        $46,733       $462,742
                          ========    ========    =======        =======       ========



            (See Notes to Unaudited Pro Forma Financial Statements)

               NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

(a) For the Company, results for the year ended December 31, 1997 and for the three months ended March 31, 1997 represent actual historical 1997 results, including results for the Acquired Businesses purchased in the related 1997 period from the date of acquisition. Results for the Company for the three months ended March 31, 1998 represent actual historical results for the Company, including results for the Acquired Businesses purchased in the first quarter of 1998 from the date of acquisition. For the Acquired Businesses, results for the year ended December 31, 1997 and for the three months ended March 31, 1997, represent combined historical results for (i) the Acquired Businesses purchased in the related 1997 period prior to the date of acquisition and (ii) the Acquired Businesses purchased in 1998. For the Acquired Businesses, results for the three months ended March 31, 1998 represent combined historical results for the Acquired Businesses purchased in the first quarter of 1998 prior to the date of acquisition.

(b) In each of the following items, reflects the elimination of a location not purchased from Cormier Equipment as follows:

                                                                    THREE MONTHS
                                                        YEAR ENDED     ENDED
                                                       DECEMBER 31,  MARCH 31,
                                                           1997         1997
                                                       ------------ ------------
      Rental revenues.................................    $ 130         $100
      New equipment sales and other...................       21           17
                                                          -----         ----
      Total revenues..................................      151          117
      Rental equipment depreciation...................       81           60
      Other operating expenses........................      102           50
                                                          -----         ----
      Total cost of revenues..........................      183          110
                                                          -----         ----
      Gross profit (loss).............................      (32)           7
      Selling, general and administrative expenses....       72           41
      Non-rental depreciation and amortization........        1            1
                                                          -----         ----
      Operating loss..................................    $(105)        $(35)
                                                          =====         ====

  In addition, reflects the acquisition of GenEquip, Inc., a business acquired by Falconite, Inc. in January 1998, and Aerial Equipment Rental, Inc., a business acquired by Falconite in May 1998, as follows:

                                                      THREE MONTHS THREE MONTHS
                                          YEAR ENDED     ENDED        ENDED
                                         DECEMBER 31,  MARCH 31,    MARCH 31,
                                             1997         1997         1998
                                         ------------ ------------ ------------
      Rental revenues...................    $5,274       $1,327        $142
      Rental equipment sales............     2,910          728         --
      New equipment sales and other.....     2,415          571         121
                                            ------       ------        ----
      Total revenues....................    10,599        2,626         263
      Rental equipment depreciation.....     1,808          464          24
      Cost of rental equipment sales....     2,561          640         --
      Cost of new equipment sales.......     1,578          395         --
      Other operating costs.............     2,503          629         140
                                            ------       ------        ----
      Total cost of revenues............     8,450        2,128         164
                                            ------       ------        ----
      Gross profit......................     2,149          498          99
      Selling, general and
       administrative expenses..........     1,789          400          54
      Non-rental depreciation and
       amortization.....................       121           31           2
                                            ------       ------        ----
      Operating income..................       239           67          43
      Other income, net.................       179           16          23
      Interest income (expense), net....       (25)          (7)         (5)
                                            ------       ------        ----
      Income before income taxes........    $  393       $   76          61
                                            ======       ======        ====

(c) Pursuant to SEC reporting requirements, rental equipment depreciation has been derived utilizing the rental equipment asset values of each of the Acquired Businesses at the time of their acquisition rather than utilizing values of rental equipment assets actually held by each of the Acquired Businesses the period presented. Reflects the impact on rental equipment depreciation resulting from the application of the Company's depreciation policy rather than those of the former owners of the Acquired Businesses. In addition, reflects the change in rental equipment depreciation resulting from the write-up or write-down of rental equipment assets to fair value arising from purchase accounting. In addition, reflects the increase in rental equipment depreciation resulting from the purchase of equipment referred to in note (d) below.

(d) Reflects the elimination of lease expense resulting from the termination of certain rental equipment leases which occurred with the purchase of the underlying equipment. Also reflects the rent expense resulting from the Company's current lease terms as compared to lease terms entered into by former owners. In addition, reflects the increase in rent expense and corresponding decrease in depreciation expense and real estate tax expense resulting from the Company leasing rather than owning certain related facilities and, conversely, the decrease in rent expense and corresponding increase in depreciation expense and real estate tax expense resulting from the termination of certain facility leases which occurred with the purchase of the underlying facility by the Company. Also, reflects the decrease in rent expense resulting from the termination of certain facility leases.

(e) Reflects the decrease resulting from differentials between the compensation levels of former owners of the Acquired Businesses and the terms of the employment agreements entered into between certain of the former owners and the Company. The employment agreements provide for bonuses to be paid based on increased future earnings. Compensation amounts presented reflect bonuses due based on current operating results. Additional bonuses would be due if increased earnings levels are achieved.

(f) Pursuant to SEC reporting requirements, non-rental depreciation has been derived utilizing the property, plant and equipment values of each of the Acquired Businesses at the time of their acquisition, rather than utilizing values of property, plant and equipment actually held by each of the Acquired Businesses in the period presented. Reflects the decrease in non-rental depreciation resulting from the application of the Company's depreciation policy rather than those of the former owners of the Acquired Businesses. In addition, reflects the increase in non-rental depreciation resulting from the write-up of property, plant and equipment to fair value arising from purchase accounting. Also reflects amortization of goodwill calculated on a goodwill life of 40 years and amortization of non-compete agreements calculated on their contract terms of two to five years, in each case specifically related to the purchases of the Acquired Businesses. The pro forma adjustments consist of the following:

                                                                       THREE
                                                                      MONTHS
                                                                       ENDED
                                                        YEAR ENDED   MARCH 31,
                                                       DECEMBER 31, -----------
                                                           1997      1997  1998
                                                       ------------ ------ ----
      Non-rental depreciation.........................    $1,321    $  352 $260
      Amortization of goodwill........................     3,223       890  607
      Amortization of non-compete agreements..........       624       219   60
                                                          ------    ------ ----
                                                          $5,168    $1,461 $927
                                                          ======    ====== ====

(g) Reflects discontinuation and elimination of unrelated businesses previously operated and related charges incurred by the former owners of certain of the Acquired Businesses.

(h) Reflects increased interest expense at the Company's borrowing rate under the New Credit Facility of 7.75% on the indebtedness resulting from (i) the purchase of the Acquired Businesses for $113,172 after giving effect to the partial repayment of the New Credit Facility with $3,434 of cash on hand at the Acquired Businesses purchased or to be purchased on or after March 31, 1998 and (ii) the borrowing of $3,085 under the New Credit Facility to fund certain potential purchase price adjustments in connection with the Acquired Businesses purchased in 1998.

(i) Reflects the income tax rate that would have been in effect if the Acquired Businesses had been combined and subject to a federal statutory rate of 34% and the applicable state statutory rate for each of the Acquired Businesses throughout the periods presented.

(j) Unaudited pro forma earnings per share has been computed based on the weighted average number of common shares outstanding during the period, after giving effect to the Reclassification, the Stock Split, the Initial Stock Offering and the conversion of the 8% convertible subordinated promissory notes to be issued in connection with the acquisition of Falconite, but without giving effect to shares issuable upon exercise of outstanding options because they are not dilutive. Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," ("SFAS 123") allows entities to choose between a new fair value based method of accounting for employee stock options or similar equity instruments and the current intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25 ("APB No. 25"). Entities electing to account for employee stock options or similar equity instruments under APB No. 25 must make pro forma disclosures of net income and earnings per share as if the fair value method of accounting has been applied. The Company has elected APB No. 25, and will provide pro forma disclosure of net income and earnings per share, as applicable, in the notes to future consolidated financial statements. Had pro forma compensation cost for the Company's stock-based compensation plans been determined based on the pro forma fair value at the assumed grant date for awards under those plans consistent with the method of SFAS 123, the Company's pro forma net income and net income per share would have been as follows for the year ended December 31, 1997 and the three month periods ended March 31, 1997 and 1998:

                                                                  THREE MONTHS
                                                         YEAR        ENDED
                                                        ENDED      MARCH 31,
                                                     DECEMBER 31, -------------
                                                         1997      1997   1998
                                                     ------------ ------  -----
      Net income....................................    $6,986    $ (768) $ 333
      Basic earnings per share......................    $ 0.32    $(0.04) $0.02
      Diluted earnings per share....................    $ 0.30    $(0.03) $0.01

  The pro forma fair value of the options was estimated on the assumed date of grant using the Black-Scholes option pricing model with the following weighted average assumptions: dividend yield of 0%, expected volatility of 30%, risk free interest rates of 5.67% and expected lives of 5 years.

(k) Represents the actual historical balance sheets as of March 31, 1998 of the Company, Falconite and R&R Rentals.
(l) The following are adjustments to the aforementioned balance sheets:

  (i) Reflects the use of the cash on hand at the Acquired Businesses purchased on or after March 31, 1998 of $3,434 and the elimination of cash not purchased in the R&R Rentals acquisition.
  (ii) Reflects the write-down of rental equipment as part of purchase accounting related to the residual value in excess of fair value.
  (iii) Reflects the write-up of property and equipment to fair value as part of purchase accounting.

  (iv) Reflects $61,797 of goodwill representing the excess of the purchase price over the fair value of net assets acquired. In addition, reflects $600 of noncompete agreements entered into by the Company and certain selling shareholders.

  (v) Reflects the incremental loan origination costs related to the New Credit Facility.

  (vi) Reflects the use of the cash on hand at the Acquired Businesses purchased or to be purchased on or after March 31, 1998 of $3,434 and the elimination of the Acquired Businesses' indebtedness of $124,279, offset by additional borrowings under the New Credit Facility of $116,190, and the borrowing of $3,085 under the New Credit Facility to fund certain potential purchase price adjustments in connection with the Acquired Businesses purchased in 1998.

  (vii) Reflects the cash proceeds from the Initial Stock Offering of $94,500 and the mandatory conversion at the initial public offering price of $3,750 of 8% subordinated promissory notes issued in connection with the Falconite acquisition, net of estimated Initial Stock Offering cost of $8,615 and the elimination of equity of Falconite of $33,232 and R&R Rentals of $886.

(m) In addition, reflects the acquisition of Aerial Equipment Rental, Inc., a business acquired by Falconite in May 1998, as follows:

                                                                  MARCH 31, 1998
                                                                  --------------
      Cash and cash equivalents..................................     $  177
      Accounts receivable, net...................................        222
      Inventory, net.............................................         23
      Rental equipment, net......................................        506
      Property and equipment, net................................         80
      Prepaids and other assets, net.............................          2
                                                                      ------
          Total assets...........................................     $1,010
                                                                      ======
      Accounts payable...........................................     $   41
      Accrued expenses and other liabilities.....................          9
      Debt.......................................................        488
                                                                      ------
          Total liabilities......................................        538
      Stockholders' equity.......................................        472
                                                                      ------
          Total liabilities and stockholders' equity.............     $1,010
                                                                      ======

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER CONTAINED HEREIN OTHER THAN THOSE CONTAINED IN THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THE PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCE IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THE PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                 ------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Available Information.....................................................  iii
Prospectus Summary........................................................    1
Risk Factors..............................................................    9
Use of Proceeds...........................................................   15
Capitalization............................................................   16
Selected Pro Forma Financial Data.........................................   17
Selected Historical Financial Data........................................   25
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   27
Business..................................................................   38
Management................................................................   45
Security Ownership of Certain Beneficial Owners and Management............   51
Certain Relationships and Related Transactions............................   52
Description of New Credit Facility........................................   53
Description of Exchange Notes.............................................   55
The Exchange Offer........................................................   80
Certain Federal Income Tax Consequences...................................   87
Plan of Distribution......................................................   88
Experts...................................................................   88
Legal Matters.............................................................   89
Index to Financial Statements.............................................  F-1

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                 $100,000,000




                                     LOGO
                              NATIONAL EQUIPMENT
                                SERVICES, INC.

                             OFFER TO EXCHANGE ITS
                            10% SENIOR SUBORDINATED
                                NOTES DUE 2004,
                           SERIES B FOR ANY AND ALL
                              OF ITS OUTSTANDING
                         10% SENIOR SUBORDINATED NOTES
                                   DUE 2004

                                 ------------

                                  PROSPECTUS
                                      , 1998

                                 ------------

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  The Company, BAT, FAI, NES Acquisition, NES East and NES Michigan. The Company and each of BAT, FAI, NES Acquisition, NES East and NES Michigan are incorporated under the laws of the State of Delaware. Section 145 of the General Corporation Law of the State of Delaware ("Section 145") provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify any persons who are, or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorney's fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred. Section 145 further provides that the indemnification provisions of Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

  The certificates of incorporation, as amended (if applicable), of each of the Company, BAT, FAI, NES Acquisition, NES East and NES Michigan provide that, to the fullest extent permitted by the General Corporation Law of the State of Delaware, no director of the corporation shall be liable to the corporation or its stockholders for monetary damages arising from a breach of fiduciary duty owed to the corporation or its stockholders.

  Article V of the by-laws of each of the Company, BAT, FAI, NES Acquisition, NES East and NES Michigan provides that any person who was or is a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he, or a person of whom he is the legal representative, is or was a director or officer of such corporation, or is or was serving at the request of such corporation as a director, officer, employee, fiduciary or agent of another corporation or of a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the corporation to the fullest extent to which it is empowered to do so unless prohibited from doing so by the General Corporation Law of the State of Delaware, as may be amended (but only to the extent such amendment permits the corporation to provide broader indemnification rights than were permitted prior to such amendment) against expense, liability and loss (including attorneys' fees actually and reasonably incurred by such person in connection with such proceeding) and such indemnification shall continue as to an indemnitee who has ceased to a be a director, officer, employee or agent and shall inure to the benefit of the indemnitee's heirs, executors and administrators, provided that, such person shall be indemnified only (subject to certain limited exceptions) in connection with a proceeding initiated by such person only if such proceeding was authorized by the board of directors of the corporation. The right to indemnification of such person shall be a contract right and shall include the right to be paid expenses incurred in defending any proceeding in advance of its final disposition. In addition, the Company has agreed to indemnify and hold harmless Mr. Grove against all expense, liability and loss reasonably incurred or suffered by Mr. Grove in connection with any alligation that his membership on the Board conflicts with or breaches the terms of a noncompetition convenant to which Mr. Grove is a party.

  Section 9(B)(1) of the certificate of incorporation of FAI provides that any person who was or is a party, or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the corporation or is or was a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the corporation against all expense, liability and loss (including attorney's fees and expenses, judgments, fines, ERISA excise taxes and penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Section 9(B)(1) of the certificate of incorporation of FAI further provides that the corporation may, by action of its board of directors, provide indemnification to employees and agents of the corporation with the same scope and effect as the above indemnification of directors and officers. Section 9(B)(3) of the certificate of incorporation of FAI provides that the indemnification provisions referred to above shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the certificate of incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise.

  Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

  Article V of the by-laws of each of the Company, BAT, NES Acquisition, NES East and NES Michigan provides that such corporation may purchase and maintain insurance on its own behalf and on behalf of any person who is or was a director, officer, employee, fiduciary, or agent of such corporation or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, whether or not the corporation would have the power to indemnify such person against such liability under Article V of its by-laws. Section 9(B)(4) of the certificate of incorporation of FAI authorizes the corporation to maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss.

  All of the directors and officers of each of the Company and BAT, FAI, NES Acquisition, NES East and NES Michigan are covered by insurance policies maintained and held in effect by such corporation against certain liabilities for actions taken in such capacities, including liabilities under the Securities Act of 1933.

  Albany. Albany is incorporated under the laws of the State of New York. Pursuant to the statutes of the State of New York, a director or officer of a corporation is entitled, under specified circumstances, to indemnification by the corporation against reasonable expenses, including attorneys' fees, incurred by him in connection with the defense of a civil or criminal proceeding to which he has been made, or threatened to be made, a party by reason of the fact that he was such director or officer. In certain circumstances, indemnity is provided against judgments, fines and amounts paid in settlement. In general, indemnification is available where the director or officer acted in good faith, for a purpose such director or officer reasonably believed to be in the best interests of the corporation. Specific court approval is required in some cases. The foregoing statement is qualified in its entirety by reference to Sections 715, 717 and 721 through 725 of the New York Business Corporation Law ("NYBCL").

  Section 10 of the certificate of incorporation of Albany provides that, to the maximum extent now or thereafter permitted by the laws of the State of New York, including but not limited to Article 7 of the NYBCL or its successor statutes, and without further action by the stockholders or directors of Albany, or any court, Albany will indemnify its officers, directors and stockholders who are made or threatened to be made a party to any action or proceeding whatsoever whether administrative, civil or criminal, in any court, agency or forum whatsoever, brought by or on behalf of any party whomsoever by reason of the fact that such person was an officer, director or stockholder of Albany, or of a corporation in which the stockholders of Albany were also stockholders and which is thereafter merged into Albany, against judgments, fines, amounts paid in settlements and reasonable expenses, including attorneys' fees actually and necessarily incurred as a result of such actual or threatened action or proceeding, or any appeal therein and so far as permitted by law, stockholders, officers and directors of Albany shall not be personally liable to Albany or its stockholders for monetary damages for breach of fiduciary duty, except for liability fixed by judgment or other final adjudication which establishes that such acts were acts committed in bad faith or were the result of actual and deliberate dishonesty and were material to the cause of action so adjudicated, or for any transaction from which the stockholder, officer or director derived a financial profit or other advantage to which he was not legally entitled. In addition, the certificate of incorporation of Albany provides that if the laws of the State of New York are later amended to permit corporate action further eliminating or limiting the personal liability of stockholders, officers and directors, then the liability of a stockholder, officer or director of Albany shall be eliminated or limited to the fullest extent permitted by the New York State Law, as so amended.

  All of the directors and officers of Albany are covered by insurance policies against certain liabilities for actions taken in such capacities, including liabilities maintained and held in effect by Albany under the Securities Act of 1933.

  CMSRACI. CMSRACI is incorporated under the laws of the State of Tennessee. The Tennessee Business Corporation Act sets forth in Sections 48-18-502 through 48-18-508 the circumstances governing the indemnification of directors, officers, employees and agents of a corporation against liability incurred in the course of their official capacities. Section 48-18-502 provides that a corporation may indemnify any director against liability incurred in connection with a proceeding if the director acted in good faith and the director reasonably believed, in the case of conduct in his or her official capacity with the corporation, that such conduct was in the corporation's best interest, or, in all other cases, that his or her conduct was at least not opposed to the best interests of the corporation and, in connection with any criminal proceeding, the director had no reasonable cause to believe that his or her conduct was unlawful. In actions brought by or in the right of the corporation, however, Section 48-18-502 provides that no indemnification may be made if the director or officer is adjudged to be liable to the corporation. Similarly, Section 48-15-502 prohibits indemnification in connection with any proceeding charging improper personal benefit to a director, whether or not involving action in the director's official capacity, if such director is adjudged liable on the basis that a personal benefit was improperly received. In cases where the director is wholly successful, on the merits or otherwise, in the defense of any proceeding instigated because of his or her status as a director of a corporation, Section 48-18-503 mandates that the corporation indemnify the director against reasonable expenses incurred in the proceeding. Notwithstanding the foregoing, Section 48-18-505 provides that a court of competent jurisdiction, upon application, may order that a director or officer be indemnified for reasonable expenses incurred if, in consideration of all relevant circumstances, the court determines that such individual is fairly and reasonably entitled to indemnification, whether or not the standard of conduct set forth above was met. Officers, employees, and agents who are not directors are entitled, through the provisions of Section 48-18-507 to the same degree of indemnification afforded to directors under Sections 48-18-503 and 48-18-505.

  Section 48-18-508 provides that a corporation may purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee, or agent of the corporation, or who, while a director, officer, employee, or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, against liability asserted against or incurred by the individual in that capacity or arising from the individual's status as a director, officer, employee, or agent, whether or not the corporation would have the power to indemnify the individual.

  All directors and officers of CMSRACI are covered by insurance policies against certain liabilities for actions taken in such capacities, including liabilities maintained and held in effect by CMSRACI under the Securities Act of 1933.

  Falconite and FEI. Falconite and FEI are incorporated under the laws of the State of Illinois. Under Section 8.75 of the Illinois Business Corporation Act of 1983, a corporation is empowered, subject to the procedures and limitations stated therein, to indemnify any person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or who is or was serving or had served at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In actions brought by or in the right of the corporation, however, Section 8.75 provides that no indemnification may be made without judicial approval if the director or officer is adjudged to be liable to the corporation. In addition, Section
8.75 provides that to the extent that a director, officer, employee or agent of a corporation has been successful, on the merits or otherwise, in the defense of any action, suit or proceeding or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorney's fees) actually and reasonably incurred by such person in connection therewith. Section 8.75 further provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise, and that such indemnification shall continue as to a director, officer, employee or agent of the corporation who has ceased to serve in such capacity, and shall inure to the benefit of the heirs, executors and administrators of such a person.

  Article XI of the articles of incorporation and Article IX of the by-laws of Falconite provide that the corporation shall indemnify any person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is a director, officer, employee or agent of the corporation, or who is serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgements, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgement, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation or, with respect to any criminal action or proceeding, that the person had reasonable cause to believe that his or her conduct was unlawful. In actions brought by or in the right of the corporation, however, the articles of incorporation and by-laws provide that no indemnification may be made if the director, officer, employee or agent is adjudged to be liable for negligence or misconduct in the performance of his or her duty to the corporation, unless, and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper. In addition, Article XI of the articles of incorporation and Article IX of the by-laws of Falconite provide that to the extent that a director, officer, employee or agent of the corporation has been successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to above, the corporation must indemnify him against the expenses (including attorney's fees) actually and reasonably incurred. Article XI of the articles of incorporation and Article IX of the by-laws of Falconite further provide that, to the fullest extent permitted by the law, the indemnification provisions referred to above shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any other by-law, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent, and shall inure to the benefit of the heirs, executors and administrators of such a person.

  Section 8.75 also provides that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or who is serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify such person against such liability.

  Article XI of the articles of incorporation and Article IX of the by-laws of Falconite further authorize the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of Article XI of the articles of incorporation and Article IX of the by-laws.

  All directors and officers of Falconite and FEI are covered by insurance policies against certain liabilities for actions taken in such capacities, including liabilities maintained and held in effect by Falconite and FEI under the Securities Act of 1933.

  FRCI. FRCI is incorporated under the laws of the State of Kentucky. Under
Section 271B.8-510 of the Kentucky Business Corporation Act of 1988, as amended, a corporation may indemnify a director against liability incurred in a proceeding if the director conducted himself in good faith, and the director believed, in the case of conduct in his official capacity as a director of the corporation, his conduct was in the corporation's best interest or, in all other cases, his conduct was at least not opposed to the corporation's best interests, and in the case of any criminal proceeding, the director had no reasonable cause to believe his conduct was unlawful. The termination of a proceeding by judgement, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent shall not be, of itself, determinative that the director did not meet the standard of conduct described above.

  A corporation may not indemnify a director under the above-referenced section in connection with a proceeding by or in the right of the corporation in which the director is adjudged liable to the corporation or any other proceeding charging improper personal benefit to the director, whether or not involving action in his official capacity, in which the director is adjudged liable on the basis that personal benefit was improperly received by him. Indemnification permitted under Section 271B.8-510 in connection with a proceeding by or in the right of the corporation shall be limited to reasonable expenses incurred in connection with the proceeding. Section 271B.8-560 provides that a Kentucky corporation may indemnify its officers, employees and agents to the same extent as directors.

  Unless limited by a corporation's articles of incorporation, Section 271B.8-520 further provides mandatory indemnification against reasonable expenses incurred in connection with a proceeding for each director and officer who is wholly successful, on the merits or otherwise, in the defense of any proceeding to which such director or officer was made a party because of their official capacity with the corporation. Additionally, Section 271B.8-570 provides that a corporation may purchase and maintain insurance on behalf of directors, officers, employees or agents of the corporation against liability asserted against or incurred by such party in their respective capacity with the corporation.

  All directors and officers of FRCI are covered by insurance policies against certain liabilities for actions taken in such capacities, including liabilities maintained and held in effect by FRCI under the Securities Act of 1933.

  M&FECI and M&MPI. M&FECI and M&MPI are incorporated under the laws of the State of Alabama. Section 10-2B-8.51 of the 1994 Alabama Business Corporation Act provides that a corporation may indemnify an individual made a party to a proceeding because he is or was a director of the company against liability incurred in the proceeding if the individual conducted himself in good faith and, in the case of conduct in his official capacity with the company, reasonably believed that his conduct was in the best interests of the company or, in all other cases that the conduct was at least not opposed to the best interests of the company, and, in the case of any criminal proceeding, he has no reasonable cause to believe his conduct was unlawful. A corporation may not, however, indemnify a director under Section 10-2B-8.51 in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or in connection with any other proceeding charging improper personal benefit of the director in which the director was adjudged liable on the basis that personal benefit was improperly received by him.

  Sections 10-2B-8.52 and 10-2B-8.56 provide that a corporation shall indemnify a director or officer who was successful in the defense of any proceeding, or of any claim, issue or matter in such proceeding, where he was a party because he is or was a director or officer of the corporation, against reasonable expenses incurred in connection therewith, notwithstanding that he was not successful on any other claim, issue or matter in any such proceeding.

  Sections 10-2B-8.53 and 10-2B-8.56(b) provide that a corporation may pay for or reimburse the reasonable expenses incurred by a director, officer, employee or agent of the corporation who is a party to a proceeding in advance of final disposition of the proceeding if such individual furnishes the corporation a written affirmation of good faith belief that he met the standard of conduct required for permissive indemnification set forth in
Section 10-2B-8.51; and such individual furnishes the corporation a written undertaking to repay the advance if it is ultimately determined that such person did not meet such standard of conduct or is not otherwise entitled to indemnification under Section 8.51 unless indemnification is approved by the court under Section 8.54; and, a determination is made that the facts then known to those making the determination would not preclude indemnification.

  Article X of the by-laws of M&FECI provides that each director, officer, employee or agent of the corporation who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, administrative, criminal or investigative (other than an act by or in the right of the corporation) by reason of the fact he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit or investigation proceeding if he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interest of the corporation or other organization above, and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or willful misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application there, despite the adjudication or liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnify for such expenses which such court shall deem proper. The termination of any action, suit or proceeding by judgement, order or settlement shall not, of itself, create a presumption that the person did not act in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation.

  Section 10-2B-8.57 further provides that a corporation may purchase and maintain insurance, or furnish similar protection (including but not limited to trust funds, self-insurance reserves, or the like), on behalf of an individual who is or was a director, officer, employee, or agent of the corporation, or who, while a director, officer, employee, or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture trust, employee benefit plan, or other enterprise, against liability asserted against or incurred by him or her in that capacity or arising from his or her status as a director, officer, employee, or agent, whether or not the corporation would have power to indemnify him or her against the same liability.

  Article X of the by-laws of M&FECI further provides that the corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation has the power to indemnify him against such liability under the law of the State of Alabama.

  All directors and officers of M&FECI and M&MPI are covered by insurance policies against certain liabilities for actions taken in such capacities, including liabilities maintained and held in effect by M&FECI and M&MPI under the Securities Act of 1933.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (A) EXHIBITS.

 3.1(i)   Certificate of Incorporation of the Company.*
 3.1(ii)  Certificate of Amendment dated January 3, 1997 to Certificate of Incorporation of the Company.*
 3.1(iii) Certificate of Amendment dated October 28, 1997 to Certificate of Incorporation of the Company.*
 3.2      By-laws of the Company*
 3.3      Certificate of Incorporation of NES Michigan Acquisition Corp.*
 3.4      By-laws of NES Michigan Acquisition Corp.*
 3.5      Certificate of Incorporation of NES Acquisition Corp.*
 3.6      By-laws of NES Acquisition Corp.*
 3.7      Certificate of Incorporation of BAT Acquisition Corp.*
 3.8      By-laws of BAT Acquisition Corp.*
 3.9      Certificate of Incorporation of NES East Acquisition Corp.*
 3.10     By-laws of NES East Acquisition Corp.*
 3.11     Certificate of Incorporation of Albany Ladder Company, Inc.*
 3.12     By-laws of Albany Ladder Company, Inc.*
 3.13(i)  Articles of Incorporation of Falconite, Inc.
 3.13(ii) Articles of Amendment to the Articles of Incorporation of
          Falconite, Inc.
 3.14     Amended and Restated By-laws of Falconite, Inc.
 3.15     Charter of Carl's Mid South Rent-All Center Incorporated.
 3.16     By-laws of Carl's Mid South Rent-All Center Incorporated.
 3.17     Certificate of Incorporation of Falconite Aviation, Inc.
 3.18     By-laws of Falconite Aviation, Inc.
 3.19(i)  Articles of Incorporation of Falconite Equipment, Inc. (f/k/a
          Falconite, Inc.).
 3.19(ii) Articles of Amendment to the Articles of Incorporation of
          Falconite Equipment, Inc. (f/k/a Falconite, Inc.).
 3.20     By-laws of Falconite Equipment, Inc. (f/k/a Falconite, Inc.).
 3.21     Articles of Incorporation of Falconite Rebuild Center, Inc.
 3.22     By-laws of Falconite Rebuild Center, Inc.
 3.23     Articles of Incorporation of McCurry & Falconite Equipment Co.,
          Inc.
 3.24     By-laws of McCurry & Falconite Equipment Co., Inc.
 3.25     Articles of Incorporation of M&M Properties, Inc.

 3.26     By-laws of M&M Properties, Inc.
 4.1(i) Indenture dated November 25, 1997 by and among the Company, the Subsidiary Guarantors and Harris Savings and Trust Company, as trustee.*
 4.1(ii)  Supplemental Indenture dated April 1, 1998 by and among NES
          East Acquisition Corp., NES Michigan Acquisition Corp., Albany
          Ladder Company, Inc. and Harris Savings and Trust Company, as trustee.*
 4.1(iii) Supplemental Indenture dated July 23, 1998 by and among
          Falconite, Inc., Carl's Mid South Rent-All Center Incorporated,
          Falconite Aviation, Inc., Falconite, Equipment, Inc., Falconite
          Rebuild Center, Inc., McCurry & Falconite Equipment Co., Inc.,
          M&M Properties, Inc. and Harris Savings and Trust Company, as trustee.
 4.2      Forms of Series A and Series B 10% Senior Subordinated Notes
          (contained in Exhibit 4.1(i) as Exhibit A thereto).*
 4.3      Form of Subsidiary Guarantee (contained in Exhibit 4.1(i) as
          Exhibit D thereto).*
 4.4 Registration Rights Agreement dated as of November 25, 1997 among the Company, Aerial Platforms, Inc., NES Acquisition
          Corp., BAT Acquisition Corp., MST Enterprises, Inc. and the
          Initial Purchasers.*
 4.5      Purchase Agreement dated as of November 20, 1997 among the
          Company, Aerial Platforms, Inc., NES Acquisition Corp., BAT
          Acquisition Corp., MST Enterprises, Inc. and the Initial
          Purchasers.*
 4.6 Credit Agreement dated as of July 17, 1998 by and among the Company, as Borrower, NES Acquisition Corp., BAT Acquisition
          Corp., NES East Acquisition Corp., NES Michigan Acquisition
          Corp., Albany Ladder Company, Inc., Falconite, Inc., Falconite
          Equipment, Inc., M&M Properties, Inc., Carl's Mid South Rent-
          All Center Incorporated, Falconite Rebuild Center, Inc.,
          Falconite Aviation, Inc. and McCurry & Falconite Equipment Co.,
          Inc., as Guarantors, certain financial institutions, as Lenders, and First Union National Bank, as Lender and Agent.
 4.7 Pledge Agreement dated as of July 17, 1998 by and among the Company, NES Acquisition Corp., BAT Acquisition Corp., NES East
          Acquisition Corp., NES Michigan Acquisition Corp., Albany
          Ladder Company, Inc., Falconite, Inc., Falconite Equipment,
          Inc., M&M Properties, Inc., Carl's Mid South Rent-All Center
          Incorporated, Falconite Rebuild Center, Inc., Falconite
          Aviation, Inc., McCurry & Falconite Equipment Co., Inc. and
          First Union National Bank, as Agent.
 4.8      Security Agreement dated as of July 17, 1998 among the Company,
          NES Acquisition Corp., BAT Acquisition Corp., NES East
          Acquisition Corp., NES Michigan Acquisition Corp., Albany
          Ladder Company, Inc., Falconite, Inc., Falconite Equipment,
          Inc., M&M Properties, Inc., Carl's Mid South Rent-All Center
          Incorporated, Falconite Rebuild Center, Inc., Falconite
          Aviation, Inc., McCurry & Falconite Equipment Co., Inc. and
          First Union National Bank, as Agent.
 5.1      Opinion and consent of Kirkland & Ellis.*
 10.1(i) Professional Services Agreement dated as of June 4, 1996 by and between the Company and Golder, Thoma, Cressey, Rauner Fund IV,
          L.P.*
 10.1(ii) Amendment No. 1 to Professional Services Agreement dated as of
          December 31, 1996 between the Company and Golder, Thoma,
          Cressey, Rauner Fund IV, L.P.*
 10.2 Purchase Agreement dated as of June 4, 1996 between the Company and Golder, Thoma, Cressey, Rauner Fund IV, L.P.*
 10.3(i) Stockholders Agreement dated as of June 4, 1996 by and between the Company, Golder, Thoma, Cressey, Rauner Fund IV, L.P. and certain Executives named therein.*
 10.3(ii) Amendment No. 1 to Stockholders Agreement dated December 31,
          1996 by and among the Company, Golder, Thoma, Cressey, Rauner
          Fund IV, L.P. and certain Executives named therein.*
 10.4(i) Registration Agreement dated as of June 4, 1996 between dated as of June 4, 1996 between the Company and Golder, Thoma,
          Cressey, Rauner Fund IV, L.P. and certain Executives named therein.*

 10.4(ii)  Amendment No. 1 to Registration Agreement dated as of December
           31, 1996 by and among the Company, Golder, Thoma, Cressey,
           Rauner Fund IV, L.P. and certain Executives named therein.*
 10.4(iii) Amendment No. 2 to Registration Agreement dated as of July 24,
           1998 by and among the Company, Golder, Thoma, Cressey, Rauner
           Fund IV, L.P. and R & R Rentals, Inc.
 10.5(i) Senior Management Agreement dated as of June 4, 1996 between the Company and Kevin Rodgers.*, **
 10.5(ii)  Amendment No. 1 to Senior Management Agreement dated December
           31, 1996 between the Company and Kevin Rodgers.*, **
 10.6(i) Senior Management Agreement dated as of June 4, 1996 between the Company and Paul Ingersoll.*, **
 10.6(ii)  Amendment No. 1 to Senior Management Agreement dated December
           31, 1996 between the Company and Paul Ingersoll.*, **
 10.7 Senior Management Agreement dated as of December 31, 1996 between the Company and Dennis O'Connor.*, **
 10.8 Executive Stock Pledge Agreement dated as of June 4, 1996 between the Company and Kevin Rodgers.*
 10.9 Executive Stock Pledge Agreement dated as of June 4, 1996 between the Company and Paul Ingersoll.*
 10.10 Executive Stock Pledge Agreement dated as of December 31, 1996 between the Company and Dennis O'Connor.*
 10.11 Promissory Note dated as of January 6, 1997 by Kevin Rodgers in favor of the Company in the principal amount of $63,232.*
 10.12 Promissory Note dated as of January 6, 1997 by Paul Ingersoll in favor of the Company in the principal amount of $9,880.*
 10.13 Promissory Note dated as of January 6, 1997 by Dennis O'Connor in favor of the Company in the principal amount of $19,760.*
 10.14 Securities Transfer Agreement dated as of December 31, 1996 by and among the Company, Golder, Thoma, Cressey, Rauner Fund IV,
           L.P., Golder, Thoma, Cressey, Rauner Fund V, L.P., Kevin
           Rodgers, Paul Ingersoll and Dennis O'Connor.*
 10.15 Asset Purchase Agreement dated as of January 6, 1997 by and among NES Acquisition Corp., Industrial Crane Maintenance
           Systems, Inc., Brazos Rental & Tool, Inc., Safe Work Load
           Products, Inc. and certain stockholders of the Sellers referred to therein.*
 10.16 Stock Purchase Agreement dated as of February 18, 1997 by and among Aerial Platforms, Inc., Carter B. Wilson and the
           Company.*
 10.17     Asset Purchase Agreement dated as March 17, 1997 by among NES
           Acquisition Corp., Lone Star Rentals, Inc. and James Horsley.*
 10.18 Asset Purchase Agreement dated as of April 1, 1997 by and among, BAT Acquisition Corp., BAT Rentals, Inc. and Paul B.
           Bronken.*
 10.19     Asset Purchase Agreement dated as of July 1, 1997 by and among
           NES Acquisition Corp., Sprint Industrial Services, Inc.,
           Joseph B. Swinbank and Donald Poarch.*
 10.20 Stock Purchase Agreement dated as of July 18, 1997 by and among MST Enterprises, Inc., the stockholders of MST
           Enterprises, Inc. and National Equipment Services, Inc.*
 10.21 Asset Purchase Agreement dated as of January 16, 1998 by and among McNabb Enterprises, Inc., the stockholders of McNabb
           Enterprises, Inc. and BAT Acquisition Corp.*
 10.22 Asset Purchase Agreement dated as of January 23, 1998 by and among NES Michigan Acquisition Corp., Grand Hi-Reach, Inc. and
           Allen Baker.*
 10.23 Stock Purchase Agreement dated as of January 12, 1998 by and among Genpower Pump & Equipment Co., Inc., the stockholders of
           Genpower Pump & Equipment Co., Inc. and the Company.*

 10.24     Asset Purchase Agreement dated as of February 4, 1998 by and among NES Michigan Acquisition Corp., Work Safe Supply Co.,
           Inc., Dan J. Babcock and Kathy Babcock.*
 10.25     Asset Purchase Agreement dated as of March 2, 1998 by and
           among The Modern Group, Inc., the Stockholders of The Modern
           Group, Inc., Southeast Texas Intermediary, Inc. and NES
           Acquisition Corp.*
 10.26     Asset Purchase Agreement dated as of February 9, 1998 by and between Cormier Equipment Corporation and NES Acquisition
           Corp.*
 10.27     Assignment and Assumption Agreement dated as of March 4, 1998 among NES Acquisition Corp. and NES East Acquisition Corp.*
 10.28     Lease dated January 6, 1997 by and between ES&L Service and
           NES Acquisition Corp.*
 10.29     Lease Agreement dated as of May 30, 1990 by and between Weeks
           Super Partnership, LTD and Aerial Platforms, Inc.*
 10.30     Lease Agreement dated as of March 17, 1997 by and between
           James Horsley and NES Acquisition Corp. relating to 3440 Red
           Bluff Road, Pasadena, Texas.*
 10.31     Lease dated as of April 1, 1997 by and between BAT Rentals,
           Inc. and BAT Acquisition Corp.*
 10.32     Lease Agreement dated as of July 18, 1997 by and between March
           S. Trubitz, Suellen Trubitz and MST Enterprises, Inc.*
 10.33     Stock Purchase Agreement dated as of March 9, 1998 by and
           among the Company, Albany Ladder Company, Inc. and the
           stockholders of Albany Ladder Company, Inc.*
 10.34     Stock Purchase Agreement dated as of April 1, 1998 by and
           among the Company, Falconite, Inc. and the stockholders of
           Falconite, Inc.*
 10.35     National Equipment Services, Inc. 1998 Long Term Equity
           Incentive Plan.**                                                (1)
 10.36     Asset Purchase Agreement dated as of July 24, 1998 by and
           among NES Acquisition Corp., R&R Rentals, Inc. and the
           stockholders of R&R Rentals, Inc.
 11.1      Statement re Computation of Per Share Earnings. Not required because the relevant computations can be clearly determined from the material contained in the financial statements
           included herein.
 12.1      Statement Regarding Computation of Ratios of Earnings to Fixed
           Charges.
 21.1      Subsidiaries of the Company.
 23.1      Consent of Price Waterhouse LLP.
 23.2      Consent of Albin, Randall & Bennett.
 23.3      Consent of Coopers & Lybrand L.L.P.
 23.4      Consent of KPMG Peat Marwick L.L.P.
 23.5      Consent of Lawrence, Blackburn Meek Maxey & Co. P.C.
 23.6      Consent of Kirkland & Ellis (included in Exhibit 5.1).*
 24.1(i)   Powers of Attorney of Directors and Officers of the Company,
           NES Acquisition Corp. and BAT Acquisition Corp.*
 24.1(ii)  Powers of Attorney of Directors and Officers of NES Michigan
           Acquisition Corp., NES East Acquisition Corp. and Albany
           Ladder Company, Inc.*
 24.1(iii) Power of Attorney of Director of the Company.*
 24.1(iv)  Powers of Attorney of Directors and Officers of Carl's Mid
           South Rent-All Center Incorporated, Falconite Aviation, Inc.,
           Falconite Equipment, Inc., Falconite, Inc., Falconite Rebuild
           Center, Inc., McCurry & Falconite Equipment Co., Inc. and M&M
           Properties, Inc.
 25.1      Statement of Eligibility of Trustee on Form T-1.*
 27.1      Financial Data Schedule.
 99.1      Form of Letter of Transmittal.*
 99.2      Form of Notice of Guaranteed Delivery.*
 99.3      Form of Tender Instructions.*

--------
*Filed previously.
**Management contract or compensatory plan or arrangement.
(1) Incorporated by reference to the Company's Registration Statement on Form S-1 (File No. 333-49223).

  (B) FINANCIAL STATEMENT SCHEDULES.

  Schedule I--National Equipment Services, Inc. (Parent Company Only)-- Condensed Financial Information of Registrant.

  Schedule II--National Equipment Services, Inc. and Subsidiaries--Valuation and Qualifying Accounts and Reserves.

ITEM 22. UNDERTAKINGS.

  (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

  (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  (c) The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therin, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof; and

  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, National Equipment Services, Inc. has duly caused this Amendment No. 3 to Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Evanston, State of Illinois, on July 29, 1998.

                                          NATIONAL EQUIPMENT SERVICES, INC.

                                                 /s/ PAUL R. INGERSOLL
                                          BY: _________________________________
                                                     Paul R. Ingersoll
                                               Vice President and Secretary

  Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to Registration Statement on Form S-4 has been signed on July 29, 1998 by the following persons in the capacities indicated:

                 SIGNATURE                                   CAPACITY
                 ---------                                   --------


                     *                      President, Chief Executive Officer and
___________________________________________   Director (Principal Executive Officer)
             Kevin P. Rodgers

                     *                      Chief Financial Officer (Principal
___________________________________________   Financial Officer and Principal
            Dennis J. O'Connor                Accounting Officer)

                     *                      Chairman of the Board
___________________________________________
               Carl D. Thoma

                     *                      Director
___________________________________________
           William C. Kessinger

                     *                      Director
___________________________________________
               John L. Grove
                     *                      Director
___________________________________________
             Ronald St. Clair

--------

* The undersigned, by signing his name hereto, does sign and execute this Amendment No. 3 to Registration Statement on Form S-4 on behalf of the above named officers and directors of National Equipment Services, Inc. pursuant to the Power of Attorney executed by such officers and directors and filed with the Securities and Exchange Commission.

         /s/ PAUL R. INGERSOLL
___________________________________________
             Paul R. Ingersoll
             Attorney-in-fact

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, NES Acquisition Corp. has duly caused this Amendment No. 3 to Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Evanston, State of Illinois, on July 29, 1998.

                                          NES ACQUISITION CORP.

                                                /s/  PAUL R. INGERSOLL
                                          BY: _________________________________
                                                     Paul R. Ingersoll
                                               Vice President, Treasurer and
                                                         Secretary

  Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to Registration Statement on Form S-4 has been signed on July 29, 1998 by the following persons in the capacities indicated:

                 SIGNATURE                                   CAPACITY
                 ---------                                   --------


                     *                      President, Chief Executive Officer and
___________________________________________   Director (Principal Executive Officer)
             Kevin P. Rodgers

                     *                      Chief Financial Officer (Principal
___________________________________________   Financial Officer and Principal
            Dennis J. O'Connor                Accounting Officer)

                     *                      Director
___________________________________________
               Carl D. Thoma

                     *                      Director
___________________________________________
           William C. Kessinger


--------

*The undersigned, by signing his name hereto, does sign and execute this Amendment No. 3 to Registration Statement on Form S-4 on behalf of the above named officers and directors of NES Acquisition Corp. pursuant to the Power of Attorney executed by such officers and directors and filed with the Securities and Exchange Commission.

   /s/ PAUL R. INGERSOLL
-------------------------------
       Paul R. Ingersoll
       Attorney-in-fact

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, NES Michigan Acquisition Corp. has duly caused this Amendment No. 3 to Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Evanston, State of Illinois, on July 29, 1998.

                                          NES MICHIGAN ACQUISITION CORP.

                                                 /s/ PAUL R. INGERSOLL
                                          BY: _________________________________
                                                     Paul R. Ingersoll
                                               Vice President, Treasurer and
                                                         Secretary

  Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to Registration Statement on Form S-4 has been signed on July 29, 1998 by the following persons in the capacities indicated:

                 SIGNATURE                                   CAPACITY
                 ---------                                   --------


                     *                      President, Chief Executive Officer and
___________________________________________   Director (Principal Executive Officer)
             Kevin P. Rodgers

                     *                      Chief Financial Officer (Principal
___________________________________________   Financial Officer and Principal
            Dennis J. O'Connor                Accounting Officer)

                     *                      Director
___________________________________________
               Carl D. Thoma

                     *                      Director
___________________________________________
           William C. Kessinger


--------

*The undersigned, by signing his name hereto, does sign and execute this Amendment No. 3 to Registration Statement on Form S-4 on behalf of the above named officers and directors of NES Michigan Acquisition Corp. pursuant to the Power of Attorney executed by such officers and directors and filed with the Securities and Exchange Commission.

   /s/ PAUL R. INGERSOLL
-------------------------------
       Paul R. Ingersoll
       Attorney-in-fact

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, NES East Acquisition Corp. has duly caused this Amendment No. 3 to Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Evanston, State of Illinois, on July 29, 1998.

                                          NES EAST ACQUISITION CORP.

                                                 /s/ PAUL R. INGERSOLL
                                          By:__________________________________
                                                     Paul R. Ingersoll
                                               Vice President, Treasurer and
                                                         Secretary

  Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to Registration Statement on Form S-4 has been signed on July 29, 1998 by the following persons in the capacities indicated:

                 SIGNATURE                                   CAPACITY
                 ---------                                   --------


                     *                      President, Chief Executive Officer and
___________________________________________   Director (Principal Executive Officer)
             Kevin P. Rodgers

                     *                      Chief Financial Officer (Principal
___________________________________________   Financial Officer and Principal
            Dennis J. O'Connor                Accounting Officer)

                     *                      Director
___________________________________________
               Carl D. Thoma

                     *                      Director
___________________________________________
           William C. Kessinger

--------

*The undersigned, by signing his name hereto, does sign and execute this Amendment No. 3 to Registration Statement on Form S-4 on behalf of the above named officers and directors of NES East Acquisition Corp. pursuant to the Power of Attorney executed by such officers and directors and filed with the Securities and Exchange Commission.

        /s/ PAUL R. INGERSOLL
------------------------------------------
            Paul R. Ingersoll
             Attorney-in-fact

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, BAT Acquisition Corp. has duly caused this Amendment No. 3 to Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Evanston, State of Illinois, on July 29, 1998.

                                          BAT ACQUISITION CORP.

                                                 /s/ PAUL R. INGERSOLL
                                          BY: _________________________________
                                                     Paul R. Ingersoll
                                               Vice President, Treasurer and
                                                         Secretary

  Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to Registration Statement on Form S-4 has been signed on July 29, 1998 by the following persons in the capacities indicated:

                 SIGNATURE                                   CAPACITY
                 ---------                                   --------


                     *                      President, Chief Executive Officer and
___________________________________________   Director (Principal Executive Officer)
             Kevin P. Rodgers

                     *                      Chief Financial Officer (Principal
___________________________________________   Financial Officer and Principal
            Dennis J. O'Connor                Accounting Officer)

                     *                      Director
___________________________________________
               Carl D. Thoma

                     *                      Director
___________________________________________
           William C. Kessinger


--------

*The undersigned, by signing his name hereto, does sign and execute this Amendment No. 3 to Registration Statement on Form S-4 on behalf of the above named officers and directors of BAT Acquisition Corp. pursuant to the Power of Attorney executed by such officers and directors and filed with the Securities and Exchange Commission.

   /s/ PAUL R. INGERSOLL
-------------------------------
       Paul R. Ingersoll
       Attorney-in-fact

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, Albany Ladder Company, Inc. has duly caused this Amendment No. 3 to Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Evanston, State of Illinois, on July 29, 1998.

                                          ALBANY LADDER COMPANY, INC.

                                                 /s/ PAUL R. INGERSOLL
                                          BY: _________________________________
                                                     Paul R. Ingersoll
                                               Vice President, Treasurer and
                                                         Secretary

  Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to Registration Statement on Form S-4 has been signed on July 29, 1998 by the following persons in the capacities indicated:

                 SIGNATURE                                   CAPACITY
                 ---------                                   --------


                     *                      President, Chief Executive Officer and
___________________________________________   Director (Principal Executive Officer)
             Kevin P. Rodgers

                     *                      Chief Financial Officer (Principal
___________________________________________   Financial Officer and Principal
            Dennis J. O'Connor                Accounting Officer)

                     *                      Director
___________________________________________
               Carl D. Thoma

                     *                      Director
___________________________________________
           William C. Kessinger


--------

*The undersigned, by signing his name hereto, does sign and execute this Amendment No. 3 to Registration Statement on Form S-4 on behalf of the above named officers and directors of Albany Ladder Company, Inc. pursuant to the Power of Attorney executed by such officers and directors and filed with the Securities and Exchange Commission.

   /s/ PAUL R. INGERSOLL
-------------------------------
       Paul R. Ingersoll
       Attorney-in-fact

                                SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, Falconite, Inc. has duly caused this Amendment No. 3 to Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Evanston, State of Illinois, on July 29, 1998.

                                          FALCONITE, INC.

                                              /s/ PAUL R. INGERSOLL

                                          BY: ____________________________

                                                  Paul R. Ingersoll

                                               Vice President, Treasurer and
                                                      Secretary

  Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to Registration Statement on Form S-4 has been signed on July 29, 1998 by the following persons in the capacities indicated:

                 SIGNATURE                                   CAPACITY
                 ---------                                   --------


                     *                      President, Chief Executive Officer and
___________________________________________   Director (Principal Executive Officer)
             Kevin P. Rodgers

                     *                      Chief Financial Officer (Principal
___________________________________________   Financial Officer and Principal
            Dennis J. O'Connor                Accounting Officer)

                     *                      Director
___________________________________________
               Carl D. Thoma

                     *                      Director
___________________________________________
           William C. Kessinger


--------

*The undersigned, by signing his name hereto, does sign and execute this Amendment No. 3 to Registration Statement on Form S-4 on behalf of the above named officers and directors of Falconite, Inc. pursuant to the Power of Attorney executed by such officers and directors and filed with the Securities and Exchange Commission.

/s/ PAUL R. INGERSOLL
-------------------------------

    Paul R. Ingersoll

     Attorney-in-fact

                                SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, Carl's Mid South Rent-All Center Incorporated has duly caused this Amendment No. 3 to Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Evanston, State of Illinois, on July 29, 1998.

                                          CARL'S MID SOUTH RENT-ALL CENTER
                                           INCORPORATED

                                              /s/ PAUL R. INGERSOLL

                                          BY: ____________________________

                                                  Paul R. Ingersoll

                                               Vice President, Treasurer and
                                                      Secretary

  Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to Registration Statement on Form S-4 has been signed on July 29, 1998 by the following persons in the capacities indicated:

                 SIGNATURE                                   CAPACITY
                 ---------                                   --------


                     *                      President, Chief Executive Officer and
___________________________________________   Director (Principal Executive Officer)
             Kevin P. Rodgers

                     *                      Chief Financial Officer (Principal
___________________________________________   Financial Officer and Principal
            Dennis J. O'Connor                Accounting Officer)

                     *                      Director
___________________________________________
               Carl D. Thoma

                     *                      Director
___________________________________________
           William C. Kessinger


--------

*The undersigned, by signing his name hereto, does sign and execute this Amendment No. 3 to Registration Statement on Form S-4 on behalf of the above named officers and directors of Carl's Mid South Rent-All Center Incorporated pursuant to the Power of Attorney executed by such officers and directors and filed with the Securities and Exchange Commission.

/s/ PAUL R. INGERSOLL
-------------------------------

    Paul R. Ingersoll

     Attorney-in-fact

                                SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, Falconite Aviation, Inc. has duly caused this Amendment No. 3 to Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Evanston, State of Illinois, on July 29, 1998.

                                          FALCONITE AVIATION, INC.

                                              /s/ PAUL R. INGERSOLL

                                          BY: ____________________________

                                                  Paul R. Ingersoll

                                               Vice President, Treasurer and
                                                      Secretary

  Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to Registration Statement on Form S-4 has been signed on July 29, 1998 by the following persons in the capacities indicated:

                 SIGNATURE                                   CAPACITY
                 ---------                                   --------


                     *                      President, Chief Executive Officer and
___________________________________________   Director (Principal Executive Officer)
             Kevin P. Rodgers

                     *                      Chief Financial Officer (Principal
___________________________________________   Financial Officer and Principal
            Dennis J. O'Connor                Accounting Officer)

                     *                      Director
___________________________________________
               Carl D. Thoma

                     *                      Director
___________________________________________
           William C. Kessinger


--------

*The undersigned, by signing his name hereto, does sign and execute this Amendment No. 3 to Registration Statement on Form S-4 on behalf of the above named officers and directors of Falconite Aviation, Inc. pursuant to the Power of Attorney executed by such officers and directors and filed with the Securities and Exchange Commission.

/s/ PAUL R. INGERSOLL
-------------------------------

    Paul R. Ingersoll

     Attorney-in-fact

                                SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, Falconite Equipment, Inc. has duly caused this Amendment No. 3 to Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Evanston, State of Illinois, on July 29, 1998.

                                          FALCONITE EQUIPMENT, INC.

                                              /s/ PAUL R. INGERSOLL

                                          BY: ____________________________

                                                  Paul R. Ingersoll

                                               Vice President, Treasurer and
                                                      Secretary

  Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to Registration Statement on Form S-4 has been signed on July 29, 1998 by the following persons in the capacities indicated:

                 SIGNATURE                                   CAPACITY
                 ---------                                   --------


                     *                      President, Chief Executive Officer and
___________________________________________   Director (Principal Executive Officer)
             Kevin P. Rodgers

                     *                      Chief Financial Officer (Principal
___________________________________________   Financial Officer and Principal
            Dennis J. O'Connor                Accounting Officer)

                     *                      Director
___________________________________________
               Carl D. Thoma

                     *                      Director
___________________________________________
           William C. Kessinger


--------

*The undersigned, by signing his name hereto, does sign and execute this Amendment No. 3 to Registration Statement on Form S-4 on behalf of the above named officers and directors of Falconite Equipment, Inc. pursuant to the Power of Attorney executed by such officers and directors and filed with the Securities and Exchange Commission.

/s/ PAUL R. INGERSOLL
-------------------------------

    Paul R. Ingersoll

     Attorney-in-fact

                                SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, Falconite Rebuild Center, Inc. has duly caused this Amendment No. 3 to Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Evanston, State of Illinois, on July 29, 1998.

                                          FALCONITE REBUILD CENTER, INC.

                                              /s/ PAUL R. INGERSOLL

                                          BY: ____________________________

                                                  Paul R. Ingersoll

                                               Vice President, Treasurer and
                                                      Secretary

  Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to Registration Statement on Form S-4 has been signed on July 29, 1998 by the following persons in the capacities indicated:

                 SIGNATURE                                   CAPACITY
                 ---------                                   --------


                     *                      President, Chief Executive Officer and
___________________________________________   Director (Principal Executive Officer)
             Kevin P. Rodgers

                     *                      Chief Financial Officer (Principal
___________________________________________   Financial Officer and Principal
            Dennis J. O'Connor                Accounting Officer)

                     *                      Director
___________________________________________
               Carl D. Thoma

                     *                      Director
___________________________________________
           William C. Kessinger


--------

*The undersigned, by signing his name hereto, does sign and execute this Amendment No. 3 to Registration Statement on Form S-4 on behalf of the above named officers and directors of Falconite Rebuild Center, Inc. pursuant to the Power of Attorney executed by such officers and directors and filed with the Securities and Exchange Commission.

/s/ PAUL R. INGERSOLL
-------------------------------

    Paul R. Ingersoll

     Attorney-in-fact

                                SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, McCurry & Falconite Equipment Co., Inc. has duly caused this Amendment No. 3 to Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Evanston, State of Illinois, on July 29, 1998.

                                          McCURRY & FALCONITE EQUIPMENT CO.,
                                           INC.

                                              /s/ PAUL R. INGERSOLL

                                          BY: ____________________________

                                                  Paul R. Ingersoll

                                               Vice President, Treasurer and
                                                      Secretary

  Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to Registration Statement on Form S-4 has been signed on July 29, 1998 by the following persons in the capacities indicated:

                 SIGNATURE                                   CAPACITY
                 ---------                                   --------


                     *                      President, Chief Executive Officer and
___________________________________________   Director (Principal Executive Officer)
             Kevin P. Rodgers

                     *                      Chief Financial Officer (Principal
___________________________________________   Financial Officer and Principal
            Dennis J. O'Connor                Accounting Officer)

                     *                      Director
___________________________________________
               Carl D. Thoma

                     *                      Director
___________________________________________
           William C. Kessinger


--------

*The undersigned, by signing his name hereto, does sign and execute this Amendment No. 3 to Registration Statement on Form S-4 on behalf of the above named officers and directors of McCurry & Falconite Equipment Co., Inc. pursuant to the Power of Attorney executed by such officers and directors and filed with the Securities and Exchange Commission.

/s/ PAUL R. INGERSOLL
-------------------------------

    Paul R. Ingersoll

     Attorney-in-fact

                                SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, M&M Properties, Inc. has duly caused this Amendment No. 3 to Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Evanston, State of Illinois, on July 29, 1998.

                                          M&M PROPERTIES, INC.

                                              /s/ PAUL R. INGERSOLL

                                          BY: ____________________________

                                                  Paul R. Ingersoll

                                               Vice President, Treasurer and
                                                      Secretary

  Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to Registration Statement on Form S-4 has been signed on July 29, 1998 by the following persons in the capacities indicated:

                 SIGNATURE                                   CAPACITY
                 ---------                                   --------


                     *                      President, Chief Executive Officer and
___________________________________________   Director (Principal Executive Officer)
             Kevin P. Rodgers

                     *                      Chief Financial Officer (Principal
___________________________________________   Financial Officer and Principal
            Dennis J. O'Connor                Accounting Officer)

                     *                      Director
___________________________________________
               Carl D. Thoma

                     *                      Director
___________________________________________
           William C. Kessinger


--------

*The undersigned, by signing his name hereto, does sign and execute this Amendment No. 3 to Registration Statement on Form S-4 on behalf of the above named officers and directors of M&M Properties, Inc. pursuant to the Power of Attorney executed by such officers and directors and filed with the Securities and Exchange Commission.

/s/ PAUL R. INGERSOLL
-------------------------------

    Paul R. Ingersoll

     Attorney-in-fact

                                                                      SCHEDULE I

                       NATIONAL EQUIPMENT SERVICES, INC.
                             (PARENT COMPANY ONLY)

                 CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                                 BALANCE SHEETS
                                 (IN THOUSANDS)

                                                      DECEMBER 31, DECEMBER 31,
                                                          1996         1997
                                                      ------------ ------------
ASSETS:
  Cash and cash equivalents..........................    $  12       $ 34,789
  Property and equipment, net........................       17             87
  Investment in subsidiaries.........................      --          86,504
  Loan origination costs, net........................      --           6,270
  Prepaid and other assets, net......................      187            222
                                                         -----       --------
    Total assets.....................................    $ 216       $127,872
                                                         =====       ========
LIABILITIES:
  Accounts payable...................................    $ --        $  1,140
  Accrued interest...................................      --           1,057
  Accrued expenses and other liabilities.............      110            420
  Debt...............................................      --          98,782
                                                         -----       --------
    Total liabilities................................      110        101,399
Commitments and contingencies (Note 5)
STOCKHOLDERS' EQUITY:
  Class A Common stock, $0.01 par, 50,000 shares
   authorized, 0 and 25,011 shares issued and
   outstanding, respectively.........................      --               1
  Class B Common stock, $0.01 par, 150,000 shares
   authorized, 30,108 and 89,900 shares issued and
   outstanding, respectively.........................        1              1
  Additional paid-in capital.........................      301         25,663
  Retained earnings (accumulated deficit)............     (195)           910
  Stock subscriptions receivable.....................       (1)          (102)
                                                         -----       --------
    Total stockholders' equity.......................      106         26,473
                                                         -----       --------
    Total liabilities and stockholders' equity.......    $ 216       $127,872
                                                         =====       ========


   The accompanying notes are an integral part of these financial statements.

                                                                      SCHEDULE I

                       NATIONAL EQUIPMENT SERVICES, INC.
                             (PARENT COMPANY ONLY)

                 CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                            STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                     FOR THE PERIOD
                                                     FROM INCEPTION
                                                     (JUNE 4, 1996) FOR THE YEAR
                                                        THROUGH        ENDED
                                                      DECEMBER 31,  DECEMBER 31,
                                                          1996          1997
                                                     -------------- ------------
Equity in net income of subsidiaries................     $ --          $2,060
Selling, general and administrative expenses........       333          1,352
Non-rental depreciation and amortization............         3             54
                                                         -----         ------
Operating income (loss).............................      (336)           654
Other income, net...................................       --           1,155
Interest income (expense), net......................         4           (704)
                                                         -----         ------
Income (loss) before income taxes...................      (332)         1,105
Income tax benefit..................................      (137)           --
                                                         -----         ------
Net income (loss)...................................     $(195)        $1,105
                                                         =====         ======


   The accompanying notes are an integral part of these financial statements.

                                                                      SCHEDULE I

               NATIONAL EQUIPMENT SERVICES, INC. AND SUBSIDIARIES
                             (PARENT COMPANY ONLY)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                    FOR THE PERIOD
                                                    FROM INCEPTION
                                                    (JUNE 4, 1996) FOR THE YEAR
                                                       THROUGH        ENDED
                                                     DECEMBER 31,  DECEMBER 31,
                                                         1996          1997
                                                    -------------- ------------
OPERATING ACTIVITIES:
  Net income (loss)................................     $(195)      $   1,105
  Adjustments to reconcile net income (loss) to net
   cash provided by operating activities:
    Depreciation and amortization..................         3             447
    Undistributed equity income in subsidiaries....       --           (2,060)
    Changes in operating assets and liabilities:
      Prepaid and other assets.....................      (187)            (72)
      Accounts payable.............................       --            1,140
      Accrued expenses and other liabilities.......       110           1,367
                                                        -----       ---------
        Net cash provided by (used in) operating
         activities................................      (269)          1,927
                                                        -----       ---------
INVESTING ACTIVITIES:
  Net cash paid for acquisitions...................       --          (68,994)
  Investment in subsidiaries.......................       --          (15,450)
  Purchases of property and equipment..............       (20)            (88)
                                                        -----       ---------
        Net cash used in investing activities......       (20)        (84,532)
                                                        -----       ---------
FINANCING ACTIVITIES:
  Proceeds from long-term debt.....................       --          222,307
  Payments on long-term debt.......................       --         (123,526)
  Net proceeds from sales of common stock..........       301          25,263
  Payments of loan origination costs...............       --           (6,662)
                                                        -----       ---------
        Net cash provided by financing activities..       301         117,382
                                                        -----       ---------
Net increase in cash and cash equivalents..........        12          34,777
Cash and cash equivalents at beginning of period...       --               12
                                                        -----       ---------
Cash and cash equivalents at end of period.........     $  12       $  34,789
                                                        =====       =========
SUPPLEMENTAL NON-CASH FLOW INFORMATION:
  Cash paid for interest...........................     $ --        $   2,707
                                                        =====       =========
  Cash paid for income taxes.......................     $ --        $   1,113
                                                        =====       =========
  Non-cash issuance of stock.......................     $   1       $     101
                                                        =====       =========


   The accompanying notes are an integral part of these financial statements.

                                                                      SCHEDULE I

                       NATIONAL EQUIPMENT SERVICES, INC.
                             (PARENT COMPANY ONLY)

                 CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)

                          COMMON STOCK                RETAINED                  TOTAL
                         --------------- ADDITIONAL   EARNINGS       STOCK      STOCK-
                         CLASS A CLASS B  PAID-IN   (ACCUMULATED SUBSCRIPTIONS HOLDERS'
                         SHARES  SHARES   CAPITAL     DEFICIT)    RECEIVABLE    EQUITY
                         ------- ------- ---------- ------------ ------------- --------
Shares issued at
 inception (June 4,
 1996)..................  $--     $  1    $   301      $ --          $  (1)    $   301
Net loss................   --      --         --        (195)          --         (195)
                          ----    ----    -------      -----         -----     -------
Balance at December 31,
 1996...................   --        1        301       (195)           (1)        106
Sale of shares..........     1     --      25,362        --           (101)     25,262
Net income..............   --      --         --       1,105           --        1,105
                          ----    ----    -------      -----         -----     -------
Balance at December 31,
 1997...................  $  1    $  1    $25,663      $ 910         $(102)    $26,473
                          ====    ====    =======      =====         =====     =======




   The accompanying notes are an integral part of these financial statements.

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 ORGANIZATION

  National Equipment Services, Inc. ("NES") was organized on June 4, 1996 under the laws of Delaware for the purpose of owning and operating equipment rental facilities by means of acquiring existing businesses. NES is primarily involved in the rental of equipment to construction and industrial users. NES operates from locations in Alabama, Georgia, Louisiana, Nevada, Texas and Virginia.

 FINANCIAL STATEMENT PRESENTATION

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 CASH AND CASH EQUIVALENTS

  Cash and cash equivalents are highly liquid investments with original maturities of three months or less.

 ADOPTION OF NEW ACCOUNTING PRONOUNCEMENT

  Since inception, NES adopted Statement of Financial Accounting Standards
(SFAS) No. 121, Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of, which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the assets' carrying amounts and related goodwill exceed the undiscounted cash flows estimated to be generated by those assets. SFAS No. 121 also requires impairment losses to be recorded when the carrying amount of long-lived assets that are expected to be disposed of exceeds their fair values, net of disposal costs. SFAS No. 121 did not have a material impact on NES's financial position or results of operations for the period from inception (June 4, 1996) through December 31, 1996 or year ended December 31, 1997.

 REPORTING COMPREHENSIVE INCOME

  In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general-purpose financial statements. The Statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS No. 130 requires that an enterprise (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. The Statement is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required. The Company intends to adopt SFAS No. 130 in 1998.

 LOAN ORIGINATION COSTS

  Loan origination costs are stated at cost and amortized to interest expense using the effective interest method over the life of the loan. Amortization expense related to loan origination costs aggregated $392,000 for the year ended December 31, 1997.

 FAIR VALUE OF FINANCIAL INSTRUMENTS

  The carrying amounts reported in the consolidated balance sheets for cash, trade accounts receivable, accounts payable and other liabilities approximate fair value due to the immediate to short-term maturity of these financial instruments. The fair value of the Senior Subordinated Notes is based on quoted market prices and approximates the carrying value at December 31, 1997. The carrying value of bank debt approximates fair value as the interest on the bank debt is reset every 30 to 90 days to reflect current market rates.

 INCOME TAXES

  Provisions are made to record deferred income taxes in recognition of items reported differently for financial reporting purposes than for federal and state income tax purposes. NES records deferred income taxes using the liability method in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. The Company and its subsidiaries will file a consolidated tax return for the year ended December 31, 1997.

 RELATED PARTY TRANSACTIONS

  As disclosed in these financial statements, NES has participated in certain transactions with related parties.

2. ACQUISITIONS

  In 1997, NES purchased the following rental equipment companies:

                                                                       PURCHASE
   ACQUISITION DATE             COMPANY                  LOCATION        PRICE
   ----------------- -----------------------------   ---------------- -----------
   January 6, 1997   Brazos Rental & Tool, Inc.,
                      Industrial Crane Maintenance
                      Systems, Inc., and Safe Load
                      Work Products, Inc.            Brazoria, TX     $ 5,000,000
   February 18, 1997 Aerial Platforms, Inc.          Atlanta, GA      $ 4,150,000
   March 17, 1997    Lone Star Rentals, Inc.         Houston, TX      $10,950,000
   April 1, 1997     BAT Rentals, Inc.               Las Vegas, NV    $15,900,000
   July 1, 1997      Sprintank                       Houston, TX      $25,300,000
   July 18, 1997     MST Enterprises, Inc.           Harrisonburg, VA $ 6,000,000

  The purchase prices above are subject to a customary purchase price adjustment mechanism and assumption of certain seller liabilities.

  The following pro forma financial information represents the unaudited pro forma results of operations as if the aforementioned acquisitions had been completed on January 1, 1996 and January 1, 1997, after giving effect to certain adjustments including increased depreciation and amortization of property and equipment and other assets and interest expense for acquisition debt. These pro forma results have been prepared for comparative purposes only and do not purport to be indicative of the results of operations which would have been achieved had these acquisitions been completed as of these dates, nor are the results indicative of NES's future results of operations.

                                                      FOR THE YEAR FOR THE YEAR
                                                         ENDED         ENDED
                                                      DECEMBER 31, DECEMBER  31,
                                                          1996          1997
                                                      (UNAUDITED)   (UNAUDITED)
                                                      ------------ -------------
                                                            (IN THOUSANDS)
      Revenues.......................................   $48,040       $56,858
      Operating income...............................     9,012        10,382
      Net income.....................................       158         1,143

3. DEBT

  Debt consists of the following (in thousands):

                                                                   DECEMBER 31,
                                                                       1997
                                                                   ------------
      Senior subordinated notes, interest at 10% payable semi-
       annually, due November 30, 2004............................   $98,782
      Revolving credit facility loans, interest at the federal
       funds rate plus 0.5% or prime rate both plus 1.0%, or the
       eurodollar rate plus 2.5%, due no later than July 1, 2002..        --
      Term loan, interest at the federal funds rate plus 0.5% or prime rate both plus 1.0%, or the eurodollar rate plus
       2.5%, principal payments due quarterly of $625 through June
       1, 1998, $875 through June 1, 1999 and $1,125 through June
       1, 2001....................................................        --
                                                                     -------
                                                                     $98,782
                                                                     =======

  On November 20, 1997, NES issued $100 million of Senior Subordinated Notes (the "Notes") at a discount netting proceeds of $98,767,000. NES accretes the original issue discount over the term of the Notes using the effective interest method. The Notes mature on November 30, 2004. Interest on the Notes accrues at a rate of 10% per year and is payable semi-annually in arrears on May 30 and November 30 commencing on May 30, 1998.

  The Notes are redeemable at the option of the Company at any time after November 30, 2001 at a redemption price of 105% of the principal amount from November 30, 2001 to November 29, 2002, at 102.5% from November 30, 2002 to November 29, 2003 and 100% after November 30, 2003, plus accrued and unpaid interest. The Company may at any time prior to November 30, 2000 on any one or more occasions redeem up to 33% of the aggregate principal amount of the Notes at a redemption price of 110% of the principal amount plus accrued and unpaid interest with the net cash proceeds of a public offering of common stock of NES within 45 days of the closing of such public offering. In addition, at any time prior to November 30, 2001, the Notes may be redeemed as a whole, at the option of NES, upon the occurrence of or in connection with a change of control. Upon certain changes in control, the noteholders will have the right to require redemption at a cash price of 101% of the principal amount plus accrued and unpaid interest.

  All of the Company's wholly-owned subsidiaries make full, unconditional, joint and several guarantees of the notes. The separate financial statements of each of these wholly-owned subsidiaries are not presented as management believes they are not individually meaningful for presentations.

  On July 1, 1997, NES entered into a credit facility agreement with First Union Commercial Corporation (the "Credit Agreement"). The Credit Agreement provides for a secured revolving line of credit of $100 million and a term loan of $15 million. Interest accrues at rates of the greater of the annual Federal Funds Rate plus 0.5% or the prime rate both plus 0.5% to 1.25% based on NES's leverage ratio or at a rate of LIBOR/(1- eurodollar reserve percentage) plus 2.0% to 2.75% based on NES's leverage ratio. Principal payments for credit facility loans (to be applied first to the term loan and if necessary to revolving loans) are due annually at the lesser of 25% of excess cash flow or $1 million. Principal payments for the term loan are due quarterly at $625,000 for the first four quarters, $875,000 for the next four quarters and $1,125,000 for the next eight quarters. Substantially all assets and stock of NES are pledged as collateral for the credit facility. NES pays commitment fees of 0.5% to 0.375% on the unused portion of the outstanding line of credit balance based on NES's leverage ratio. The term loan was repaid as of December 31, 1997.

  The Indenture for the Notes and the Credit Agreement contain a number of covenants that, among other things, require NES to maintain certain financial ratios and set certain limitations on the granting of liens, assets sales, additional indebtedness, transactions with affiliates, restricted payments, investments and issuances of stock. NES is in compliance with all covenants.

  The average interest rate for the year ended December 31, 1997 was 9.8%. NES incurred interest expense of $76,000 on borrowings from related parties for the year ended December 31, 1997.

4. INCOME TAXES

  The income tax provision is comprised of current federal and state income tax benefit of $(137,100) for the period from inception (June 4, 1996) through December 31, 1996. Deferred tax benefit for this period was immaterial.

  The provision for income taxes differs from the amount of income tax determined by applying the U.S. statutory federal income tax rate of 34% to income before income taxes as a result of the following (in thousands):

                                                     FOR THE PERIOD
                                                     FROM INCEPTION
                                                     (JUNE 4, 1996) FOR THE YEAR
                                                        THROUGH        ENDED
                                                      DECEMBER 31,  DECEMBER 31,
                                                          1996          1997
                                                     -------------- ------------
      Federal income taxes..........................     $(113)         $654
      State income taxes, net of federal benefit....       (16)           94
      Other.........................................        (8)           70
                                                         -----          ----
                                                         $(137)         $818
                                                         =====          ====

  For the year ended December 31, 1997, the income tax provision was recorded at the subsidiary level.

5. COMMON STOCK

  On June 4, 1996, in connection with the formation of NES, NES authorized 25,000 shares of Class A Common stock (24,250 of which were reserved for issuance to NES's majority stockholder), par value $0.01, and 150,000 shares of Class B Common stock (75,000 of which were reserved for issuance to NES's majority stockholder), par value $0.01. On October 28, 1997, the authorized shares of Class A Common stock were increased to 50,000.

  Each calendar quarter, each share of Class A Common is entitled to a yield in the amount of 10% per year of the sum of such share's unreturned original cost plus the unpaid yield for all prior quarters. As of December 31, 1997, the unpaid yield on the Class A Common aggregated $1,608,000. Class A Common stockholders, as a class, are entitled to a number of votes equal to 10% of the number of votes allocable to all Common Stock. Upon any distribution, Class A Common stockholders are entitled to (i) the unpaid yield, (ii) any unreturned original cost of the shares and (iii) 10% of any remaining distribution. Class B Common stockholders are entitled to 90% of any remaining distribution after payment to the Class A Common stockholders of all payments under clauses (i) and (ii) set forth in the preceding sentence. Additionally, only in the event of a successful initial public offering can the Class A Common stockholders require a mandatory redemption of any or all of the shares attributable to the unpaid yield and original cost of the shares.

  NES may not declare additional distributions or dividends other than the amounts described above for Class A Common shares, issue any debt securities containing equity features, sell or dispose of more than 5% of the consolidated assets of the Company in any transaction or series of related transactions, acquire an interest in a business, acquire a business outside of the rental equipment industry, or enter into certain related party transactions, without the consent of a majority of the Class A Common and Class B Common stockholders.

  Class B Common stock sold to executives of NES vests over a 5 year period. Unpaid notes receivable of $1,000 and $102,000 as of December 31, 1996 and December 31, 1997, respectively, from executives of NES for shares of Class B Common stock are classified as stock subscriptions receivable.

6. COMMITMENTS AND CONTINGENCIES

  NES is party to legal proceedings and potential claims arising in the ordinary course of its business. In the opinion of management, the ultimate resolution of these matters will have no material adverse effect on NES's financial position, results of operations or cash flows.

7. EMPLOYEE BENEFIT PLANS

  The Company sponsors a profit sharing and 401(k) plan (the "Plan") in which employees over 21 years of age with greater than one-half year of service are eligible. Under the Plan, NES contributes a discretionary percentage (2.5% for the year ended December 31, 1997) of each eligible employee's base annual wages to a trust out of its net profits. In addition, eligible employees can defer up to 15% of their salary with a partially matching contribution by NES of 50% of the first 5% of the employee contribution. The employer contributions vest over a five year period. Contributions to the Plan were made by the Company's subsidiaries.

8. RELATED PARTY TRANSACTIONS

  Pursuant to a Professional Services Agreement dated January 6, 1997, NES pays management fees of $200,000 per year and investment fees of 1% of all debt and equity financings of NES to an affiliate of NES's majority stockholder, who owns 95.0% of the Class A Common stock and 83% of the Class B Common stock. Total fees paid during the year ended December 31, 1997 were $417,000 and fees owed at December 31, 1997 were $630,000.

  In connection with several of the acquisitions, NES entered into lease agreements for certain facilities with employees of NES who were prior owners of the acquired companies. Amounts due under these leases are included in the future minimum rental commitments under noncancelable operating leases schedule in Note 10 above.

  Stock subscriptions receivable of $1,000 and $102,000 as of December 31, 1996 and 1997, respectively, relate to notes due from officers of NES related to purchases of Class B Common Stock and are secured by the purchased Class B Common shares. Interest on the notes accrues at the federal funds rate and is payable in full at maturity on June 4, 2006 or upon termination of employment. Accrued interest on these notes was $0 and $8,000 for the period from inception (June 4, 1996) through December 31, 1996 and the year ended December 31, 1997, respectively.

9. SUBSEQUENT EVENTS

  Subsequent to year end, NES purchased the following rental equipment companies:

                                                                    PURCHASE
   ACQUISITION DATE           COMPANY                 LOCATION        PRICE
   ---------------- ---------------------------   ---------------- -----------
   January 12, 1998 Genpower Pump and             Deer Park, TX    $ 8,000,000
                     Equipment Co.
   January 16, 1998 Eagle Scaffolding and
                     Equipment Co.                Las Vegas, NV    $ 3,290,000
   January 23, 1998 Grand Hi-Reach, Inc.          Byron Center, MI $ 8,120,000
   February 4, 1998 Work Safe Supply Company,     Grandville, MI   $ 7,845,000
                     Inc.
   March 2, 1998    Dragon Rentals (division of   Beaumont, TX     $23,000,000
                     The Modern Group, Inc.)
   March 4, 1998    Cormier Equipment             Oakland, ME      $27,500,000
                     Corporation
   March 30, 1998   Albany Ladder                 Albany, NY       $43,454,000

  The purchase prices above are subject to a customary purchase price adjustment mechanism and assumption of certain seller liabilities. These acquisitions will be accounted for under the purchase method based on the purchase prices. Under the purchase method of accounting NES will allocate the costs of these acquisitions, as of the respective closing dates, to the assets acquired and liabilities assumed based on their respective fair values.

  The operating results of these acquisitions will be included in NES's consolidated results of operations from the date of acquisition. The following pro forma financial information represents the unaudited pro forma results of operations as if the aforementioned acquisitions had been completed on January 1, 1996 and January 1, 1997, after giving effect to certain adjustments including increased depreciation and amortization of property and equipment and intangible assets and interest expense for acquisition debt. These pro forma results have been prepared for comparative purposes only and do not purport to be indicative of the results of operations which would have been achieved had these acquisitions been completed as of these dates, nor are the results indicative of NES's future results of operations.

                                                       FOR THE YEAR FOR THE YEAR
                                                          ENDED        ENDED
                                                       DECEMBER 31, DECEMBER 31,
                                                           1996         1997
                                                       (UNAUDITED)  (UNAUDITED)
                                                       ------------ ------------
                                                            (IN THOUSANDS)
      Revenues........................................   $120,475     $146,000
      Operating income................................     19,234       26,821
      Net income......................................        751        5,439

  Additionally, subsequent to year end, NES entered into a definitive purchase agreement to acquire Falconite, Inc., a rental equipment company with operations in nine southern and midwestern states for $171.25 million and $3.75 million of 8% convertible subordinated promissory notes. This pending acquisition is planned to close in 1998 in connection with an initial public offering of the Company's stock.

               NATIONAL EQUIPMENT SERVICES, INC. AND SUBSIDIARIES
         SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS AND RESERVES
                       (AMOUNTS IN THOUSANDS OF DOLLARS)*

        COLUMN A            COLUMN B                  COLUMN C              COLUMN D     COLUMN E
                                                     ADDITIONS
                                         ----------------------------------                            -------
                                               (1)              (2)
                           BALANCE AT    CHARGED TO COST  CHARGED TO OTHER   WRITE-     BALANCE AT
      DESCRIPTION        JANUARY 1, 1997  AND EXPENSES   ACCOUNTS--DESCRIBE   OFFS   DECEMBER 31, 1997
------------------------ --------------- --------------- ------------------ -------- -----------------
Allowance for doubtful
 accounts...............       $ 0            $479              $ 0           $225         $254
Reserve for obsolete
 inventory..............       $ 0            $732              $ 0           $242         $490

--------
* There were no valuation and qualifying accounts and reserves as of December 31, 1996 or during the period then ended.